Exhibit D-5
R G AND E

ROCHESTER GAS AND ELECTRIC CORPORATION
89 EAST AVENUE, ROCHESTER, N.Y. 14649-0001
AREA CODE 716 546-2700

PAUL  C.  WILKENS
Senior  Vice  President
                                                                   June 22, 2001

                                                            10 C.F.R. Sec. 50.80

U.S. Nuclear Regulatory Commission
Attention: Document Control Desk
Washington, D.C. 20555-0001

Subject:        Application for Indirect Transfer of Facility Operating Licenses
                ----------------------------------------------------------------

                R.E. Ginna Nuclear Power Plant
                Nine Mile Point Unit No. 2
                Docket Nos. 50-244 and 50-410
                License  Nos.  DPR-18  and  NPF-69

Dear  Sirs:

Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended (AEA), and 10 C.F.R. Sec. 50.80, Rochester Gas and Electric Corporation (RG&E) requests the consent of the Nuclear Regulatory Commission (NRC) to the indirect transfer of RG&E's interests in the Facility Operating Licenses for R.E. Ginna Nuclear Power Plant (Ginna Station) and Nine Mile Point Nuclear Station Unit 2 (NMP-2). The indirect transfer would result from the planned acquisition of RG&E's parent company, RGS Energy Group, Inc. (RGS), by Energy East Corporation (Energy East).

In February 2001, RGS and Energy East entered into an agreement pursuant to which RGS would be merged with and into a wholly-owned subsidiary of Energy
East. Subsequent to consummation of the planned merger transaction, RG&E will continue to exist as a wholly-owned indirect subsidiary of Energy East. Energy East is also the parent company of New York State Electric & Gas Corporation (NYSEG). The transaction between RGS and Energy East is in furtherance of the electric restructuring process in the State of New York and is expected to produce substantial benefits for customers through increased coordination between RG&E and NYSEG, which operate transmission and distribution systems in largely contiguous service territories.

With respect to Ginna Station, RG&E requests NRC consent to the indirect transfer of control of RG&E's Facility Operating License No. DPR-18 resulting from the planned transaction. RG&E is the sole owner and licensed operator of Ginna Station.

June  22,  2001
U.S.  Nuclear  Regulatory  Commission
Page  2

With respect to NMP-2, RG&E requests that the NRC consent to the indirect transfer of control of RG&E's partial ownership interest in Facility Operating License No. NPF-69 for NMP-2 to Energy East. RG&E is a co-owner holding a 14 percent undivided ownership interest in NMP-2. RG&E is licensed to possess but not operate the Unit. Niagara Mohawk Power Corporation (NMPC) currently holds a 41% undivided ownership interest in NMP-2 and is its exclusive licensed operator. The other current NMP-2 co-owners, who are licensed to possess but not operate NMP-2, are NYSEG with an 18% interest, Long Island Lighting Company (LILCO, and its successor Long Island Power Authority, d/b/a LIPA) with an 18% interest, and Central Hudson Gas & Electric Company (CHG&E) with a 9% interest.

There is currently pending before the NRC a direct license transfer application that, if approved, would render unnecessary the request in this application for indirect transfer of RG&E's ownership interest in NMP-2.(1) This direct license transfer application, filed by Constellation Nuclear, LLC (on behalf of its indirect subsidiary Nine Mile Point Nuclear Station, LLC (NMP LLC)) and by NMPC, NYSEG, RG&E, and CHG&E, requests the transfer of the facility operating licenses for Nine Mile Point Units 1 and 2 to NMP LLC. The direct transfer is a result of the sale of NMP-1 and 82% of NMP-2 to NMP LLC, which would become the licensed operator for both units. As a result of the pending direct license transfer application, RG&E, NYSEG and the other selling owners are seeking to divest themselves of their respective ownership interests in NMP-2.

It is anticipated that the NRC will act on the pending direct transfer prior to acting on this application for indirect transfer of RG&E's interest in NMP-2. However, should the NRC be prepared to approve this request for indirect transfer before the closing of the pending sale to NMP LLC has taken place, RG&E requests NRC consent to the indirect transfer of control of RG&E's ownership interest in NMP-2 to Energy East.

No physical changes will be made to either the Ginna Station or the NMP-2 facilities as a result of the proposed indirect transfers. There will be no significant change in the day-to-day operations of either Unit. In the enclosed Application, RG&E has demonstrated:

     - that it will continue to comply with applicable NRC regulations for ownership and operation of Ginna Station and ownership of its interest in NMP-2;

     - that it will continue to meet applicable NRC requirements for technical and financial qualifications to own and operate Ginna Station and to hold its ownership interest in NMP-2;

     -    that  it will not be subject to foreign or alien control or ownership;

--------------------
1 Application for License Transfers and Conforming Administrative License Amendments, Nine Mile Point UNITS 1 and 2, Dockets Nos. 50-220 and 50-410, Facility Operating License Nos. DPR-63 and NPF-69, filed February 1, 2001.

June 22, 2001
U.S.  Nuclear  Regulatory  Commission
Page  3

     - that the indirect transfer of the Ginna Station and NMP-2 licenses, as proposed, will not present any undue risk to the health and safety of the public and will not be inimical to the common defense or security; and

     - that the transfer is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission.

The date for closing the planned transaction is dependent upon the receipt of all regulatory approvals, and will occur promptly upon receipt of those approvals. Therefore, RG&E requests that the NRC review this Application on a schedule that will permit NRC consent to the indirect license transfers early enough to support a closing date of September 30, 2001. Such consent should be immediately effective upon issuance, and should permit the indirect transfers to occur at any time through September 30, 2002. RG&E will keep the NRC informed of any significant changes in the status of other required regulatory approvals or other developments that have an impact on the schedule.

If the NRC requires information concerning this license transfer request, please contact George J. Wrobel, Manager, Nuclear Safety and Licensing, at 716-771-3535. Any petitions for intervention, requests for hearing, or written comments on the Application should be served on Daniel F. Stenger, Foley & Lardner, 888 16th Street, N.W., Washington, D.C. 20006 (tel. 202-835-8185; fax 202-835-8144; e-mail: dstenger@foleylaw.com.

Sincerely,

/s/ Paul  C.  Wilkens
Paul  C.  Wilkens
Senior  Vice  President
Rochester  Gas  and  Electric  Corporation

Enclosures:    Att.  A:  Application  for  Order Consenting  to Indirect License
               Transfers  Att.  B: Agreement and Plan of Merger By and Among RGS
               Energy  Group,  Inc.,  Energy  East  Corporation and Eagle Merger
               Corporation  Att.  C:  Annual  Report  of  RGS  and  RG&E, to the
               Securities and Exchange Commission on Form 10-K, for the fiscal year ended December 31,2000. Att. D: Annual Report of Energy East to the Securities and Exchange Commission on Form 10-K, for the fiscal year ended December 31, 2000.

June 22, 2001
U.S.  Nuclear  Regulatory  Commission
Page  4


cc  (only  with  Attachment  A):

Ho K. Nieh, Jr., Sr. Resident Inspector     Ms.  Mary  Louise  Meisenzahl
R.E.  Ginna  Plant                          Administrator,  Monroe County
U.S.  Nuclear  Regulatory  Commission       Office of Emergency Preparedness
1503  Lake  Road                            111  West  Falls  Road,  Room  11
Ontario,  NY  14519                         Rochester,  NY  14620

Regional  Administrator,  Region  I         Mr.  Paul  Eddy
U.S.  Nuclear  Regulatory  Commission       New  York  State  Department  of
475 Allendale  Road                           Public  Service
King  of  Prussia,  PA  19406               3 Empire State Plaza, 10th Floor
                                            Albany,  NY  12223
Mr.  F.  William  Valentino,  President
New  York  State  Energy, Research,
  and Development  Authority
Corporate  Plaza  West
286  Washington Avenue Extension
Albany,  NY  12203-6399

Charles Donaldson, Esquire
Assistant Attorney General
New York Department of Law
120  Broadway
New  York,  NY  10271

Dan  Stenger,  Esquire
Foley & Lardner
888 16th Street
Washington, DC 20006-4103

Ms. Thelma Wideman, Director
Wayne County Emergency Management
  Office
Wayne County Emergency Operations Center
7336  Route  31
Lyons,  NY  14489

AFFIRMATION
-----------

     I, Paul C. Wilkens, being duly sworn, state that I am Senior Vice President for Rochester Gas and Electric Corporation (RG&E), that I am authorized to sign and file the attached Application with the Nuclear Regulatory Commission on behalf of RG&E, and that the statements made and matters set forth therein are true and correct to the best of my knowledge, information, and belief.



                                          Rochester Gas and Electric Corporation

                                          /s/  Paul  C.  Wilkens
                                          --------------------------------------
                                          Paul  C.  Wilkens
                                          Senior  Vice  President



      STATE  OF   New  York
                  ---------
      COUNTY  OF   Monroe
                  ---------

     Subscribed  and  sworn  to  me,  a Notary Public, in and for the County and
State  above  named,  this 22nd  day  of June  , 2001.
                           ----         ------


                                          /s/  Christina K. Sardou
                                          --------------------------------------
                                          Notary

                                          My  commission  expires: _____________

                                                    Christina K. Sardou
                                             Notary Public, State of New York
                                              Registration Number 01SA6015061
                                                      Genesee County
                                            Commission Expires October 19, 2002

                                  ATTACHMENT A


  APPLICATION FOR ORDER CONSENTING TO INDIRECT LICENSE TRANSFERS (NRC FACILITY
                    OPERATING LICENSE NOS. DPR-18 AND NPF-69)

                            UNITED STATES OF AMERICA
                          NUCLEAR REGULATORY COMMISSION


_______________________________________________
                                               )
IN  THE  MATTER  OF                            )
                                               )
ROCHESTER  GAS  AND  ELECTRIC  CORPORATION     )
                                               )
(R.E. GINNA NUCLEAR POWER PLANT AND NINE       )   DOCKET NOS. 50-244 & 50 - 410
MILE POINT, UNIT 2)                            )
                                               )
_______________________________________________)


I.   INTRODUCTION  AND  BACKGROUND

     Rochester Gas and Electric Corporation (RG&E) hereby requests the consent of the U.S. Nuclear Regulatory Commission (NRC), pursuant to Section 184 of the Atomic Energy Act (AEA) and 10 C.F.R. Sec. 50.80, to the indirect transfer of control of RG&E's interest in two NRC licenses: the operating license for the R.E. Ginna Nuclear Power Plant (Ginna Station) (Operating License DPR-18); and the operating license for the Nine Mile Point Nuclear Station, Unit No. 2 (NMP-2) (Operating License NPF-69). RG&E submits this request in contemplation of a transaction involving its holding-company parent corporation, RGS Energy Group, Inc. (RGS), and Energy East Corporation (Energy East) pursuant to the "Agreement and Plan of Merger," dated February 16, 2001, by and among RGS, Energy East and Eagle Merger Corp. (Eagle) (the "transaction").

     Ginna Station is a two-loop pressurized water reactor, rated at 480 megawatts electric (MWe), located in Ontario, New York. RG&E is currently the sole owner and operator of Ginna Station. NMP-2 is a boiling water reactor, rated at 1,144 MWe, located in Scriba, New York. RG&E is a co-owner of NMP-2 with a 14% interest in and authorization to possess but not

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

operate NMP-2. Niagara Mohawk Power Corporation (NMPC) currently holds a 41% undivided ownership interest in NMP-2, and is its exclusive licensed operator. The other NMP-2 co-owners, who are licensed to possess but not operate NMP-2, are New York State Electric & Gas Corporation (NYSEG) with an 18% interest, Long Island Lighting Company (LILCO, and its successor Long Island Power Authority, d/b/a LIPA) with an 18% interest, and Central Hudson Gas & Electric Company (CHG&E) with a 9% interest. NYSEG is a wholly-owned subsidiary of Energy East.

     RG&E is a New York corporation engaged principally in the generation of electricity and the purchase, transmission, distribution and sale of electric power and natural gas in western New York State. RG&E operates under the general regulatory supervision of the New York State Public Service Commission (NYPSC) and, for its wholesale electricity sales and related interstate activities, RG&E is subject to regulation by the Federal Energy Regulatory Commission (FERC). With respect to its interests in Ginna Station and NMP-2, RG&E recovers its cost of generating electricity through rates subject to the regulatory authority of the NYPSC and FERC.

     RG&E is a wholly-owned subsidiary of RGS, a holding company established in 1998. The NRC previously reviewed and approved the indirect transfer of RG&E's Ginna Station and NMP-2 licenses resulting from creation of this holding company structure.(1) Even though RG&E


--------------------
1     Matter  of Rochester Gas and Electric Corporation (Nine Mile Point Nuclear
      --------------------------------------------------------------------------
Station  Unit  No. 2).  Docket No. 50-410, Order Approving Application Regarding
---------------------
Restructuring of Rochester Gas and Electric Corporation by Establishment of a Holding Company Affecting License No. NPF-69, Nine Mile Point Nuclear Station, Unit No. 2, issued December 14, 1998; and Matter of Rochester Gas and Electric
                                            ------------------------------------
Corporation (R.E. Ginna Nuclear Power Plant). Docket No. 50-244, Order Approving
---------------------------------------------
Application Regarding Restructuring of Rochester Gas and Electric Corporation by Establishment of a Holding Company Affecting License No. DPR-18, R.E. Ginna Nuclear Power Plant, issued December 14, 1998.

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

is a wholly-owned subsidiary of RGS, RG&E retains its separate corporate existence and remains the operating licensee for Ginna Station and a licensee for NMP-2.

     Pursuant to the Agreement and Plan of Merger dated February 16, 2001, RGS would be merged with and into a wholly-owned subsidiary of Energy East. RG&E would continue its distinct existence as a wholly-owned indirect subsidiary of Energy East. As a result, facilities owned by RG&E would become indirectly owned by Energy East. While the transaction would not affect RG&E's ownership of, or its responsibilities with respect to, Ginna Station or NMP-2, the change in the upstream corporate ownership of RGS would be deemed a change in control of RG&E. Therefore, NRC approval of the indirect transfer of RG&E's NRC-issued licenses is required. Accordingly, RG&E submits this Application pursuant to Section 50.80, requesting that the NRC approve the indirect transfer of RG&E's Ginna Station and NMP-2 licenses.

     A separate pending transaction may obviate the need for the part of this request relating to the NMP-2 license. In December 2000, RG&E, together with co-tenants NMPC, NYSEG, and CHG&E, entered into an agreement to sell their ownership interests in NMP-2 to Nine Mile Point Nuclear Station, LLC (NMP LLC), an indirect subsidiary of Constellation Nuclear, LLC. An application is now pending before the NRC for approval of this direct license transfer.(2) RG&E expects that the pending direct license transfer application will be granted and the sale of NMP-2 will close before the closing date of the proposed merger transaction between Energy East and RGS. In this case, NRC approval of the indirect transfer of RG&E's NMP-2 license

--------------------
2 Application for License Transfers and Conforming Administrative License Amendments, Nine Mile Point Units 1 and 2, Dockets Nos. 50-220 and 50-410, Facility Operating License Nos. DPR-63 and NPF-69, filed February 1, 2001 (referred to herein as "pending direct license transfer application").

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

will not be needed. Should the merger transaction be completed before the transfer of RG&E's interest in NMP-2 to NMP LLC, however, RG&E, by this Application, requests that the NRC approve the indirect transfer of RG&E's license for NMP-2.

     This Application addresses the issues central to the NRC's review of an indirect license transfer request, including the purpose and nature of the proposed transaction, as well as the impact of the proposed transaction on RG&E's existing financial and technical qualifications, its ability to provide decommissioning funding assurance, and the absence of foreign control or domination over the proposed new parent company. In the sections that follow, RG&E demonstrates that the proposed transaction will not affect its qualifications, either technical or financial, its ability to provide decommissioning funding assurance, or its status as a domestically controlled and owned licensee.

II.  NATURE  AND  PURPOSE  OF  THE  PROPOSED  TRANSACTION

     In February of this year, RGS entered into an agreement with Energy East and Eagle to pursue the proposed transaction.(3) Energy East is, and following the transaction will continue to be, a registered public utility holding company under the Public Utility Holding Company Act of 1935 (PUHCA), having a number of wholly-owned public utility subsidiaries in the northeastern United States, including NYSEG. Eagle is a New York corporation formed for the purpose of consummating the transaction. At the effective time of the transaction, Eagle will be a wholly-owned subsidiary of Energy East.


--------------------
3 Agreement and Plan of Merger By and Among RGS Energy Group, Inc., Energy East Corporation and Eagle Merger Corp., dated as of February 16, 2001 (the "Merger Agreement"). A copy of the Merger Agreement is enclosed as Attachment B.

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

     Completion of the transaction is contingent upon receipt of required regulatory approvals (including approvals from the NRC, the NYPSC, the FERC, the Securities and Exchange Commission (SEC), the Federal Communications Commission
(FCC), and the U.S. Department of Justice (DOJ)). Upon the satisfaction of these and other conditions set forth in the Agreement and Plan of Merger, the transaction will be accomplished in accordance with that agreement. Energy East will acquire 100% of the common stock of RGS. RGS will merge with and into Eagle. Eagle will survive as New RGS and will continue to conduct RGS' businesses under the name RGS Energy Group, Inc. as a direct wholly-owned subsidiary of Energy East. As soon as practicable after the transaction, Energy East will transfer all of NYSEG's common stock to New RGS, so that RG&E and NYSEG can be operated under a combined management structure.

     Upon completion of the transaction, therefore, RG&E will be an indirect wholly-owned electric utility subsidiary of Energy East. This change in its ownership will not alter RG&E's status as a distinct corporate entity, nor its status as a regulated electric utility. RG&E would continue to own the assets that it currently owns and it would continue to engage in the generation of electricity and the purchase, transmission, distribution and sale of electric power and natural gas in its existing service territories. The transaction would not after RG&E's ownership of its 14 percent interest in NMP-2(4) or of the entirety of Ginna Station, and would not affect RG&E's status as an NRC licensee with respect to those facilities. Following the transaction, RG&E would continue to recover its costs associated with generating electricity at these facilities through rates subject to the regulatory authority of the NYPSC and the FERC.


--------------------
4 As noted above, a separate direct license transfer application is pending before the NRC with respect to the safe of RG&E's ownership interest in NMP-2 to NMP LLC. Upon the approval of that application and close of the associated plant sale, RG&E will no longer have an ownership interest in NMP-2.

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

     The purpose of the transaction is to share the benefits of the combined companies, including economies of scale and efficiencies of service, for the customers, shareholders and communities served by RGS and Energy East. The transaction is expected to achieve significant cost savings from elimination of duplicated functions, improved operating efficiencies and lower capital costs. As a result, the combined company will be better positioned to compete in the current energy market. Therefore the indirect license transfers proposed in this Application, under these circumstances, are both necessary and desirable. The transaction and the consequent indirect transfer to Energy East of RG&E's NMP-2 and Ginna Station licenses are substantially similar to merger transactions pursued by other utilities, which the NRC has approved.(5)

III. FINANCIAL  QUALIFICATIONS

     Following the transaction, RG&E will continue to recover the cost of electricity generated from Ginna Station and NMP-2 through rates subject to the regulatory authority of the NYPSC and FERC. Accordingly, RG&E will remain an "electric utility" within the meaning of the NRC's regulations in 10 C.F.R. Sec.
50.2. As a result, pursuant to 10 C.F.R. Sec. 50.33(f), no further demonstration of RG&E's financial qualifications is required.


--------------------
5     See, e.g.,  In the Matter of Florida Power Corporation (Crystal River Unit
      ---  -----  --------------------------------------------------------------
No. 3),  Docket  No.  50-302,  Order  Approving  Application  Regarding Proposed
------
Acquisition by CP&L Holdings, Inc. of Florida Progress Corporation, issued May 31, 2000, 65 Fed. Reg. 34740 (approving indirect transfer of license in conjunction with acquisition of holding-company parent of licensee); Northeast
                                                                       ---------
Nuclear Energy Company, et al. (Millstone Nuclear Power Station, Unit 3), Docket
------------------------------------------------------------------------
No. 50-423, Order Approving Application Regarding Merger of New England Electric System and the National Grid Group PLC, issued December 27, 1999, 64 Fed. Reg. 72367 (approving indirect license transfer in conjunction with acquisition of parent of licensee).

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18 & NPF-69)
June 22, 2001

     In any event, the Annual Reports of RGS and RG&E and of Energy East to the SEC on Form 10-K, for the fiscal year ended December 31, 2000 (copies of which are submitted herewith as Attachments C and D, respectively), demonstrate that RG&E has reasonable assurance of maintaining necessary funds for ongoing operations and for meeting its other financial obligations.(6) Following consummation of the transaction, as described above, RG&E would remain a separate corporate entity, and would retain its own internal capital structure. The transaction would not involve the sale of RG&E stock, the issuance of debt by RG&E, or the sale or lease of RG&E's facilities or other assets. In short, the transaction would have no effect on RG&E'S capital structure, or on its costs of obtaining financing.

     RG&E has noted that, as part of the NRC's approval of other indirect license transfers, the NRC has asked to be kept informed of subsequent significant asset transfers. To the degree this is a consideration in the present transaction, RG&E is willing to commit to provide the NRC'S Office of Nuclear Reactor Regulation with a copy of any application to transfer (excluding grants of security interests or liens) from RG&E to its proposed parent or affiliated companies facilities for the production, transmission, or distribution of electricity having a depreciated book value exceeding ten percent of RG&E's consolidated net utility plant, as recorded on RG&E's books.

IV.  DECOMMISSIONING  FUNDING  ASSURANCE

     After the proposed transaction, RG&E will continue to retain responsibility for decommissioning funding for Ginna Station and for its interest in NMP-2. The current co-


--------------------
6     See  RGS  and  RG&E Form 10-K (Enclosure 1) at p. 34, "Competition and the
      ---
Company's  Prospective

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

owners of NMP-2 will remain responsible for providing their respective shares of the financial assurance of decommissioning funding until completion of the sale of that facility, at which time decommissioning responsibility for NMP-2 will shift to the new owner/operator as described in the pending direct license transfer application. RG&E has filed its decommissioning funding status reports for Ginna Station as required under 10 C.F.R. Sec. 50.75(b) and 50.75(f)(l) and similar reports have been filed for NMP-2. RG&E is providing decommissioning funding assurance for Ginna Station and for its share of NMP-2 through maintenance of an external sinking fund in which deposits are made annually. No change in RG&E's decommissioning funding assurance is being proposed as part of this transaction. Accordingly, RG&E will continue to provide reasonable assurance that funds will be available to decommission Ginna Station and its share of NMP-2, in compliance with 10 C.F.R. Sec. 50.33(k) and 50.75.

V.   TECHNICAL  QUALIFICATIONS

     The technical qualifications of RG&E as the Ginna Station plant operator will not be affected by the proposed transaction. RG&E will continue to have the qualified staff and the necessary records to safely operate the Ginna Station. There are no plans to alter Ginna Station staffing, senior plant management, or record keeping as part of the transaction, and no changes in the facility or plant operations would result. Since RG&E's technical qualifications as a nuclear plant operator will remain unchanged as a result of the transaction, RG&E will remain technically qualified as the owner and operator of Ginna Station. Safe operation of NMP-2 is


--------------------
Financial Position,"  and pp. 36-39,  "Liquidity  and  Capital  Resources."

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

currently the sole responsibility of NMPC. Thus, the transaction between RGS and Energy East will have no impact on the operation of NMP-2.

VI   ANTITRUST  REVIEW

     In accordance with the Commission's decision in Kansas Gas and Electric Company (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC 441, 446
(1999), as further clarified in its final rulemaking at 65 Fed. Reg. 44,649 (July 19, 2000), antitrust reviews of post-operating license transfer applications are not required under the Atomic Energy Act (AEA). For this reason, and because neither the Ginna Station nor the NMP-2 licenses contain any antitrust conditions, the NRC need not consider any antitrust issues in connection with this Application.

VII. FOREIGN  OWNERSHIP  AND  CORPORATE  INFORMATION

     As demonstrated below, following the transaction RG&E will not be owned, controlled, or dominated by foreign interests. In addition to addressing foreign control, this section summarizes information about the entities involved in the transaction (including corporate name, address, and description of each business).

     RGS Energy Group, Inc. is a holding company formed in 1998 under the laws of the State of New York in response to restructuring of the electric utility industry. RGS operates a regulated and an unregulated subsidiary: Rochester Gas and Electric Corporation and Energetix, Inc., respectively. RG&E supplies electric and gas service wholly within the State of New York and is engaged in the production, transmission, distribution and sale of these services in a nine-county area centering around the City of Rochester. Energetix, Inc., directly and through a subsidiary, offers natural gas, electricity, home heating oil, and propane to the unregulated

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June  22,  2001

energy market. RGS' headquarters is located at 89 East Avenue, in Rochester, NY 14649. RGS' and RG&E's principal officers and directors are all United States citizens.

     Energy East Corporation is a company formed under the laws of the State of New York with its headquarters located at Commerce Plaza, Albany NY 12260 (mailing address: P.O. Box 12904 Albany, NY 12212-2904). Energy East is a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire. Energy East delivers gas and electricity through the following subsidiaries: NYSEG; the Southern Connecticut Gas Company; Central Maine Power Company; Connecticut Natural Gas Company; and The Berkshire Gas Company.

     Energy East has about 2 million customers across a 32,000 square mile service area. By growing the business, through acquisitions (such as with RGS), offering long-term incentive rate agreements and operating the business more efficiently, Energy East is creating value for its shareholders, efficiencies for its customers, and reliable service for the communities served. As listed below, Energy East's principal officers and directors are all United States citizens.

DIRECTORS
---------

Richard Aurelio                   John M. Keeler
James A. Carrigg                  Ben E. Lynch
Alison P. Casarett                Peter J. Moynihan
Joseph J. Castiglia               Walter G. Rich
Lois B. DeFleur                   Wesley W. von Schack
Paul L. Giolia
David M. Jagger

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

Wesley W. von Schack, Chairman, President       Richard D. Kump, Vice President and
and Chief Executive Officer                     Treasurer

Michael I. German, Senior Vice President        Robert E. Rude, Vice President and Controller

Kenneth M. Jasinski, Executive Vice President,
General Counsel & Secretary

     Eagle Merger Corporation is a company formed under the laws of the State of New York with its headquarters located at Commerce Plaza, Albany NY 12260 (mailing address: P.O. Box 12904 Albany, NY 12212-2904). As listed below,
Eagle's  principal  officers  and  directors  are  all  United  States citizens.


DIRECTORS
---------

Wesley  W.  von  Schack
Kenneth  M.  Jasinski


OFFICERS
--------

Wesley W. von Schack, Chairman, President and
     Chief  Executive  Officer
Kenneth M. Jasinski, Vice President, General Counsel and Secretary


     The companies involved in this proposed indirect license transfer, RGS, Energy East, and Eagle, are corporate entities formed in the U.S. and managed by U.S. citizens. SEC filings show that no foreign shareholder holds more than five percent of the outstanding shares of RGS or Energy East. In seeking NRC approval of the indirect transfer of the Ginna Station and NMP-2 licenses, neither RG&E, Energy East, nor Eagle is acting as an agent or representative of another

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

entity. As a result, none of the merging entities are owned, controlled, or dominated by a foreign or alien corporation or foreign or alien government.

VIII.  ENVIRONMENTAL CONSIDERATIONS

     The proposed indirect transfer meets the eligibility criteria for categorical exclusion set forth in 10 C.F.R. Sec. 51.22(c)(21). Thus, pursuant to 10 C.F.R. Sec. 51.22(b), no environmental impact statement or environmental assessment needs to be prepared in connection with approval of the application.

IX.  RESTRICTED  DATA

     This Application does not contain any Restricted Data or classified National Security Information, and RG&E and Energy East do not expect that licensed activities at Ginna Station or NMP-2 will involve any such information. However, in the event that such information does become involved, RG&E and Energy East agree that they will (1) appropriately safeguard such information and (2) not permit any individual to have access to such information unless, and until, (a) the Office of Personnel Management (OPM) has investigated the character, associations and loyalty of any such individual, (b) OPM has reported to the NRC on the result of such an investigation, and (c) the NRC has determined that permitting such person to have access to this information will not endanger the common defense and security of the United States.

X.   EFFECTIVE  DATE

     The transaction requires the approval of other federal and state authorities, in addition to the NRC, such as the FERC, the FCC, the SEC, the DOJ, and the NYPSC. While the transaction

Application  for  Order  Consenting
To  Indirect  License  Transfers
(NRC  Facility  License  Nos.  DRP-18  &  NPF-69)
June 22, 2001

cannot be completed until all required approvals have been received, RGS and Energy East intend to complete the transaction as soon as possible following receipt of the required approvals. Accordingly, RG&E requests that the NRC review and approve this application early enough to support a closing date of September 30, 2001. Such approval should be immediately effective upon issuance, and should permit the indirect transfers to occur at any time through September 30, 2002. RG&E will keep the NRC informed of any significant changes in the status of other required regulatory approvals or other developments that have an impact on the schedule.

XI.  CONCLUSION

     For the foregoing reasons, the proposed indirect license transfers requested in this Application, resulting from the proposed merger transaction between RGS and Energy East, are consistent with the applicable laws and regulations and Orders issued by the NRC. Therefore, because the requests in this Application meet the applicable requirements, including those stated in 10 C.F.R. Sec. 50.80, the NRC should approve this indirect transfer of control of RG&E's licenses for Ginna Station and NMP-2.

                                                                  EXECUTION COPY
                                                                  --------------



                  ===========================================

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            RGS ENERGY GROUP, INC.,

                            ENERGY EAST CORPORATION

                             and EAGLE MERGER CORP.


                  ===========================================
                          Dated as of February 16, 2001
                  ===========================================

                                  TABLE OF CONTENTS
                                  -----------------

                                                                                Page
                                                                                ----

                                      ARTICLE I

                                      THE MERGER

Section 1.1     The  Merger. . . . . . . . . . . . . . . . . . . . . . . . . .     1
Section 1.2     Effects  of  the  Merger . . . . . . . . . . . . . . . . . . .     1
Section 1.3     Effective  Time  of  the  Merger . . . . . . . . . . . . . . .     2
Section 1.4     Directors. . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Section 1.5     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

                                   ARTICLE II

                              TREATMENT OF SHARES

Section 2.1     Effect  of  the  Merger  on  Capital  Stock. . . . . . . . . .     2
Section 2.2     Exchange  of  Certificates . . . . . . . . . . . . . . . . . .     6

                                  ARTICLE III

                                  THE CLOSING

Section 3.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1     Organization  and  Qualification . . . . . . . . . . . . . . .     9
Section 4.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .     9
Section 4.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .    10
Section 4.4     Authority; Non-Contravention; Statutory Approvals; Compliance.    10
Section 4.5     Reports  and  Financial  Statements. . . . . . . . . . . . . .    12
Section 4.6     Absence  of  Certain  Changes  or  Events. . . . . . . . . . .    13
Section 4.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .    13
Section 4.8     Registration  Statement  and  Joint  Proxy  Statement. . . . .    13
Section 4.9     Tax  Matters . . . . . . . . . . . . . . . . . . . . . . . . .    14
Section 4.10    Employee  Matters;  ERISA. . . . . . . . . . . . . . . . . . .    15
Section 4.11    Environmental  Protection. . . . . . . . . . . . . . . . . . .    19
Section 4.12    Regulation  as  a  Utility . . . . . . . . . . . . . . . . . .    21
Section 4.13    Vote  Required . . . . . . . . . . . . . . . . . . . . . . . .    22
Section 4.14    Opinion  of  Financial  Advisor. . . . . . . . . . . . . . . .    22
Section 4.15    Ownership  of  Parent  Common  Stock . . . . . . . . . . . . .    22
Section 4.16    Takeover  Laws . . . . . . . . . . . . . . . . . . . . . . . .    22


                                      -i-

                                                                                 Page
                                                                                 ----

Section 4.17   Operations  of  Nuclear  Power  Plant . . . . . . . . . . . . .    22

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1     Organization  and  Qualification. . . . . . . . . . . . . . . .    22
Section 5.2     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .    23
Section 5.3     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .    23
Section 5.4     Authority; Non-Contravention; Statutory Approvals; Compliance .    24
Section 5.5     Reports  and  Financial  Statements . . . . . . . . . . . . . .    25
Section 5.6     Absence  of  Certain  Changes  or  Events . . . . . . . . . . .    25
Section 5.7     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Section 5.8     Registration  Statement  and  Joint  Proxy  Statement . . . . .    26
Section 5.9     Environmental  Protection . . . . . . . . . . . . . . . . . . .    26
Section 5.10    Regulation  as  a  Utility. . . . . . . . . . . . . . . . . . .    27
Section 5.11    Vote  Required. . . . . . . . . . . . . . . . . . . . . . . . .    27
Section 5.12    Ownership  of  the  Company  Common  Stock. . . . . . . . . . .    27
Section 5.13    Code  Section  368(a) . . . . . . . . . . . . . . . . . . . . .    27

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1     Covenants  of  the  Parties . . . . . . . . . . . . . . . . . .    27
Section 6.2     Covenant  of  the  Company:  Alternative  Proposals . . . . . .    32
Section 6.3     Employment  Agreement:. . . . . . . . . . . . . . . . . . . . .    33

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.1     Access  to  Information . . . . . . . . . . . . . . . . . . . .    33
Section 7.2     Joint  Proxy  Statement  and  Registration  Statement . . . . .    34
Section 7.3     Further  Assurances;  Regulatory  Matters . . . . . . . . . . .    35
Section 7.4     Shareholders'  Approval . . . . . . . . . . . . . . . . . . . .    36
Section 7.5     Directors'  and  Officers'  Indemnification . . . . . . . . . .    37
Section 7.6     Disclosure  Schedules . . . . . . . . . . . . . . . . . . . . .    38
Section 7.7     Public  Announcements . . . . . . . . . . . . . . . . . . . . .    38
Section 7.8     Rule  145  Affiliates . . . . . . . . . . . . . . . . . . . . .    39
Section 7.9     Certain  Employee  Agreements . . . . . . . . . . . . . . . . .    39
Section 7.10    Employee  Benefit  Plans: . . . . . . . . . . . . . . . . . . .    40
Section 7.11    Company  Stock  and  Other  Plans . . . . . . . . . . . . . . .    40
Section 7.12    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
Section 7.13    Corporate  Offices. . . . . . . . . . . . . . . . . . . . . . .    41
Section 7.14    Parent  Board  of  Directors. . . . . . . . . . . . . . . . . .    41
Section 7.15    Community  Involvement. . . . . . . . . . . . . . . . . . . . .    41


                                      -ii-

                                                                                 Page
                                                                                 ----

Section 7.16    Advisory  Board . . . . . . . . . . . . . . . . . . . . . . . .    41
Section 7.17    Tax-Free  Status. . . . . . . . . . . . . . . . . . . . . . . .    42
Section 7.18    Transition  Management. . . . . . . . . . . . . . . . . . . . .    42
Section 7.19    Rochester  Gas  and  Electric  Corporation. . . . . . . . . . .    43
Section 7.20    New  York  State  Electric  &  Gas  Corporation . . . . . . . .    43
Section 7.21    Share  Contribution . . . . . . . . . . . . . . . . . . . . . .    43

                                  ARTICLE VIII

                                   CONDITIONS

Section 8.1     Conditions to Each Party's Obligation to Effect the Merger. . .    44
Section 8.2     Conditions to Obligation of Parent to Effect the Merger . . . .    44
Section 8.3     Conditions  to  Obligation of the Company to Effect the Merger.    46

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . .    47
Section 9.2     Effect  of  Termination . . . . . . . . . . . . . . . . . . . .    49
Section 9.3     Termination  Fee;  Expenses . . . . . . . . . . . . . . . . . .    49
Section 9.4     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
Section 9.5     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50

                                    ARTICLE X

                               GENERAL PROVISIONS

Section 10.1    Non-Survival; Effect of Representations and Warranties. . . . .    50
Section 10.2    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
Section 10.3    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
Section 10.4    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .    52
Section 10.5    Interpretation. . . . . . . . . . . . . . . . . . . . . . . . .    52
Section 10.6    Counterparts;  Effect . . . . . . . . . . . . . . . . . . . . .    52
Section 10.7    Parties  in  Interest . . . . . . . . . . . . . . . . . . . . .    52
Section 10.8    Waiver  of  Jury  Trial  and  Certain  Damages. . . . . . . . .    53
Section 10.9    Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . .    53

                             INDEX OF DEFINED TERMS
                             ----------------------

Term                                      Page
----                                      ----

1935  Act . . . . . . . . . . . . . . .      9
Advisory  Board . . . . . . . . . . . .     41
Affiliate  Letter . . . . . . . . . . .     39
Agreement . . . . . . . . . . . . . . .      1
Alternative  Proposal . . . . . . . . .     33
Atomic  Energy  Act . . . . . . . . . .     12
Business  Combination . . . . . . . . .     49
Cash  Consideration . . . . . . . . . .      3
Cash  Election. . . . . . . . . . . . .      3
Cash  Election  Number. . . . . . . . .      3
Cash  Election  Shares. . . . . . . . .      3
Cash  Fraction. . . . . . . . . . . . .      3
CERCLA. . . . . . . . . . . . . . . . .     20
Certificate  of  Merger . . . . . . . .      2
Closing . . . . . . . . . . . . . . . .      9
Closing  Date . . . . . . . . . . . . .      9
Code. . . . . . . . . . . . . . . . . .      1
Company . . . . . . . . . . . . . . . .      1
Company  Certificates . . . . . . . . .      5
Company  Common  Stock. . . . . . . . .      3
Company  Disclosure  Schedule . . . . .     38
Company  Financial  Statements. . . . .     12
Company  Material  Adverse  Effect. . .      9
Company  Material  Contract . . . . . .     31
Company  Option . . . . . . . . . . . .     40
Company  Preferred  Stock . . . . . . .     10
Company  Required  Consents . . . . . .     11
Company  Required  Statutory  Approvals     11
Company  SEC  Reports . . . . . . . . .     12
Company  Shareholders'  Approval. . . .     22
Company  Shareholders'  Meeting . . . .     36
Company  Stock  Plan. . . . . . . . . .     40
Confidentiality  Agreement. . . . . . .     34
Controlled  Group  Liability. . . . . .     15
Disclosure  Schedules . . . . . . . . .     38
Effective  Time . . . . . . . . . . . .      2
Election. . . . . . . . . . . . . . . .      4
Election  Deadline. . . . . . . . . . .      5
Employee  Benefit  Plan . . . . . . . .     15
Employment  Agreement . . . . . . . . .     15
Environmental  Claim. . . . . . . . . .     20
Environmental  Laws . . . . . . . . . .     21


Term                                      Page
----                                      ----

Environmental  Permits. . . . . . . . .     19
ERISA . . . . . . . . . . . . . . . . .     16
ERISA  Affiliate. . . . . . . . . . . .     16
Excess  Parent  Common  Shares. . . . .      8
Exchange  Act . . . . . . . . . . . . .     12
Exchange  Agent . . . . . . . . . . . .      6
Exchange  Ratio . . . . . . . . . . . .      3
Expenses. . . . . . . . . . . . . . . .     49
FERC. . . . . . . . . . . . . . . . . .     12
Final  Order. . . . . . . . . . . . . .     44
Form  of  Election. . . . . . . . . . .      3
GAAP. . . . . . . . . . . . . . . . . .     13
Governmental  Authority . . . . . . . .     11
Hazardous  Materials. . . . . . . . . .     21
Indemnified  Liabilities. . . . . . . .     37
Indemnified  Party. . . . . . . . . . .     37
Initial  Termination  Date. . . . . . .     47
Inspected  Party. . . . . . . . . . . .     34
IRS . . . . . . . . . . . . . . . . . .     16
Joint  Proxy  Statement . . . . . . . .     13
Joint  Proxy/Registration  Statement. .     34
joint  venture. . . . . . . . . . . . .     10
Liens . . . . . . . . . . . . . . . . .     11
Merger. . . . . . . . . . . . . . . . .      1
Merger  Consideration . . . . . . . . .      7
Merger  Sub . . . . . . . . . . . . . .      1
Merger  Sub  Common  Stock. . . . . . .      2
Mixed  Consideration. . . . . . . . . .      3
Mixed  Election . . . . . . . . . . . .      4
Multiemployer  Plan . . . . . . . . . .     16
Multiple  Employer  Plan. . . . . . . .     18
No  Election  Shares. . . . . . . . . .      5
NRC . . . . . . . . . . . . . . . . . .     12
Nuclear  Facility . . . . . . . . . . .     22
NYBCL . . . . . . . . . . . . . . . . .      1
NYSE. . . . . . . . . . . . . . . . . .      3
obtaining . . . . . . . . . . . . . . . 11, 24
Parent. . . . . . . . . . . . . . . . .      1
Parent  Business  Combination . . . . .      6
Parent  Common  Stock . . . . . . . . .      3
Parent  Disclosure  Schedule. . . . . .     38
Parent  Financial  Statements . . . . .     25


                                      -iv-

Term                                      Page
----                                      ----

Parent  Material  Adverse  Effect . . .     23
Parent  Preferred  Stock. . . . . . . .     23
Parent  Required  Consents. . . . . . .     24
Parent  Required  Statutory  Approvals.     24
Parent  SEC  Reports. . . . . . . . . .     25
Parent  Share  Price. . . . . . . . . .      3
Parent  Shareholders'  Approval . . . .     27
Parent  Shareholders'  Meeting. . . . .     36
Parent  Shares. . . . . . . . . . . . .      7
Paying  Agent . . . . . . . . . . . . .      5
PBGC. . . . . . . . . . . . . . . . . .     17
PCBs. . . . . . . . . . . . . . . . . .     21
Plan. . . . . . . . . . . . . . . . . .     16
Power  Act. . . . . . . . . . . . . . .     12
PSC . . . . . . . . . . . . . . . . . .     36
Qualified  Plans. . . . . . . . . . . .     16
Registration  Statement . . . . . . . .     13
Release . . . . . . . . . . . . . . . .     21
Representative. . . . . . . . . . . . .      3
Representatives . . . . . . . . . . . .     33
Reverse  Merger . . . . . . . . . . . .      6

Term                                      Page
----                                      ----

Richards  Employment  Agreement . . . .     33
SEC . . . . . . . . . . . . . . . . . .     12
Securities  Act . . . . . . . . . . . .     12
Severance  Agreement. . . . . . . . . .     19
Stock  Consideration. . . . . . . . . .      3
Stock  Election . . . . . . . . . . . .      4
Stock  Election  Number . . . . . . . .      4
Stock  Election  Shares . . . . . . . .      4
Stock  Fraction . . . . . . . . . . . .      4
subsidiary. . . . . . . . . . . . . . .      9
Subsidiary  Reports . . . . . . . . . .     25
Surviving  Corporation. . . . . . . . .      1
Takeover  Laws. . . . . . . . . . . . .     22
Task  Force . . . . . . . . . . . . . .     42
Task  Force  Chairpersons . . . . . . .     42
Tax  Return . . . . . . . . . . . . . .     14
Taxes . . . . . . . . . . . . . . . . .     14
Termination  Fee. . . . . . . . . . . .     49
VEBA. . . . . . . . . . . . . . . . . .     16
Violation . . . . . . . . . . . . . . .     11
Withdrawal  Liability . . . . . . . . .     16

          AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2001 (this "Agreement"), by and among RGS Energy Group, Inc., a New York corporation (the
 ---------
"Company"), Energy East Corporation, a New York corporation ("Parent"), and
 -------                                                      ------
Eagle Merger Corp., a New York corporation ("Merger Sub").
                                             ----------

          WHEREAS, the respective Boards of Directors of the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;

          WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and adopted this Agreement and deemed it in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of the Company with and into Merger Sub, which as of the Effective Time shall be a wholly owned subsidiary of Parent; and

          WHEREAS, it is intended that the Merger (as defined below) shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement
                                                ----
shall constitute a plan of reorganization;

          NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

          Section 1.1     The Merger. Upon the terms and subject to the
                          ----------
conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub (the "Merger") in
                                                           ------
accordance with the laws of the State of New York, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation in the Merger and shall continue to be governed under the laws of the State of New York. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to Merger Sub in its capacity as the surviving corporation in the Merger.

          Section 1.2     Effects of the Merger. At the Effective Time, (i) the
                          ---------------------
certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that the name of the Surviving Corporation shall be "RGS Energy Group, Inc.," and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 906 of the New York Business Corporation Law (the "NYBCL").
                                                   -----

          Section 1.3     Effective Time of the Merger. On the Closing Date (as
                          ----------------------------
defined in Section 3.1), with respect to the Merger, a certificate of merger (and, if required, any consent or approval endorsed thereon) complying with
Section 904 of the NYBCL (the "Certificate of Merger") shall be delivered to the
                               ---------------------
Department of State of the State of New York for filing and the Surviving Corporation shall thereafter cause a copy of such certificate, certified by the Department of State, to be filed in the office of the clerk of each county, and in the office of the official who is the recording officer of each county, in which such certificate is required to be filed pursuant to Section 904(b) of the NYBCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Department of State of the State of New York, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective
                                                                     ---------
Time").
----

          Section 1.4     Directors. Commencing at the Effective Time, the
                          ---------
directors of the Surviving Corporation shall consist of two persons nominated by Parent and one person nominated by the Company (who shall be Chairman of the Board of the Surviving Corporation), and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. von Schack and Mr. Jasinski as directors of the Surviving Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of the Surviving Corporation.

          Section 1.5     Officers. Commencing at the Effective Time, the
                          --------
officers of the Surviving Corporation shall consist of one person nominated by Parent (who shall be Vice President, General Counsel and Secretary of the Surviving Corporation) and one person nominated by the Company (who shall be President and Chief Executive Officer of the Surviving Corporation), and such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. Jasinski as an officer of the Surviving Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as an officer of the Surviving Corporation. Mr. Richards shall hold other positions in other subsidiary corporations of Parent as specified in the Richards Employment Agreement (as defined in Section 6.3) subject to the terms and conditions therein contained.

                                   ARTICLE II

                               TREATMENT OF SHARES
                               -------------------

          Section 2.1 Effect of the Merger on Capital Stock. At the Effective
                      -------------------------------------
Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

          (a)     Shares of Merger Sub Stock. Each share of common stock,
                  --------------------------
without par value, of Merger Sub (the "Merger Sub Common Stock") that is issued
                                       -----------------------
and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by reason of the

Merger as one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

          (b)     Cancellation of Certain Company Common Stock. Each share of
                  --------------------------------------------
common stock, par value $.01 per share, of the Company (the "Company Common
                                                             --------------
Stock") that is owned by the Company as treasury stock and all shares of Company
-----
Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)     Conversion of Company Common Stock. Subject to the provisions
                  -----------------------------------
of this Section 2.1, each share of Company Common Stock, other than shares canceled pursuant to Section 2.1 (b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be convened into the right to receive (i) $39.50 in cash (the "Cash Consideration") or (ii) a number of validly issued, fully
              ------------------
paid and nonassessable shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below)
         -------------------
(the "Stock Consideration") or (iii) the right to receive a combination of cash
      -------------------
and shares of Parent Common Stock determined in accordance with this Section (the "Mixed Consideration"). The "Exchange Ratio" shall be equal to the Cash
      -------------------
Consideration divided by either (i) the Parent Share Price (as defined below) if the Parent Share Price is equal to or less than $22.41 and equal to or more than $16.57, (ii) $22.41 if the Parent Share Price is greater than $22.41, in which case the Exchange Ratio shall equal 1.7626, or (iii) $16.57 if the Parent Share Price is less than $16.57, in which case the Exchange Ratio shall equal 2.3838. The "Parent Share Price" shall be equal to the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange ("NYSE")
                                                                   ----
Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

          (d)    Cash Election. Subject to the immediately following sentence,
                  ------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a "Cash Election").
                                                 -------------
Notwithstanding the foregoing and subject to Section 2.1(1), the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be 55% of the
                                 --------------------
total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of shares of Company Common Stock who
    ----------------
holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided that such
 --------------
Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

          (e)     Cash Election Shares. If the aggregate number of shares of
                  --------------------
Company Common Stock covered by Cash Elections (the "Cash Election Shares")
                                                     --------------------
exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction (the "Cash Fraction"),
                                                               -------------
the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and
(ii) a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

          (f)      Stock Election. Subject to the immediately following
                   --------------
sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for all or any part of such holder's shares of Company Common Stock (a "Stock Election"). Notwithstanding the foregoing and subject to Section
    --------------
2.1(1), the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger (the "Stock Election Number") shall be 45% of the total number of shares of
      ---------------------
Company Common Stock issued and outstanding as of the Effective Time. Stock Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

          (g)     Stock Election Shares. If the aggregate number of shares of
                  ---------------------
Company Common Stock covered by Stock Elections (the "Stock Election Shares")
                                                      ---------------------
exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (A) the Exchange Ratio and (B) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and
(ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction.

          (h)     Mixed Election. Subject to the immediately following
                  --------------
sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "Mixed Election" and, collectively with Stock Election and Cash Election, the
 --------------
"Election"). Notwithstanding the foregoing and subject to Section 2.1(1), the
 --------
aggregate number of shares of Company Common Stock that may be converted into the right to receive the Cash Consideration shall be 55%, and the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger shall be 45%, in each case, of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Mixed Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 2.1 (d), (e) and
(l), and the shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 2.1(f), (g) and (l).

          (i)     Form of Election. To be effective, a Form of Election must be
                  ----------------
properly completed, signed and submitted to Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the
                                 ------------
certificates representing the shares of Company Common Stock ("Company
                                                               -------
Certificates") as to which the election is being made (or by an appropriate
------------
guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters shall be conclusive and binding. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this Section 2.1, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

          (j)      Deemed Non-Election. For the purposes hereof, a holder of
                   --------------------
shares of Company Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in
Section 2.1(k)) (the "No Election Shares") shall be deemed not to have made a
                      ------------------
Cash Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares may be treated as Cash Election Shares or Stock Election Shares.

          (k)      Election Deadline. Parent and the Company shall each use its
                   ------------------
best efforts to cause copies of the Form of Election to be mailed to the record holders of the shares of Company Common Stock not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of shares of Company Common Stock subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m. New York City time, on the third day after the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

          (l)      Adjustment Per Tax Opinion. Notwithstanding anything in this
                   ---------------------------
Article II to the contrary (other than the last sentence of Section 2.1(m)), unless the Company elects to change the form of the Merger in accordance with this Section 2.1(1), the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall be not less than that number which would cause the ratio of (i) the value, for federal income tax purposes, per share of Parent Common Stock on the Closing Date times the aggregate number of shares of Parent Common Stock to be paid as Stock Consideration pursuant to Section 2.1(c), to (ii) the sum of (A) the amount set forth in the preceding clause (i) plus (B) the aggregate Cash Consideration to be issued pursuant to Section 2.1(c) plus (C) any other amounts paid by Parent or the Company (or any affiliate thereof) to, or on behalf of, any Company shareholder in connection with the sale, redemption or other disposition of any Company stock in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) plus (D) any extraordinary dividend distributed by the Company prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-l(e), to be 42.5%. To the extent the application of this Section 2.1(1) would reasonably be expected to result in the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger being increased, the Company may elect by written notice received by Parent no later than two business days prior to the Effective Time to change the form of the Merger in lieu of such an increase; provided, however, that any such election does not delay the consummation of the
--------  -------
Merger. If the Company so elects, this Agreement shall be amended to provide for the payment of the Merger Consideration (without adjustment under this Section 2.1(1)) pursuant to a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (the "Reverse Merger"). The Reverse
                                              --------------
Merger would not be intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the conditions of Sections 8.2(g) and 8.3(f) hereof would be waived. If the Company does not make such election, then the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration shall be increased to the extent required by this Section 2.1(1), and the number of such shares to be converted into the right to receive the Cash Consideration will be reduced to the same extent.

          (m)     Anti-Dilution Provisions. In the event Parent (i) changes (or
                  -------------------------
establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause
(i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration (as defined in Section 2.2(b)) shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Parent
                                                                  ------
Business Combination") and the terms thereof shall provide that Parent Common
--------------------
Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Parent Business Combination with respect to one share of Parent Common Stock and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

          Section 2.2     Exchange of Certificates.
                          -------------------------

          (a)     Deposit with Exchange Agent. As soon as practicable after the
                  ----------------------------
Effective Time, Parent shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent"), pursuant to an
                                          --------------
agreement in form and substance reasonably acceptable to Parent and the Company, an amount of cash and certificates representing shares of

Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Stock and cash in accordance with Section 2.1(c).

          (b)     Exchange and Payment Procedures. As soon as practicable after
                  -------------------------------
the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration (as defined below) to which such holder shall be entitled therefor pursuant to Section 2.1. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock (the "Parent Shares") into which the shares of Company Common Stock
            -------------
previously represented by such Certificate are converted in accordance with
Section 2.1(c), (ii) the cash to which such holder is entitled in accordance with Section 2.1(c), and (iii) the cash in lieu of fractional Parent Shares to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of Parent Common Stock and cash described in clauses (i), (ii) and (iii) above being referred to collectively as the "Merger Consideration"). In the
                                             --------------------
event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this
Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

          (c)     Distributions with Respect to Unexchanged Shares. No dividends
                  -------------------------------------------------
or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

           (d)     No Fractional Securities. In lieu of any such fractional
                   -------------------------
securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Parent Common Shares"). The Exchange Agent, as agent for the former
     --------------------------
holders of Company Common Stock, shall sell the Excess Parent Common Shares at the prevailing prices on the NYSE. The sales of the Excess Parent Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

          (e)     Closing of Transfer Books. If, after the Effective Time,
                  -------------------------
Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing the appropriate number of Parent Shares and the appropriate amount of cash as provided in Section 2.1 and in this
Section 2.2.

          (f)     Termination of Exchange Agent. Any certificates representing
                  -----------------------------
Parent Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this
Section 2.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

          (g)     Escheat. The Company shall not be liable to any person for
                  -------
such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                                   THE CLOSING
                                   -----------

          Section 3.1     Closing. The closing of the Merger (the "Closing")
                          -------                                  -------
shall take place at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m., Eastern time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").
                     ------------

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

          The  Company  represents  and  warrants  to  Parent  as  follows:

          Section 4.1     Organization and Qualification. Except as set forth in
                          ------------------------------
Section 4.1 of the Company Disclosure Schedule (as defined in Section 7.6). the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this
                            -------------------------------
Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

          Section 4.2     Subsidiaries. Section 4.2 of the Company Disclosure
                          ------------
Schedule sets forth a description, as of the date hereof, of each material "subsidiary company," as such term is defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and joint venture of the
                                      --------
Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

          Section 4.3     Capitalization. The authorized capital stock of the
                          --------------
Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company
                                                                      -------
Preferred Stock"). As of the close of business on February 15, 2001, there were
---------------
issued and outstanding 34,577,426 shares of Company Common Stock and no shares of Company Preferred Stock. As of the close of business on February 15,2001, 1,010,198 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company stock options. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

          Section 4.4     Authority; Non-Contravention: Statutory Approvals:
                          --------------------------------------------------
Compliance.
----------

          (a)     Authority. The Company has all requisite corporate power and
                  ---------
authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

          (b)     Non-Contravention.  Except as set forth in Section 4.4(b) of
                  -----------------
the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in the grant of any rights (in addition to the rights under the employment agreements disclosed in Section 4.10(k) of the Company Disclosure Schedule) under, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens")
                                                                     -----
upon any of the properties or assets of the Company or any of its subsidiaries or any of its joint ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, grant, loss or creation, a "Violation" with respect to the Company (such term when used in
             ---------
Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures,
(ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or
(iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required
                                                           ----------------
Consents") any note, bond, mortgage, indenture, deed of trust, license,
--------
franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and
(iii) such Violations that would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and would not prevent the consummation of the Merger.

          (c)     Statutory Approvals.  Except as described in Section 4.4(c) of
                  -------------------
the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is
                                                   ----------------------
necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect or would prevent the consummation of the Merger (the "Company Required Statutory Approvals"), it being understood
                    ------------------------------------
that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

          (d)     Compliance.  Except as set forth in Section 4.4(d) or Section
                  ----------
4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)ii)) of any Governmental Authority except for violations that, in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule or in Section
4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

          (e)     Non-Competition. Except asset forth in Section 4.4(e) of the
                  ---------------
Company Disclosure Schedule, there is no "non-competition" or other similar contract, commitment, agreement or understanding that materially restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to materially restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

          Section 4.5     Reports and Financial Statements. The filings required
                          --------------------------------
to be made by the Company and its subsidiaries since January 1, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities
                                         --------------
Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Federal
                                       ------------
Power Act, as amended (the "Power Act"), the Atomic Energy Act of 1954, as
                            ---------
amended (the "Atomic Energy Act") and applicable state public utility laws and
              -----------------
regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear
 ---                                                   ----
Regulatory Commission (the "NRC") or the appropriate state public utilities
                            ---
commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company or its predecessor with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective
                                -------------------
dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have
                                            ----------------------------
been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in
                                ----
the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

          Section 4.6     Absence of Certain Changes or Events. Except as
                          -------------------------------------
disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the Company Disclosure Schedule, since September 30,2000, and prior to the date hereof, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which would have, or would reasonably be expected to have, a Company Material Adverse Effect.

          Section 4.7     Litigation. Except as disclosed in the Company SEC
                          ----------
Reports filed prior to the date hereof or as set forth in Section 4.7, Section
4.9 or Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened, nor are there any investigations or reviews pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) as to which there is no significant likelihood of an adverse determination on the merits and that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

          Section 4.8     Registration Statement and Joint Proxy Statement. None
                          ------------------------------------------------
of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the
                                        ----------------------
time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form (the "Joint
                                                                           -----
Proxy Statement"), relating to the Company Shareholders' Meeting (as defined in
---------------
Section 7.4(a)) and Parent Shareholders' Meeting (as defined in Section 7.4(b)) shall not, at the dates mailed to Company shareholders and Parent shareholders and at the time of the Company Shareholders' Meeting and Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement, insofar as the information included therein is supplied by or on behalf of the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 4.9     Tax Matters. "Taxes," as used in this Agreement, means
                          -----------
any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

          (a)     Except as disclosed in Section 4.9 of the Company Disclosure
Schedule:

               (i)      Filing of Timely Tax Returns. The Company and each of
                        ----------------------------
          its subsidiaries have duly filed (or there have been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

               (ii)     Payment of Taxes. The Company and each of its
                        ----------------
          subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

               (iii)     Tax Reserves. All material Taxes payable by the Company
                         ------------
          and its subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements filed prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP.

               (iv)     Audit, Administrative and Court Proceedings. No material
                        -------------------------------------------
          claims, audits, disputes, controversies, examinations, investigations or other proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

               (v)     Tax Sharing Agreements. Neither the Company nor any of
                       -----------------------
          its subsidiaries is a party to any agreement, understanding or arrangement (with any person other than the Company and/or any of its subsidiaries) relating to allocating or sharing of any material amount of Taxes.

               (vi)     Liability for Others. Neither the Company nor any of its
                        ---------------------
          subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract.

          (b)     Code Section 897. To the best knowledge of the Company after
                  -----------------
due inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in
Section 897(c)(l)(A)(ii) of the Code.

          (c)     Code Section 368(a). The Company has no knowledge of any fact,
                  -------------------
nor has the Company taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

          (d)     Code Section 355(e). Neither the Company nor any of its
                  -------------------
subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past 24 month period.

          Section 4.10     Employee Matters; ERISA. Except as set forth in the
                           ------------------------
appropriate subsection of Section 4.10 of the Company Disclosure Schedule:

          (a) For purposes of this Section 4.10, the following terms have the definitions set forth below:

               (i)      "Controlled Group Liability" means any and all
                        ----------------------------
     liabilities (a) under Title IV of ERISA (as defined below), or the group health plan requirements of Section 701 et seq. of the Code and Section 701 et seq. of ERISA, (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code,
     (c) under Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 4.10(b) of the Company Disclosure Schedule.

               (ii)     An "Employee Benefit Plan" means any employee benefit
                            ---------------------
     plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within" the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

               (iii)     An "Employment Agreement" means a contract, offer
                             --------------------
     letter or agreement of the Company or any of its subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services; provided, however, that the term "Employment Agreement"
                      --------  -------
     shall not
     include any contract, offer letter or agreement under which no more than
     (i) $100,000 will be paid in any calendar year or (ii) $300,000 will be paid in the aggregate.

               (iv)     "ERISA" means the Employment Retirement Income Security
                         -----
     Act of 1974, as amended, and the regulations promulgated thereunder.

               (v)     "ERISA Affiliate" means, with respect to any entity,
                        ---------------
     trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

               (vi)     A "Multiemployer Plan" means any "multiemployer plan"
                           ------------------
     within the meaning of Section 4001(a)(3) of ERISA.

               (vii)     A "Plan" means any Employee Benefit Plan other than a
                            ----
     Multiemployer Plan.

               (viii)     "Withdrawal Liability" means liability to a
                           --------------------
     Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (b) Section 4.10(b) of the Company Disclosure Schedule includes a complete list of all material Employee Benefit Plans and all Employment Agreements.

          (c) With respect to each Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all material plan documents, trust agreements, and insurance contracts and other funding vehicles (or, in the case of any unwritten Plan, a description thereof); (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any;
(iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. The Company has delivered or made available to Parent a true,
 ---
correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

          (d) Section 4.10(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of
Section 401 (a) of the Code ("Qualified Plans").  The IRS has issued a favorable
                              ---------------
determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and except as would not have a Company Material Adverse Effect, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan or related trust is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA").
                                           ----

          (e) All material contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.10(b) of the Company Disclosure Schedule, or
(iii) is unfunded.

          (f) With respect to each Employee Benefit Plan, except as would not have a Company Material Adverse Effect, the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms. No provision of any material Plan limits the Company's authority to amend, modify, suspend, revoke or terminate that Plan, other than to state a limitation required by ERISA or the Code, and there have been no oral or written communications to participants or beneficiaries stating a limitation other than a limitation required by ERISA or the Code. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. Except as would not have a Company Material Adverse Effect, no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan.

          (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived, in respect of any plan year ended prior to the date hereof and for which the time for making contributions in order to avoid occurring an accumulated funding deficiency for such year has expired; (ii) the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the actuarial present value of the accumulated benefit obligation under such Plan (whether or not vested), based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1995 in respect of any such Plan which is a defined benefit Plan; (iv) ail material premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (v) no material liability (other than
  ----
for premiums to the PBGC and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been or could reasonably be expected to be incurred by the Company or any of its subsidiaries; and (vi) to the knowledge of the Company, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

          (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple
                                                                --------
Employer Plan"). None of the Company and its subsidiaries nor any of their
-------------
respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

          (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that could have a Company Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA since December 31, 1995.

          (j) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

          (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated funding, vesting or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its subsidiaries. Section 4.10(k) of the Company Disclosure Schedule sets forth a reasonable estimate of (i) the maximum amount of each category of "parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company and its subsidiaries (including without limitation severance, parachute payments resulting from the vesting of options, and enhanced retirement benefits) and (ii) the amounts required to be contributed by the Company and its subsidiaries to any grantor trusts or other funding arrangements for any Employee Benefit Plans and Employment Agreements, in each case in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Section 4.10(k) of the Company Disclosure Schedule also sets forth the aggregate amount of the dividend equivalents payable as of the date hereof to holders of Company Options (as defined in Section 7.1l(a)).

          (1) The Company does not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any persons otherwise performing services primarily for the Company. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Section 4.10(1) of the Company Disclosure Schedule identifies every demand for recognition or petition to the National Labor Relations Board for certification as collective bargaining representative of a unit of the Company's employees within the last five years. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Each of the Company and its subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except as would not have a Company Material Adverse Effect.

          (m) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no condition or event has occurred which may reasonably be expected to give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan or any other party.

          (n) The Company, its subsidiaries and each member of their respective business enterprise has complied with the Worker Adjustment and Retraining Notification Act.

          (o) There are no awards outstanding under the Company's Long Term Incentive Plan. With respect to each severance agreement substantially in the form of the severance agreements listed in Section 4.10(b) of the Company Disclosure Schedule (each, a "Severance Agreement"), the provisions of the form
                              -------------------
of letter agreement set forth in Section 7.1l(e) of the Company Disclosure Schedule represent the correct interpretation of such Severance Agreement as in effect on the date hereof.

          Section 4.11     Environmental Protection. Except as set forth in
                           ------------------------
Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

          (a)     Compliance.  Except where the failure to be in such compliance
                  ----------
would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries are, and within applicable statutes of limitation have been, in compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) and (ii) neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority or any written communication from any other person, in each case, which remains unresolved, that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

          (b)     Environmental Permits.  The Company and each of its
                  ---------------------
subsidiaries has obtained all permits, licenses, approvals, consents and governmental authorizations (collectively, the "Environmental Permits") required
                                                ---------------------
by Environmental Law for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where required by Environmental Law, a renewal application has been timely filed and is pending agency approval, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Merger can be accomplished in the ordinary course of business, except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (c)     Environmental Claims. There are no Environmental Claims (as
                  --------------------
defined in Section 4.1l(f)(i)) pending or, to the knowledge of the Company, threatened (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries currently owns, leases or operates or, to the Company's knowledge, against any real or personal property or operations that the Company or any predecessor in interest owned, leased or operated, or (iii) to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d)     Releases.  Except for Releases of Hazardous Materials the
                  --------
liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.1l(f)(iv)) by the Company or any of its subsidiaries or, to the Company's knowledge, by any other party of any Hazardous Materials (as defined in Section 4.1l(f)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its subsidiaries, or
(ii) to the knowledge of the Company, cause damage or diminution of value to any of the operations or real properties currently owned, leased or operated, in whole or in part, by Company or any of its subsidiaries.

          (e)     CERCLA.  No property currently, or to the knowledge of the
                  ------
Company, formerly owned, operated or leased by the Company or by any predecessor in interest, is listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"). or on any comparable state list established under
          ------
Environmental Law as of the Effective Time. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, no property currently, or to the knowledge of the Company formerly owned, operated or leased by the Company or any predecessor in interest, is listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated under CERCLA or on any comparable state list established under Environmental Law as of the Effective Time.

          (f)     Definitions. As used in this Agreement:
                  -----------

               (i)      "Environmental Claim" means any and all administrative,
                         -------------------
     regulatory or judicial actions, suits, demands, demand letters, requests for information (under CERCLA or any comparable state law), directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority), in each case, in writing, alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any, or exposure to, Hazardous Materials.

               (ii)     "Environmental Laws" means all applicable federal,
                         ------------------
     state, local, foreign or international laws, rules, ordinances, treaties, regulations, orders, judgments, legally binding directives, decrees or common law, in each case in existence prior to or as of the Effective Time, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment and natural resources including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, noise or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii)     "Hazardous Materials" means (A) any petroleum or
                          -------------------
     petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, coal tar residue, and polychlorinated biphenyls ("PCBs") and
     (B) any chemicals, materials or substances which are now defined as, included in the definition of, or regulated as "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents," "regulated substances," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

               (iv)     "Release" means any actual or threatened release, spill,
                         -------
     emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching into the atmosphere, soil, surface water, groundwater or property.

          (g)     Records and Files. The Company has made available to Parent
                  -----------------
and its authorized representatives all material records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data available to the Company, in each case, within the Company's actual possession or control, concerning the material existence of Hazardous Materials or any other material environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by the Company, or concerning material compliance by the Company with, or material liability under, any Environmental Laws, in each case which is pending or remains unresolved.

          Section 4.12     Regulation as a Utility. The Company is an exempt
                           -----------------------
holding company under the 1935 Act. Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(l1), respectively, of the 1935 Act, (b) a "public utility" under the Power Act,
(c) a "natural-gas
company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

          Section 4.13     Vote Required. The approval of the Merger by a
                           -------------
majority of the votes of all outstanding shares of Company Common Stock entitled to vote (the "Company Shareholders' Approval") is the only vote of the holders
              ------------------------------
of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 4.14     Opinion of Financial Advisor. The Company has
                           ----------------------------
received the opinion of Morgan Stanley Dean Witter & Co., to the effect that, as of February 16, 2001, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

          Section 4.15     Ownership of Parent Common Stock. Except as set forth
                           --------------------------------
in Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock or Parent Preferred Stock (as defined in Section 5.3).

          Section 4.16     Takeover Laws. The Company has taken all action
                           -------------
required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of New York, including Section 912
                -------------
of the NYBCL.

          Section 4.17     Operations of Nuclear Power Plant. The operation of
                           ---------------------------------
the nuclear generation plant (the "Nuclear Facility") wholly owned by the
                                   ----------------
Company is being conducted in substantial compliance with current laws and regulations governing nuclear plant operations, except for such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Nuclear Facility maintains and is in substantial compliance with emergency evacuation plans as required by the laws and regulations governing nuclear plant operations and (b) as of the date of this Agreement, the storage of spent nuclear fuel and the plans for the decommissioning of the Nuclear Facility substantially conform with the requirements of applicable law.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Parent represents and warrants to the Company as follows:

          Section 5.1     Organization and Qualification. Except as set forth in
                          ------------------------------
Section 5.1 of the Parent Disclosure Schedule (as defined in Section 7.6), Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Parent
                                                                    ------
Material Adverse Effect").
-----------------------

          Section 5.2     Subsidiaries. Section 5.2 of the Parent Disclosure
                          ------------
Schedule sets forth a description, as of the date hereof, of each material "subsidiary company," as such term is defined in the 1935 Act, and joint venture of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, Parent's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by Parent of each Parent subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 5.3     Capitalization. (a) Except as set forth in Section 5.3
                          --------------
of the Parent Disclosure Schedule, the authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of Parent ("Parent Preferred Stock").
                                                       ----------------------
As of the close of business on February 15, 2001, there were issued and outstanding 117,474,498 shares of Parent Common Stock and no shares of Parent Preferred Stock. All of the issued and outstanding shares of the capital stock of Parent are, and will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies of other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent or any of the subsidiaries of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating Parent to grant, extend or enter into any such agreement or commitment.

          (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, there were issued and outstanding no shares of Merger Sub Common Stock. It is anticipated that as of the Effective Time, Merger Sub shall have issued and outstanding 1,000 shares of Merger Sub Common Stock, all of which shall be owned by Parent.

          Section 5.4     Authority; Non-Contravention: Statutory Approvals:
                          --------------------------------------------------
Compliance.
----------

          (a)     Authority.  Parent has all requisite corporate power and
                  ---------
authority to enter into this Agreement and, subject to obtaining Parent Shareholders' Approval (as defined in Section 5.11) and Parent Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, other than Parent Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

          (b)     Non-Contravention.  Except as set forth in Section 5.4(b) of
                  -----------------
the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Parent, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining Parent Required Statutory Approvals and the receipt of Parent Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture,
               ------------------------
deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect and would not prevent the consummation of the Merger.

          (c)     Statutory Approvals.  Except as described in Section 5.4(c) of
                  -------------------
the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect or would prevent the consummation of the Merger (the "Parent Required Statutory Approvals"), it being understood that
                 -----------------------------------
references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

          (d)     Compliance. Except as set forth in Section 5.4(d) or Section
                  ----------
5.9 of the Parent Disclosure Schedule, or as disclosed in the Parent SEC Reports (as defined in Section 5.5) filed prior to the date hereof, or in any reports filed under the Exchange Act by any Parent subsidiary since January 1, 1998 (the "Subsidiary Reports"), neither Parent nor
                                       ------------------
any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that, in the aggregate, do not have and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule or in Section 5.9 of the Parent Disclosure Schedule, Parent and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or bylaws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 5.5     Reports and Financial Statements. The filings required
                          --------------------------------
to be made by Parent and its subsidiaries since January 1, 1998 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or its predecessor with the SEC since January 1,1998 (as such documents have since the time of their filing been amended, the "Parent SEC
                                                                 ----------
Reports"). As of their respective dates, the Parent SEC Reports did not contain
-------
any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with GAAP
 ---------------------------
(except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. True, accurate and complete copies of the certificate of incorporation and by-laws of Parent as in effect on the date hereof, have been made available to the Company.

          Section 5.6     Absence of Certain Changes or Events. Except as
                          ------------------------------------
disclosed in the Parent SEC Reports or Subsidiary Reports filed prior to the date hereof or as set forth in Section

5.6 of the Parent Disclosure Schedule, since September 30, 2000 and prior to the date hereof, Parent and each of its subsidiaries have as of the date hereof conducted their businesses only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has had or would reasonably be expected to have, a Parent Material Adverse Effect.

          Section 5.7     Litigation. Except as disclosed in the Parent SEC
                          ----------
Reports or Subsidiary Reports filed prior to the date hereof or as set forth in
Section 5.7 or Section 5.9 of the Parent Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Parent, threatened, nor are there any investigations or reviews pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) as to which there is no significant likelihood of an adverse determination on the merits and that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 5.8     Registration Statement and Joint Proxy Statement. None
                          ------------------------------------------------
of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement shall not, at the dates mailed to the Company shareholders and Parent shareholders and at the time of the Company Shareholders' Meeting and Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement, insofar as the information included therein is supplied by or on behalf of Parent or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 5.9     Environmental Protection. Except as would not
                          ------------------------
reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, and except for matters disclosed in Section 5.9 of the Parent Disclosure Schedule or in the Parent SEC Reports or Subsidiary Reports, (i) Parent and its subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, and neither Parent nor any of its subsidiaries has received any written notice from any person or Governmental Authority, in each case, which remains unresolved, that alleges that Parent or any of its subsidiaries is not in material compliance with applicable Environmental Laws or the terms and conditions of all such Environmental Permits, (ii) there are no Environmental Claims pending or, to the knowledge of Parent, threatened (A) against Parent or any of its subsidiaries,
(B) to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations that Parent or any of its subsidiaries currently owns, leases or operates, in whole or in part, and (iii) there have been no Releases of Hazardous Materials by Parent or any of its subsidiaries or, to Parent's knowledge, by any other person that would be reasonably likely to (A) form the basis of any Environmental Claim against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (B) to the knowledge of Parent, cause damage or diminution of value to any of the operations or real properties currently owned, leased or operated, in whole or in part, by Parent or any of its subsidiaries.

          Section 5.10     Regulation as a Utility. Parent is a public utility
                           -----------------------
holding company registered under, and subject to the provisions of, the 1935 Act. Section 5.10 of the Parent Disclosure Schedule lists the subsidiaries of Parent that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the state and federal regulatory commissions that have jurisdiction over the rates for the sale, transmission or distribution of electricity or the sale, transportation or distribution of natural gas by each such subsidiary. Except as set forth above and as set forth in Section 5.10 of the Parent Disclosure Schedule, neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Parent is subject to regulation as (a) a "public utility" under the Power Act, (b) a "natural-gas company" under the Natural Gas Act or (c) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

          Section 5.11     Vote Required. The approval of the issuance of Parent
                           -------------
Common Stock issuable in connection with the Merger by a majority of votes cast by holders of Parent Common Stock, where the total vote cast represents over 50% in interest of all securities entitled to vote (the "Parent Shareholders'
                                                    ---------------------
Approval"), is the only vote of the holders of any class or series of the
--------
capital stock of Parent or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 5.12     Ownership of the Company Common Stock. Except as set
                           -------------------------------------
forth in Section 5.12 of the Parent Disclosure Schedule, Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

          Section 5.13     Code Section 368(a). Parent has no knowledge of any
                           -------------------
fact, nor has Parent taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

          Section 6.1     Covenants of the Parties. After the date hereof and
                          ------------------------
prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

          (a)     Ordinary Course of Business. The Company shall, and shall
                  ---------------------------
cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

          (b)     Dividends.
                  ----------

               (i) Neither party shall, nor shall any party permit any of its subsidiaries to declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a wholly owned subsidiary to such party or another wholly owned subsidiary,
     (B) dividends by a less than wholly owned subsidiary consistent with past practice, (C) regular dividends on such party's common stock with usual record and payment dates that do not materially exceed the current regular dividends on such common stock or (D) in the case of Parent, increases in regular quarterly dividends consistent with past practice. Prior to the Closing Date, each of the parties agrees to coordinate dividend policies so as not to adversely affect either party's shareholders because of the timing of record, declaration or payment dates.

               (ii) The Company shall not, nor shall it permit any of its subsidiaries to: (A) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary or (B) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary.

          (c)     Issuance of Securities. Except as set forth in Section 6.1(c)
                  ----------------------
of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to currently outstanding stock options granted under Employee Benefit Plans.

          (d)     Charter Documents; Other Actions. Neither party shall, nor
                  --------------------------------
shall any party permit any of its subsidiaries to, amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organizational documents or to take or fail to take any other action, which in any such case would reasonably be expected to prevent, impede or interfere with the Merger.

          (e)     Acquisitions. Except as disclosed in Section 6.1(e) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire (other than in the ordinary course of business) any material amount of assets other than (i) intercompany transactions between the Company and a wholly owned subsidiary of the Company or (ii) acquisitions for cash which are not, in the aggregate, for consideration in excess of $100 million, excluding from the foregoing clauses (i) and (ii) such transactions that may not be entered into by a public utility holding company registered under the 1935 Act.

          (f)     Capital Expenditures. Except as set forth in Section 6.1(f) of
                  --------------------
the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in an aggregate amount in excess of 120% of the amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.1(f) of the Company Disclosure Schedule, provided that any such capital expenditures in excess of 100% of the amount so budgeted shall be made only after consultation with Parent.

          (g)     Dispositions.  Except as set forth in Section 6.1(g) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than (i) encumbrances or dispositions in the ordinary course of business consistent with past practice, (ii) intercompany transactions between the Company and a wholly owned subsidiary of the Company or
(iii) dispositions which are not, in the aggregate, for consideration in excess of $100 million (based, in the case of consideration consisting of securities, on the average market closing thereof for the ten consecutive trading days prior to the closing of such acquisition and, in the case of consideration consisting of other property, the fair market value of such property as determined by an independent appraiser).

          (h)      Indebtedness. Except as set forth in Section 6.1(h) of the
                   ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice to fund expenditures which are not capital expenditures, (ii) arrangements between the Company and its subsidiaries or among its subsidiaries, (iii) in connection with the refunding of existing indebtedness at a lower cost of funds, (iv) borrowings to finance the capital expenditures described in Section 6.1(f) which borrowings are not, in the aggregate, in excess of $140 million, (v) arrangements to refinance scheduled maturities of indebtedness existing on the date hereof which are not, in the aggregate, in excess of $200 million and (vi) with the consent of Parent, in connection with the refunding of preferred stock of Rochester Gas and Electric Corporation outstanding on the date hereof.

          (i)     Compensation; Benefits. Except as set forth in Section 6.1(i)
                  ----------------------
of the Company Disclosure Schedule, as may be required by applicable law or under existing Employee Benefit Plans or Employment Agreements, as may be required to facilitate or obtain a determination letter from the IRS that a Plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan or Employment Agreement, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits, or grants of new incentive compensation awards, or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice. This subsection (i) is not intended to (A) restrict the Company or its subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion or (C) restrict the Company or its subsidiaries in providing compensation, incentives and benefits to new hires in the ordinary course of business consistent with past practices, so long as such provision complies with clauses (i) and (ii) above.

          (j)     1935 Act. Except as set forth in Section 6.1(j) of the
                  --------
Company Disclosure Schedule, and except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

          (k)     Accounting. Except as set forth in Section 6.1(k) of the
                  ----------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l)     Cooperation; Notification. Each party shall, and shall cause
                  -------------------------
its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations;
(ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had, or would reasonably be expected to have, in the case of the Company, a Company Material Adverse Effect or, in the case of Parent, a Parent Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (m)     Third-Party Consents. The Company shall, and shall cause its
                  --------------------
subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent, shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

          (n)     Breach, Etc. No party shall, nor shall any party permit any of
                  -----------
its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (o)      Discharge of Liabilities.  The Company shall not pay,
                   ------------------------
discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, incurred in the ordinary course of business consistent with past practice, or permitted under Section 6.1(h)(iii).

          (p)      Contracts. Except as set forth in Section 6.1(p) of the
                   ---------
Company Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any Company Material Contract to which the Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims. "Company Material Contracts" as used herein shall mean (i) those contracts and agreements (x) included under, or which would be required to be included under, Exhibit 10 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999 or any other annual report of the Company on Form 10-K filed thereafter, (y) included under, or which would be required to be included under, Exhibit 10 to any of the Company's quarterly reports on Form 10-Q filed after December 31, 1999, or (z) included, or which would be required to be included, as an exhibit to a current report on Form 8-K after December 31,1999, and (ii) any other contract or agreement the absence of which would have, or would reasonably be expected to have, a Company Material Adverse Effect.

          (q)     Insurance. Each party shall, and shall cause its subsidiaries
                  ---------
to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry.

          (r)     Permits. The Company shall, and shall cause its subsidiaries
                  -------
to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate.

          (s)     Takeover Laws. Neither party shall take any action that would
                  -------------
cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Section 912 of the NYBCL.

          (t)     Rights. The Company shall not amend or waive any rights under
                  ------
any agreement or otherwise in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

          (u)     Taxes. Except as disclosed on Section 6.1(u) of the Company
                  -----
Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes or (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law.

          (v)     Primary Businesses. Parent shall not engage in or enter into,
                  ------------------
or agree to engage in or enter into, any transaction that would cause Parent to become not primarily engaged in the gas and electric utilities businesses.

          (w)     Certain Transactions. Parent shall not engage in or enter
                  --------------------
into, or agree to engage in or enter into, any acquisition or disposition of assets or securities that would delay, or would reasonably be expected to delay, the consummation of the Merger, including any such delay resulting from any amendment or modification of a Parent Required Statutory Approval.

          Section 6.2     Covenant of the Company: Alternative Proposals. From
                          ----------------------------------------------
and after the date hereof, the Company agrees (a) that it will not, its subsidiaries will not, and it will not authorize or permit any of its or its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement, an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (c) that it will notify Parent orally and in writing of any such inquiry, offer or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof, and that it shall keep

Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent 48 hours' prior notice of any confidentiality or similar agreement to be entered into or of the fact that it proposes to commence providing information to any person making such inquiry, offer or proposal; provided, however, that notwithstanding any other provision hereof, the Company
--------  -------
may (i) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that the Board of Directors of the Company determines in good faith is financially superior to the Merger and has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor is obtainable, and
(y) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor and outside counsel and consideration of such other matters as the Board of Directors of the Company deems relevant, that failure to do so would likely result in a breach of its fiduciary duties under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.1(f) "Alternative Proposal" shall mean any merger, acquisition, consolidation,
 --------------------
reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or any of the Company's subsidiaries. Nothing herein shall prohibit an acquisition permitted by Section 6.1(e) hereof or a disposition permitted by
Section 6.1(g) hereof.

          Section 6.3     Employment Agreement. Parent, the Company and Mr.
                          --------------------
Richards have entered into an employment agreement in the form attached hereto as Exhibit A (the "Richards Employment Agreement"), which will become effective
   ---------       -----------------------------
upon consummation of the Merger.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS
                              ---------------------

          Section 7.1     Access to Information. (a) Upon reasonable notice and
                          ---------------------
during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, throughout the period prior
                ---------------
to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and
(ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Proprietary Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of September 8, 2000, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").
                                -------------------------

          (b) From the date of this Agreement until the Effective Time, each party (the "Inspected Party") shall (i) permit the other party and its
            ---------------
authorized representatives to conduct such Phase I environmental inspections as the other party may reasonably require and (ii) without limiting any representation made in Section 4.11 hereof, cause its officers and those of its subsidiaries to furnish the other party with such information in existence as the other party may from time to time reasonably request, including, without limitation, assessments, reports, audits, studies and data concerning the existence of Hazardous Materials at facilities or properties presently or formerly owned, operated, leased or used by the Inspected Party or any present or former subsidiary, or concerning compliance by the Inspected Party and its subsidiaries with, or liability under, any Environmental Laws.

          Section 7.2     Joint Proxy Statement and Registration Statement.
                          ------------------------------------------------

          (a)      Preparation and Filing. The parties will prepare and file
                   ----------------------
with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Joint Proxy Statement (together, the "Joint
                                                                     -----
Proxy/Registration Statement"). The parties hereto shall each use reasonable
----------------------------
efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws: provided, however, that no party shall be required to register
                 --------  -------
or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Parent Common Stock issuable in connection with the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

          (b)     Letter of the Company's Accountant. Following receipt by
                  ----------------------------------
PricewaterhouseCoopers LLP, the Company's independent auditor, of an appropriate request from the Company pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Joint Proxy/Registration Statement.

          (c)     Letter of Parent's Accountant. Following receipt by
                  -----------------------------
PricewaterhouseCoopers LLP, Parent's independent auditor, of an appropriate request from Parent pursuant to SAS No. 72, Parent shall use its best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Joint Proxy/Registration Statement.

          Section 7.3    Further Assurances; Regulatory Matters. (a) Subject to
                         --------------------------------------
Section 8.2(h), each party hereto shall, and shall cause its subsidiaries to, cooperate and use its best efforts to (i) promptly prepare and file with the appropriate Governmental Authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the Merger or the other transactions contemplated by this Agreement, (ii) comply, at the earliest practicable date following the date of receipt by Parent or the Company, with any request for information or documents from a Governmental Authority related to, and appropriate in the light of, matters within the jurisdiction of such Governmental Authority, provided that
(x) the parties shall use their best efforts to keep any such information confidential to the extent required by the party providing the information and
(y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential, (iii) take all actions necessary or advisable to obtain no later than the Initial Termination Date, as such date may be extended pursuant to
Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Company Required Statutory Approvals and Parent Required Statutory Approvals) and (iv) oppose vigorously any litigation that would impede or delay the consummation of the Merger, including, without limitation, promptly appealing any adverse court order.

          (b) Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination between themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Section 8.1(e) or 8.2(h). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of the Company Required Statutory Approvals or Parent Required Statutory Approvals and the adoption of an alternative structure (that otherwise substantially preserves for Parent and the Company the economic benefits of the Merger and does not require any additional filing with or authorization, consent or approval from any Governmental Authority, other than supplements or amendments to filings already made, to reflect such alternative structure) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to closing any such
                                        --------
restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

          (c) Parent and the Company shall together discuss and formulate the approach to be taken with the New York State Public Service Commission (the "PSC") with respect to the Merger and the transactions contemplated by this
 ---
Agreement; provided, however, that Mr. Richards shall have the primary
           --------  -------
responsibility for coordinating strategy and communications with the PSC, and no contacts with the PSC relating to the Merger shall be made by any party without prior notice to and consultation with the other party, except in accordance with procedures mutually agreed upon by the parties in connection with ordinary course requests for information made by the PSC.

          Section 7.4     Shareholders' Approval.
                          ----------------------

          (a)     Company Shareholders' Meeting.  Subject to the provisions of
                  -----------------------------
Section 7.4(c), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for
                                             -----------------------------
the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

          (b)     Parent Shareholders' Meeting.  Subject to the provisions of
                  ----------------------------
Section 7.4(c), Parent shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders' Meeting") for the
                                         ----------------------------
purpose of securing Parent Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of issuance of Parent Common Stock issuable in connection with the Merger and (iv) cooperate and consult with Company with respect to each of the foregoing matters.

          (c)     Meeting Date.  The Company Shareholders' Meeting for the
                  ------------
purpose of securing the Company Shareholders' Approval and Parent Shareholders' Meeting for the purpose of securing Parent Shareholders' Approval shall be held on the same date, which shall be such date as the Company and Parent shall mutually determine. The Company shall use its reasonable best efforts to hold the Company Shareholders' Meeting, and Parent shall use its reasonable best efforts to hold Parent Shareholders' Meeting, simultaneously with the Company's and Parent's 2001 annual meetings, respectively, or otherwise, as promptly as practicable after the date hereof.

          Section 7.5     Directors' and Officers' Indemnification.
                          ----------------------------------------

          (a)     Indemnification.  To the extent, if any, not provided by an
                  ---------------
existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and
                                             -----------------
collectively, the "Indemnified Parties") against (i) all losses, expenses
                   -------------------
(including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all
                                     -----------------------
Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 722 of the NYBCL, and the certificate of incorporation or by-laws, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent
                                                --------  -------
shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

          (b)     Insurance.  For a period of six years after the Effective
                  ---------
Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided, however, that Parent shall not be required
                            --------  -------
to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

          (c)     Successors.  In the event Parent or any of its successors or
                  ----------
assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

          (d)     Survival of Indemnification.  To the fullest extent permitted
                  ---------------------------
by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective certificate of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e)     Benefit.  The provisions of this Section 7.5 are intended to
                  -------
be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          Section 7.6     Disclosure Schedules. On the date hereof, (a) Parent
                          --------------------
has delivered to the Company a schedule (the "Parent Disclosure Schedule"),
                                              --------------------------
accompanied by a certificate signed by the Executive Vice President, General Counsel and Secretary of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a
                        ---------------------------
certificate signed by the Senior Vice President and General Counsel of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The
                                                     --------------------
Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

          Section 7.7     Public Announcements. Subject to each party's
                          --------------------
disclosure obligations imposed by law, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

          Section 7.8     Rule 145 Affiliates. Within 30 days after the date of
                          -------------------
this Agreement, the Company shall identify in a letter to Parent all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of the Company, as such term is used in Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to Parent on or prior to the Closing Date a written letter substantially in the form attached as Exhibit B (each, an "Affiliate Letter")
                 ---------            ----------------

          Section 7.9     Certain Employee Agreements. Subject to Section 7.10,
                          ---------------------------
Parent and the Surviving Corporation and its subsidiaries shall honor all contracts, agreements and commitments of the parties which apply to any current or former employee or current or former director of the parties hereto; provided, however, that the foregoing shall not prevent Parent or the Surviving
--------  -------
Corporation from enforcing, amending or terminating such contracts, agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement or commitment. It is the present intention of Parent and the Company that following the Effective Time, there will be no involuntary reductions in workforce at the Surviving Corporation or its subsidiaries, but that Parent, the Surviving Corporation and their respective subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition; provided, however, that if any reductions in
                              --------  -------
workforce in respect of employees of the Surviving Corporation and its subsidiaries become necessary, any such reduction shall be made in consultation with the Chairman of the Surviving Corporation and shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs without regard to whether employment prior to the Effective Time was with the Company or its subsidiaries or Parent or its subsidiaries; provided, further, that to the extent that any such workforce
              --------  -------
reduction would affect employees of Rochester Gas and Electric Corporation disproportionately, in the aggregate, as compared with employees of New York State Electric & Gas Corporation as a result of provisions of a collective bargaining agreement applicable to such employees of New York State Electric & Gas Corporation, each employee of Rochester Gas and Electric Corporation shall be protected with respect to such workforce reduction to the same extent that a similarly situated employee of New York State Electric & Gas Corporation is protected with respect to such workforce reduction by such provisions of the collective bargaining agreement. Any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Corporation or any of their respective subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Corporation or any of their respective subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective subsidiaries shall be done in accordance with all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

          Section 7.10   Employee Benefit Plans.
                         ----------------------

          (a)     Continuation of Benefits. Except as contemplated by this
                  ------------------------
Agreement, for a period of 18 months following the Effective Time, Parent and the Surviving Corporation shall continue to maintain the Employee Benefit Plans or shall maintain replacement employee benefit plans and arrangements which shall provide a level of benefits to active and retired employees of the Company and its subsidiaries no less favorable in the aggregate than those provided under the Employee Benefit Plans as in effect immediately prior to the Effective Time; provided, however, that changes may be made to the Employee Benefit Plans
      --------  -------
or such replacement employee benefit plans and arrangements to the extent necessary to comply with applicable law.

          (b)     Service Recognition. To the extent that service is relevant
                  -------------------
for purposes of eligibility, participation, vesting or benefit accrual (other than benefit accrual under any defined benefit pension plans) under any employee benefit plan, program or arrangement established, maintained or contributed to by the Surviving Corporation and Parent, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or a subsidiary of the Company; provided,
                                                                    --------
however, that such crediting of service does not result in the duplication of
-------
benefits or an unintended windfall with respect to the accrual of benefits. The Surviving Corporation shall provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

          Section 7.11     Company Stock and Other Plans, (a) At the Effective
                           -----------------------------
Time, each holder of an option to purchase shares of Company Common Stock or stock appreciation right with respect to Company Common Stock outstanding and unexercised as of the Effective Time (a "Company Option") granted pursuant to
                                         --------------
the Company 1996 Performance Stock Option Plan as has been amended from time to time (the "Company Stock Plan") or otherwise granted by the Company other than
           ------------------
pursuant to the Company Stock Plan shall be paid in full satisfaction of such Company Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Cash Consideration over the exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option. In addition, each holder of a Company Stock Option shall be paid at the Effective Time an amount in cash equal to the aggregate dividend equivalents credited to the account of such holder. All amounts payable pursuant to this Section 7.11(a) shall be paid less any income or employment tax withholding required under the Code or any provision of state or local law.

          (b) At the Effective Time, the Executive Incentive Plan shall terminate and each participant shall be entitled to and paid an amount in cash equal to the product of (x) the Target Award (as defined in the plan) and (y) a fraction, the numerator of which is the number of days from the start of the calendar year until the Effective Time and the denominator of which is 365.

          (c) Prior to the Effective Time, the Company shall be permitted to establish a retention program for employees of the Company and its subsidiaries consistent with the terms set forth in Section 7.1l(c) of the Company
Disclosure Schedule; provided, however, that the
                     --------  -------
specific terms and conditions of such retention program (including, without limitation, the identity and levels and form of participation of each employee covered thereby, the forms of all plan documents and individual agreements and all related employee communications and other documentation thereof) shall be subject to the review and comment and final approval of Parent.

          (d) At the Effective Time, each common stock equivalent or deferred stock unit credited to participating directors' accounts under the Rochester Gas and Electric Corporation Deferred Compensation Plan or the Deferred Stock Unit Plan for Non-Employee Directors shall be valued based on the Cash Consideration. Such amounts shall be payable at such time and in such manner as prescribed in the relevant plan with, in the case of amounts credited under the Deferred Compensation Plan, deemed interest at the rate provided for in such plan with respect to amounts not deemed invested in Company Common Stock. All transfer restrictions applicable to any share of Company Common Stock owned by a director, officer or employee of the Company shall lapse as of the Effective Time.

          (e) The Company shall use its reasonable best efforts to cause each individual who is a party to a Severance Agreement to enter into a letter agreement with the Company substantially in the form set forth in Section 7.1l(e) of the Company Disclosure Schedule as soon as practicable after the date hereof.

          Section 7.12     Expenses. Subject to Section 9.3, all costs and
                           --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

          Section 7.13     Corporate Offices. At and subsequent to the Effective
                           -----------------
Time, the corporate headquarters of the Surviving Corporation, Rochester Gas and Electric Corporation, New York State Electric & Gas Corporation and the Energy East Management Corporation shall be located in Rochester, New York, and the operations center for New York State Electric & Gas Corporation shall be located in Binghamton, New York. The parties hereto hereby acknowledge and agree that as of the Effective Time, the Energy East Management Corporation shall have at least 40 employees in Rochester, New York.

          Section 7.14     Parent Board of Directors. At the Effective Time, the
                           -------------------------
Board of Directors of Parent shall increase by three the number of directors on the Board of Directors of Parent and shall thereupon elect as directors Mr. Richards and two other persons who are currently non-management directors of the Company.

          Section 7.15     Community Involvement. After the Effective Time,
                           ---------------------
Parent will, or will cause the Surviving Corporation to, increase the level of charitable contributions to, and community involvement with, Rochester, New York to reflect the increase in size of the company to be based in Rochester.

          Section 7.16     Advisory Board. At the Effective Time, there shall be
                           --------------
established an advisory board to the Surviving Corporation ("Advisory Board"),
                                                             --------------
which shall be comprised of the persons who were directors of the Company immediately prior to the Effective Time, except directors of the Company elected to the Board of Directors of Parent pursuant to
Section 7.14. The Advisory Board shall meet no less frequently than quarterly and shall provide advice to the Board of Directors of the Surviving Corporation with respect to such issues as the Board of Directors of the Surviving Corporation may from time to time request, including but not limited to community relations, customer service, economic development, employee development and relations and such other matters of community interest as may be appropriate. The members of the Advisory Board, who shall serve at the discretion of the Surviving Corporation, shall receive remuneration for their services equivalent to the remuneration currently provided to non-employee directors of the Company. In the event of a vacancy on the Advisory Board, the remaining members of the Advisory Board shall determine, subject to the approval of Parent, whether to fill such vacancy and may fill such vacancy by nominating a successor member satisfactory to the Surviving Corporation.

          Section 7.17   Tax-Free Status. No party shall, nor shall any party
                         ---------------
permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

          Section 7.18   Transition Management. (a) As promptly as practicable
                         ---------------------
after the date hereof, the Company and Parent shall create a special transition management task force (the "Task Force") jointly chaired by Mr. Richards and a
                            ----------
person designated by Parent (the "Task Force Chairpersons"). Members of the Task
                                  -----------------------
Force shall consist of an equal number of representatives designated by the Company and Parent.

          (b)     The functions of the Task Force shall include

               (i) serving as a conduit for the flow of information and documents among the parties and their subsidiaries as contemplated by
          Section 6.1(1),

               (ii) developing regulatory plans and proposals, corporation organizational and management plans, workforce combination proposals, and such other matters as the Task Force deems appropriate,

               (iii) evaluating and recommending the manner in which best to organize and manage the business of the Surviving Corporation after the Effective Time; provided that that Task Force shall not be
                              --------
          responsible for controlling the operations of the business of the parties or any of their respective subsidiaries, and

               (iv) recommending additional officers, if any, of Rochester Gas and Electric Corporation pursuant to Section 7.19(b) and of New York State Electric & Gas Corporation pursuant to Section 7.20(b).

          (c) The Task Force Chairpersons shall be responsible for directing all activities of the Task Force contemplated by this Section 7.18.

          Section 7.19     Rochester Gas and Electric Corporation.
                           --------------------------------------

          (a)     Directors.  Commencing at the Effective Time, the directors of
                  ---------
Rochester Gas and Electric Corporation shall consist of four persons, two persons nominated by Parent and two persons nominated by the Company, and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of Rochester Gas and Electric Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. von Schack and Mr. Jasinski as directors of Rochester Gas and Electric Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of Rochester Gas and Electric Corporation.

          (b)     Officers.  Commencing at the Effective Time, the officers of
                  --------
Rochester Gas and Electric Corporation shall consist of (i) the officers of Rochester Gas and Electric Corporation immediately prior to the Effective Time and (ii) such other additional persons as recommended by the Task Force, and such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of Rochester Gas and Electric Corporation, or as otherwise provided by the NYBCL.

          Section 7.20     New York State Electric & Gas Corporation.
                           ------------------------------------------

          (a)     Directors.  Commencing at the Effective Time, the directors of
                  ---------
New York State Electric & Gas Corporation shall consist of four persons, three persons nominated by Parent and one person nominated by the Company, and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of New York State Electric & Gas Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. von Schack, Mr. Jasinski and Mr. Tedesco as directors of New York State Electric & Gas Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of New York State Electric & Gas Corporation.

          (b)     Officers.  Commencing at the Effective Time, the officers of
                  --------
New York State Electric & Gas Corporation shall consist of (i) the officers of New York State Electric & Gas Corporation immediately prior to the Effective Time and (ii) such other additional persons as recommended by the Task Force, and such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of New York State Electric & Gas Corporation, or as otherwise provided by the NYBCL.

          Section 7.21     Share Contribution. Parent shall, as promptly as
                           ------------------
practicable following the Effective Time, but in no event later than five days following the Effective Time, transfer its shares of New York State Electric & Gas Corporation to the Surviving Corporation SO that New York State Electric & Gas Corporation shall become a direct wholly owned subsidiary of the Surviving Corporation; provided, however, that Parent shall not effect any such transfer
             --------  -------
if, in the reasonable good faith judgment of Parent after consultation with the Company, such transfer or intended transfer would result in any material impediment or delay in obtaining any

Company Required Statutory Approval or Parent Required Statutory Approval or would otherwise materially impede or delay the consummation of the Merger. Whether or not Parent effects such transfer, Mr. Richards shall serve as Chairman of the Board and Chief Executive Officer of New York State Electric & Gas Corporation following the Effective Time.

                                  ARTICLE VIII

                                   CONDITIONS
                                   ----------

          Section 8.1     Conditions to Each Party's Obligation to Effect the
                          ---------------------------------------------------
Merger. The respective obligations of each party to effect the Merger shall be
------
subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a)     Shareholder Approval. The Company Shareholders' Approval and
                  --------------------
Parent Shareholders' Approval shall have been obtained.

          (b)     No Injunction. No temporary restraining order or preliminary
                  -------------
or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c)     Registration Statement. The Registration Statement shall have
                  ----------------------
become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d)     Listing of Shares. The shares of Parent Common Stock issuable
                  -----------------
in connection with the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (e)     Statutory Approvals. The Company Required Statutory Approvals
                  -------------------
and Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. A "Final Order" means action by the relevant regulatory authority relating to this Agreement or the transactions contemplated hereby which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          Section 8.2     Conditions to Obligation of Parent to Effect the
                          ------------------------------------------------
Merger. The obligation of Parent to effect the Merger shall be further subject
------
to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

          (a)     Performance of Obligations of the Company.  The Company (and
                  -----------------------------------------
its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Sections 6.1 and 6.2 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

          (b)     Representations and Warranties.  The representations and
                  ------------------------------
warranties of the Company set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications or references to Company Material Adverse Effect contained therein) (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct which would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect.

          (c)     Closing Certificates.  Parent shall have received a
                  --------------------
certificate signed by the Senior Vice President and General Counsel of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d)     No Company Material Adverse Effect. No Company Material
                  ----------------------------------
Adverse Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 8.2(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that for the purpose of this Section 8.2(d),
                --------  -------
Company Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) any change in U.S. or global economic conditions, U.S. or global financial markets or conditions, or GAAP or (ii) any change relating to the industries in which Parent and the Company operate or in any generally applicable law or regulation, in each case that does not specifically relate to Parent or the Company and that does not affect Parent or the Company in a materially disproportionate manner relative to each other to the extent disproportionate.

          (e)     Company Required Consents.  The Company Required Consents the
                  -------------------------
failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect shall have been obtained.

          (f)     Affiliate Letters.  Parent shall have received Affiliate
                  -----------------
Letters, duly executed by each "affiliate" of the Company, substantially in the form of Exhibit B, as provided in Section 7.8.

          (g)     Tax Opinion.  Parent shall have received an opinion of
                  -----------
Wachtell, Lipton, Rosen & Katz to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

          (h)     Statutory Approvals. The Final Orders shall not impose terms
                  -------------------
or conditions which, individually or in the aggregate, would have, or would reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect. In addition, the inclusion of a condition or requirement of the SEC's approval of the Merger under the 1935 Act that Parent divest its ownership of any of the gas or electric utility operations of Parent or the Company shall constitute a term or condition which would reasonably be expected to have a "material adverse effect" within the meaning of this Section 8.2(h) of the Agreement.

          Section 8.3     Conditions to Obligation of the Company to Effect the
                          -----------------------------------------------------
Merger. The obligation of the Company to effect the Merger shall be further
------
subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section 9.5.

          (a)     Performance of Obligations of Parent.  Parent (and its
                  ------------------------------------
appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Section 6.1 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

          (b)     Representations and Warranties.  The representations and
                  ------------------------------
warranties of Parent set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications or references to Parent Material Adverse Effect contained therein)(i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct which would not reasonably be expected to have, individually and in the aggregate, a Parent Material Adverse Effect.

          (c)     Closing Certificates.  The Company shall have received a
                  --------------------
certificate signed by the Executive Vice President, General Counsel and Secretary of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d)     No Parent Material Adverse Effect.  No Parent Material Adverse
                  ---------------------------------
Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in the Parent SEC Reports filed prior to the date hereof which would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that for the purpose of this Section 8.3(d),
                --------  -------
Parent Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) any change in U.S. or global economic conditions, U.S. or global financial markets or conditions, or GAAP or (ii) any change relating to the industries in which Parent and the Company operate or in any generally applicable law or regulation, in each case that does not specifically relate to Parent or the Company and that does not affect Parent or the Company in a materially disproportionate manner relative to each other to the extent disproportionate.

          (e)     Parent Required Consents. Parent Required Consents the failure
                  ------------------------
of which to obtain would reasonably be expected to have a Parent Material Adverse Effect shall have been obtained.

          (f)     Tax Opinion. The Company shall have received an opinion from
                  -----------
Shearman & Sterling to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Shearman & Sterling may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

          Section 9.1    Termination. This Agreement may be terminated at any
                         -----------
time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of the Company and Parent;

          (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 12 months from the date hereof (the "Initial Termination Date"); provided, however,
                                  ------------------------    --------  -------
that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 21-month anniversary of the date hereof; and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended.

          (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Shareholders' Meeting, including any adjournments thereof by the Initial Termination Date;

          (d) by any party hereto, by written notice to the other parties, if Parent Shareholders' Approval shall not have been obtained at a duly held Parent Shareholders' Meeting, including any adjournments thereof by the Initial Termination Date;

          (e) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

          (f) by the Company prior to the time at which the Company Shareholders' Approval shall have been obtained, upon three days' prior notice to Parent, if the Company is not in breach of Section 6.2 and, as a result of an Alternative Proposal, the Board of Directors of the Company determines in good faith, that (i) the Alternative Proposal is financially superior to the Merger and the third party making the Alternative Proposal has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor such financing is obtainable, and (ii) after consultation with its financial advisor and outside counsel and consideration of such other matters as the Board of Directors of the Company deems relevant, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to the proviso below, that failure to do so would likely result in a breach of its fiduciary duties under applicable law; provided, however, that prior to any such
                             --------  -------
termination, the Company shall, and shall cause its respective financial and legal advisors to consider in good faith any proposal made by Parent to enable the Company to proceed with the transactions contemplated herein;

          (g) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to have a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, (ii) Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of Parent or any committee thereof shall withdraw or modify in any manner adverse to the Company its approval or recommendation of the issuance of Parent Common Stock issuable in connection with the Merger or shall resolve to take such action.

          (h) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to have a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of the Company or any committee thereof (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein, (B) shall fail to reaffirm such approval or recommendation upon Parent's request within seven days after such request (provided that Parent may make such request only once with respect to any Alternative Proposal), (C) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for the shares of capital stock of the Company, in each case by a party other than Parent or any of its affiliates or (D) shall resolve to take any of the actions specified in clause
(A), (B) or (C).

          Section 9.2     Effect of Termination. Subject to Section 10.1 (b), in
                          ---------------------
the event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.12, Section 9.3, the agreement contained in the last sentence of
Section 7.1, Section 10.8 and Section 10.9 shall survive the termination.

          Section 9.3     Termination Fee; Expenses.
                          -------------------------

          (a)     Termination Fee upon Breach or Failure to Perform.  If this
                  -------------------------------------------------
Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(g)(i) or (ii) or (y) Section 9.1(h)(i) or (ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $10 million ("Expenses"); provided, however, that,
                                          --------    --------  -------
if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

          (b)     Company Termination Fee.  The Company shall pay Parent a fee
                  -----------------------
of $50 million ("Termination Fee") plus Expenses, upon the termination of this
                 ---------------
Agreement by Parent or the Company pursuant to Section 9.1(c) or the Company pursuant to Section 9.1(f) or by Parent pursuant to Section 9.1(h)(iii); provided, however, that in the event of termination under either Section 9.1(c)
--------  -------
or Section 9.1(h)(iii), no payment of the Termination Fee or Expenses shall be required unless and until within 12 months of such termination the Company enters into a definitive agreement to consummate or consummates a Business Combination, and, in the case of a termination pursuant to Section 9.1(c), there shall have been made and not withdrawn at the time of the Company Shareholders' Meeting an Alternative Proposal and, in the case of a termination pursuant to
Section 9.1(h)(iii), there shall have been made and not withdrawn at the time of such termination an Alternative Proposal. "Business Combination" means with
                                            --------------------
respect to a party, (i) a merger, consolidation, share exchange, business combination or similar transaction involving the party as a result of which the party's stockholders prior to such transaction in the aggregate cease to own at least 70% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of the party and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than the other party or any affiliate thereof), group or entity of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 30% of the party's common stock whether by tender or exchange offer or otherwise.

          (c)     Parent Termination Fee.  Parent shall pay the Company the
                  ----------------------
Termination Fee plus Expenses, upon the termination of this Agreement by Parent or the Company pursuant to Section 9.1(d); provided, however, that in the event
                                           --------  -------
of termination under Section 9.1(d), no payment of the Termination Fee or Expenses shall be required unless and until (i) within 12 months of such termination Parent enters into a definitive agreement to consummate or consummates a Business Combination, (ii) there shall have been made and not withdrawn at the time of Parent Shareholders' Meeting an Alternative Proposal and (iii) the person or persons that made the Alternative Proposal conditioned such Alternative Proposal on Parent Shareholders' Approval not being obtained at a duly held Parent Shareholders' Meeting.

          (d)     Prompt Payment.  If one party fails to pay promptly to the
                  --------------
other any fee or expenses due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of J.P. Morgan Chase & Co:, from the date such fee was required to be paid.

          Section 9.4     Amendment. This Agreement may be amended by the Boards
                          ---------
of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under
Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.5     Waiver. At any time prior to the Effective Time, the
                          ------
parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

          Section 10.1     Non-Survival; Effect of Representations and
                           -------------------------------------------
Warranties. (a) All representations, warranties and agreements in this Agreement
----------
shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 7.11, 7.16, 10.7, 10.8 and 10.9.

          (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) (or pursuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i)).

          Section 10.2     Brokers. The Company represents and warrants that,
                           -------
except for Morgan Stanley Dean Witter & Co. whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for UBS Warburg LLC, whose fees have been disclosed to the Company prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          Section 10.3     Notices. All notices and other communications
                           -------
hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by reputable overnight courier service, (c) telecopied (which is confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  If to the Company, to:

               RGS Energy Group, Inc.
               89 East Avenue
               Rochester, New York 14649-0001
               Attention:   Michael T. Tomaino, Esq.
                            Senior Vice President and General Counsel
               Telephone:   (716) 771-4444
               Telecopy:    (716) 724-8285

               with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York 10022
               Attention:   David W. Heleniak, Esq.
               Telephone:   (212) 848-4000
               Telecopy:    (212) 848-7179

          (ii) If to Parent or Merger Sub, to:

               Energy East Corporation
               P.O. Box 12904
               Albany, New York 12212-2904
               Attention:   Kenneth M. Jasinski, Esq.
                            Executive Vice President, General Counsel
                            and Secretary
               Telephone:   (607)762-4315
               Telecopy:    (607) 762-4005

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019
               Attention:   Seth A. Kaplan, Esq.
               Telephone:   (212) 403-1000
               Telecopy:    (212) 403-2000

          Section 10.4     Miscellaneous. This Agreement (including the
                           -------------
documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the NYBCL.

          Section 10.5     Interpretation. When a reference is made in this
                           --------------
Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 10.6     Counterparts; Effect. This Agreement may be executed
                           --------------------
in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.7     Parties in Interest. This Agreement shall be binding
                           -------------------
upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 10.8     Waiver of Jury Trial and Certain Damages. Each party
                           ----------------------------------------
to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement and (b) without limiting the effect of
Section 9.3, any right it may have, other than in the case of a willful breach, to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

          Section 10.9     Enforcement. The parties agree that irreparable
                           -----------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the panics shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       RGS ENERGY GROUP, INC.

                                       By:  /s/  Thomas S. Richards
                                          ----------------------------------
                                          Name: Thomas S. Richards
                                          Title: Chairman, President and
                                                 Chief Operating Officer


                                       ENERGY EAST CORPORATION

                                       By:
                                          ----------------------------------
                                          Name: Kenneth M. Jasinski
                                          Title: Executive Vice President,
                                                 General Counsel and
                                                 Secretary


                                       EAGLE MERGER CORP.

                                       By:
                                          ----------------------------------
                                          Name: Kenneth M. Jasinski
                                          Title: Vice President, General
                                                 Counsel and Secretary

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                       RGS ENERGY GROUP, INC.

                                       By:
                                          ----------------------------------
                                          Name: Thomas S. Richards
                                          Title: Chairman, President and
                                                 Chief Operating Officer

                                       ENERGY EAST CORPORATION

                                       By:  /s/  Kenneth M. Jasinski
                                          ----------------------------------
                                          Name: Kenneth M. Jasinski
                                          Title: Executive Vice President,
                                                 General Counsel and
                                                 Secretary

                                       EAGLE MERGER CORP.

                                       By:  /s/  Kenneth M. Jasinski
                                          ----------------------------------
                                          Name: Kenneth M. Jasinski
                                          Title: Vice President, General
                                                 Counsel and Secretary

                                                             RECEIVED

                                                         Nixon Peabody LLP

                       SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549

                                 FORM 10-K



     (Mark One)
     [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934

     For the fiscal year ended December 31, 2000
                               -----------------
                              OR
     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ______________  to _____________________



Commission     Registrant, State of Incorporation          I.R.S. Employer
File Number    Address and Telephone Number                Identification No.
-----------    ----------------------------------          ------------------

0-30338        RGS Energy Group, Inc.                      16-1558410
               (Incorporated in New York)
               89 East Avenue
               Rochester, NY  14649
               Telephone (716)771-4444

1-672          Rochester Gas and Electric Corporation      16-0612110
               (Incorporated in New York)
               89 East Avenue
               Rochester, NY  14649
               Telephone (716)546-2700


Securities Registered Pursuant to section 12(b) of the Act:

                                      Name of each exchange
Title of each class                     on which registered
-------------------                   ---------------------

RGS Energy Group, Inc.
Common stock, $.01 par value          New York Stock Exchange


Securities Registered Pursuant to section 12(g) of the Act:

Title of each class
-------------------

Rochester Gas and Electric Corporation
Preferred Stock, $100 par value

     4%    Series F      4.95% Series K
     4.10% Series H      4.55% Series M
     4.75% Series I      4.10% Series J

   Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                   Yes  X        No
                       ---          ----

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.    [X]

  On January 1, 2001 the aggregate market value of the voting stock of RGS Energy Group, Inc. ("RGS") held by nonaffiliates was approximately:
$1,118,000,000.

  On January 1, 2001 the aggregate market value of the voting stock of Rochester Gas and Electric Corporation ("RG&E") held by nonaffiliates was:

None.

  As of the close of business on January 1, 2001, (i) RGS had outstanding 34,577,426 shares of Common Stock ($.01 par value) and, (ii) RG&E had outstanding 38,885,813 shares of Common Stock ($5 par value) all of which were held by RGS.

  RG&E meets the conditions set forth in General Instructions (I)(1)(a) and (b) of Form 10-K and is therefore, filing this form with the reduced disclosure format pursuant to General Instructions (I)(2).

                      Documents Incorporated By Reference

  Portions of RGS's definitive proxy statement in connection with the 2001 Annual Meeting of Shareholders, to be filed with the Commission pursuant to Regulation 14A not later than 120 days after December 31, 2000, are incorporated in Part III of this report. Information required by Part III with respect to RG&E has been omitted pursuant to General Instruction (I)(2)(c).

                           Abbreviations and Glossary

BTU British Thermal Unit. The amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at 60 degrees Fahrenheit.

Cooling degree days A measure that quantifies the extent to which the daily outdoor average temperature exceeds a base of 65 degrees Fahrenheit. One-degree day is counted for each degree-day falling above the assumed base for each calendar day.

Company or RGS      RGS Energy Group, Inc., a holding company formed August 2,
                    1999, which is the parent company of Rochester Gas and Electric Corporation, RGS Development Corporation and
                    Energetix, Inc.

CWIP                Construction work-in progress

EITF                Emerging Issues Task Force

Electric Settlement Competitive Opportunities Case Settlement among RG&E, PSC and other parties which provides the framework for the development of competition in the electric energy marketplace through June 30, 2002

Energetix           Energetix, Inc., a wholly-owned subsidiary of the Company

Energy Choice       A competitive electric retail access program of RG&E being phased-in over a period ending July, 2001

FERC                Federal Energy Regulatory Commission

Ginna Plant         Ginna Nuclear Plant which is wholly owned by RG&E

Griffith Griffith Energy, an oil, gasoline and propane distribution company acquired by Energetix in 1998

Heating degree day  A measure that quantifies the extent to which the daily outdoor average temperature falls below a base of 65 degrees Fahrenheit. One-degree day is counted for each degree-day falling below the assumed base for each calendar day.

LDC                 Local Distribution Company

Nine Mile Two       Nine Mile Point Nuclear Plant Unit No. 2 of which RG&E owns a 14% share

NOI                 Notice of Inquiry

NOPR                Notice of Proposed Rulemaking

NYISO               New York Independent System Operator

NYNOC               New York Nuclear Operating Company

NYPA                New York Power Authority

NYSDEC              New York State Department of Environmental Conservation

NRC                 Nuclear Regulatory Commission

O&M                 Operation and Maintenance

PSC                 New York State Public Service Commission

Regulatory Assets   Deferred costs whose classification as an asset on the
                    balance sheet is permitted by SFAS-71, Accounting for the Effects of Certain Types of Regulation.

RG&E Rochester Gas and Electric Corporation, a wholly-owned subsidiary of RGS

RGS Development     RGS Development Corporation, a wholly-owned subsidiary of
                    the Company

RTO                 Regional Transmission Organization

SEC                 Securities and Exchange Commission

SFAS                Statement of Financial Accounting Standards

SFAS 71             Accounting for the Effects of Certain Types of Regulation

                              RGS ENERGY GROUP, INC.
                     ROCHESTER GAS AND ELECTRIC CORPORATION

                       Information Required on Form 10-K


                                                                  Page
                                                                  ----
FILING FORMAT                                                        1

FORWARD-LOOKING STATEMENTS                                           1

Item
Number      Description
------      -----------

Part I
------
Item 1      Business                                                 1
Item 2      Properties                                              13
Item 3      Legal Proceedings                                       14
Item 4      Submission of Matters to a Vote of Security Holders     16
Item 4A     Executive Officers of the Registrant                    17


Part II
-------

Item 5      Market for the Registrant's Common Equity and
               Related Stockholder Matters                          19
Item 6      Selected Financial Data                                 21
Item 7      Management's Discussion and Analysis of Financial
               Condition and Results of Operations                  24
Item 7A     Quantitative and Qualitative Disclosures about
               Market Risk                                          44
Item 8      Financial Statements and Supplementary Data             45
Item 9      Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosure                  81


Part III
--------

Item 10     Directors and Executive Officers of the Registrant      82
Item 11     Executive Compensation                                  82
Item 12     Security Ownership of Certain Beneficial Owners and
               Management                                           82
Item 13     Certain Relationships and Related Transactions          82

Part IV
-------

Item 14     Exhibits, Financial Statement Schedules and Reports
               on Form 8-K                                          83

            Signatures                                              88

FILING FORMAT

     This Annual report on Form 10-K is a combined report being filed by two different registrants: RGS and RG&E. See "Corporate Structure" in Item 1. Except where the content clearly indicates otherwise, any references in the report to "RGS" or the "Company" include all subsidiaries of RGS including RG&E. RG&E makes no representation as to the information contained in this report in relation to RGS and its subsidiaries other than RG&E. When this report is incorporated by reference into any filing with the SEC made by RG&E, the portions of this report that relate to RGS and its subsidiaries other than RG&E are not incorporated by reference therein.

FORWARD-LOOKING STATEMENTS

     This report contains statements which are not historic fact and which can be classified as forward looking. These statements can be identified by the use of certain words which suggest forward looking information, such as "believes," "will," "expects," "projects," "estimates" and "anticipates". They can also be identified by the use of words which relate to future goals or strategies. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as those discussed in
Item 7.

                                     PART I

ITEM 1.  BUSINESS


     The following are discussed under the general heading of "Business". Reference is made to the various other Items as applicable.


     CAPTION                                       PAGE
     -------                                       ----

     Corporate Structure                              1
     Electric Operations                              3
     Gas Operations                                   5
     Unregulated Operations                           5
     Regulatory Matters                               6
     Fuel Supply                                      6
     Financing and Capital Requirements Program       7
     Environmental Quality Control                    9
     Research and Development                        10
     Operating Statistics                            11


CORPORATE STRUCTURE

     RGS ENERGY GROUP INC. RGS was incorporated in 1998 in the State of New York and became the holding company for RG&E on August 2, 1999. RGS has no employees and no significant business operations other than through RG&E and RGS's other subsidiaries as described below.

     ROCHESTER GAS AND ELECTRIC CORPORATION. RG&E was incorporated in 1904 in the State of New York and is engaged principally in the business of generating, purchasing, transmitting and distributing electricity, and purchasing, transporting and distributing natural gas. RG&E produces and distributes electricity and distributes gas in parts of nine counties including and surrounding the City of Rochester. At December 31, 2000 RG&E had 2022 employees.

     RG&E's service area has a population of approximately one million and is well diversified among residential, commercial and industrial consumers. In addition to the City of Rochester, which is the third largest city and a major industrial center in New York State, it includes a substantial suburban area with a large and prosperous farming area. A majority of the industrial firms in RG&E's service area manufacture consumer goods. Many of RG&E's industrial customers are nationally known, such as Xerox Corporation, Eastman Kodak Company, Bausch & Lomb Incorporated and Delphi Automotive Systems, Inc.

     ENERGETIX, INC.   Energetix was formed to pursue retail electric, gas and
liquid fuel business throughout Upstate New York. Energetix and its subsidiary, Griffith now serve a combined total of over 200,000 customers. Griffith's growth has been accomplished primarily through acquisitions. Griffith's most recent acquisitions were Burnwell(R) Gas and AllEnergy - New York Fuels Division Companies, which both closed in mid-November. Energetix' acquisitions have provided it with access to 123,000 customers, 100,000 of whom reside outside RG&E's regulated franchise territory. Excluding any of its acquisitions, Energetix has over 83,000 customers for natural gas and electricity service.

     In total, Energetix and Griffith had approximately 651 employees and had operated 28 customer service centers as of December 31, 2000.

     RGS DEVELOPMENT CORPORATION. In 1998, the Company formed RGS Development to pursue unregulated business opportunities in the energy marketplace. Through December 31,2000 RGS Development's operations have not been material to RGS's results of operations or its financial condition.

     SEASONAL NATURE OF BUSINESS. The businesses of RGS and RG&E are seasonal. With respect to electricity, winter peak loads are attained due to spaceheating sales and shorter daylight hours and summer peak loads are reached due to the use of air-conditioning and other cooling equipment. With respect to natural gas, kerosene, propane and heating oil, the greatest sales occur in the winter months due to spaceheating usage. In addition, gasoline sales reflect seasonal fluctuations due to increased consumer driving during the warmer months.

     FRANCHISES. In each of the communities in which it renders regulated utility service, RG&E, with minor exceptions, holds the necessary municipal franchises, none of which contains burdensome restrictions. The franchises are non-exclusive, and are generally unlimited as to time or run for terms of years.

     SEGMENT INFORMATION. Information concerning revenues, operating profits and identifiable assets for significant industry segments is set forth in Note 4 of the Notes to the Company's financial statements under Item 8. Information relating to the principal classes of service from which regulated electric and gas revenues are derived and other operating data are included herein under "Operating Statistics". A discussion of the causes of significant changes in revenues is presented in Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. Percentages of the Company's operating revenues derived from electric and gas service and unregulated businesses for each of the last three years are as follows:

                     RGS     RG&E    RGS     RG&E
                    ------  ------  ------  ------
                     2000    2000    1999    1999    1998
                    ------  ------  ------  ------  ------
Electric             49.8%   69.1%   57.9%   64.1%   66.4%
Gas                  22.3%   30.9%   23.1%   25.5%   26.6%
Unregulated          27.9%   ----    19.0%   10.4%    7.0%
                    ------  ------  ------  ------  ------
                    100.0%  100.0%  100.0%  100.0%  100.0%

COMPETITION

     RGS is operating in a rapidly changing competitive marketplace for electric and gas service. This competitive environment includes a federal and State trend toward deregulation and promotion of open-market choices for consumers.

     See Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Competition" for further information on the Electric Settlement, Energy Choice, Nine Mile Nuclear Plants, Gas Retail Access Program, NYISO and the competitive challenges the Company faces in its electric and gas business and how it is responding to those challenges.

ELECTRIC OPERATIONS

     OVERVIEW. In November 1997, the PSC approved the Electric Settlement among RG&E, PSC staff and other parties which sets the framework for the introduction and development of open competition in the electric energy marketplace in New York State through July 1, 2002. Regarding RG&E's electric business, starting in 1996 FERC issued new rules to facilitate the development of competitive wholesale markets. In 1998, FERC issued an order that conditionally authorized the establishment of the NYISO to administer a state-wide open access tariff.
In 1999 FERC issued an Order approving the NYISO Open Access tariff, the NYISO Services tariff and the related NYISO Agreements of each of the Member Systems of the New York Power Pool. In November 1999 the NYISO implemented a competitive wholesale market for the sale, purchase and transmission of electricity in New York State. In December 1999 FERC issued Rule No. 2000 which calls for transmission owners to join RTOs to boost competition (see following discussion under "Regulatory Matters"). At the New York State level, the PSC endorsed a fundamental restructuring of the electric utility industry in the state in its "Competitive Opportunities Proceeding". RG&E's Competitive Opportunities Settlement in 1997, including its retail access program called "Energy Choice", allows for a phase-in to open electric markets while lowering customer prices and establishing an opportunity for competitive returns on shareholder investments. As of December 31, 2000, seven energy service companies had been qualified by the Company to serve retail customers under the Energy Choice Program.

     ELECTRIC SYSTEM. The total net generating capacity of RG&E's electric system is 1,033,000 kilowatts (Kw). In addition RG&E purchases 120,000 Kw of firm power under contract and 35,000 Kw of non-contractual peaking power from the NYPA, 150,000 Kw of a 1,000,000 Kw pumped storage plant owned by NYPA in Schoharie County, New York and 44,000 Kw of firm power from NYPA's 821,000 Kw FitzPatrick Nuclear Power Plant near Oswego, New York. RG&E's all time net peak load of 1,433,000 Kw occurred on July 6, 1999.

     The percentages of electricity actually generated and purchased net of Less energy for pumping and Pumped storage for the years 1996-2000 are as follows:

                                         RGS     RG&E    RGS     RG&E
                                        ------  ------  ------  ------
                                         2000    2000    1999    1999    1998    1997    1996
                                        ------  ------  ------  ------  ------  ------  ------
Sources of Generated Energy:
Nuclear, Net                             54.1%   54.3%   52.2%   54.9%   59.5%   61.6%   49.4%
Fossil, Net                              17.0    17.1    18.7    19.6    22.0    20.0    18.2
Hydro and Other, Net                      2.3     2.3     1.5     1.6     2.1     2.7     3.0
                                        ------  ------  ------  ------  ------  ------  ------

Total Generated, Net                     73.4    73.7    72.4    76.1    83.6    84.3    70.6
Purchased                                26.6    26.3    27.6    23.9    16.4    15.7    29.4
                                        ------  ------  ------  ------  ------  ------  ------

Total Electric Energy                   100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
                                        ======  ======  ======  ======  ======  ======  ======

     GENERATING FACILITIES.   RG&E's four major generating facilities are two
nuclear units, Ginna and the RG&E's 14 percent share of Nine Mile Two, and two fossil fuel generating stations, the Russell and Allegany

Stations. In terms of capacity these comprise 46%, 15%, 25% and 6%, respectively, of the Company's current electric generating system.

     Nine Mile Two, a nuclear generating unit in Oswego County, New York with a designed capability of 1,143 Mw as estimated by Niagara Mohawk, was completed and entered commercial service in Spring 1988. Niagara Mohawk is operating the Unit on behalf of all owners pursuant to a full power operating license, which the NRC issued on July 2, 1987 for a 40-year term beginning October 31, 1986. Under arrangements dating from September 1975, ownership, output and cost of the project are shared by RG&E (14%), Niagara Mohawk (41%) Long Island Power Authority (18%), New York State Electric and Gas (NYSEG) (18%) and Central Hudson Gas & Electric Corporation (Central Hudson) (9%). Under the operating Agreement, Niagara Mohawk serves as operator of Nine Mile Two, but all five cotenant owners share certain policy, budget and managerial oversight functions. RG&E, Niagara Mohawk, Central Hudson, and NYSEG entered into an agreement to sell their ownership interests in Nine Mile Two to Constellation Nuclear, L.L.C. (Constellation Nuclear). Constellation Nuclear was the successful bidder in a competitive auction for the plants. The Long Island Power Authority, an 18 percent owner of Nine Mile Two, is not participating in the sale. The NRC, FERC, PSC and other regulatory bodies must approve the sale. Receipt of such regulatory approvals, in form and substance reasonably satisfactory to RG&E, is a condition to RG&E's obligation to close the transaction. (see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading, "Nine Mile Nuclear Plants"). The gross and net book cost of the RG&E's share of the Nine Mile Two generating facility as of December 31, 2000 were $878 million and $360 million, respectively, including $374 million of disallowed costs previously written off.

     RG&E's Ginna Plant, which has been in commercial operation since July 1, 1970, provides 480 Mw of RG&E's electric generating capacity and has an operating license with an expiration date of September 18, 2009.

     The gross and net book costs of the Ginna Plant generating facility as of December 31, 2000 were $577 million and $228 million, respectively. From time to time the NRC issues directives requiring all or a certain group of reactor licensees to perform analyses as to their ability to meet specified criteria, guidelines or operating objectives and, where necessary, to modify facilities, systems or procedures to conform to such directives. Typically, these directives are premised on the NRC's obligation to protect the public health and safety. RG&E reviews such directives and implements a variety of modifications based on these directives and resulting analyses. Expenditures at the Ginna Plant, including the cost of these modifications, are estimated to be $7.6 million, $7.6 million and $6.4 million for the years 2001, 2002 and 2003, respectively, and are included in the capital expenditure amounts presented under Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations.

     RG&E has three licensed hydroelectric generating stations (Stations 2, 5 and 26) with an aggregate capability of 47 megawatts.

     INSURANCE. The Price-Anderson Act establishes a federal program insuring against public liability in the event of a nuclear accident at a licensed U.S. reactor. Under the program, claims would first be met by insurance which licensees are required to carry in the maximum amount available (currently $200 million). If claims exceed that amount, licensees are subject to a retrospective assessment of up to $88.1 million per licensed facility for each nuclear incident, payable at a rate not to exceed $10 million per incident per year. Those assessments are subject to periodic inflation indexing and a surcharge for New York State premium taxes. RG&E's Ginna Plant and its interest in Nine Mile Two could expose it to a potential liability for each accident of $100.4 million through retrospective assessments of $11.4 million per incident per year in the event of a sufficiently serious nuclear accident at its own or another U.S. commercial nuclear reactor. When and if RG&E sells its interest in Nine Mile Two, its exposure will be reduced to $88.1 million per incident, payable at a rate not to exceed $10 million per incident per year.

     As a licensee of a commercial nuclear power plant in the United States, RG&E is required to have and maintain financial protection to cover radiation injury claims of certain nuclear workers. RG&E purchases primary insurance to meet this requirement. On January 1, 1998, a new insurance policy was issued that applies to claims first reported on or after January 1, 1998. This policy has a limit of $200 million (reinstated annually if certain conditions are met) for radiation injury claims against RG&E, or against other licensees who are insured by this policy. If these claims exceed the $200 million limit of primary coverage, the provisions of the Price-Anderson Act (discussed above) would apply. Since reserves for outstanding claims under former policies could be insufficient and certain claims may still be made under former policies due to a discovery period, RG&E could be assessed under these former policies along with the other policyholders. RG&E's share could be up to $3.1 million in any one year.

     RG&E is a member of Nuclear Electric Insurance Limited, which provides insurance coverage for the cost of replacement power during certain prolonged accidental outages of nuclear generating units and coverage for property damage at nuclear generating units. If an insuring program's losses exceeded its other resources available to pay claims, RG&E could be subject to maximum assessments in any one policy year of approximately $1.8 million and $8.5 million relating to losses under the replacement power and property damage coverages, respectively.

GAS OPERATIONS

     With the unbundling of interstate gas pipeline services as directed by FERC Order 636, primary responsibility for reliable natural gas has shifted from interstate pipeline companies to local distribution companies, such as RG&E. Large industrial and commercial gas customers have had a choice of suppliers since the mid-1980s, and all other gas customers (i.e. retail) have had a choice of suppliers since November 1996. In 1998 the PSC issued a gas restructuring policy statement which concluded, among other things, that the most effective way to establish a competitive gas supply market is for gas distribution companies to cease selling gas. For further information concerning issues relating to RG&E under the PSC's Gas Policy Statement - see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Rates and Regulatory Matters".

     As of December 31, 2000 RG&E's daily city gate resource capability is 3,520,000 therms and its daily contracted transportation capacity is 4,401,500 therms (where one Therm is equivalent to 100,000 BTUs). RG&E experienced its maximum daily throughput of approximately 4,740,000 therms (3,910,000 therms sold to retail customers and 830,000 therms delivered for transportation customers) on January 19, 1994.

     RG&E purchases its gas supply from numerous energy marketers under contracts containing various terms and conditions (including long-term, short-term, and daily swing or spot market), transported on both firm and interruptible pipeline transportation contracts. RG&E acquires and delivers the most cost efficient reliable gas supply and optimizes its assets by contracting for gas resources that align with its system requirements of meeting retail gas demand and balancing transportation gas supply deliveries and demand. During 2000, approximately 60% of RG&E's natural gas supply was purchased at first-of-month prices and approximately 40% was purchased on the daily spot market. The Company hedges its exposure to fluctuations in natural gas commodity prices through the use of storage assets and risk management. (See Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Risk Management".)

     RG&E distributes and sells, or transports, natural gas to a geographic territory in a nine-county area including and surrounding the City of Rochester, New York. During 2000, 43.0% of the gas delivered by RG&E was purchased by commercial, industrial, municipal, and retail customers directly from energy marketers. RG&E provided the transportation of gas on its system to these customers' premises. As RG&E retail customers continue to migrate to energy marketers, including Energetix, RG&E is terminating gas supply and transportation contracts upon expiration.

UNREGULATED OPERATIONS

     Energetix serves over 83,000 electric and gas customers and through its acquisition of Griffith and its other acquisitions, an additional 123,000 customers for its other products including fuel oil, diesel, kerosene, propane and gasoline. See Note 4 of the Notes to Financial Statements for additional operating information and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Unregulated Operating Revenues and Sales" for information on products, revenues and sales.

REGULATORY MATTERS

     RG&E is subject to PSC regulation of rates, service and sale of securities, among other matters. RG&E is also regulated by FERC on a limited basis, in the areas of interstate sales and exchanges of electricity, intrastate sales of electricity for resale, transmission wheeling service for other utilities and licensing of hydroelectric facilities. As a licensee and operator of nuclear facilities, RG&E is also subject to regulation by the NRC. The impact of regulation is discussed throughout this report.

     FERC ELECTRIC RESTRUCTURING ORDER NO. 2000.   On December 15, 1999, FERC
adopted Order No. 2000 (the Rule), a significant action regarding electric industry restructuring which calls for transmission owners to join RTOs. The RTOs will serve as umbrella organizations that will place all public utility transmission facilities in a region under common control. The Rule required all public utilities that own, operate or control interstate transmission facilities to file by October 15, 2000 (or, for public utilities, like RG&E, already participating in an ISO, by January 15, 2001), a proposal for an RTO, or, alternatively, a description of any efforts made by the utility to participate in an RTO.

     On January 16, 2001, the NYISO and all the New York State public utilities made a joint filing with FERC regarding the establishment of a RTO. In the consensus filing, the parties submit that the NYISO meets the general requirements of a RTO, and the NYISO agrees to make certain enhancements of its structure and programs to benefit the markets. Minor modifications are proposed to the governance structure and transmission planning, and the NYISO agrees to coordinate more closely with other RTOs.

     RG&E cannot predict what effect, if any, the ultimate ruling by FERC will have on future operations or on the financial condition of the Company.

     FERC GAS MARKET PROPOSALS.

     On February 9, 2000, FERC issued Order No. 637, its final rule addressing "Regulation of Short-Term Natural Gas Transportation Services" and "Regulation of Interstate Natural Gas Transportation Services". On June 5, 2000 FERC issued Order No.637-A providing clarification and additional guidance. On July 26, 2000 FERC issued Order 637-B upholding Orders 637 and 637-A. The Order revises FERC's regulations to improve the efficiency of the gas transportation market and to provide captive customers with the opportunity to reduce their cost of holding long-term pipeline capacity.

     RG&E cannot predict what effects, if any, FERC's initiatives and the related pipeline tariff changes will have on future operations or the financial condition of the Company. For further information see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "FERC Gas Market Proposals"

     ADDITIONAL INFORMATION. See Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Rates and Regulatory Matters" for information regarding a gas restructuring policy statement, gas retail access settlement, and a flexible pricing tariff for major industrial and commercial electric customers.

FUEL SUPPLY

     NUCLEAR. Generally, the nuclear fuel cycle consists of the following: (1) the procurement of uranium concentrate (yellowcake), (2) the conversion of uranium concentrate to uranium hexafluoride, (3) the enrichment of the uranium hexafluoride, (4) the fabrication of fuel assemblies, (5) the utilization of the nuclear fuel in generating station reactors and (6) the appropriate storage or disposition of spent fuel and radioactive wastes. Arrangements for nuclear fuel materials and services for the Ginna Plant and Nine Mile Two have been made to permit operation of the units through the years indicated:

                                   Ginna Plant    Nine Mile Two(1)
                                   -------------  ----------------

       Uranium Concentrate             2001(2)           2004(3)
       Conversion                      2001(4)           2004(3)
       Enrichment                      2009(5)           2004(6)
       Fabrication                     2009              2004

(1)  Information was supplied by Niagara Mohawk Power Corporation.

(2) A contract is in place, which is supplying 500,000 pounds of uranium between 2001 and 2004 as scheduled by RG&E. This material may be scheduled for delivery against requirements in 2001, or may be scheduled for later delivery depending on the market price of uranium at the time. The remaining requirements are uncommitted.

(3) Arrangements have been made for procuring 100% of the uranium and conversion requirements through 2002 and 61 percent through 2004, leaving the remaining portion of the requirements uncommitted.

(4) A contract is in place covering 100% of requirements in 2001. Remaining requirements will be filled from market purchases or a new long-term contract.

(5) RG&E has a contract for nuclear fuel enrichment services which assures provision of 100% of the Ginna Plant's requirements through the end of the current operating license.

(6) Nine Mile Two is covered for 100% of requirements through 2002 and 75% through 2004 (with an option to increase to 100%).

     With appropriate lead times, RG&E will pursue arrangements for the supply of uranium requirements and related services beyond those years for which arrangements have been made as shown above.

     See Note 2 of the Notes to Financial Statements under Item 8 for additional information regarding nuclear fuel disposal costs, nuclear plant decommissioning and DOE uranium enrichment facility decontamination and decommissioning.

     COAL. RG&E's 2001 coal requirements are expected to be approximately 560,000 tons. In 2000, 56% of its requirements were purchased under contract and 44% were purchased on the spot market. RG&E maintains a reserve supply of coal ranging from 30-60 days supply at maximum burn rates.

     Under existing New York State regulations, RG&E's coal-fired facility may not burn coal which exceeds a sulfur content of 2.5 pounds per million BTU, and must average no higher than 1.7 pounds per million BTU over a 12-month period or
1.9 pounds per million BTU over a three-month period. The sulfur content of the coal utilized in RG&E's coal-fired facility ranges from 1.0 to 2.0 pounds per million BTU and are in compliance with New York State regulations. In 2001, Phase II Acid Rain Requirements will apply, requiring the surrender of (sulfur dioxide) SO2 allowances to match SO2 emissions.

FINANCING AND CAPITAL REQUIREMENTS PROGRAM

     A discussion of RGS's capital requirements, financial objectives and the resources available to meet such requirements may be found in Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. Through December 31, 2000 RGS has repurchased 4.4 million shares of Common Stock under a program which began in May 1998. Common Stock is the only security issued by RGS. Preferred Stock and Mortgage Bonds have been issued by RG&E. The sale of additional issues of these securities by RG&E depends on regulatory approval and RG&E's ability to meet certain requirements contained in its mortgage and Restated Certificate of Incorporation.

     Under the New York State Public Service Law, RG&E is required to secure authorization from the PSC prior to issuance of any stock or any debt having a maturity of more than one year. On November 27, 2000 RG&E obtained the authorization of the PSC to issue up to $400 million of long-term debt not later than December 31, 2002.

     RG&E's First Mortgage Bonds are issued under a General Mortgage dated September 1, 1918, between the Company and Bankers Trust Company, as Trustee, which has been amended and supplemented by forty supplemental indentures. The General Mortgage requires the following financial requirements to be satisfied before additional First Mortgage Bonds are issued:

(a) Earnings (as defined) for a period of twelve months ending not earlier than sixty days prior to the issue date of the additional bonds are at least
     2.00 times the annual interest charges on First Mortgage Bonds, both those outstanding and those proposed to be outstanding. The ratio under this test for the twelve months ended December 31, 2000 was 6.08.

(b) If additional First Mortgage Bonds are being issued on the basis of property additions (as defined), the principal amount of the bonds may not exceed 60% of available property additions. As of December 31, 2000 the amount of additional First Mortgage Bonds, which could be issued on that basis, was approximately $463,000,000. In addition to issuance on the basis of property additions, First Mortgage Bonds may be issued on the basis of 100% of the principal amount of other First Mortgage Bonds which have been redeemed, paid at maturity, or otherwise reacquired by the Company. As of December 31, 2000, RG&E could issue $257,169,000 of Bonds against Bonds that have matured or been redeemed.

     RG&E's Restated Certificate of Incorporation (Charter) provides that, without consent by two-thirds of the votes entitled to be cast by its preferred stockholders, RG&E may not issue additional preferred stock unless in a 12-month period within the preceding 15 months: (a) net earnings applicable to payment of dividends on preferred stock, after taxes, have been at least 2.00 times the annual dividend requirements on preferred stock, including the shares both outstanding and proposed to be issued, and (b) net earnings available for interest on indebtedness, after taxes, have been at least 1.50 times the annual interest requirements on indebtedness and annual dividend requirements on preferred stock, including the shares both outstanding and proposed to be issued. For the twelve months ended December 31, 2000, the coverage ratio under
(b) above (the more restrictive provision) was 2.23.

     For other information with respect to long-term and short-term borrowing arrangements and limitations see Item 8, Note 6 - Long-Term Debt and Note 9 - Short-Term Debt.

     The Charter of RGS does not contain any financial tests for the issuance of common or preferred stock. The Charter of RG&E does not contain any financial tests for the issuance of common or preference stock. However, it does have financial tests for preferred stock.

     RGS has not issued any mortgage bonds or preferred stock. RG&E's securities ratings at December 31, 2000 were:

                                       First
                                      Mortgage  Preferred
                                       Bonds      Stock
                                      --------  ---------
     Standard & Poor's Corporation       A-        BBB
     Moody's Investors Service           A3        baa1
     Fitch                               A-        BBB

     The securities ratings set forth in the table are subject to revision and/or withdrawal at any time by the respective rating organizations and should not be considered a recommendation to buy, sell or hold securities of RG&E or RGS.

ENVIRONMENTAL QUALITY CONTROL

     Operations at the Company's facilities are subject to various federal, state and local environmental standards. The Company monitors its activities in order to determine the impact of its activities on the environment and to ensure compliance with various environmental requirements. Most of the Company's environmental compliance issues arise in connection with RG&E's operations; however, Energetix's subsidiary Griffith has environmental issues relating to its storage and distribution of petroleum products. The environmental regulatory schemes that have the greatest impact on the Company are the federal Low Level Radioactive Waste Policy Act, the federal Clean Water Act's State Pollutant Discharge Elimination System ("Water Regulations") and the federal Clean Air Act, as amended (the "Clean Air Act"). In addition, there are several initiatives in New York State that, if implemented, may affect the Company in the future. Excluding capital expenditures relating to the Federal Clean Air Act, the Company expects to have environmental capital expenditures of $10.3 million and $3.2 million in 2001 and 2002 respectively. The 2001 expenditures are due largely to transmission and delivery expenditures for a spill prevention countermeasure control project, a breaker replacement project and a regulator replacement project, all of which will be completed in 2001.

     As a result of RG&E's ownership of the Ginna Plant it must dispose of the spent nuclear fuel in compliance with the federal Low Level Radioactive Waste Policy Act. This act provides for states to join compacts or individually develop their own low level radioactive waste disposal sites. New York State has not passed legislation designating a site for the disposal of low level radioactive waste, and the Company can provide no assurance the timing and nature of disposal arrangements, if any, New York State will make. As permitted by its license to operate the Ginna Plant, RG&E is now storing spent fuel at the Ginna Plant. This license expires in 2009 and, if it is not extended, RG&E would be required to make alternative disposal arrangements at that time.

     Under the Water Regulations, RG&E is required to cause its wastewater discharge to satisfy certain requirements. To comply with the Water Regulations, RG&E was required to obtain wastewater discharge permits from NYSDEC for each of its steam electric generating stations. The Ginna Station permit is dated February 1998; the Beebee Station permit is dated February 1999; the Allegany Station permit is dated March 1998, and the Russell Station permit is dated June 1999. These permits are each valid for a period of five years from their effective dates. RG&E believes that it is in compliance with these permits and that no material expenditures are presently required to remain in compliance.

     The Clean Air Act regulates the air emissions from RG&E's fossil-fueled generating facilities. In order to be able to comply with the Clean Air Act, RG&E must continue to make capital expenditures at these generating facilities. RG&E estimates that its compliance with the Clean Air Act in 2001 will require capital expenditures of approximately $1.3 to $1.5 million operating and maintenance costs for emissions control of approximately $2.7 million to $3.4 million. RG&E estimates that capital expenditures necessary to comply with the Clean Air Act will range from $1.5 to 2.3 million in 2002. In addition to capital improvements, RG&E has purchased emission allowances to assist it in complying with the Clean Air Act and expects to continue to do so in the future as necessary. The estimated cost of these allowances for 2001 are included in the operating and maintenance estimate. There are proposals in the New York State legislature that could limit RG&E's ability to rely upon the emission allowance market to meet some of its environmental commitments. If it were unable to satisfy some of its environmental commitments with emission allowances, either because of legislative changes or an inability to obtain emission allowances, RG&E would be required to make additional capital expenditures to comply with the Clean Air Act, which could be significant.

     In New York State, the Governor of New York has directed the NYSDEC to require electric generators to further reduce acid rain-causing emissions. The Governor has proposed extending the existing oxides of nitrogen (Nox) control program under which RG&E's Russell Station operates to a year-round program (it is currently in effect only for the five-month ozone season) and requiring a targeted reduction of approximately 50% in SO2 emissions below the existing Acid Rain Phase II limits. The state emission reductions would be phased-in beginning in 2003 and be complete by 2007. Separately, the NYSDEC has issued a notice of violation to RG&E alleging that certain repair, replacement and maintenance activities at its coal-fired power plants required permission from the NYSDEC prior to their occurrence. Because these New York initiatives are in preliminary stages, neither RG&E nor RGS can determine their future impact on RG&E if they are implemented or pursued.

     Because of the nature of RG&E's operations, future changes to environmental laws and regulations will require RG&E to change aspects of its operations, make additional capital improvements and incur additional remediating and operating costs. RG&E believes that expenditures and costs made necessary by mandated environmental protection programs will be allowable for ratemaking purposes under cost of service rate regulation. However under the terms of RG&E's Competitive Opportunities Settlement Agreement, which sets a threshold of $2.5 million for recoverability of expenditures and costs resulting from mandates, to the extent that these costs do not meet $2.5 million, the full amount of these items may not be recoverable.

See Item 3 - Legal Proceedings and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, with respect to other environmental matters.

RESEARCH AND DEVELOPMENT

     RG&E's research activities are designed to improve existing energy technologies and to develop new technologies for the production, distribution, utilization and conservation of energy while preserving environmental quality. Research and development expenditures in 2000, 1999 and 1998 were $2.6 million, $2.9 million and $3.4 million, respectively. These expenditures represent RG&E's contribution to research administered by Electric Power Research Institute, New York Gas Group, and Empire State Electric Energy Research Corporation and an assessment for state government sponsored research by the New York State Energy Research and Development Authority, as well as internal research projects.

OPERATING STATISTICS
--------------------
Electric Department Statistics  (dollars in millions)

                                                     RGS       RG&E      RGS       RG&E
Year Ended December 31                              2000       2000     1999*      1999*    1998      1997      1996
=======================================================================================================================
Electric Revenue
Residential                                         $247.9    $247.9    $273.2    $273.2    $250.1    $252.5    $254.9
Commercial                                           161.0     161.0     171.1     171.1     203.3     210.6     215.8
Industrial                                           103.9     103.9     115.5     115.5     130.8     144.3     153.3
Municipal and Other                                   35.8      35.8      48.4      48.3      58.9      72.1      66.8
-----------------------------------------------------------------------------------------------------------------------
Electric revenue -- retail customers                 548.6     548.6     608.2     608.1     643.1     679.5     690.8
Energy Marketers (including Energetix)                99.5      99.5      65.2      65.2      15.0        --        --
Other Electric Utilities                              73.6      73.6      25.3      25.3      29.0      20.8      16.9
Other unregulated electric revenues                    9.3        --       4.0       1.5       0.5        --        --
-----------------------------------------------------------------------------------------------------------------------
  Total electric revenues                            731.0     721.7     702.7     700.1     687.6     700.3     707.7
-----------------------------------------------------------------------------------------------------------------------
Electric Expense
Fuel for electric generation                          48.9      48.9      49.3      49.3      54.0      47.7      40.9
Purchased electricity                                 81.0      80.9      53.0      53.0      27.0      28.3      46.5
Other unregulated fuel expense                         4.9        --       1.3        --        --        --        --
Operation and maintenance                            253.4     253.4     233.8     233.8     233.4     246.3     246.2
Unregulated operation  / maintenance                   2.0        --       2.2       1.0       2.0        --        --
Depreciation and amortization                        100.9      99.6     103.0     103.0     102.1     103.4      92.6
Taxes - local, state and other                        66.6      65.1      84.6      84.0      89.6      91.1      95.0
-----------------------------------------------------------------------------------------------------------------------
  Total electric expense                             557.7     547.9     527.2     524.1     508.1     516.8     521.2
-----------------------------------------------------------------------------------------------------------------------
Operating Income before Income Tax                   173.3     173.8     175.5     176.0     179.5     183.5     186.5
  Income tax                                          49.0      49.6      55.2      55.5      61.5      61.8      61.9
-----------------------------------------------------------------------------------------------------------------------
Operating Income from Electric Operations           $124.3    $124.2    $120.3    $120.5    $118.0    $121.7    $124.6
-----------------------------------------------------------------------------------------------------------------------
Electric Sales - MWH (000's)
Residential                                          2,154     2,154     2,269     2,269     2,120     2,139     2,133
Commercial                                           1,680     1,680     1,783     1,783     2,036     2,119     2,062
Industrial                                           1,557     1,557     1,762     1,762     1,914     2,011     2,011
Municipal and Other                                    391       391       482       482       517       537       521
-----------------------------------------------------------------------------------------------------------------------
  Total retail sales                                 5,782     5,782     6,296     6,296     6,586     6,806     6,726
Energy Marketers                                     1,134     1,134       763       763       175        --        --
Other electric utilities                             1,636     1,636     1,112     1,112     1,499     1,219       995
Other unregulated sales                                162        --        23         2        --        --        --
-----------------------------------------------------------------------------------------------------------------------
  Total electric sales                               8,714     8,552     8,194     8,173     8,260     8,025     7,721
-----------------------------------------------------------------------------------------------------------------------
Electric Distribution Customers at
December 31 (Thousands)
Residential                                            313       313       311       311       310       309       307
Commercial                                              32        32        30        30        30        31        31
Industrial                                               1         1         1         1         1         1         1
Municipal and Other                                      5         5         2         2         3         3         3
-----------------------------------------------------------------------------------------------------------------------
  Total electric customers                             351       351       344       344       345       344       342
-----------------------------------------------------------------------------------------------------------------------
Electricity Generated and
  Purchased - MWH (000's)
Fossil                                               1,548     1,548     1,693     1,693     1,963     1,665     1,513
Nuclear                                              4,926     4,926     4,735     4,735     5,324     5,120     4,094
Hydro                                                  208       208       133       133       190       228       249
Pumped storage                                          67        67       233       233       233       239       247
Less energy for pumping                               (101)     (101)     (350)     (350)     (348)     (358)     (370)
Other                                                   --        --         1         1        --         1         1
-----------------------------------------------------------------------------------------------------------------------
Total generated - net                                6,648     6,648     6,445     6,445     7,361     6,894     5,733
Purchased                                            2,422     2,389     2,089     2,068     1,466     1,302     2,437
-----------------------------------------------------------------------------------------------------------------------
  Total electric energy                              9,070     9,037     8,534     8,513     8,827     8,195     8,171
-----------------------------------------------------------------------------------------------------------------------
RGE System Net Capability
  MW at December 31
  Total system net capability                        1,382     1,382     1,382     1,382     1,588     1,614     1,617
RGE Net Peak Load - MW                               1,367     1,367     1,433     1,433     1,388     1,421     1,305
=======================================================================================================================

* Reclassified for comparative purposes.

                                       12

Gas Department Statistics (dollars in millions)
-----------------------------------------------

                                                    RGS     RG&E      RGS     RG&E
Year Ended December 31                             2000     2000     1999*    1999*    1998*    1997*    1996*
===============================================================================================================
Gas Revenue
Residential                                        $  6.7   $  6.7   $  5.7   $  5.7   $  2.9   $  5.9   $  6.0
Residential spaceheating                            250.2    250.2    212.8    212.8    201.7    249.1    246.9
Commercial                                           36.3     36.3     31.1     31.1     40.2     51.9     52.1
Industrial                                            3.4      3.4      3.0      3.0      4.2      5.8      6.2
Municipal and other                                   9.0      9.0     19.7     19.7     24.9     23.6     35.1
---------------------------------------------------------------------------------------------------------------
Gas Revenue - retail customers                      305.6    305.6    272.3    272.3    273.9    336.3    346.3
---------------------------------------------------------------------------------------------------------------
Marketers                                            16.8     16.8      6.4      6.4      0.8       --       --
Other unregulated gas revenues                       17.6       --      5.8      2.9       --       --       --
---------------------------------------------------------------------------------------------------------------
  Total gas revenue                                 340.0    322.4    284.5    281.6    274.7    336.3    346.3
---------------------------------------------------------------------------------------------------------------
Gas Expense
Gas purchased for resale                            192.0    192.0    147.0    147.0    155.5    196.6    202.3
Other unregulated fuel expense                       16.5       --      4.4      2.0       --       --       --
Operation and maintenance                            60.3     60.3     64.0     64.0     68.2     68.8     67.0
Unregulated operation and maintenance                 3.9       --      2.8      1.3      2.5       --       --
Depreciation                                         14.8     12.5     12.6     12.6     12.9     13.1     13.0
Taxes - local, state and other                       28.0     25.0     28.6     27.8     28.2     30.8     31.9
---------------------------------------------------------------------------------------------------------------
  Total gas expense                                 315.5    289.8    259.4    254.7    267.3    309.3    314.2
---------------------------------------------------------------------------------------------------------------
Operating Income before
 Federal Income Tax                                  24.5     32.6     25.1     26.9      7.4     27.0     32.1
Income Tax (Benefit)                                  8.8      9.8      8.0      8.4     (0.1)     3.4      7.6
---------------------------------------------------------------------------------------------------------------

  Gas Operations                                   $ 15.7   $ 22.8   $ 17.1   $ 18.5   $  7.5   $ 23.6   $ 24.5
---------------------------------------------------------------------------------------------------------------
Gas Sales - Therms (Millions)
Residential                                           6.0      6.0      5.9      5.9      3.6      5.8      6.5
Residential spaceheating                            261.8    261.8    264.0    264.0    239.7    285.4    299.1
Commercial                                           41.3     41.3     43.2     43.2     53.6     65.7     70.5
Industrial                                            4.2      4.2      4.5      4.5      6.1      7.8      9.3
Municipal                                             4.6      4.6      5.7      5.7      6.4      7.3      8.1
---------------------------------------------------------------------------------------------------------------
  Total retail sales                                317.9    317.9    323.4    323.4    309.4    372.0    393.5
Transportation of customer-owned gas                239.6    239.6    200.0    200.0    163.6    166.1    167.8
Other unregulated sales                              36.6       --     12.5      7.1      1.2       --       --
---------------------------------------------------------------------------------------------------------------
  Total gas sold and transported                    594.1    557.5    535.9    530.5    474.1    538.1    561.3
---------------------------------------------------------------------------------------------------------------
Gas Distribution Customers at
December 31 (000's)
Residential                                          14.3     14.3     16.5     16.5     16.9     16.3     16.7
Residential spaceheating                            251.1    251.1    246.5    246.5    249.7    243.3    240.7
Commercial                                           19.6     19.6     19.5     19.5     19.7     19.2     19.0
Industrial                                            0.8      0.8      0.8      0.8      0.8      0.8      0.9
Municipal                                             1.0      1.0      1.1      1.1      1.1      1.1      1.0
Transportation                                        0.7      0.7      0.7      0.7      0.7      0.7      0.7
  Total gas customers                               287.5    287.5    285.1    285.1    288.9    281.4    279.0
---------------------------------------------------------------------------------------------------------------
RGE, Gas - Therms (millions)
Purchased for resale                                230.7    230.7    200.0    200.0    203.7    274.4    279.4
Gas from storage                                     95.0     95.0    126.2    126.2    111.2    104.3    122.8
Other                                                 1.7      1.7      2.2      2.2      1.5      1.4      1.1
---------------------------------------------------------------------------------------------------------------
  Total gas available - RGE                         327.4    327.4    328.3    328.3    316.3    380.2    403.3
---------------------------------------------------------------------------------------------------------------
Total Daily Capacity - RGE
  Millions of Therms at December 31**               4,402    4,402    4,493    4,493    4,380    4,380    4,480
---------------------------------------------------------------------------------------------------------------
Max. daily throughput, Therms - RGE (millions)      4,305    4,305    4,008    4,008    3,584    4,114    4,023
Degree Days (Calendar Month)
 For the period (thousands)                           6.6      6.6      6.3      6.3      5.7      6.9      7.0
 Percent colder (warmer) than normal                 (1.9)    (1.9)    (6.6)    (6.6)   (15.9)     2.8      3.9
---------------------------------------------------------------------------------------------------------------

 *  Reclassified for comparative purposes.
** Method for determining daily capacity, based on current network analysis, reflects the maximum demand which the transmission systems can accept without a deficiency.

ITEM 2.  PROPERTIES

ELECTRIC PROPERTIES

     The net capability of RG&E's electric generating plants in operation as of December 31, 2000 and the net generation of each plant for the year ended December 31, 2000, and the year each plant was placed in service are as set forth below:

ELECTRIC GENERATING PLANTS

                                                                Net            Net
                                              Year Unit     (Nameplate)     Generation
                                              Placed in     Capability      thousands
                           Type of Fuel        Service         (Mw)           (KWH)
                         ----------------   ------------  --------------  ------------
Allegany Station
  (Gas Turbine)               Gas                1998             63          124,603

Beebee Station
  (Gas Turbine)               Oil                1969             14              912

Russell Station
  (Steam)                     Coal          1949-1957            257        1,419,183

Ginna Station
  (Steam)                     Nuclear            1970            480        3,809,539

Nine Mile Point
  Unit No. 2(1)
  (Steam)                     Nuclear            1988            158        1,116,460

Station No. 9
  (Gas Turbine)               Gas                1969             14            3,029

Station 5
  (Hydro)                     Water              1917             39          166,941

Other Stations
  (Hydro)                     Water         1906-1960              8           40,597
                                                          --------------  ------------
                                                                            6,681,264
Pumped Storage(net)(2)                                                        (33,749)
                                                                          ------------
                                                               1,033        6,647,515
                                                          ==============

(1)  Represents 14% share of jointly-owned facility.
(2) Owned and operated by NYPA. In May 2000, Gilboa began operating as a financial resource rather than operating as a physical energy supply.

     RG&E owns 149 distribution substations having an aggregate rated transformer capacity of 2,331,054 Kva, of which 140, having an aggregate rated capacity of 2,151,888 Kva, were located on lands owned in fee, and nine of which, having an aggregate rated capacity of 179,166 Kva, were located on land under easements, leases or license agreements. RG&E also has 70,865 line transformers with a capacity of 2,678,470 Kva. RG&E also owns 23 transmission substations having an aggregate rated transformer capacity of 3,335,617 Kva of which 22, having an aggregate rated capacity of 3,260,950 Kva, were located on land owned in fee and one, having a rated capacity of 74,667 Kva, was located on land under easements. RG&E's transmission system consists of approximately 726 circuit miles of overhead lines and approximately 411 circuit miles of underground lines. The distribution system consists of approximately 16,379 circuit miles of overhead lines, approximately 4,285 circuit miles of underground lines and 359,019 installed meters. The electric transmission and distribution system is entirely interconnected and, in the central portion of the City of Rochester, is underground. The electric system of RG&E is directly interconnected with other electric utility systems in New York and indirectly interconnected with most of the electric utility systems in the United States and Canada.

GAS PROPERTIES

     The gas distribution systems consist of 4,280 miles of gas mains and 297,217 installed meters. (See Item 1 - Business, "Gas Operations" and "Gas Department Statistics".

UNREGULATED SUBSIDIARIES

     Griffith, including its subsidiaries, owns or leases 71 properties for use in its business operations. These properties consist of:

     - (3) pipeline terminal facilities: these major bulk petroleum storage facilities are primarily supplied by pipeline and have an aggregate storage capacity of approximately 475,000 barrels.

     - (23) bulk plant facilities: these bulk petroleum facilities are primarily supplied by truck and have an aggregate storage capacity of 157,000 barrels.

     - (14) service stations: these retail sites are sublet to a dealer who provides various services at retail to the general public.

     - (31) other properties: these are a mixture of other properties including office buildings, warehouses, and garage facilities used in the general operation of the business.

OTHER PROPERTIES

     RG&E owns a ten-story office building centrally located in Rochester and other structures and property. RG&E also leases approximately 485,000 square feet of facilities for administrative offices and operating activities in the Rochester area.

     RG&E has good title in fee, with minor exceptions, to its principal plants and important units, except rights of way and flowage rights, subject to restrictions, reservations, rights of way, leases, easements, covenants, contracts, similar encumbrances and minor defects of a character common to properties of the size and nature of those of the Company. The electric and gas transmission and distribution lines and mains are located in part in or upon public streets and highways and in part on private property, either pursuant to easements granted by the apparent owner containing in some instances removal and relocation provisions and time limitations, or without easements but without objection of the owners. The First Mortgage securing RG&E's outstanding bonds is a first lien on substantially all the property owned by RG&E (except cash and accounts receivable). Mortgages securing RG&E's revolving credit agreement and a long term note are also liens on substantially all the property owned by RG&E (except cash and accounts receivable) subject and subordinate to the lien of the First Mortgage. RG&E has credit agreements with a domestic bank under which short-term borrowings are secured by RG&E's accounts receivable.


ITEM 3.  LEGAL PROCEEDINGS

     RG&E-OWNED WASTE SITE ACTIVITIES. RG&E is conducting proactive Site Investigation and/or Remediation (SIR) efforts at eight Company-owned sites where past waste handling and disposal may have occurred. Remediation activities at five of these sites are in various stages of planning or completion and the Company is investigating the other three sites. RG&E has recorded a total liability of approximately $22.4 million at December 31, 2000 which it anticipates spending on SIR efforts at the eight Company-owned sites. Through December 31, 2000 the Company has incurred aggregate costs of $6.9 million for these sites. While there are no formal legal proceedings regarding any of these sites, three of the sites are identified on the NYSDEC's "The Hazardous Substance Site Inventory". Since RG&E is currently performing or planning remediation activities at these three sites, the Company does not anticipate that listing on The Hazardous Substance Site Inventory will have any effect on its plans.

     MANUFACTURED GAS PLANTS (MGPs). RG&E and its predecessors formerly owned and operated four manufactured gas facilities and acquired (following cessation of MGP operations) two others for which SIR costs are estimated to be approximately $20 million. RG&E estimates that SIR costs at one of these sites known as East Station may be as much as $14.5 million. These properties are in various stages of remediation and RG&E is coordinating its remediation activities with the NYSDEC.

     SUPERFUND AND NON-OWNED OTHER SITES. RG&E has been or may be associated as a potentially responsible party at nine sites not owned by it and has recorded estimated liabilities of approximately $.5 million in connection with SIR efforts at these sites. RG&E has signed orders on consent for five of these sites. RG&E's ultimate exposure will depend on the final determination of RG&E's contribution to the waste at these sites and the financial viability of the other potential responsible parties at these sites.

     In June, 1999, RG&E was named as a codefendant in a legal action brought by a party who purchased a portion of its Ambrose Yard property. The party has claimed that the RG&E's historic activities on the property resulted in the presence of residual contaminants that have adversely impacted the party's use of the property. RG&E is just beginning to investigate the claim and does not know whether the claim has any merit. There is insufficient information available at this time to predict the economic impact of the claim on RG&E.

     GRIFFITH OWNED SITES. In connection with its Big Flats, New York terminal, Griffith has been complying with the Unilateral Administrative Order issued by the EPA. Pursuant to a cost sharing agreement with Sun Pipe Line Company, Griffith continues to undertake one-half of the costs necessary to comply with the order. To date Griffith has spent $1.8 million on this compliance.
Griffith continues to disclaim that it is either the owner or operator of a failed spur where petroleum was discharged, and compliance is proceeding on this basis accordingly.

     Since February 1996, Griffith has been involved in a legal proceeding in New York State Supreme Court for Steuben County, related to the environmental matter in the above paragraph. In Steuben Contracting v. Sun Pipe Line Company, Griffith Oil Co., Inc. and Chevron, USA, the plaintiff is seeking compensation for property damage associated with petroleum discharge at Big Flats. The parties have engaged in depositions and disclosure activities. Such disclosure has not revealed any facts that have altered Griffith's position that the other parties reimburse Griffith for costs, expenses and damages associated with site remediation at Big Flats. In a decision by the Court entered June 28, 2000, the trial court (i) granted summary judgment against the defendant Sun Pipe Line,
(ii) dismissed the complaint against Chevron, USA, (iii) determined that a question of fact existed as to the liability of Griffith as an operator of the failed spur, and (iv) denied Sun's motion for indemnification pursuant to an
Access Agreement signed by Griffith upon discovery of the incident.   The Court
also determined in its bench decision that Griffith did not own the failed spur. This Order has been appealed by all defendants, including Griffith. Most significantly, if the Order regarding indemnification is reversed, Griffith could be held liable for Sun's defense and response costs.

     In connection with the acquisition of Griffith by Energetix, a stock purchase agreement obligates the seller of Griffith to pay for environmental claims or remedial action on Griffith property once the amount of environmental losses incurred by Energetix exceeds $3.5 million less any reserve reflected on the balance sheet at the time of acquisition. At December 31, 2000 approximately $1.1 million has been spent and $1.2 million is estimated to be spent.

     In connection with the acquisition of AllEnergy by Griffith, an asset purchase agreement in November 2000, an environmental accrual was established for $1.5 million. At December 31, 2000 no environmental expenses have been incurred and $1.5 million is estimated to be spent.

     In June of 2000, Griffith received notification that it is considered a responsible party in connection with petroleum contamination at its Phelps, New York facility. Griffith leases an office and garage at this facility. From approximately 1996 through 1998, it stored distillate fuels at the bulk petroleum storage facility at the site, which was owned by Jeffrey Fuels, Inc. Earlier this year, NYSDEC received complaints of gasoline contamination affecting the water wells of local residents. While no action has been commenced, it is anticipated that Griffith will be named in any future cost
recovery suit or other action regarding this facility.   The Phelps-Clifton
Springs School District, as well as Jeffrey Fuels, Inc. have also been identified as responsible parties. Since Griffith stored only distillate fuels at this site, and not gasoline, it will continue to disclaim responsibility.

OTHER LAWSUITS AND CLAIMS. RG&E and Griffith are involved in other lawsuits and claims relating to its operations, including lawsuits and claims relating the condition of real property which it owns, leases or has owned or leased. Neither RGS nor RG&E believes that these lawsuits or claims, individually or in the aggregate, would have a material adverse impact on the operation or results of operations of RGS or RG&E.

     See Item 8, Note 12 - Commitments and Other Matters.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


     There were no matters submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 2000.

ITEM 4-A.  EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information about the officers of RGS and RG&E as of January 1, 2001. Unless otherwise indicated all positions and offices listed are with RG&E.

                      Age,
                      as of   Positions, Offices and Business Experience
Name                  1/1/01               1996 to date
----                 -------  ------------------------------------------

Thomas S. Richards      57    Chairman, President and Chief Executive
                              Officer of RGS - August 1999 to date.

                              Chairman, President and Chief Executive
                              Officer - January 1998 to date.

                              President and Chief Operating Officer -
                              March 1996 to December 1997.

                              Senior Vice President, Energy Services - September 1995 to March 1996.


Michael J. Bovalino     45    Senior Vice President of RGS - August 1999 to
                              date.

                              President, Griffith - August 1998 to date.

                              President and Chief Executive Officer, Energetix, Inc. (a wholly owned subsidiary of RGS) January 1998 to date.

                              Senior Vice President, Energy Services - January 1997 to December 1997.

                              Vice President, Retail Services for Plum Street Enterprises (a wholly owned subsidiary of Niagara Mohawk Power Corporation, 300 Erie Boulevard West, Syracuse, NY 13202) prior to joining the Company.


J. Burt Stokes          57    Senior Vice President and Chief Financial Officer
                              of RGS - August 1999 to January 31, 2001.

                              Senior Vice President, Corporate Services and Chief Financial Officer - January 1, 1996 to date.

                              Chief Financial Officer and acting Chief Executive Officer for General Railway Signal Corporation, 150 Sawgrass Dr., Rochester, NY 14692, prior to joining the Company.

                      Age,
                      as of   Positions, Offices and Business Experience
Name                  1/1/01                1996 to date
----                 -------  ------------------------------------------

Michael T. Tomaino      63    Senior Vice President and General Counsel of
                              RGS - August 1999 to date.

                              Senior Vice President and General Counsel -
                              October 1997 to date.

                              Vice President, General Counsel and
                              Secretary for Goulds Pumps, Inc.,
                              300 Willowbrook Office Park, Fairport, NY
                              14450 prior to joining the Company.


Paul C. Wilkens        53     Senior Vice President of RGS - August 1999
                              to date.

                              Senior Vice President, Generation - March
                              1998 to date.

                              Director, Gas Services - January 1996 -
                              March 1998.

                              Principal Consultant - May 1995 - January 1996.


William J. Reddy       53     Controller of RGS - August 1999 to date.

                              Vice President and Controller - August 1999 to date.

                              Controller - April 1997 to August 1999.

                              Group Manager, Public Affairs Services -
                              October 1995 to April 1997.


     The term of office of each officer extends to the meeting of the Board of Directors following the next election of Directors of their company and until his or her successor is elected and qualified.

                                    PART II

Item 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

COMMON STOCK AND DIVIDENDS

                                     RGS/                                                 RGS/
                              RGS    RGE    RGE                                  RGS      RGE      RGE
Earnings/Dividends           2000   1999   1998     Shares/Shareholders         2000     1999     1998
---------------------------  -----  -----  -----    ------------------------  -------  -------  -------
Earnings per share                                  Number of shares
                                                    (000's)
       basic                 $2.61  $2.44  $2.32    Weighted average
                                                      basic                    35,178   36,665   38,462
       diluted               $2.60  $2.44  $2.31      diluted                  35,281   36,757   38,600
Dividends paid                                      Actual number at
   per share                 $1.80  $1.80  $1.80     December 31               34,577   35,943   37,379
                                                    Common share price
                                                     at December 31           $ 32.44  $ 20.56  $ 31.25
                                                    Number of  registered
                                                     shareholders
                                                     at December 31            25,518   27,258   28,995


RGS ENERGY GROUP, INC.

     On August 2, 1999, Rochester Gas and Electric Corporation (RG&E) was reorganized into a holding company structure pursuant to an Agreement and Plan of Share Exchange (Exchange Agreement) between RG&E and RGS Energy Group, Inc.
(RGS). As part of the reorganization, all of the outstanding shares of RG&E common stock were exchanged on a share-for-share basis for shares of RGS and RG&E became a subsidiary of RGS. Certificates for shares of RG&E common stock are automatically valid as certificates for RGS and do not have to be replaced. The transfer does not affect the value of the stock or RGS's dividend policy. RG&E shareholders approved the Exchange Agreement on April 29, 1999.

TAX STATUS OF CASH DIVIDENDS

     Cash dividends paid in 2000, 1999 and 1998 were 100 percent taxable for federal income tax purposes.

DIVIDEND POLICY

     RG&E has paid cash dividends quarterly on its common stock without interruption since it became publicly held in 1949. Since its formation in August 1999, RGS has continued this historic practice of dividend payments.

     The ability of RGS to pay common stock dividends is governed by the ability of RGS's subsidiaries to pay dividends to RGS. Because RG&E is by far the largest of RGS's subsidiaries, it is expected that for the foreseeable future the funds required by RGS to enable it to pay dividends will be derived predominantly from the dividends paid to RGS by RG&E. In the future, dividends from subsidiaries other than RG&E may also contribute to RGS's ability to pay
dividends.   RG&E's ability to make dividend payments to RGS will depend upon the availability of retained earnings and the needs of its utility business. RG&E's Certificate of Incorporation provides for the payment of dividends on its common stock out of the surplus net profits (retained earnings) of RG&E. In addition, pursuant to the PSC order approving the formation of RGS, RG&E may pay dividends to RGS of no more than 100% of RG&E's net income calculated on a two-year rolling basis. The calculation of net income for this purpose excludes non-cash charges to income resulting from accounting changes or certain PSC required charges as well as charges that may arise from significant unanticipated events. This condition does not apply to dividends that would be used to fund the remaining portion of RG&E's $100 million authorization for unregulated operations (about $13 million at December 31, 2000).

     Quarterly dividends on Common Stock are generally paid on the twenty-fifth day of January, April, July and October. In January 2001, RGS paid a cash dividend of $.45 per share on its Common Stock. The January 2001 dividend payment is equivalent to $1.80 on an annual basis.

STOCK PRICE

     RGS's common stock has been traded on the New York Stock Exchange under the symbol "RGS" since August 2, 1999. Prior to that date, RG&E's common stock was traded on the New York Stock Exchange, also under the symbol "RGS". RG&E's common stock is no longer traded because it is all held by RGS. The closing stock price for RGS common stock was $31.31 on January 26, 2001.



[Chart appears here showing range of common stock for the years 1998, 1999 and 2000.]

ITEM 6 -  SELECTED FINANCIAL DATA

CONSOLIDATED SUMMARY OF OPERATIONS              RGS                       RGS
                              Year Ended    Consolidated     RG&E     Consolidated      RG&E
(Millions of Dollars)         December 31,      2000         2000         1999          1999        1998        1997        1996
-----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues

  Electric                                    $   731.0   $   721.7    $     702.8   $   700.2   $   687.6   $   700.3   $   707.8
  Gas                                             340.0       322.4          284.5       281.6       274.7       336.3       346.2
  Other                                           377.1           -          220.3       108.6        71.2           -           -
                                            ------------  ----------  -------------  ----------  ----------  ----------  ----------

    Total Operating Revenues                  $ 1,448.1     1,044.1        1,207.6     1,090.4     1,033.5     1,036.6     1,054.0

Operating Expenses
   Fuel Expenses
    Fuel for electric generation                   48.9        48.9           49.3        49.3        54.0        47.7        40.9
    Purchased electricity                          85.9        80.9           54.3        53.0        27.0        28.3        46.5
    Gas purchased for resale                      208.5       192.0          151.5       149.0       155.5       196.6       202.3
    Unregulated fuel expenses                     340.3           -          189.4        91.5        59.5           -           -
                                            ------------  ----------  -------------  ----------  ----------  ----------  ----------

     Total Fuel Expenses                          683.6       321.8          444.5       342.8       296.0       272.6       289.7
                                            ------------  ----------  -------------  ----------  ----------  ----------  ----------

Operating Revenues Less Fuel Expenses             764.5       722.3          763.1       747.6       737.5       764.0       764.3

Other Operating Expenses
  Operations and maintenance
    excluding fuel expenses                       313.7       313.7          297.9       297.9       301.6       315.1       313.2
  Unregulated operating and
    maintenance expenses excluding fuel            31.1           -           26.5        14.2        13.5           -           -
  Depreciation and amortization                   116.2       112.1          118.7       117.3       116.1       116.5       105.6
  Taxes - local, state and other                   94.6        90.1          114.6       112.6       118.0       121.8       126.9
  Income tax                                       59.8        59.5           64.4        64.5        60.3        65.3        69.4
                                            ------------  ----------  -------------  ----------  ----------  ----------  ----------

    Total Other Operating Expenses                615.4       575.4          622.1       606.5       609.5       618.7       615.1
                                            ------------  ----------  -------------  ----------  ----------  ----------  ----------

Operating Income                                  149.1       146.9          141.0       141.1       128.0       145.3       149.2

Other (Income) and Deductions
  Allowance for other funds used during
    construction                                   (0.8)       (0.8)          (0.7)       (0.7)       (0.4)       (0.4)       (0.7)
  Income tax                                        1.1         0.2           (1.3)       (1.1)        1.7        (3.7)       (3.5)
  Other, net                                       (9.5)       (8.9)          (8.0)       (8.1)      (13.4)        3.4        (0.6)
                                            ------------  ----------  -------------  ----------  ----------  ----------  ----------

    Total Other (Income) and Deductions            (9.2)       (9.5)         (10.0)       (9.9)      (12.1)       (0.7)       (4.8)

Interest Charges

  Long term debt                                   58.0        56.7           53.7        53.1        43.3        44.6        48.6
  Other, net                                        6.0         5.5            4.8         4.5         3.4         6.6         9.3
  Allowance for borrowed funds used during
    construction                                   (1.3)       (1.3)          (1.1)       (1.1)       (0.7)       (0.6)       (1.4)
                                            ------------  ----------  -------------  ----------  ----------  ----------  ----------

    Total Interest Charges                         62.7        60.9           57.4        56.5        46.0        50.6        56.5

Net Income                                         95.6        95.5           93.6        94.5        94.1        95.4        97.5

Preferred Stock Dividend Requirements               3.7         3.7            4.1         4.1         4.8         5.8         7.5

Net Income Applicable to Common Stock         $    91.9   $    91.8    $      89.5   $    90.4   $    89.3   $    89.6   $    90.0
                                            ============  ==========  =============  ==========  ==========  ==========  ==========

Earnings per Common Share - Basic             $    2.61                $      2.44               $    2.32   $    2.30   $    2.32

Earnings per Common Share - Diluted           $    2.60                $      2.44               $    2.31   $    2.30   $    2.32

Cash Dividends Declared per Common Share      $    1.80                $      1.80               $    1.80   $    1.80   $    1.80

Condensed Consolidated Balance Sheet

                                                                    RGS                 RGS
                                                              Consolidated   RG&E  Consolidated    RG&E
(Millions of Dollars)                      At December 31,         2000      2000      1999        1999     1998    1997*    1996*
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Utility Plant                                                 $      3,396  $3,349  $    3,254     $3,23    $3,32   $3,234   $3,
Less:  Accumulated depreciation and
  amortization                                                       2,005   1,990       1,876      1,874    1,863      14
                                                              ------------  ------  ------------  -------  -------  ------  -------
                                                                   1,391     1,359       1,378      1,357    1,464   1,520    1,591
Construction work in progress                                        111       111          95         96       98      74       70
                                                              ------------  ------  ------------  -------  -------  ------  -------
Net Utility Plant                                                  1,502     1,470       1,473      1,453    1,562   1,594    1,661
Current Assets                                                       307       277         220        203      203     242      250
Intangible Assets                                                     51         -          21          -       21       -        -
Deferred Debits and Other Assets                                     706       704         749        747      667     432      450
                                                              ------------  ------  ------------  -------  -------  ------  -------
     Total Assets                                             $    2,566    $2,451  $    2,463     $2,403   $2,453  $2,268   $2,361
------------------------------------------------------        ------------  ------  ------------  -------  -------  ------  -------
Capitalization and Liabilities
Capitalization
Long term debt                                                $      824    $  792  $      816     $  796   $  758  $  5 7   $  647
Preferred stock redeemable at option
  of RG&E                                                             47        47          47         47       47      47       67
Preferred stock subject to mandatory
  redemption                                                          25        25          25         25       25      35       45
Common shareholders' equity:
  Common stock                                                       703       700         700        700      700     699      696
  Retained earnings                                                  182       166         153        138      129     109       91
  Less: Treasury stock at cost                                       117       117          83         83       46       -        -
                                                              ------------  ------  ------------  -------  -------  ------  -------
Total common shareholders' equity                                    768       749         770        755      783     808      787
                                                              ------------  ------  ------------  -------  -------  ------  -------
  Total Capitalization                                        $    1,664    $1,613  $    1,658     $1,623   $1,613  $1,477   $1,546
                                                              ------------  ------  ------------  -------  -------  ------  -------
Long Term Liabilities                                                131       129         126        125      124     110      106
Current Liabilities                                                  317       258         169        150      183     176      145
Deferred Credits and Other Liabilities                               454       451         510        505      533     505      564
                                                              ------------  ------  ------------  -------  -------  ------  -------
    Total Capitalization and Liabilities                      $    2,566    $2,451  $    2,463     $2,403   $2,453  $2,268   $2,361
------------------------------------------------------        ------------  ------  ------------  -------  -------  ------  -------

* Reclassified for comparative purposes.

FINANCIAL DATA

     At December 31
RGS
                                                                            2000    1999  1998  1997  1996
                                                                          ------  ------  ----  ----  ----
   Capitalization Ratios (a) (percent)
   Long-term debt                                                           52.3    51.9   ---   ---   ---
   Preferred Stock                                                           4.1     4.1   ---   ---   ---
   Common shareholders' equity                                              43.6    44.0   ---   ---   ---
                                                                          ------  ------
       Total                                                               100.0   100.0   ---   ---   ---

   Book Value per Common Share - Year End                                 $22.19  $21.43   ---   ---   ---
   Rate of Return on Average Common Equity                                 11.82   11.53   ---   ---   ---
    (percent)
   Embedded Cost of Senior Capital (percent)                                               ---   ---   ---
   Long-term debt                                                           7.31    7.20   ---   ---   ---
   Preferred stock                                                          5.24    5.24   ---   ---   ---
   Interest Coverages                                                       5.24    5.24   ---   ---   ---
   Before federal income taxes (incld. AFUDC)                               3.39    3.68   ---   ---   ---
                               (excld. AFUDC)                               3.36    3.65   ---   ---   ---

RG&E
                                                                            2000    1999    1998    1997   1996
                                                                          ------  ------  ------  ------  -----
   Capitalization Ratios (a) (percent)
   Long-term debt                                                           52.0    51.8    49.8    43.0   44.7
   Preferred Stock                                                           4.2     4.2     4.2     5.2    6.9
   Common shareholder's equity                                              43.8    44.0    46.0    51.8   48.4
                                                                          ------  ------  ------  ------  -----
     Total                                                                 100.0   100.0   100.0   100.0  100.0

   Book Value per Common Share - Year End                                 $21.71  $21.00  $20.94  $20.80  20.24
   Rate of Return on Average Common Equity                                 12.12   11.76   11.22   11.00  11.41
    (percent)
   Embedded Cost of Senior Capital (percent)
   Long-term debt                                                           7.29    7.21    7.20    7.32   7.33
   Preferred stock                                                          5.24    5.24    5.56    5.80   6.26
   Interest Coverages
   Before federal income taxes (incld. AFUDC)                               3.49    3.74    4.41    4.06   3.82
                               (excld. AFUDC)                               3.46    3.71    4.38    4.04   3.79

(a) Includes Company's long-term liability to the Department of Energy (DOE) for nuclear waste disposal. Excludes DOE long-term liability for uranium enrichment decommissioning and amounts due or redeemable within one year.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

      The following is Management's assessment of certain significant factors affecting the financial condition and operating results of RGS Energy Group, Inc. and its subsidiaries over the past three years. The Consolidated Financial Statements and the Notes thereto contain additional data. For the twelve months ended December 31, 2000, 50 percent of the Company's operating revenues were derived from electric service, 22 percent from natural gas service, and 28 percent from unregulated businesses.

FORWARD LOOKING STATEMENTS

     The discussion presented below contains statements which are not historic fact and which can be classified as forward looking. These statements can be identified by the use of certain words which suggest forward looking information, such as "believes," "will," "expects," "projects," "estimates" and "anticipates". They can also be identified by the use of words which relate to future goals or strategies. In addition to the assumptions and other factors referred to specifically in connection with the forward looking statements, some of the factors that could have a significant effect on whether the forward looking statements ultimately prove to be accurate include:

 1. uncertainties related to the regulatory treatment of RG&E's nuclear generation facilities including the proposed sale of RG&E's interest in the Nine Mile Two nuclear generating facility;

 2. any state or federal legislative or regulatory initiatives (including the results of negotiations between RG&E and the PSC regarding certain gas restructurings) that affect the cost or recovery of investments necessary to provide utility service in the electric and natural gas industries. Such initiatives could include, for example, changes in the regulation of rate structures or changes in the speed or degree to which competition occurs in the electric and natural gas industries;

 3. any changes in the ability of RG&E to recover environmental compliance costs through increased rates;

 4. the determination in the nuclear generation proceeding initiated by the PSC, including any changes in the regulatory status of nuclear generating facilities and their related costs, including recovery of costs related to spent fuel and decommissioning;

 5. fluctuations in energy supply and demand and market prices for energy, capacity and ancillary services;

 6. any changes in the rate of industrial, commercial and residential growth in RG&E's and RGS's service territories;

 7. the development of any new technologies which allow customers to generate their own energy or produce lower cost energy;

 8. any unusual or extreme weather or other natural phenomena;

 9. the timing and extent of changes in commodity prices and interest rates;

10. the ability of RGS to manage profitably new unregulated operations;

11. certain unknowable risks involved in operating unregulated businesses in new territories and new industries; and

12. any other considerations that may be disclosed from time to time in the publicly disseminated documents and filings of RGS and RG&E.

Shown below is a listing of the principal items discussed.

     RGS ENERGY GROUP, INC.                         Page 25
          Unregulated Subsidiaries

     ROCHESTER GAS AND ELECTRIC CORPORATION
       Competition                                  Page 26
          Gas Retail Access Settlements
          Gas Retail Access Program
          PSC Electric Settlement
          Energy Choice
          Nine Mile Nuclear Plants
          Fossil Units Status
          New York Independent System Operator
          Prospective Financial Position

       Rates and Regulatory Matters                 Page 34
          PSC Gas Restructuring Policy Statement
          PSC Gas Capacity Assignment
          FERC Gas and Electric Market Proposals
          Flexible Pricing Tariff

     LIQUIDITY AND CAPITAL RESOURCES                Page 36
          Capital and Other Requirements
          Financing
          Redemption of Securities
          Stock Repurchase Plan
          Environmental Issues
          Risk Management
          Year 2000 (Y2K) Computer Operational
            Information

     EARNINGS SUMMARY                               Page 39

     RESULTS OF OPERATIONS                          Page 39
          Operating Revenues and Sales
          Operating Expenses
          Other Statement of Income Items

     DIVIDEND POLICY                                Page 43

RGS ENERGY GROUP, INC.

     On August 2, 1999, RG&E was reorganized into a holding company structure pursuant to an Agreement and Plan of Share Exchange between RG&E and RGS. As part of the reorganization, all of the outstanding shares of RG&E common stock were exchanged on a share-for-share basis for shares of RGS and RG&E became a subsidiary of RGS. RG&E's preferred stock was not exchanged as part of the share exchange and continues as shares of RG&E.

     The holding company structure was formed to enable RGS to respond quickly to changes in the evolving competitive energy utility industry. The new structure permits the use of financing techniques that are better suited to the particular requirements, characteristics and risks of non-utility operations without affecting the capital structure or creditworthiness of RG&E. This increases RGS's financial flexibility by allowing it to establish different debt-to-equity ratios for each of its individual lines of business.

     RGS is a holding company and not an operating entity. RGS's operations are being conducted through its subsidiaries which include RG&E and two unregulated subsidiaries - Energetix, Inc. and RGS Development Corporation. RG&E will continue to offer regulated electric and natural gas utility service in its franchise territory. Energetix, Inc. provides energy products and services primarily throughout Upstate New York. RGS Development Corporation offers energy systems development and management services.

     Unregulated Subsidiaries. Part of RGS's financial strategy is to seek growth by entering into unregulated businesses. The Electric Settlement allows RG&E to provide the funding for RGS to invest up to $100 million in unregulated businesses and RGS has invested $87 million (including loan guarantees) as of December 31, 2000. The first step in this direction was the formation and operation of Energetix, Inc. (Energetix) effective January 1, 1998. Energetix is an unregulated subsidiary that brings energy products and services to the marketplace both within and outside of RG&E's regulated franchise territory. Energetix markets electricity, natural gas, oil, gasoline, and propane fuel energy services throughout Upstate New York. Energetix has over 83,000 customers for natural gas and electricity service.

     In August 1998, Energetix acquired Griffith Oil Company, Inc. (Griffith), the second largest oil and propane distribution company in New York State. This $31.5 million acquisition was accounted for using purchase accounting and the results of Griffith's operations are reflected in the consolidated financial statements of RGS since its acquisition on August 2, 1998.

     In November 2000, Griffith acquired Burnwell(R) Gas, a full-service propane gas retailer and distributor providing fuel, appliances, heating equipment and service in the Western New York area. This acquisition adds 29,000 customers to the Griffith customer base. The acquisition was accounted for using purchase accounting and Burnwell(R) Gas's results of operations are reflected in the consolidated financial statements of RGS since the acquisition.

     In November 2000, Griffith also acquired certain assets of the New York Fuels Division of AllEnergy Marketing Company, L.L.C. related to its petroleum distribution business. This acquisition adds 24,000 customers to the Griffith customer base. The acquisition was accounted for using purchase accounting and the results of the acquired operations are reflected in the consolidated financial statements of RGS since the acquisition.

     Griffith and its recent acquisitions as discussed above give Energetix access to over 123,000 customers, approximately 100,000 of whom are outside of RG&E's regulated franchise territory. Acquisitions by Griffith since August 1998 have increased its customer base by over 100 percent. In total, Griffith has approximately 620 employees and operates 28 customer service centers as of December 31, 2000.

     Additional information on Energetix's operations (including Griffith) is presented under the headings Operating Revenues and Sales, Operating Expenses and in Note 4 to Financial Statements.

     During the second quarter of 1998, the Company formed RGS Development to pursue unregulated business opportunities in the energy marketplace. Through December 31, 2000, RGS Development's operations have not been material to RGS's results of operations or its financial condition.

ROCHESTER GAS AND ELECTRIC CORPORATION

COMPETITION

     GAS RETAIL ACCESS SETTLEMENTS. On January 25, 2001, RG&E reached agreement with PSC Staff and other parties on a comprehensive rate and restructuring proposal for its natural gas business (the Gas Rates and Restructuring Proposal), as contemplated in the PSC's Gas Policy Statement (see heading Rates and Regulatory Matters, "PSC Gas Restructuring Policy Statement").

     Since mid-1998, RG&E, PSC Staff and other parties have engaged in settlement negotiations regarding RG&E's rates and restructuring. These negotiations have resulted in two previous agreements among RG&E, PSC Staff and several other parties. The first was implemented in September 1999 and addressed the following issues: a capacity release revenue imputation, capacity cost mitigation measures, a timetable for public filing and resumption of negotiations, and improvement of RG&E's retail access program. The September 1999 agreement was approved by the PSC in an Order issued September 30, 1999.

     Pursuant to the September 1999 agreement, RG&E, on January 28, 2000, made a filing addressing various issues pertaining to RG&E's natural gas business, including proposals for restructuring that business and facilitating migration from fully bundled sales service to retail service provided by natural gas marketers. Certain issues presented by the January 28, 2000 filing, principally relating to the commencement of a single-retailer retail access program for gas, in substantially the same form as currently in effect for electric retail access (see "Energy Choice" heading), and the establishment of a "backout credit" to be paid to natural gas marketers serving retail customers, were resolved in a June 2000 Gas Settlement.

     The Gas Rates and Restructuring Proposal is intended to resolve all issues identified by the parties and not resolved in either the September 1999 settlement or the June 2000 Gas Settlement, as approved by the PSC. It is anticipated that this Proposal will be approved by the PSC in February 2001 and made effective on March 1, 2001, although no assurance may be given as to such approval or its timing.

     The Gas Rates and Restructuring Proposal contains a number of features that are intended to extend for different periods. The two most significant periods are the Rate Term, which applies principally to rate-related provisions and extends from July 1, 2000 through June 30, 2002, and the Rate and Restructuring Program which applies to most other provisions and extends from the date of approval of the Proposal through March 31, 2004. The principal features of the Proposal are as follows:

     (1) for the purpose of setting base, or local delivery, rates for the period beginning July 1, 2000, natural gas revenues shall be decreased a total of $2,806,000 from the levels in effect on June 30, 2000. This rate level is based on an agreed-upon return on equity of 11.00 percent;

     (2) base rates will be adjusted effective March 1, 2001 to reflect the revenue requirements decrease. Because the current base rates that will be in effect through February 28, 2001 are higher than those agreed to by the parties, RG&E, in March 2001, will pass back to all its retail gas customers a temporary credit applied to rates, on a volumetric basis, equal to the amount of the reduction in rates for the period July 1, 2000 through February 28, 2001;

     (3) RG&E is allowed to defer any prudent and verifiable cost for recovery after the Rate Term of the Proposal, subject to PSC approval;

     (4) in the event that RG&E achieves a return on equity in excess of 12.5 percent in any Rate Year covered by this Proposal, 90 percent of the excess over that level shall be deferred for the benefit of customers;

     (5) RG&E shall be entitled to defer any costs associated with mandates and catastrophic events that occur during the Rate Term of this Proposal. If the incremental cost impact of any individual mandate or any individual catastrophic event exceeds $600,000 per rate year, RG&E is entitled to defer the entire amount for recovery. Amounts deferred shall be recovered from RG&E customers after the Rate Term of this Proposal;

     (6) RG&E is entitled to defer for recovery after June 30, 2002, all incremental expenditures for competition implementation costs to the extent that such costs exceed $300,000 per year;

     (7) if migration to retail access is expected to exceed 30 percent of the small-volume customer market (i.e., customers eligible under Service Classification No. 5 - Small General Service) during the Rate Term of the Proposal, the parties will meet to discuss the PSC Transition Cost Surcharge with a view to considering changes that would reduce the allocation of capacity costs to Service Classification No. 1 - General Service customers;

     (8) RG&E is authorized to implement a Retail Access Capacity Program, contemplated to begin before the 2001-2002 heating season, pursuant to which RG&E would release pipeline capacity it currently holds to marketers serving customers in RG&E's service area. This Program will help to avoid stranded capacity costs that might otherwise result from migration of customers to marketers;

     (9) RG&E will implement a Capacity Incentive Program, consisting of a Capacity Cost Incentive and a Capacity Cost Imputation. Both elements are intended to encourage aggressive management of RG&E's capacity costs. The Capacity Cost Incentive is designed to share, between RG&E and its customers, the savings resulting from the difference between a base level of capacity costs and the actual capacity costs achieved. The Capacity Cost Imputation is intended to provide customers with a guaranteed level of short-term savings through the gas cost adjustment provision. "Short-term" refers to periods of one year or less. "Savings" refers to capacity release savings, as well as net revenues from off-system sales, if any. The imputed level of savings will be $1,100,000 per year for the period beginning April 1, 2001 and extending through June 30, 2002. The level will then be $500,000 per year for the period beginning July 1, 2002 and extending through March 31, 2004;

     (10) RG&E will implement a Low-Income Program for customers who require assistance. The Low-Income Program will be funded through a surcharge in customer bills; and

     (11) RG&E will implement a Service Quality Performance Program to be effective as of January 1, 2001 through at least June 30, 2002. This Program establishes performance targets for six specific measures of service and provides for a maximum overall penalty of 42 basis points of gas return on equity for failure to meet the minimum levels specified.

     GAS RETAIL ACCESS PROGRAM. On December 1, 2000, RG&E implemented the single-retailer system for small volume gas customers, following the approval of a tariff filing with the PSC. Under the June 2000 Gas Settlement discussed above, RG&E is permitted to recover the difference between the backout credit paid marketers ($3.75 per customer per month) and RG&E's short-run avoided costs associated with the migration of gas sales customers to retail access under the single retailer system. For purposes of the June 2000 Gas Settlement, this assumed difference was set at $2.55 per customer per month. Both the backout credit and the assumed difference are to remain in effect at these levels over the term of the Settlement (generally through June 30, 2002), subject to possible further negotiations in the event of a particularly rapid migration of customers.

     As of December 31, 2000, seventeen energy service companies, including Energetix, are qualified by RG&E to serve retail gas customers under RG&E's Gas Retail Access Program.

     RG&E attempts to mitigate its risks of energy marketer defaults by requiring security deposits as permitted by PSC Transportation Gas Customer tariffs.

     PSC ELECTRIC SETTLEMENT. During 1996 and 1997, RG&E, the staff of the PSC and several other parties negotiated an agreement which was approved by the PSC in November 1997 (Electric Settlement). The Electric Settlement sets the framework for the introduction and development of open competition in the electric energy marketplace and lasts through June 30, 2002. In phases, RG&E will allow customers to purchase electricity, and later capacity commitments, from sources other than RG&E through its retail access program, Energy Choice. These energy service companies will compete to package and sell energy and related services to customers. The competing energy service companies will purchase distribution services from RG&E who will remain the sole provider of distribution services, and will be responsible for maintaining the distribution system and for responding to emergencies.

     The Electric Settlement sets RG&E's electric rates for each year during its five-year term. Over the five-year term of the Electric Settlement, the cumulative rate reductions for the bundled service will be as follows: Rate Year 1 (July 1, 1997 to June 30, 1998) $3.5 million; Rate Year 2 $12.8 million; Rate Year 3 $27.6 million; Rate Year 4 $39.5 million; and Rate Year 5 $64.6 million.

     In the event that RG&E earns a return on common equity in its regulated electric business in excess of an effective rate of 11.50 percent over the entire five-year term of the Electric Settlement, 50 percent of such excess will be used to write down deferred costs accumulated during the term of the Electric Settlement.

Any remaining amounts of this 50 percent shall be retained as earnings by RG&E. The other 50 percent shall be used to write down accumulated deferrals or investment in electric plant or regulatory assets (the Return on Equity Test). (See the discussion under "Results of Operations - 2000 Compared to 1999" regarding Management's estimate of return on equity reserves established in accordance with the terms of the Electric Settlement.) If certain extraordinary events occur, including a rate of return on common equity below 8.5 percent or above 14.5 percent, or a pretax interest coverage below 2.5 times, then either RG&E or any other party to the Electric Settlement would have the right to petition the PSC for review of the Electric Settlement and appropriate remedial action.

     The Electric Settlement requires unregulated energy retailing operations to be structurally separate from the regulated utility functions. Although the Electric Settlement provides incentives for the sale of generating assets, it does not require RG&E to divest generating or other assets or to write off stranded costs.

     RG&E believes that the Electric Settlement has not adversely affected its eligibility to continue to apply certain accounting rules applicable to regulated industries. In particular, RG&E believes it continues to be eligible for the treatment provided by SFAS-71, which allows RG&E to include assets on its balance sheet based on its regulated ability to recoup the cost of those assets. The Electric Settlement provides RG&E a reasonable opportunity to recover substantially all of its prudently incurred costs, except certain operational costs associated with non-nuclear generation.

     RG&E's retail access program, Energy Choice, was approved by the PSC as part of the Electric Settlement and went into effect on July 1, 1998. Details of the Energy Choice Program are discussed below.

     ENERGY CHOICE. On July 1, 1998, RG&E officially began implementation of its full-scale electric retail access Energy Choice program. As of July 1, 2000, RG&E entered its third year of this program. There are five basic components of the sale of energy as follows:

     (1) the sale of electricity which is the amount of energy actually used by the consumer;

     (2) the sale of capacity which is the ability, through generating facilities or otherwise, to provide electricity when it is needed;

     (3) the sale of transmission services, which is the physical transportation of electricity to RG&E's distribution system;

     (4) the sale of distribution services, which is the physical delivery of electricity to the consumer over RG&E's distribution system; and

     (5) retail services such as billing and metering.

Historically, RG&E has sold all five components bundled together for a fixed rate approved by the PSC.

     The implementation of Energy Choice included a four year phase-in process to allow RG&E and other parties to manage the transition to electric competition in an orderly fashion. During the first year of the program, participation in Energy Choice was limited to no more than 10 percent of RG&E's total annual retail electric kilowatt-hour sales (670,000 annualized megawatt-hours). Essentially, until this 10 percent limit was achieved, RG&E's electric retail customers could seek out or be approached by alternative energy service companies for electricity to be resold and then delivered over RG&E's distribution system. By February 1, 1999, only six months into the Energy Choice program, this 10 percent limit was achieved by qualified competitive energy service companies in RG&E's service territory. For the second year of the program, beginning July 1, 1999, this limit increased from 10 percent to approximately 20 percent. As of July 1, 2000, beginning the third year of the program, this limit increased to 30 percent. As of December 31, 2000, approximately 24 percent of total RG&E sales had shifted to competitive energy service companies, including the Company's unregulated subsidiary Energetix. Beginning July 1, 2001, all retail customers will be eligible to purchase energy, capacity and retailing services from competitive energy service companies. Throughout the term of the Electric Settlement, RG&E will continue to provide regulated and fully bundled electric service under its retail service tariff to customers who choose to continue with such service.

     Energy Choice adopted the single-retailer model for the relationship between RG&E as the distribution provider, qualified energy service companies, and retail (end-use) customers. In this model, retail customers have the opportunity for choice in their energy service company and receive only one electric bill from the company that serves them. Except for providing emergency services, satisfying requests for distribution services, and scheduling outages, which remain RG&E's responsibility, the retail customer's primary point of contact for billing questions, technical advice and other energy-related needs, is with the customer's chosen energy service company.

     Under the single-retailer model, energy service companies are responsible for buying or otherwise providing the electricity their retail customers will use, paying regulated rates for transmission and distribution, and selling electricity to their retail customers (the price of which would include the cost of the electricity itself and the cost to transport electricity through RG&E's distribution system).

     RG&E attempts to mitigate its risks of energy marketer defaults by requiring security deposits as permitted by PSC Electric Distribution Customer tariffs.

     As of December 31 , 2000, seven energy service companies, including Energetix, are qualified by RG&E to serve retail customers under Energy Choice.

     During the initial Energy-Only stage of the Energy Choice program, which began on July 1, 1998 and ended on November 18, 1999, energy service companies were able to choose their own sources of energy supply, while RG&E continued to provide to them, through its bundled distribution rates, the generating capacity (installed reserve) needed to serve their retail customers. In addition, during the Energy-Only stage, energy service companies had the option of purchasing "full-requirements" (i.e., delivery services plus energy) from RG&E.

     During the initial Energy-Only stage of the retail access program, RG&E's distribution rate was set by deducting approximately 2.31 cents per kilowatt-hour from its full service (bundled) rates. The 2.31 cents per kilowatt-hour was comprised of 1.91 cents per kilowatt-hour (an estimate of the wholesale market price of electricity) plus 0.40 cents per kilowatt-hour for RG&E's avoided cost of retailing services.

     During the Energy and Capacity stage, which began on November 18, 1999, RG&E's distribution rates equaled the bundled rate less RG&E's cost of both the electric commodity and its non-nuclear generating capacity. Throughout this stage of the program, up until June 30, 2000, RG&E's distribution rates were set by deducting 3.07 cents per kilowatt-hour from its full service rates. The 3.07 cents per kilowatt-hour is comprised of 2.67 cents per kilowatt-hour (an estimate of the wholesale market price of electric energy and capacity) plus
0.40 cents per kilowatt-hour for its avoided cost of retailing services. Beginning July 1, 2000, RG&E's distribution rates were set by deducting 3.08 cents per kilowatt-hour from its full service rates. The 3.08 cents per kilowatt-hour is comprised of 2.68 cents per kilowatt-hour for energy and capacity plus 0.40 cents per kilowatt-hour for its avoided cost of retailing services. This change in the distribution rates, set by deducting 3.07 cents per kilowatt-hour and then 3.08 cents per kilowatt-hour, is a result of pre-determined changes in average gross receipts taxes.

     The Energy and Capacity stage, the second stage of the phase-in, began with the implementation of the New York Independent System Operator on November 18, 1999 (see discussion under "New York Independent System Operator"). The responsibility for purchasing not only energy, but also capacity, was to have shifted to the energy service companies. However, the PSC and FERC had also approved a request by RG&E to extend "full-requirements" availability to energy service companies through the current winter capability period (from October 31, 2000 through April 30, 2001). As of December 31, 2000, all energy service companies serving customers under retail access have opted to continue purchasing "full requirements" through the current winter capability period.

     Through April 30, 2001, energy service companies will have the option to serve a portion or all of their load from the competitive wholesale market, but once they make this change, they will not be able to return this load to "full requirements". Once RG&E no longer provides "full requirements" to the energy service companies, they will assume responsibility for obtaining their own supplies. RG&E will experience a revenue decrease when it no longer collects the rates described above for energy and capacity. This will be offset to some extent by decreased costs resulting from no longer acquiring energy and capacity for the energy service companies. The extent of this offset will be determined by market prices.

     In December 1999, two petitions were filed with the PSC, one by an electric utility operating in New York State and the other jointly by five energy marketers and consultants, calling upon the PSC to examine RG&E's retail access program and to order certain changes in the program. In particular, these petitioners objected to the single-retailer form of RG&E's program, under which the retail marketer assumes responsibility for most retail service functions. They claim that the "backout credit" (the amount by which RG&E's rates for retail electric service are reduced to derive the rates charged for the delivery service provided by RG&E to marketers) is too low, that it affords insufficient prospect of profitable operation by marketers, and that it should be increased. They further assert that the phased schedule for implementation of the program, under which increasing percentages of customers in RG&E's service area are eligible to obtain competitive service during the term of the Electric Settlement, is too slow and should be significantly accelerated. On February 28, 2000 RG&E filed with the PSC its reply to both petitions. As set forth in that reply, RG&E believes that its single-retailer program offers unique opportunities for marketers, that its retail backout credit (in conjunction with RG&E's rate for wholesale power sales to marketers) affords a sound basis for competitive service, and that its implementation schedule is reasonable and appropriate; moreover, each of these essential elements of the retail access program is expressly established by the Electric Settlement. RG&E believes that the program fully and fairly advances the goals of increased competition for energy services and is in full compliance with the Electric Settlement. Nevertheless, it is not possible at this time to predict with assurance whether or not, in response to the petitions, the PSC might require that the program be changed in some manner.

     The PSC is conducting proceedings that are intended to bring more administrative consistency among New York State utilities and potentially offer additional services for energy service companies to provide. These include an on-going national effort regarding uniform business practices, and proceedings regarding standardized billing (single billing options), provider of last resort, electronic data interchange, and competitive metering. RG&E continues to assess the scope and impact of such changes on its operations as retail access continues to evolve.

     NINE MILE NUCLEAR PLANTS.   On June 24, 1999, Niagara Mohawk and New York
State Electric and Gas Corporation (NYSEG) announced their intention to sell their interests in the Nine Mile One and Nine Mile Two nuclear plants to AmerGen Energy Company, L.L.C. (AmerGen), a joint venture of PECO Energy and British Energy. Niagara Mohawk owns 41 percent of Nine Mile Two and 100 percent of Nine Mile One and NYSEG owns 18 percent of Nine Mile Two.

     RG&E's 14 percent interest in Nine Mile Two was not included in the proposal but RG&E has a right of first refusal to buy the interests of the other owners of Nine Mile Two on terms at least as favorable as those offered. RG&E exercised its right of first refusal and broadened it to include Nine Mile One with which Nine Mile Two was paired in the proposal. However, in the ensuing discussions with the PSC staff it became clear that the transaction on the terms proposed would not be approved by the PSC.

     On April 25, 2000, the PSC issued an order that allowed NYSEG and Niagara Mohawk to withdraw their petition to sell their interests in the Nine Mile plants to AmerGen. The order concluded that Nine Mile's market value is "greatly in excess of the original AmerGen purchase price" and that multiple entities are now interested in the Nine Mile plants. The order also concluded that "...failure for the utilities to determine the market value of the Nine Mile facilities at this time, through an open process, would raise serious prudence questions." With respect to stranded costs, the PSC order indicates that stranded costs cannot be finally quantified "until the disposition of the plants by the utilities is decided." The PSC's order does, however, observe that (1) a sale would be considered within its policy of separating generation from transmission and distribution, (2) a sale at current market values would constitute appropriate mitigation of stranded costs and

(3) ratemaking treatment of a sale would be resolved in accordance with each company's competitive opportunities/restructuring order taking into account reduced risk and corollary divestiture effects.

     After issuance of the PSC's order, RG&E decided to determine the market value of its interest in Nine Mile Two. On June 1, 2000, RG&E issued a press release announcing an auction process by RG&E, Central Hudson Gas & Electric Corporation (Central Hudson), NYSEG and Niagara Mohawk in connection with their ownership interests in Nine Mile Two and Niagara Mohawk's interest in Nine Mile One.

     On December 11, 2000, RG&E, Niagara Mohawk, Central Hudson and NYSEG entered into an agreement to sell their ownership interests in Nine Mile Two to Constellation Nuclear, L.L.C. (Constellation Nuclear). Constellation Nuclear was the successful bidder in a competitive auction conducted for the plants. The Long Island Power Authority, an 18 percent owner of Nine Mile Two, is not participating in the sale.

     The purchase price for RG&E's 14% ownership interest in Nine Mile Two is $99.2 million, $49.6 million of which will be paid in cash at closing and $49.6 million of which will be paid in five equal annual principal installments plus interest at a rate of 11% pursuant to a five year promissory note. Principal and interest payments under the promissory note will total approximately $66 million unless the note is pre-paid. The purchase price is subject to adjustment at the time of closing. The aggregate purchase price for 82 percent of Nine Mile Two is $581 million. The aggregate purchase price, including cash payments at closing and payments of principal and interest to all of the sellers under the promissory notes, is $676.6 million for 82 percent of Nine Mile Two.

     Also, part of the transaction is a power purchase agreement whereby Constellation Nuclear has agreed to sell 90 percent of RG&E's 14 percent interest in Nine Mile Two's actual output back to RG&E for approximately 10 years at an average price of less than $35 per MWh over the term of the power purchase agreement.

     After the completion of the power purchase agreement, a 10-year revenue sharing agreement begins. The revenue sharing agreement will provide RG&E with a hedge against electricity price increases and could provide RG&E additional revenue through 2021. The revenue sharing agreement provides that, to the extent market prices (for energy and capacity) exceed certain strike prices, 14% of the market value of Nine Mile Two's actual output (capped at 160 MW) above the strike price will be shared 80% to RG&E and 20% to Constellation Nuclear. When actual market prices are lower than strike prices, such negative amounts will be carried forward as credits against subsequent payments.

     At closing, the sellers' pre-existing decommissioning funds will be transferred to Constellation Nuclear and Constellation Nuclear will assume the sellers' obligation to decommission Nine Mile Two.

     The Nuclear Regulatory Commission (NRC), FERC, PSC and other regulatory bodies must approve the sale. Receipt of such regulatory approvals (including, without limitation, the PSC's authorization to establish a regulatory asset and return thereon for the full amount of RG&E's unamortized plant and capital costs of Nine Mile Two remaining after the closing of the sale), in form and substance reasonably satisfactory to RG&E, is a condition to RG&E's obligation to close the transaction. The transaction is targeted to close in mid-2001. At December 31, 2000, the net book value of RG&E's 14 percent interest in the Nine Mile Two generating facility was approximately $360 million. RG&E also had investments in fuel of approximately $8.9 million, transmission and distribution facilities of $3.4 million and construction work in progress of $4.6 million.

     On January 31, 2001, RG&E, together with Niagara Mohawk, Central Hudson, NYSEG and Constellation Nuclear filed a Section 70 petition with the PSC. The petition requests that the PSC authorize the sellers to transfer to Constellation Nuclear their interests in Nine Mile Two in accordance with the rate treatment proposed. For RG&E, the rate treatment proposed includes full recovery of the regulatory asset remaining after the sale.

     Prior to the events discussed above, the PSC had initiated a proceeding to examine the appropriate role of the nuclear power plants in the State in developing a competitive market for electricity. Collaborative efforts of the parties led to the development of a report on the subject which the PSC discussed at a July 1999 session without issuing an order. No significant activity has since occurred in the proceeding and RG&E cannot predict what the PSC may do to continue or conclude it. Since all nuclear plants in the State either have now been sold or are under contract to be sold, except for RG&E's Ginna Plant, the PSC could regard the proceeding as moot.

     FOSSIL UNITS STATUS. In 1999, RG&E ceased operations at and retired its Beebee Station (80 Megawatt) coal-fueled generating facility. The retirement of Beebee Station did not have a material effect on the financial position or results of operations of RGS or RG&E. The Electric Settlement provides that all prudently incurred incremental costs associated with the retirement and decommissioning of the plant are recoverable through RG&E's distribution access rates.

     In early June 1999 the Allegany Station, a combined-cycle unit fueled by natural gas, began generating electricity. The 63 megawatt capacity unit is expected to generate electricity during the peak demand summer months and when the economics of producing electricity for sale are favorable. The plant is being operated and maintained for RG&E by Bell Harbert Energy L.L.C. Allegany Station, which was built as a co-generation facility in the early 1990s, was obtained by RG&E as part of a legal settlement in December 1998 with General Electric Capital Corporation, Kamine/Besicorp Allegany L.P. (Kamine) and other Kamine affiliates.

     OSWEGO UNIT SALE. On October 22, 1999, RG&E and Niagara Mohawk sold their respective 12% and 88% interests in the Oswego Generation Facility to Oswego Harbor Power L.L.C., a wholly-owned affiliate of NRG Energy, Inc. for approximately $91 million. Additionally, the buyer agreed to assume RG&E's obligations under a June 8, 1998 transmission services agreement as it pertains to the Oswego Generation Facility. This assumption represents a net present value of approximately $25 million, which was deducted from RG&E's approximately $11 million share of the sale proceeds. Accordingly, RG&E was required to make a net payment of approximately $14 million in connection with the sale. Under the terms of the Electric Settlement, RG&E is permitted to recover through its distribution rates any losses and related costs on a sale of generation. Pursuant to an October 21, 1999 PSC order, RG&E was required to file with the PSC a detailed calculation of its net book loss after tax impacts. RG&E made this filing with the PSC on December 21, 1999. Including the impact of the $25 million relating to the transmission services agreement, RG&E's net loss and associated costs are approximately $79 million. In the filing, RG&E indicated that $2.2 million of depreciation charges and $4.3 million of transmission contract payments, currently included in rates, will be used to amortize the net loss during the remaining term of the Electric Settlement.

     At the time of the sale of the Oswego Generating Facility, RG&E and Niagara Mohawk also entered into a contract for the sale of RG&E's interest in a 345 kilovolt substation at the Oswego site to Niagara Mohawk for $1.1 million. Approval of the transaction was received from both the PSC and FERC and the sale is currently pending. The net proceeds will be used to offset the loss which has been deferred as an regulatory asset.

     NEW YORK INDEPENDENT SYSTEM OPERATOR. In November 1999 following FERC approval, the New York State Independent System Operator (NYISO) sought to implement a competitive wholesale market for the sale, purchase and transmission of electricity and ancillary services in New York State. NYISO tariffs provide market-based rates for energy, ancillary services, and installed capacity sold through the NYISO. The NYISO and the New York State Reliability Council were formed to restructure the New York Power Pool in response to FERC Order 888.

  In early 2000, the NYISO's total cost of providing operating reserves on an hourly basis exceeded the cost that would be expected in a workable competitive marketplace. During the first quarter of 2000, RG&E, in addition to other New York State public utilities and several load-serving entities, experienced rising prices to maintain operating reserves within the NYISO system. As a result of, among other things, the implementation of bidding restrictions that limit reserve prices, as discussed in the following two paragraphs, the average cost per MWH for operating reserves in the third and fourth quarters decreased to $.65 and $.38, respectively.

     On March 27, 2000, the NYISO filed with FERC for immediate authority to suspend the use of market-based bids in the New York markets for operating reserves. On April 7, 2000, RG&E also filed a complaint with FERC against the NYISO. RG&E sought corrective re-calculation of operating reserve prices for prior periods and prospective relief from injuries resulting from the NYISO's operating reserves market. Niagara Mohawk and NYSEG filed similar complaints with FERC against the NYISO. On May 31, 2000 FERC issued an order accepting the NYISO's request and capped prices for the 10-minute non-spinning reserve market at $2.52/MWH. In response to various complaints, FERC directed the NYISO to permit self-supply of operating reserves and file a plan to correct software problems inhibiting self supply by September 1, 2000. However, FERC denied the requests by RG&E and Niagara Mohawk for retroactive rate relief. On June 30, 2000, RG&E filed a request for rehearing seeking, in part, retroactive rate relief for operating reserve overpayments. This request is currently pending with FERC.

     As directed by FERC, on September 1, 2000 the NYISO made a comprehensive compliance filing addressing a number of compliance issues, including operating reserves issues. Because the filing did not, in violation of FERC orders, permit self-supply of operating reserves, RG&E filed a protest of the compliance filing. RG&E also protested a new proposal made by the NYISO to pay suppliers of operating reserves prices based on whether the supplier is located in the west, east or on Long Island, while charging purchasers of operating reserves a single, state-wide rate. On November 8, 2000, FERC issued an order extending the existing bid cap of $2.52/MWH (plus opportunity costs) until such time as FERC determines that the non-spinning reserve markets are demonstrated to be workably competitive. FERC again stressed the requirement that the NYISO permit self-supply of operating reserves. FERC suspended the proposal on pricing of operating reserves based on location for the maximum 5 month period. FERC established a technical conference which was held on January 22 and 23, 2001, to deal with market flaws and market performance in the NYISO, including operating reserves issues.

     At the present time, RG&E cannot predict what effects, if any, action ultimately taken by FERC on these issues will have on future operations or the financial condition of RGS or RG&E.

     COMPETITION AND THE COMPANY'S PROSPECTIVE FINANCIAL POSITION. With PSC approval, RG&E has deferred certain costs rather than recognize them on its statement of income when incurred. Such deferred costs are then recognized as expenses when they are included in rates and recovered from customers. Such deferral accounting is permitted by SFAS-71. These deferred costs are shown as regulatory assets on the Company's and RG&E's Balance Sheet and a discussion and summary of such regulatory assets is presented in Note 3 to Financial Statements.

     In a competitive electric market, strandable assets would arise when investments are made in facilities, or costs are incurred to service customers, and such costs are not fully recoverable in market-based rates. Estimates of strandable assets are highly sensitive to the competitive wholesale market price assumed in the estimation. In a competitive natural gas market, strandable assets would arise where customers migrate away from dependence on RG&E for full service, leaving RG&E with surplus pipeline and storage capacity, as well as natural gas supplies under contract. A discussion of strandable assets is presented in Note 3 to Financial Statements.

     As of December 31, 2000, RG&E believed that its regulatory assets are probable of recovery. The Electric Settlement does not impair the opportunity of RG&E to recover its investment in these assets. However, the PSC initiated a proceeding in 1998 to address issues surrounding nuclear generation (see Nine Mile Nuclear Plants). The ultimate determination in this proceeding or any proceeding to consider RG&E's proposed sale of Nine Mile Two as discussed under that heading could have an impact on strandable assets and the recovery of nuclear costs.

RATES AND REGULATORY MATTERS

     PSC GAS RESTRUCTURING POLICY STATEMENT. On November 3, 1998, the PSC issued a gas restructuring policy statement (Gas Policy Statement) announcing its conclusion that, among other things, the most effective way to establish a competitive gas supply market is for gas distribution utilities to cease selling gas. The PSC established a transition process in which it addressed three groups of issues: (1) individual gas utility plans to implement the PSC's vision of the market; (2) key generic issues to be dealt with through collaboration among gas utilities, marketers, pipelines and other stakeholders, and (3) coordination of issues that are common to both the gas and the electric industries. The PSC has encouraged settlement negotiations with each gas utility pertaining to the transition to a fully competitive gas market. RG&E, the PSC Staff and other interested parties engaged in settlement discussions in response to the specific requirements of the Gas Policy Statement. In January 2001, RG&E reached agreement with PSC Staff and other parties on a comprehensive rate and restructuring proposal for its natural gas business, as contemplated in the PSC's Gas Policy Statement (See "Gas Retail Access Settlements").

     PSC ASSIGNMENT OF GAS CAPACITY. Under a March 1996 Order, the PSC permitted RG&E and other gas distribution companies to assign to marketers, as necessary, to serve their customers the pipeline and storage capacity held by RG&E. In its Gas Policy Statement, the PSC ordered that the assignment of capacity, permitted by the March 1996 Order, be terminated effective April 1, 1999. According to the Gas Policy Statement, however, the utilities are to be afforded a reasonable opportunity to recover resulting strandable costs, if any. On March 24, 1999, the PSC issued an Order Concerning Assignment of Capacity for all gas utilities in the State, generally requiring the removal of restrictions on customer migration from utility service to service from marketers. RG&E has complied with the PSC's directives. The Retail Access Capacity Program and the Capacity Incentive Program contained in the Gas Rates and Restructuring Proposal (see "Gas Retail Access Settlements") will, if adopted by the PSC, help to mitigate potential stranded costs resulting from migration of customers to marketers.

     FERC GAS MARKET PROPOSALS. On February 9, 2000, FERC issued Order No. 637, its final rule addressing "Regulation of Short-Term Natural Gas Transportation Services" and "Regulation of Interstate Natural Gas Transportation Services" . On June 5, 2000 FERC issued Order No. 637-A providing clarification and additional guidance. On July 26, 2000 FERC issued Order No. 637-B upholding Orders No. 637 and No. 637-A. Order No. 637 as clarified revises FERC's regulations to improve the efficiency of the gas transportation market and to provide captive customers with the opportunity to reduce their cost of holding long-term pipeline capacity. Specifically, Order No. 637 as clarified:

     (1) waives the price ceiling for released capacity of less than one year until September 30, 2002;

     (2) permits pipelines to propose peak, off-peak and term differentiated rates, provided that they still satisfy the revenue and cost constraints of traditional rate-making, and excess revenues are split with firm customers;

     (3) revises FERC's regulations on scheduling procedures, capacity segmentation and pipeline penalties;

     (4) states that the right of first refusal will apply in the future to contracts for 12 consecutive months or more of service at maximum rates; and

     (5) amends and supplements reporting requirements to require interstate pipelines to report additional information on transactions, operationally available capacity, and an expanded index of customers.

     Order No. 637 as clarified requires each pipeline to make a compliance filing. All of the pipelines' initial compliance filings were submitted to FERC by August 15, 2000. FERC has established technical and settlement conference procedures for many of the pipelines, including those on which RG&E holds transportation capacity. FERC staff has indicated at the respective pipeline settlement and technical conferences that no action on various pipeline proposals will be taken prior to April 2001, after the heating season has ended.

     Neither RGS nor RG&E can predict what effects, if any, FERC's initiatives and the related pipeline tariff changes will have on future operations or the financial condition of RGS or RG&E.

     FERC ELECTRIC RESTRUCTURING ORDER NO. 2000.   On December 15, 1999, FERC
adopted Order No. 2000 (the Rule), a significant action regarding electric industry restructuring which calls for transmission owners to join regional transmission organizations (RTOs). The RTOs will serve as umbrella organizations that will place all public utility transmission facilities in a region under common control. The Rule required all public utilities that own, operate or control interstate transmission facilities to file by October 15, 2000 (or, for public utilities, like RG&E, already participating in an ISO, by January 15, 2001), a proposal for an RTO, or, alternatively, a description of any efforts made by the utility to participate in an RTO.

     On January 16, 2001, the NYISO and all the New York State public utilities made a joint filing with FERC regarding the establishment of an RTO. In the consensus filing, the parties submit that the NYISO meets the general requirements of an RTO, and the NYISO agrees to make certain enhancements of its structure and programs to benefit the markets. Minor modifications are proposed to the governance structure and transmission planning, and the NYISO agrees to coordinate more closely with other RTOs.

     RG&E cannot predict what effect, if any, the ultimate ruling by FERC will have on future operations or on the financial condition of the Company.

     FLEXIBLE PRICING TARIFF. Under its flexible pricing tariff for major industrial and commercial electric customers, RG&E may negotiate competitive electric rates at discount prices to compete with alternative power sources, such as customer-owned generation facilities. Pursuant to the terms of the Electric Settlement, RG&E will absorb, as it has done since the inception of these rates, the difference between the discounted rates paid under these individual contracts and the rates that would otherwise apply. Approximately 29 percent of all regulated electric sales to customers are made under long-term contracts, primarily to large industrial customers. These contracts represent approximately 48 percent of RG&E's revenues from its commercial and industrial customers.

LIQUIDITY AND CAPITAL RESOURCES

     During 1998, 1999 and 2000, RGS's and RG&E's cash flow from operations (see Statements of Cash Flows) provided the funds for utility plant construction expenditures, the payment of dividends, the purchase of treasury stock, the retirement of long-term debt and, in 1999, the retirement of short-term debt. In addition, RG&E completed long-term financings in 1998 and 1999. Compared to 1999, cash used for investing activities in 2000 was higher due to increased net additions to utility plant and acquisitions by Griffith during the year. Cash flow from financing activities for 2000 reflect higher proceeds from short-term borrowings, partially offset by the retirement of long-term debt. Capital requirements of the Company during 2001 are anticipated to be satisfied from the combination of internally generated funds, short-term credit arrangements, and possibly some external long-term financing. In addition, completion of the Nine Mile Two sale would also provide additional funds as previously discussed under the heading Nine Mile Nuclear Plants. RG&E may also refinance long-term securities obligations during 2001 depending on prevailing financial market conditions.

     CAPITAL AND OTHER REQUIREMENTS.   RGS's and RG&E's capital requirements
relate primarily to expenditures for energy delivery, including electric transmission and distribution facilities and gas mains and services, as well as for nuclear fuel, electric production, and the repayment of existing debt. RG&E has no plans to install additional baseload generation.

     1998 LABOR DAY STORM. On September 7, 1998, a severe lightning and windstorm struck RG&E's franchise area. The storm damaged RG&E's electrical system at several hundred different locations. Several counties within RG&E's franchise area were declared State and federal disaster areas. RG&E has deferred approximately $9.3 million of costs and carrying charges associated with this storm. Under the Electric Settlement, if incremental costs resulting from a "catastrophic event" exceed $2.5 million, RG&E is entitled to defer the entire amount of such costs for future recovery. RG&E submitted a petition to the PSC for deferral of costs associated with this storm and this petition is currently pending.

     SETTLEMENT WITH CO-GENERATOR.   In May 1998, RG&E entered into a Global
Settlement Agreement regarding the termination of a power purchase contract with Kamine/Besicorp Allegany L.P. (Kamine). In August 1998, the PSC approved the Global Settlement Agreement, and on December 1, 1998, the Global Settlement Agreement became effective. Under the terms of the Global Settlement Agreement, a Power Purchase Agreement was terminated in consideration of payment by RG&E of $168 million over 16 years, without interest, with an initial payment of $10 million. Also, under the terms of the Global Settlement

Agreement, RG&E paid an additional $15 million for the purchase of the Kamine generation facility. In June 1999, the plant began generating electricity (see "Fossil Units Status"). RG&E does not expect the terms of the Global Settlement Agreement to have any material effect on its earnings or the earnings of RGS. Pursuant to the PSC order approving the terms of the Global Settlement Agreement, regulatory assets have been established by RG&E to account for the initial payment, the facility purchase and future payments. RG&E has no other long-term obligations to purchase energy from co-generation facilities.

     CAPITAL REQUIREMENTS - SUMMARY. Capital requirements for the Company over the three-year period 1998 to 2000 and the current estimate of capital requirements through 2003 are summarized in the Capital Requirements table. RG&E's portion of total construction requirements as presented in the Capital Requirements table for 2001, 2002, and 2003 are $161 million, $161 million, and $142 million, respectively.

     The Company's capital expenditures program is under continuous review and could be revised for many reasons. Also, RG&E may consider, as conditions warrant, the redemption or refinancing of certain outstanding long-term securities.

Capital Requirements - RGS
--------------------------------------------------------------------------------------
                                              ACTUAL                     PROJECTED
                                       1998    1999   2000           2001  2002   2003
TYPE OF FACILITIES                                   (MILLIONS OF DOLLARS)
--------------------------------------------------------------------------------------
Electric Property
  Production                          $  16   $  14  $  12          $  17  $  23  $ 14
  Energy Delivery                        41      42     63             79     77    69
                                      -----   -----  -----          -----  -----  ----
    Subtotal                             57      56     75             96    100    83
  Nuclear Fuel                           14      14     22              7     19    16
                                      -----   -----  -----          -----  -----  ----
    Total Electric                       71      70     97            103    119    99
Gas Property                             21      19     23             31     25    26
Common Property                          21      20     23             28     18    19
                                      -----   -----  -----          -----  -----  ----
    Total                               113     109    143            162    162   144
Carrying Costs
  Allowance for Funds Used During
    Construction                          1       2      2              2      2     2
                                      -----   -----  -----          -----  -----  ----

  Total Construction Requirements       114     111    145            164    164   146
Securities Redemptions, Maturities
  and Sinking Fund Obligations*          66      10     30             --    100    80
                                      -----   -----  -----          -----  -----  ----
    Total Capital Requirements        $ 180   $ 121  $ 175          $ 164  $ 264  $226
                                      -----   -----  -----          -----  -----  ----

* Excludes prospective refinancings.

     FINANCING. In December 2000, RG&E filed a shelf registration with the Securities and Exchange Commission to issue up to $400 million of long-term debt securities on terms to be determined at the time the securities are sold. This registration statement became effective in January 2001 and allows RG&E financing flexibility regarding the timing of the issuance of debt. Net proceeds from any financings under this shelf registration may be used by RG&E to finance a portion of its capital expenditures, to repay short-term debt or maturing securities, to redeem or purchase outstanding preferred stock or debt securities, or for general corporate purposes.

     RG&E generally utilizes its credit agreements and unsecured lines of credit to meet any interim external financing needs prior to issuing long-term
securities.   For information with respect to RGS's and RG&E's short-term borrowing arrangements and limitations, see Note 10 of the Notes to Financial Statements. As financial market conditions warrant, RG&E may also, from time to time, redeem higher-cost senior securities.

     The number of outstanding shares of common stock of RG&E and RGS, as applicable, increased by 23,466 shares in 1998 and 70,913 shares in 2000 as a result of options that were actually exercised under the Company's Performance Stock Option Plan. These were the only shares of common stock issued in 1998 and 2000. Neither RGS nor RG&E issued any additional shares of common stock in 1999.

     REDEMPTION OF SECURITIES. In addition to first mortgage bond maturities and mandatory sinking fund obligations of $80 million over the past three years, discretionary redemption of long-term securities totaled $25.5 million in 1998. There were no discretionary redemptions of long-term securities in 1999 or 2000.

     STOCK REPURCHASE PLAN. In April 1998, the PSC approved a stock repurchase plan for RG&E providing for the repurchase of common stock having an aggregate market value not to exceed $145 million. RG&E began the repurchase program in May 1998 and an aggregate of 4,379,300 shares of RG&E and RGS common stock have been repurchased for approximately $117.2 million through December 31, 2000. The average cost per share purchased during 2000 was $23.66.

     ENVIRONMENTAL ISSUES. The production and delivery of energy are necessarily accompanied by the release of by-products subject to environmental controls. RGS and RG&E have taken a variety of measures (e.g., self-auditing, recycling and waste minimization, training of employees in hazardous waste management) to reduce the potential for adverse environmental effects from its energy operations.

     RGS and RG&E have recorded liabilities to reflect specific issues where remediation activities are currently deemed to be probable and where the cost of remediation can be estimated. Estimates of the extent of the Company's degree of responsibility at a particular site and the method and ultimate cost of remediation require a number of assumptions for which the ultimate outcome may differ from current estimates. While RGS and RG&E do not anticipate that any adjustment would be material to its financial statements, it is reasonably possible that the result of ongoing and/or future environmental studies or other factors could alter this expectation and require the recording of additional liabilities. The extent or amount of such events, if any, cannot be estimated at this time.

     Additional information concerning RGS's and RG&E's environmental matters can be found in Note 12 to Financial Statements.

     RISK MANAGEMENT. RGS has established and enforces formal internal policies regarding price, credit, and operating risk, which govern the risk practices of all subsidiaries. Recognizing the critical and increasing importance of risk management, RGS established a formal risk management function within the organization and continues to work with consultants and strategic partners to further implement and integrate risk management practices throughout the organization.

     The Company faces significant commodity price risk. Commodity price risk relates to market fluctuations in the price of natural gas, electricity, and other petroleum-related products used for resale. Under its Electric Settlement, RG&E's electric rates are capped at specified levels through June 30, 2002. Owned electric generation and long-term supply contracts significantly reduce RG&E's exposure to market fluctuations for procurement of its electric supply.

     While owned generation provides the Company with a natural hedge against electric price risk, it also subjects the Company to operating risk. Operating risk is managed through a combination of strict operating and maintenance practices and the use of financial instruments. In the event RG&E's generation assets fail to perform as planned, generation insurance and purchased call options reduce the Company's exposure to electric price spikes in the summer months. In addition, RG&E and Energetix rely on various derivative contracts to cover supply positions and commitments, and to hedge energy price exposure. Derivative contracts are entered into solely to optimize resources in conjunction with serving customers. Neither RGS nor any subsidiary enters into speculative contracts for trading purposes.

     YEAR 2000 (Y2K) COMPUTER OPERATIONAL INFORMATION. On and after January 1, 2000, the Company and RG&E have experienced normal operations of their computer and microprocessor-based devices with no loss or interruption of energy generation or delivery and no operating difficulties of its mission critical internally developed applications or critical devices. RG&E's two major electric generating plants, Ginna and Russell Station, performed without any difficulties. Likewise, operations at the Nine Mile Two electric power plant proceeded normally and there has been no major impact on gas service. RG&E is not aware of any regional or statewide power systems that failed to perform as the result of Y2K-related problems.

     RG&E funded its Y2K Project internally and incurred $9.5 million of incremental costs associated with making the necessary modifications identified to applications and devices. Neither RGS nor RG&E has deferred any major corporate information technology projects due to this effort.

EARNINGS SUMMARY

     RGS. RGS reported consolidated earnings of $2.61 per share in 2000 compared to $2.44 in 1999. Higher wholesale electric sales, the recognition of increased non-cash pension income, lower taxes, and the Company's share buyback program positively affected 2000 results. Having a negative effect on earnings in 2000 were electric and gas rate reductions, increased purchased power expenses arising from industry restructuring and generation plant availability, cooler summer weather which mitigated electric air conditioning load sales, and the establishment of reserves in accordance with the Return on Equity Test pursuant to the Electric Settlement.

     RGS continues to grow its unregulated business through its subsidiary, Energetix, which provides electric, natural gas, and petroleum-based energy products and services throughout the Upstate New York region. Energetix's unconsolidated operating revenues were $484 million in 2000, of which sales from Griffith and its subsidiaries contributed approximately $377 million. These Griffith revenues are included under "Other Revenues" on RGS's and, where applicable, RG&E's Income Statements and, compared with a year earlier, reflect an increase due to customer growth and increases in fuel oil prices. Energetix's revenues for 2001 are expected to increase over 2000 levels as Energetix expands its customer base and the operations from businesses recently acquired by Griffith are reflected for an entire year; although no assurance may be given that Energetix will achieve a net operating gain in 2001.

     RG&E. Earnings for RG&E in 2000 were impacted by the same factors discussed above for RGS except that discussions relating to Energetix and Griffith are not applicable. On August 2, 1999, RGS was formed and RG&E, Energetix and RGS Development then became subsidiaries of RGS. The RG&E Income Statements reflect the consolidated operations of RG&E and its former subsidiaries, Energetix and RGS Development prior to August 2, 1999. Starting August 2, 1999, the RG&E Income Statements reflect only the operating results of RG&E.

RESULTS OF OPERATIONS

     The following financial review identifies the causes of significant changes in the amounts of revenues and expenses for RGS (regulated and unregulated business) and RG&E (regulated business), comparing 2000 to 1999 and 1999 to 1998. The operating results of the regulated business reflect RG&E's electric and gas sales and services and the operating results of the unregulated business reflect Energetix's operations. Currently, the majority of RGS's operating results reflect the operating results of RG&E and the factors that affect operating results for RG&E are the significant factors that affect comparable operating results for RGS, unless otherwise noted. The Notes to Financial Statements contain additional information.

2000 COMPARED TO 1999
---------------------

      OPERATING REVENUES AND SALES. Increased electric revenues for RGS and RG&E reflect higher revenues from the sale of energy to other electric utilities. Revenues from these sales were up $48.2 million due to higher market prices, coupled with an increase in energy kilowatt-hour sales. Fluctuations in revenues from electric sales to other utilities are generally related to RG&E's customer energy requirements, the wholesale energy market, availability of transmission, and the availability of electric generation from RG&E's facilities.

     Partially offsetting the favorable results of energy sales to other utilities was a drop of $25.2 million in 2000 from a combination of electric revenues from regulated retail electric sales and electric sales to energy marketers reflecting a June 1999 unbilled electric revenue adjustment of $7.1 million (see heading "1999 Compared to 1998"), unfavorable weather conditions for air conditioning load during the summer of 2000 which was nearly 40% colder than a year earlier based on cooling degree days, and electric base rate reductions effective July 1, 1999 and July 1, 2000 (see "Energy Choice").

     A drop in commercial and industrial regulated electric unit sales reflects, in part, the opening of the electric market under the terms of the Electric Settlement. RG&E, however, sells electric energy, as well as distribution services, to qualified energy marketers in its franchise territory which has the effect of increasing wholesale sales to energy marketers. Included in RG&E's electric operating revenues for 2000 are $99.5 million of revenues from electric sales to energy marketers and $73.6 million of revenues from wholesale sales to other utilities.

     Regulated gas margins (revenues less cost of purchased gas) were down about $1.3 million in 2000. Gas revenues in 2000 reflect a $1.4 million rate reduction pursuant to the terms of the Gas Rates and Restructuring Proposal (see "Competition"). In addition, the favorable effect of increased gas spaceheating sales resulting, in part, from 5.6 percent cooler weather (based on heating degree days) for the year was offset by the effects of a June 1999 unbilled gas revenue adjustment of $6.1 million (see heading "1999 Compared to 1998").

     Gas revenues from therms of gas sold and transported for the regulated business were $31.3 million in 2000 compared with $21.2 million in 1999. The transportation of gas for customers who are able to purchase natural gas from sources other than RG&E is an important component of RG&E's marketing mix. In 2000, RG&E's small customer aggregate transportation market appeared as a significant addition to RG&E's marketing mix. Company facilities are used to distribute this gas, which in total amounted to 24.0 million dekatherms in 2000 and 20.0 million dekatherms in 1999. These purchases by eligible customers have caused decreases in RG&E's retail gas customer revenues, with offsetting decreases in purchased gas expenses and, in general, do not adversely affect earnings because transportation customers are billed at rates which, except for the cost of buying gas and transporting it to RG&E's city gate, are the same as the rates charged RG&E's retail gas service customers. Moreover, under the current regulatory environment, RG&E does not earn a return on the gas commodity it acquires for distribution. Gas supplies transported in this manner are not included in RG&E's retail therm sales, depressing reported gas sales to such retail customers.

      Seventy-eight percent of Energetix's total operating revenues in 2000 were from the sale of fuel oil, propane and gasoline by Griffith (see discussion under "Earnings Summary"). For heating oil and propane, Griffith experiences seasonal fluctuations due to the dependence on spaceheating sales during the heating season. In addition, gasoline sales reflect seasonal fluctuations due to increased consumer driving during the warmer months. Moreover, operations from businesses acquired by Griffith have been reflected in Griffith's operations since their acquisition (see "Unregulated Subsidiaries").

      OPERATING EXPENSES. Higher regulated electric fuel expenses reflect increased purchased electricity costs driven by an increase in the cost per unit purchased, hedging activities, the effect of decreased generation availability from the Nine Mile Two nuclear plant primarily due to a scheduled refueling in 2000, and the absence of generation from the Oswego Generating Facility which was closed in August 1999. The cost of purchased power may fluctuate depending on the availability of electric generation from RG&E's facilities, the wholesale energy market and the total availability of energy, and the availability of transmission facilities. Since July 1996, Common Stock shareholders have assumed the full benefits and detriments realized from actual electric fuel costs and generation mix compared with PSC-approved forecast amounts. RG&E normally purchases electric power to supplement its own generation when needed to meet load or reserve requirements and when such power is available at a cost lower than RG&E's production cost.

     The cost of gas purchased for resale increased in 2000 driven mainly by the rise in the commodity cost of gas. RG&E's regulated gas tariffs include a monthly gas adjustment clause which allows RG&E to recover pipeline and storage capacity costs and the commodity cost of gas purchased for its customers. On an annual basis, RG&E reconciles the costs collected through the monthly gas adjustment clause and the actual gas costs for the prior twelve months. As stated above, RG&E does not earn a return on the gas capacity and commodity it acquires for distribution to its customers.

     Unregulated fuel expenses on both RGS's and RG&E's Income Statements reflect mainly the cost of purchased fuel for Griffith's operations.

     The increase in non-fuel operating expenses in 2000 for RGS and RG&E includes an increase of $18.4 million for electric transmission and wheeling charges related to the implementation of the NYISO (see discussion under "New York Independent System Operator"), increased regulatory amortization associated with the closing of Oswego Station ($5.2 million) and an accrual for site remediation costs ($3.9 million). These increases were offset by an $8.0 million drop in RG&E welfare expense associated with the performance of pension assets (see Note 5 to Financial Statements), lower expenses in 2000 due to an increase in 1999 ($7.1 million) of the RG&E reserve for uncollectible accounts, the absence of Y2K expenses ($4.8 million), a one-time refund of NYISO start-up costs ($4.5 million), and the reversal of a $3.0 million liability established in 1999 for Nine Mile Two inventory losses due to the currently anticipated sale of Nine Mile Two ($6.0 million).

      The financial results for 2000 resulted in the establishment of reserves totaling $18.3 million in accordance with the terms of the Electric Settlement. These reserves are comprised of a $16.3 million reserve based on the provisions of the Return on Equity Test (as previously discussed under the heading Electric Settlement) and a $2.0 million reserve for estimated property tax savings.
These reserves are reflected in non-fuel operating expenses.

     The variance in unregulated non-fuel operating expenses between 2000 and 1999 reflects primarily payroll, Griffith's fleet expenses, and incremental operating expenses from the companies acquired by Griffith during 2000.

      Depreciation expense for both RGS and RG&E reflects a decrease in regulated depreciation mainly associated with the retirement of RG&E generating plant facilities in 1999 (see discussion under "Fossil Units Status"). Depreciation and amortization expense for unregulated operation increased $0.9 million in 2000 to $4.1 million due primarily to acquisitions.

     Local, State and other taxes for RGS and RG&E declined mainly as a result of lower regulated revenues, a lower gross receipts tax, elimination of the excess dividends tax effective January 1, 2000, and lower property taxes resulting from the retirement of RG&E generating facilities in 1999 as mentioned in the previous paragraph. Partially offsetting the reduction in these taxes was the imposition of new State income taxes that totaled $10.0 million in 2000 (see discussion under Note 1 to Financial Statements, "New York State Tax Changes").

     The difference in income tax expense for RGS and RG&E is attributable mainly to differences in pretax earnings, a reclassification of the State gross receipts tax to State income tax and a true-up of both federal and State income tax for a new State income tax effective January 1, 2000 (see discussion under Note 1 to Financial Statements, "New York State Tax Changes").

     OTHER STATEMENT OF INCOME ITEMS. The change in non-operating income taxes for both RGS and RG&E results from variances in non-operating earnings before income taxes and a true-up of both federal and State income tax for the new State income tax effective January 1, 2000 as discussed in the previous paragraph.

     The change between 2000 and 1999 in RGS's and RG&E's Other Income and Deductions, Other-net reflects reduced expenses in 2000 associated with RG&E management performance awards ($4.8 million). Compared with a year earlier, the change in 2000 also reflects the effect of income in 1999 resulting primarily from the gain on the disposal of property ($2.8 million).

     The increase in interest expense for both RGS and RG&E reflects the interest on $100 million of first mortgage bonds issued in October 1999. Higher other interest expenses are due mainly to interest costs associated with RG&E's annual gas supply reconciliation adjustments and interest on security deposits provided by certain energy marketers. Partially offsetting this increase in interest expense was a reduction of RG&E interest expense on short-term debt.

1999 COMPARED TO 1998
---------------------

     OPERATING REVENUES AND SALES. Increased electric revenues in 1999 for RGS and RG&E reflect increased demand for air conditioning usage resulting from summer weather that was 25% warmer than during 1998 (on a cooling degree day basis). This increase in revenues was partially offset by a base rate reduction pursuant to the terms of the Electric Settlement and lower regulated electric sales due largely to RG&E's reduced capacity to sell power to other electric utilities because of a refueling and in-service inspection outage at the Ginna Plant and an unscheduled 30-day outage at Nine Mile Two. Regulated sales and revenues for 1999 compared to 1998 also reflect a one-time adjustment to reflect a change in the estimating process for unbilled sales and revenues. This adjustment increased regulated electric revenues by $7.1 million and increased regulated gas revenues by $6.1 million. Regulated electric sales increased by 74,000 megawatt-hours and regulated gas sales were higher by 7,610,000 therms as a result of this one-time adjustment. Included in RGS's electric operating revenues for 1999 are $65.2 million of revenues from electric sales to energy marketers and $25.3 million of revenues from wholesale sales to other utilities. Revenues in 1999 from energy marketers were up $50.2 million compared with 1998 reflecting the opening of the electric marketplace and increased sales of electricity and distribution services. Revenues from the sales of electric energy to other utilities dropped $3.7 million from 1998 due mainly to the unavailability of RG&E's generating plants as discussed above, partially offset by an increase in the average revenue per unit sold.

     Regulated gas margins (revenues less cost of purchased gas) were up over $12 million reflecting 11 percent cooler weather (based on heating degree days) for the year and the change in unbilled sales methodology discussed above. Therms of gas sold and transported for the regulated business were up 10.7 percent in 1999.

     Approximately 78 percent of Energetix's total operating revenues in 1999 were from the sale of fuel oil, propane and gasoline by Griffith. Unregulated sales reflect Griffith's operations since its acquisition by Energetix on August 2,1998 and the migration of electric and gas customers from the regulated to the unregulated business.

     OPERATING EXPENSES. Higher regulated electric fuel expenses reflect increased purchased electricity costs that were driven by a combination of lower generation from the Ginna nuclear plant, hydro plants, and the closing of Beebee Station on April 30, 1999, coupled with an increase in the cost per unit purchased. Fuel expense for electric generation was down in 1999 reflecting lower generation from RG&E's facilities. Despite an increase in retail regulated gas therm sales, gas purchased for resale expense declined in 1999 reflecting a lower average cost per unit due, in part, to a reduction in pipeline costs. Other fuel expense on both RGS's and RG&E's Income Statements reflects mainly the cost of purchased fuel for Griffith's operations since its acquisition by Energetix.

     The decrease in non-fuel operating expenses for RGS and RG&E includes a $4.8 million drop in RG&E welfare expense from 1998 due mainly to the performance of pension assets and a change in the discount rate used to value the aggregate pension liability (see Note 5 to Financial Statements), elimination in the first quarter of 1999 of property insurance and storm reserves no longer required totaling $2.1 million, lower non-fuel net expenses of $1.5 million associated with Ginna Plant refueling outages, a decrease of $2.8 million relating to the completion in 1998 of the amortization of costs of RG&E's billing system, insurance dividends of $1.8 million, and lower employee performance incentive program costs of $1.1 million. Offsetting these declines was a June 1999 increase in the allowance for uncollectible accounts of approximately $7.1 million to better match RG&E's actual collection history, the establishment in the fourth quarter of 1999 of a $3.0 million liability for anticipated Nine Mile Two inventory losses due to a change in the expected ownership of that facility, and increased Y2K costs of $6.0 million.

     The variance in unregulated non-fuel operating expenses reflects primarily an increase in payroll expenses, other operating expenses for Griffith, and general and administrative expenses. The increase in these expenses reflects twelve months of Griffith's operations in 1999 compared with only five months of Griffith's operations in 1998 following its acquisition in August 1998.

     Depreciation expense for both RGS and RG&E in 1999 includes an incremental one-time charge in the second quarter of approximately $2.1 million associated with the closing of Beebee Station in April 1999. Depreciation and amortization expense for unregulated operations in 1999 was $3.2 million, up $2.1 million from 1998, due to the acquisition of Griffith.

     Local, State and other taxes for RGS and RG&E declined in 1999 compared to 1998 reflecting a New York State use tax audit refund, lower tax rates for State and local revenue taxes, and lower assessments for property taxes. These results were partially offset by higher unbilled revenue taxes resulting from an increase in unbilled revenues. For unregulated operations, local, State and other taxes in 1999 increased $2.9 million to $4.0 million compared to 1998 due to the acquisition of Griffith.

     The difference in federal income tax expense for RGS and RG&E reflects pre-tax earnings and, regarding RG&E, the settlement of RG&E audits in 1998 and a $4.8 million increase in the 1999 tax reserve related to disputed tax issues.

     OTHER STATEMENT OF INCOME ITEMS. The change in non-operating federal income taxes for both RGS and RG&E results from variances in non-operating earnings before federal income taxes.

     The change between 1999 and 1998 in RGS's and RG&E's Other Income and Deductions, Other-net reflects mainly the recognition of income ($17.4 million) in 1998 due to the elimination of certain pension and other post-employment benefit deferred credits and Nine Mile Two operating and maintenance expenses in accordance with the Electric Settlement. This variance in Other Income and Deductions, Other-net was partially offset by non-cash carrying charges of $8.6 million related to deferral of Kamine (Allegany Station) facility costs in 1999 for the regulated business. These carrying charges, which are primarily associated with the deferred recovery of costs associated with the Kamine settlement (see following paragraph), were allowed under the Electric Settlement and the Kamine settlement. In addition, expenses associated with RG&E management performance awards decreased $4.4 million in 1999 compared with 1998.

     The increase in RGS's interest charges reflects mainly an increase in long-term debt outstanding, resulting mainly from the Kamine settlement, the acquisition of Griffith by Energetix, and the issuance of $50 million of long term debt by RG&E in December 1998. The increase in RG&E's interest charges was impacted by the same factors except the debt incurred for the Griffith acquisition. Interest expense in 1999 for both RGS and RG&E also reflects the interest on $100 million of first mortgage bonds issued in October 1999.

DIVIDEND POLICY

The ability of RGS to pay common stock dividends is governed by the ability of RGS's subsidiaries to pay dividends to RGS. Because RG&E is by far the largest of RGS's subsidiaries, it is expected that for the foreseeable future the funds required by RGS to enable it to pay dividends will be derived predominantly from the dividends paid to RGS by RG&E. In the future, dividends from subsidiaries other than RG&E may also contribute to RGS's ability to pay dividends. RG&E's ability to make dividend payments to RGS will depend upon the availability of retained earnings and the needs of its utility business. RG&E's Certificate of Incorporation provides for the payment of dividends on its common stock out of the surplus net profits (retained earnings) of RG&E. In addition, pursuant to the PSC order approving the formation of RGS, RG&E may pay dividends to RGS of no more than 100% of RG&E's net income calculated on a two-year rolling basis. The calculation of net income for this purpose excludes non-cash charges to income resulting from accounting changes or certain PSC required charges as well as charges that may arise from significant unanticipated events. This condition does not apply to dividends that would be used to fund the remaining portion of RG&E's $100 million authorization for unregulated operations (about $13 million at December 31, 2000).

Item 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
            MARKET RISK

     RG&E is exposed to interest rate and commodity price risks.

     The interest rate risk relates to new debt financing needed to fund capital requirements, including maturing debt securities, and to variable rate debt. RG&E manages its interest rate risk through the issuance of fixed -rate debt with varying maturities and through economic refundings of debt through optional redemptions. A portion of RG&E's long-term debt consists of long-term Promissory Notes, the interest component of which resets on a periodic basis reflecting current market conditions. See "Note 6 - Long Term Debt". RG&E was not participating in any derivative financial instruments to manage interest rate risk as of December 31, 2000 or December 31, 1999.

     The commodity price risk relates to market fluctuations in the price of natural gas, electricity, and other petroleum-related products used for resale. Commodity purchases and electric generation are based on projected demand for power generation and customer delivery of electricity, natural gas, and petroleum products. RG&E enters into forward contracts for natural gas to hedge the effect of price increases and reduce volatility on gas purchased for resale. Owned electric generation significantly reduces RG&E's exposure to market fluctuations in electric prices. RG&E does not hold open speculative positions in any commodity for trading purposes.

     RG&E's exposure to market price fluctuations of the cost of natural gas is further limited as the result of the Gas Cost Adjustment (GCA), a regulatory mechanism that transfers substantially all gas commodity price risk to the customer. Nonetheless, RG&E does hedge approximately 70% of its gas supply price through the purchase of derivative contracts and the use of storage assets. The balance of RG&E's natural gas requirements is procured through spot market purchases and is subject to market price fluctuations.

     Under the Electric Settlement, RG&E's electric rates are capped at specified levels through June 30, 2002. As a result of owned generation and long-term fixed rate supply contracts, RG&E is largely insulated from market price fluctuations for procurement of its electric supply. In the event RG&E's generation assets fail to perform as planned, RG&E is exposed to market price fluctuations, and under the current rate agreement, fully absorbs this operating risk.

     Energetix has entered into electric and natural gas purchase commitments with numerous suppliers. These commitments support fixed price offerings to retail electric and gas customers. Griffith is in the business of purchasing various petroleum-related commodities for resale to its customers. To manage the resulting market price risk, Griffith enters into various exchange-traded futures and option contracts and over-the-counter contracts with third parties. Through December 31, 2000, all hedge contracts have been accounted for under the deferral method with gains and losses from the hedging activity included in the cost of sales as inventories are sold or as the hedge transaction occurs. Commodity instruments not designated as effective hedges are marked to market at the end of the reporting period, with the resulting gains or losses recognized in cost of sales. These contracts are closely monitored on a daily basis to manage the price risk associated with inventory and future sales commitments. At December 31, 2000 and 1999 Griffith's net deferred gains on open hedge contracts were not significant.

Item 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

A.   FINANCIAL STATEMENTS

     The financial statements listed below are shown under Item 8 of this Report.

     Report of Independent Accountants.

     RGS Consolidated Statement of Income for each of the three years ended December 31, 2000.
     RGS Consolidated Statement of Retained Earnings for each of the three years ended December 31, 2000.
     RGS  Consolidated Balance Sheet at December 31, 2000 and 1999.
     RGS Consolidated Statement of Cash Flows for each of the three years ended December 31, 2000.

     RG&E Statement of Income for each of the three years ended December 31,
          2000.
     RG&E Statement of Retained Earnings for each of the three years ended
          December 31, 2000.
     RG&E Balance Sheet at December 31, 2000 and 1999.
     RG&E Statement of Cash Flows for each of the three years ended December 31, 2000.

     RGS and RG&E Notes to Consolidated Financial Statements.

     Financial Statement Schedules:

     The following Financial Statement Schedule is submitted as part of Item 14, Exhibits, Financial Statement Schedules and Reports on Form 8-K, of this Report. (All other Financial Statement Schedules are omitted because they are not applicable, or the required information appears in the Financial Statements or the Notes thereto.)

     Schedule II - Valuation and Qualifying Accounts of RGS and RG&E.

B.   SUPPLEMENTARY DATA

     Interim Financial Data.

                       Report of Independent Accountants


To the Shareholders and Board of Directors of RGS Energy Group, Inc. and the
Shareholders and Board of Directors of
Rochester Gas and Electric Corporation


In our opinion, the accompanying consolidated financial statements listed under
Item 8A in the index appearing on the preceding page present fairly, in all material respects, the financial position of RGS Energy Group, Inc. and its subsidiaries ("RGS") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 and the accompanying financial statements listed under Item 8A in the index appearing on the preceding page present fairly, in all material respects, the financial position of Rochester Gas and Electric Corporation ("RG&E") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the RGS and RG&E management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



January 31, 2001

RGS Energy Group, Inc.
CONSOLIDATED STATEMENT OF INCOME


(Thousands of Dollars)                Year Ended December 31,             2000              1999              1998
----------------------------------------------------------------------------------------------------------------------
Operating Revenues
   Electric                                                           $   731,006       $   702,751       $   687,622
   Gas                                                                    340,014           284,476           274,657
   Other                                                                  377,099           220,310            71,212
                                                                      ------------      ------------      ------------

      Total Operating Revenues                                          1,448,119         1,207,537         1,033,491

Operating Expenses
   Fuel Expenses
     Fuel for electric generation                                          48,851            49,297            53,954
     Purchased electricity                                                 85,858            54,337            27,024
     Gas purchased for resale                                             208,588           151,458           155,497
     Unregulated fuel expenses                                            340,306           189,465            59,490
                                                                      ------------      ------------      ------------

      Total Fuel Expenses                                                 683,603           444,557           295,965

Operating Revenues Less Fuel Expenses                                     764,516           762,980           737,526

Other Operating Expenses
   Operations and maintenance excluding fuel expenses                     313,721           297,890           301,625
   Unregulated operating and maintenance expenses excluding fuel           31,125            26,464            13,524
   Depreciation and amortization                                          116,184           118,695           116,102
   Taxes - local, state and other                                          94,576           114,639           117,973
   Income tax                                                              59,832            64,374            60,236
                                                                      ------------      ------------      ------------

      Total Other Operating Expenses                                      615,438           622,062           609,460

Operating Income                                                          149,078           140,918           128,066

Other (Income) and Deductions
Allowance for other funds used during construction                           (825)             (657)             (408)
Income tax                                                                  1,145            (1,255)            1,665
Other, net                                                                 (9,521)           (8,178)          (13,370)
                                                                      ------------      ------------      ------------

      Total Other (Income) and Deductions                                  (9,201)          (10,090)          (12,113)

Interest Charges
   Long term debt                                                          58,044            53,681            43,306
   Other, net                                                               5,995             4,798             3,388
   Allowance for borrowed funds used during construction                   (1,319)           (1,051)             (653)
                                                                      ------------      ------------      ------------

      Total Interest Charges                                               62,720            57,428            46,041
                                                                      ------------      ------------      ------------

Net Income                                                                 95,559            93,580            94,138

Preferred Stock Dividend Requirements                                       3,700             4,083             4,842

Net Income Applicable to Common Stock                                 $    91,859       $    89,497       $    89,296
                                                                      ------------      ------------      ------------

Earnings per Common Share - Basic                                     $      2.61       $      2.44       $      2.32
Earnings per Common Share - Diluted                                   $      2.60       $      2.44       $      2.31
                                                                      ============      ============      ============

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

(Thousands of Dollars)                Year Ended December 31,             2000              1999              1998
----------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                        $   153,186         $ 129,484         $ 109,313
Add
   Net Income Applicable to Common Stock                                   91,859            89,497            89,296
                                                                      ------------      ------------      ------------
      Total                                                               245,045           218,981           198,609
                                                                      ------------      ------------      ------------

Deduct
   Dividends declared on capital stock
     Common Stock                                                          62,989            65,594            68,927
   Other Adjustments                                                          510               201               198
                                                                      ------------      ------------      ------------
      Total                                                                63,499            65,795            69,125
                                                                      ------------      ------------      ------------

Balance at End of Period                                              $   181,546       $   153,186       $   129,484
                                                                      ------------      ------------      ------------
Cash Dividends Declared per Common Share                              $      1.80       $      1.80       $      1.80
                                                                      ============      ============      ============

The accompanying notes are an integral part of the financial statements.

RGS ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET


(Thousands of Dollars)                               At December 31,                                2000                   1999
===================================================================================================================================
Assets
Utility Plant
Electric                                                                                         $ 2,467,289            $ 2,399,532
Gas                                                                                                  471,051                453,634
Common                                                                                               164,872                130,118
Nuclear                                                                                              292,588                270,447
                                                                                       ---------------------    -------------------
                                                                                                   3,395,800              3,253,731
Less:  Accumulated depreciation                                                                    1,750,493              1,636,955
       Nuclear fuel amortization                                                                     254,435                239,243
                                                                                       ---------------------    -------------------
                                                                                                   1,390,872              1,377,533
Construction work in progress                                                                        111,486                 95,862
       Net Utility Plant                                                               ---------------------    -------------------
                                                                                                   1,502,358              1,473,395
                                                                                       ---------------------    -------------------

Current Assets
Cash and cash equivalents                                                                             16,258                  8,288
Accounts receivable, net of allowance for doubtful accounts:
 2000 - $34,550; 1999 - $34,026                                                                      136,374                 90,239
Unbilled revenue receivable                                                                           71,120                 58,005
Fuels                                                                                                 46,868                 28,704
Materials and supplies                                                                                 8,187                  9,502
Prepayments                                                                                           26,268                 24,576
Other current assets                                                                                   2,292                    523
                                                                                       ---------------------    -------------------
       Total Current Assets                                                                          307,367                219,837
                                                                                       ---------------------    -------------------

Intangible Assets
Goodwill, net                                                                                         27,971                 13,894
Other intangible assets, net                                                                          22,614                  7,338
                                                                                       ---------------------    -------------------
       Total Intangible Assets                                                                        50,585                 21,232
                                                                                       ---------------------    -------------------

Deferred Debits and Other Assets
Nuclear generating plant decommissioning fund                                                        244,514                220,815
Nine Mile Two deferred costs                                                                          27,155                 28,206
Unamortized debt expense                                                                              16,602                 17,984
Other deferred debits                                                                                  4,674                 13,137
Regulatory assets                                                                                    411,212                466,231
Other assets                                                                                           1,331                  2,037
                                                                                       ---------------------    -------------------
       Total Deferred Debits and Other Assets                                                        705,488                748,410
                                                                                       ---------------------    -------------------
       Total Assets                                                                              $ 2,565,798            $ 2,462,874
============================================================================           =====================    ===================

The accompanying notes are an integral part of the financial statements.

RGS ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET


(Thousands of Dollars)               At December 31,              2000       1999
------------------------------------------------------------------------------------
Capitalization and Liabilities
Capitalization
Long term debt - mortgage bonds                                $  580,132  $  580,070
               - promissory notes                                 243,728     235,395
Preferred stock redeemable at option of RG&E                       47,000      47,000
Preferred stock subject to mandatory redemption                    25,000      25,000
Common shareholders' equity
Common stock
 Authorized 100,000,000 shares; 38,956,726 shares issued at
 December 31, 2000 and 38,885,813 shares issued at December
 31, 1999                                                         702,807     700,268
Retained earnings                                                 181,546     153,186
                                                               ----------  ----------
                                                                  884,353     853,454
Less: Treasury stock at cost (4,379,300 shares at December
       31, 2000 and 2,942,600 shares at December 31, 1999)        117,238      83,252
                                                               ----------  ----------
      Total Common Shareholders' Equity                           767,115     770,202
                                                               ----------  ----------
      Total Capitalization                                      1,662,975   1,657,667
                                                               ----------  ----------

Long Term Liabilities
 Nuclear waste disposal                                            97,291      91,743
 Uranium enrichment decommissioning                                 9,649      10,911
 Site remediation                                                  24,420      23,698
                                                               ----------  ----------
                                                                  131,360     126,352
                                                               ----------  ----------
Current Liabilities
Long term debt due within one year                                 12,095      37,643
Short term debt                                                   122,400      10,500
Accounts payable                                                  108,618      54,221
Dividends payable                                                  16,515      17,078
Equal payment plan                                                      -      10,529
Other                                                              57,491      39,385
                                                               ----------  ----------
      Total Current Liabilities                                   317,119     169,356
                                                               ----------  ----------

Deferred Credits and Other Liabilities
Accumulated deferred income taxes                                 277,787     318,694
Pension costs accrued                                              26,547      48,628
Kamine deferred credit                                             51,920      58,738
Post employment benefits                                           54,505      48,653
Other                                                              43,585      34,786
                                                               ----------  ----------
      Total Deferred Credits and Other Liabilities                454,344     509,499
                                                               ----------  ----------

Commitments and Other Matters (See Note 12)                             -           -
                                                               ----------  ----------
      Total Capitalization and Liabilities                     $2,565,798  $2,462,874
=====================================================          ==========  ==========

The accompanying notes are an integral part of the financial statements.

RGS ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS


(Thousands of Dollars)                                   Year Ended December 31,          2000           1999 *         1998
================================================================================================================================
CASH FLOW FROM OPERATING ACTIVITIES
Net Income                                                                              $  95,559      $  93,580      $  94,138
Adjustments to reconcile net income to net cash provided
      from operating activities:
Depreciation & amortization                                                               132,410        135,094        135,289
Deferred recoverable fuel costs                                                            10,873          1,401         (3,565)
Income taxes deferred                                                                     (14,002)         9,901         (9,141)
Allowance for funds used during construction                                               (2,144)        (1,708)        (1,061)
Power contract termination costs                                                                -              -        (10,000)
Unbilled revenue                                                                          (13,115)       (20,083)        10,516
Post employment benefit/pension costs                                                      10,900          4,100         (2,700)
Provision for doubtful accounts                                                               152          7,472           (372)
Changes in certain current assets and liabilities; net of
assets acquired and liabilities assumed in acquisitions:
      Accounts receivable                                                                 (37,756)        (8,420)        27,549
      Materials, supplies and fuels                                                       (12,903)         4,818            141
      Taxes accrued                                                                        (4,711)         4,095         (1,448)
      Accounts payable                                                                     52,615          1,767         (7,031)
      Other current assets and liabilities, net                                             8,721          1,516          1,327
Other, net                                                                                  1,070        (13,742)        (8,029)
                                                                                        ----------     ----------     ----------
         Total Operating                                                                  227,669        219,791        225,613
=============================================================================           ==========     ==========    ===========

CASH FLOW FROM INVESTING ACTIVITIES
Net additions to utility plant                                                           (142,496)      (108,339)      (129,286)
Nuclear generating plant decommissioning fund                                             (20,736)       (20,736)       (20,827)
Acquisitions, net of cash                                                                 (48,889)        (3,152)       (30,977)
Proceeds from sale of Oswego #6                                                                 -         10,920              -
Electric transmission contract termination costs                                                -        (26,935)             -
Other, net                                                                                   (289)          (147)           484
                                                                                        ----------     ----------     ----------
         Total Investing                                                                 (212,410)      (148,389)      (180,606)
=============================================================================           ==========     ==========    ===========

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from:
      Sale/Issuance of common stock                                                         1,772              -            586
      Issuance of long term debt and promissory notes                                      17,540        103,509         99,422
      Short term borrowings, net                                                          111,900        (46,500)        30,500
Retirement of long term debt                                                              (30,000)        (3,104)       (55,500)
Retirement of preferred stock                                                                   -        (10,000)       (10,000)
Repayment of promissory notes                                                              (7,290)        (5,958)        (7,790)
Dividends paid on preferred stock                                                          (3,700)        (4,274)        (5,031)
Dividends paid on common stock                                                            (63,552)       (66,262)       (69,592)
Payment for treasury stock                                                                (33,986)       (36,819)       (46,433)
Other, net                                                                                     27           (229)           (51)
                                                                                        ----------     ----------     ----------
         Total Financing                                                                   (7,289)       (69,637)       (63,889)
                                                                                        ----------     ----------     ----------
         Increase (Decrease) in cash and cash equivalents                               $   7,970      $   1,765      $ (18,882)
         Cash and cash equivalents at beginning of year                                 $   8,288      $   6,523      $  25,405
                                                                                        ----------     ----------     ----------
         Cash and cash equivalents at end of year                                       $  16,258      $   8,288      $   6,523
=============================================================================           ==========     ==========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
(Thousands of Dollars)                               Year Ended December 31,               2000           1999           1998
================================================================================================================================

Cash Paid During the Period
      Interest paid (net of capitalized amount)                                         $  59,060      $  54,059      $  43,793
                                                                                        ----------     ----------     ----------
      Income taxes paid                                                                 $  47,038      $  58,750      $  75,600
                                                                                        ----------     ----------     ----------
Transfer from utility plant to regulatory asset, net                                    $       -      $  54,255      $       -
=============================================================================           ==========     ==========    ===========

* Reclassified for comparative purposes

The accompanying notes are an integral part of the financial statements.

Rochester Gas and Electric Corporation
STATEMENT OF INCOME

(Thousands of Dollars)                   Year Ended December 31,                2000             1999             1998
--------------------------------------------------------------------------------------------------------------------------
Operating Revenues
   Electric                                                                $     721,737   $      700,194   $     687,622
   Gas                                                                           322,412          281,555         274,657
   Other                                                                               -          108,699          71,212
                                                                           --------------  ---------------  --------------

      Total Operating Revenues                                                 1,044,149        1,090,448       1,033,491

Operating Expenses
   Fuel Expenses
     Fuel for electric generation                                                 48,851           49,297          53,954
     Purchased electricity                                                        80,938           53,046          27,024
     Gas purchased for resale                                                    192,038          148,983         155,497
     Unregulated fuel expenses                                                         -           91,505          59,490
                                                                           --------------  ---------------  --------------

      Total Fuel Expenses                                                        321,827          342,831         295,965

Operating Revenues Less Fuel Expenses                                            722,322          747,617         737,526

Other Operating Expenses
   Operations and maintenance excluding fuel expenses                            313,721          297,890         301,625
   Unregulated operating and maintenance expenses excluding fuel                       -           14,236          13,524
   Depreciation and amortization                                                 112,110          117,289         116,102
   Taxes - local, state and other                                                 90,090          112,613         117,973
   Income tax                                                                     59,451           64,454          60,236
                                                                           --------------  ---------------  --------------

      Total Other Operating Expenses                                             575,372          606,482         609,460

Operating Income                                                                 146,950          141,135         128,066

Other (Income) and Deductions
Allowance for other funds used during construction                                  (825)            (657)           (408)
Income tax                                                                           221           (1,144)          1,665
Other, net                                                                        (8,897)          (8,111)        (13,370)
                                                                           --------------  ---------------  --------------

      Total Other (Income) and Deductions                                         (9,501)          (9,912)        (12,113)

Interest Charges
   Long term debt                                                                 56,673           53,067          43,306
   Other. net                                                                      5,568            4,543           3,388
   Allowance for borrowed funds used during construction                          (1,319)          (1,051)           (653)
                                                                           --------------  ---------------  --------------

      Total Interest Charges                                                      60,922           56,559          46,041
                                                                           --------------  ---------------  --------------

Net Income                                                                        95,529           94,488          94,138
                                                                           --------------  ---------------  --------------

Dividends on Preferred Stock                                                       3,700            4,083           4,842
                                                                           --------------   --------------    ------------

Net Income Applicable to Common Stock                                      $      91,829    $      90,405     $    89,296
                                                                           --------------   --------------    ------------


STATEMENT OF RETAINED EARNINGS

(Thousands of Dollars)                      Year Ended December 31,             2000             1999              1998
-----------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                              $     137,854    $     129,484     $     109,313
Add
   Net Income                                                                      95,529           94,488            94,138
                                                                            --------------   --------------    --------------
      Total                                                                       233,383          223,972           203,451
                                                                            --------------   --------------    --------------

Deduct
   Dividends declared on capital stock
     Cumulative preferred stock - at required rates                                 3,700            4,083             4,84
     Common Stock                                                                  62,989           65,594            68,92
   Adjustment Associated with RGS Energy Group Formation                                -           16,243
   Other Adjustments                                                                  510              198
                                                                            --------------   --------------    --------------
      Total                                                                        67,199           86,118            7
                                                                            --------------   --------------    --------------

Balance at End of Period                                                    $     166,184    $     137,854     $     1   484
                                                                            ==============   ==============    ==============

The accompanying notes are an integral part of the financial statements.

ROCHESTER GAS AND ELECTRIC CORPORATION
BALANCE SHEET

(Thousands of Dollars)                         At December 31,                                2000                    1999
===============================================================================================================================
Assets
Utility Plant
Electric                                                                            $          2,467,289    $         2,399,532
Gas                                                                                              471,051                453,634
Common                                                                                           117,473                107,469
Nuclear                                                                                          292,588                270,447
                                                                                    --------------------    -------------------
                                                                                               3,348,401              3,231,082
Less:  Accumulated depreciation                                                                1,735,752              1,634,334
          Nuclear fuel amortization                                                              254,435                239,243
                                                                                    --------------------    -------------------
                                                                                               1,358,214              1,357,505
Construction work in progress                                                                    111,486                 95,862
                                                                                    --------------------    -------------------
          Net Utility Plant                                                                    1,469,700              1,453,367
                                                                                    --------------------    -------------------

Current Assets
Cash and cash equivalents                                                                          4,851                  6,443
Accounts receivable, net of allowance for doubtful accounts:
  2000 - $33,482; 1999 - $33,365                                                                  93,699                 70,388
Affiliate receivable                                                                              50,989                 13,197
Unbilled revenue receivable                                                                       61,838                 55,661
Fuels                                                                                             33,896                 23,876
Materials and supplies                                                                             8,187                  9,502
Prepayments                                                                                       23,782                 23,439
                                                                                    --------------------    -------------------
          Total Current Assets                                                                   277,242                202,506
                                                                                    --------------------    -------------------
Deferred Debits and Other Assets
Nuclear generating plant decommissioning fund                                                    244,514                220,815
Nine Mile Two deferred costs                                                                      27,155                 28,206
Unamortized debt expense                                                                          16,602                 17,984
Other deferred debits                                                                              4,674                 13,760
Regulatory assets                                                                                411,212                466,231
                                                                                    --------------------    -------------------
          Total Deferred Debits and Other Assets                                                 704,157                746,996
                                                                                    --------------------    -------------------
          Total Assets                                                              $          2,451,099    $         2,402,869
=============================================================================       ====================    ===================

The accompanying notes are an integral part of the financial statements.

ROCHESTER GAS AND ELECTRIC CORPORATION
BALANCE SHEET



(Thousands of Dollars)       At December 31,                    2000        1999
-----------------------------------------------------------------------------------
Capitalization and Liabilities
Capitalization
Long term debt - mortgage bonds                              $  580,132  $  580,070
               - promissory notes                               211,703     215,930
Preferred stock redeemable at option of RG&E                     47,000      47,000
Preferred stock subject to mandatory redemption                  25,000      25,000
Common shareholder's equity
 Authorized 50,000,000 shares; 38,885,813 shares issued at
 December 31, 2000 and at December 31, 1999                     700,318     700,268
 Retained earnings                                              166,184     137,854
                                                             ----------  ----------
                                                                866,502     838,122
Less: Treasury stock at cost (4,379,300 shares at December
       31, 2000 and 2,942,600 shares at December 31, 1999)      117,238      83,252
                                                             ----------  ----------
      Total Common Shareholder's Equity                         749,264     754,870
                                                             ----------  ----------
      Total Capitalization                                    1,613,099   1,622,870
                                                             ----------  ----------

Long Term Liabilities
 Nuclear waste disposal                                          97,291      91,743
 Uranium enrichment decommissioning                               9,649      10,911
 Site remediation                                                22,356      22,357
                                                             ----------  ----------
                                                                129,296     125,011
                                                             ----------  ----------
Current Liabilities
Long term debt due within one year                                4,227      33,781
Short term debt                                                  98,000           -
Accounts payable                                                 79,356      42,263
Affiliate payable                                                18,451      12,961
Dividends payable                                                16,515      17,078
Equal payment plan                                                  -      10,529
Other                                                            41,664      33,234
                                                             ----------  ----------
      Total Current Liabilities                                 258,213     149,855
                                                             ----------  ----------

Deferred Credits and Other Liabilities
Accumulated deferred income taxes                               274,299     314,683
Pension costs accrued                                            26,548      48,628
Kamine deferred credit                                           51,920      58,738
Post employment benefits                                         54,505      48,653
Other                                                            43,219      34,431
                                                             ----------  ----------
      Total Deferred Credits and Other Liabilities              450,491     505,133
                                                             ----------  ----------

Commitments and Other Matters (See Note 12)                           -           -
                                                             ----------  ----------
      Total Capitalization and Liabilities                   $2,45       $2,402,869
=====================================================        ==========  ==========

The accompanying notes are an integral part of the financial statements.

ROCHESTER GAS AND ELECTRIC CORPORATION
STATEMENT OF CASH FLOWS


(Thousands of Dollars)                          Year Ended December 31,                     2000           1999 *         1998 *
===================================================================================================================================
CASH FLOW FROM OPERATING ACTIVITIES
Net Income                                                                            $     95,529   $     94,488   $     94,138
Adjustments to reconcile net income to net cash provided
      from operating activities:
Depreciation & amortization                                                                128,629        131,903        135,289
Deferred recoverable fuel costs                                                             10,873          1,401         (3,565)
Income taxes deferred                                                                      (12,820)         5,889         (9,141)
Allowance for funds used during construction                                                (2,144)        (1,708)        (1,061)
Power contract termination costs                                                                 -              -        (10,000)
Unbilled revenue                                                                            (6,177)       (17,739)        10,516
Post employment benefit/pension costs                                                       10,900          4,100         (2,700)
Provision for doubtful accounts                                                                117          7,066           (372)
Changes in certain current assets and liabilities:
      Accounts receivable                                                                  (61,220)       (10,248)        27,549
      Materials, supplies and fuels                                                         (8,705)         7,164            141
      Taxes accrued                                                                         (5,333)         2,822         (1,448)
      Accounts payable                                                                      42,602         (3,298)        (7,031)
      Other current assets and liabilities, net                                              2,144            663          1,327
Other, net                                                                                     970        (11,876)        (8,029)
                                                                                      -------------  -------------  -------------
         Total Operating                                                                   195,365        210,627        225,613
===============================================================================       =============  =============  =============


CASH FLOW FROM INVESTING ACTIVITIES
Net additions to utility plant                                                            (140,084)      (106,359)      (129,286)
Nuclear generating plant decommissioning fund                                              (20,736)       (20,736)       (20,827)
Acquisition, net of cash                                                                         -              -        (30,977)
Proceeds from sale of Oswego #6                                                                  -         10,920              -
Electric transmission contract termination costs                                                 -        (26,935)             -
Other, net                                                                                     769            467            484
                                                                                      -------------  -------------  -------------
         Total Investing                                                                  (160,051)      (142,643)      (180,606)
===============================================================================       =============  =============  =============


CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from:
      Sale/Issuance of common stock                                                              -              -            586
      Issuance of long term debt                                                                 -        100,000         99,422
      Short term borrowings, net                                                            98,000        (50,500)        30,500
Retirement of long term debt                                                               (30,000)             -        (55,500)
Retirement of preferred stock                                                                    -        (10,000)       (10,000)
Repayment of promissory notes                                                               (3,781)        (2,449)        (7,790)
Dividends paid on preferred stock                                                           (3,700)        (4,274)        (5,031)
Dividends paid on common stock                                                             (63,552)       (66,262)       (69,592)
Payment for treasury stock                                                                 (33,986)       (36,819)       (46,433)
Corporate restructuring to establish holding company                                             -         (6,824)             -
Other, net                                                                                     113          9,064            (51)
                                                                                      -------------  -------------  -------------
         Total Financing                                                                   (36,906)       (68,064)       (63,889)
                                                                                      -------------  -------------  -------------
         Decrease in cash and cash equivalents                                        $     (1,592)  $        (80)  $    (18,882)
         Cash and cash equivalents at beginning of year                               $      6,443   $       ,523   $     25,405
                                                                                      -------------  -------------  -------------
         Cash and cash equivalents at end of year                                     $      4,851   $      6,443   $      6,523
===============================================================================       =============  =============  =============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
(Thousands of Dollars)                          Year Ended December 31                                    1999           1998
=================================================================================================================================

Cash Paid During the Period
      Interest paid (net of capitalized amount)                                       $       ,753   $     53,061   $     43,793
                                                                                      -------------  -------------  -------------
      Income taxes paid                                                               $      6,438   $     58,750   $     75,600
                                                                                      -------------  -------------  -------------
Transfer from utility plant to regulatory asset, net                                  $          -   $     54,255   $          -
===============================================================================       =============  =============  =============

* Reclassified for comparative purposes

The accompanying notes are an integral part of the financial statements.

   NOTES TO FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF ACCOUNTING PRINCIPLES

     HOLDING COMPANY FORMATION. On August 2, 1999, Rochester Gas and Electric Corporation (RG&E) was reorganized into a holding company structure in accordance with the Agreement and Plan of Exchange between RG&E and RGS Energy Group, Inc. (the Company or RGS Energy). RG&E's common stock was exchanged on a share-for-share basis for RGS Energy's common stock. RG&E's preferred stock was not exchanged as part of the share exchange and will continue as shares of RG&E.

     GENERAL. The Company supplies regulated electric and gas services wholly within the State of New York. The unregulated portion of the Company provides products and services as discussed in Note 4. The Company is subject to regulation by the Public Service Commission of the State of New York (PSC) under New York statutes and by the Federal Energy Regulatory Commission (FERC) as a licensee and public utility under the Federal Power Act. The Company's accounting policies conform to accounting principles generally accepted in the United States of America (GAAP) as applied to New York State public utilities giving effect to the ratemaking and accounting practices and policies of the PSC.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A description of the Company's principal accounting policies follows.

     BASIS OF PRESENTATION. This is a combined report of RGS Energy and RG&E, a regulated Electric and Gas subsidiary. The Notes to Financial Statements apply to both RGS Energy and RG&E. RGS Energy's Consolidated Financial Statements include the accounts of RGS Energy and its wholly owned subsidiaries, including RG&E, and two non-utility subsidiaries, Energetix and RGS Development Corporation (RGS Development). RGS Energy's prior period consolidated financial statements have been prepared from RG&E's prior period consolidated financial statements, except that accounts have been reclassified to reflect RGS Energy's structure. RG&E's financial statements also include Energetix and RGS Development prior to August 2, 1999.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries RG&E, Energetix and RGS Development. All intercompany balances and transactions have been eliminated. Energetix's financial statements are consolidated with its wholly-owned subsidiary Griffith Energy (Griffith).

     During the second quarter of 1998, the Company formed a new unregulated subsidiary, RGS Development. RGS Development was formed to pursue unregulated business opportunities in the energy marketplace. Through December 31, 2000, RGS Development operations have not been material to the Company's results of operation or its financial condition.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     NEW YORK STATE TAX CHANGES. On May 15, 2000 changes to the New York State tax laws were signed into law effective January 1, 2000. In June 2000 the Company recorded taxes in accordance with these changes. The effect of these changes was a reduction in the gross receipts tax rate, elimination of excess dividends taxes, and the imposition of a state income tax. As a result, deferred state income taxes were established in accordance with the transition rules to recognize timing differences between book and tax deductibility. This transition item results in a one-time tax benefit that has been deferred for future rate treatment in accordance with the Electric Settlement.

     GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill presented on the consolidated balance sheet, represents the excess of cost over the net tangible and identifiable intangible assets of acquired businesses. It is stated at cost and is amortized, principally on a straight-line basis, over the estimated future periods to be benefited (20 years). When circumstances change, the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows from the acquired businesses. Other intangible assets include predominately dealer improvements, customer lists and covenants not to compete and are being amortized between one and fifteen years. Accumulated amortization amounted to $3.5 million and $1.7 million at December 31, 2000 and December 31, 1999 respectively.

     ACQUISITIONS. In August 1998, Energetix acquired Griffith Oil, Co., Inc., for $31.5 million. The acquisition was accounted for as a purchase resulting in goodwill as reflected on the consolidated financial statements. The principal tangible assets acquired were vehicles, tanks, pumps, buildings and commodity inventory.

     During 2000, Energetix acquired seven companies for an aggregate purchase price of $48.9 million, net of cash acquired. These acquisitions were recorded under the purchase method of accounting and, therefore, the purchase prices have been allocated to assets acquired and liabilities assumed based on estimated fair values, which are subject to further refinement. The results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates.

     REVENUE RECOGNITION. Revenue is recorded on the basis of meters read. In addition, the Company records an estimate of unbilled revenue for service rendered subsequent to the meter-read date through the end of the accounting period.

     RG&E's regulated gas tariffs include a monthly gas adjustment clause, which allows RG&E to recover pipeline and storage capacity costs and the commodity cost of gas purchased for its customers. On an annual basis, RG&E reconciles the costs collected through the monthly gas adjustment clause and the actual gas costs for the prior twelve months.

     RG&E eliminated its electric fuel cost adjustment clause in a prior rate settlement agreement with the PSC. This clause adjusted tariff rates monthly to reflect changes in the actual average cost of fuels.

     Griffith revenues are recognized when products are delivered to customers or services have been rendered.

     UTILITY PLANT, DEPRECIATION AND AMORTIZATION. The cost of additions to utility plant and replacement of retirement units of property is capitalized. Cost includes labor, material, and similar items, as well as indirect charges such as engineering and supervision, and is recorded at original cost. The Company capitalizes an Allowance for Funds Used During Construction (AFUDC) approximately equivalent to the cost of capital devoted to plant under construction that is not included in its rate base. AFUDC is segregated into two components and classified in the Consolidated Statement of Income as Allowance for Borrowed Funds Used During Construction, an offset to Interest Charges, and Allowance for Other Funds Used During Construction, a part of Other Income. The rate approved by the PSC for purposes of computing AFUDC was 5% during the three-year period ended December 31, 2000. Replacement of minor items of property is included in maintenance expenses. Costs of depreciable units of plant retired are eliminated from utility plant accounts, and such costs, plus removal expenses, less salvage, are charged to the accumulated depreciation reserve.

     Depreciation in the financial statements is provided on a straight-line basis at rates based on the estimated useful lives of property, which have resulted in an annual regulated depreciation provision of 3.1% in the three-year period ended December 31, 2000. The annual depreciation provision of Energetix is 7.8% in the three-year period ended December 31, 2000.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of cash and short-term commercial paper. These investments have original maturity not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for financial statement purposes.

     INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company's accounting policy, as prescribed by the PSC, with respect to its nuclear decommissioning trusts is to reflect the trusts' assets at market value and reflect unrealized gains and losses as a change in the corresponding accrued decommissioning liability. The Company has no other debt or equity securities.

     FINANCIAL/COMMODITY INSTRUMENTS. The Company periodically enters into agreements to minimize price risks for natural gas in storage. Gains or losses resulting from these agreements are deferred until the corresponding gas is withdrawn from storage and delivered to customers. The Company primarily enters into forward contracts for natural gas through its gas brokers.

     Energetix has entered into electric and natural gas purchase commitments with numerous suppliers. These commitments support fixed price offerings to retail electric and gas customers. Griffith is in the business of purchasing various petroleum-related commodities for resale to its customers. In order to manage the risk associated with market price fluctuations Griffith enters into various exchange-traded futures and option contracts and over-the-counter contracts with third parties. The commodity instruments are designated at the inception as a hedge where there is a direct relationship to the price risk associated with Griffith's inventory or future purchases and sales of commodities used in Griffith's operation. These contracts are closely monitored on a daily basis to manage the price risk associated with the company's inventory and future product commitments. All hedge contracts are accounted for under the deferral method with gains and losses from the hedging activity included in the cost of sales as inventories are sold or as the hedge transaction occurs. Commodity instruments not designated as effective hedges are marked to market at the end of the reporting period, with the resulting gains or losses recognized in cost of sales. As of December 31, 2000 Griffith's net deferred gains on open hedge contracts were immaterial.

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement was subsequently amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133". SFAS 133, as amended, established accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires the Company to recognize all derivatives, with limited exception, as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The intended use of the derivatives and their designation as either a fair value or cash flow hedge determines when the gains or losses on the derivatives are reported in earnings and when they are reported as a component of other comprehensive income. The statement allows hedge accounting for the derivative instruments employed to manage market price risk, provided stringent documentation requirements are met prior to execution of the hedge transaction. Where applicable, the Company intends to elect hedge accounting for derivatives under the statement.

     The Company has adopted SFAS 133 as of January 1, 2001. The cumulative effect of this change will not materially impact the Company's annual net income. This broad and complex standard requires, with limited exception, derivative transactions to be recognized and recorded on the Company's balance sheet at fair value. The balance sheet effect is an increase to assets and liabilities of approximately $9.5 million.

     JOINTLY OWNED FACILITIES. The Company is a 14% owner of the Nine Mile Point Nuclear Plant Unit No. 2 (Nine Mile Two) generating facility. Nine Mile Two is operated by Niagara Mohawk Power Corporation (Niagara Mohawk). Each participant must provide its own financing for any additions to the facility. The Company's share of direct expenses associated with this unit is included in the appropriate operating expenses in the Consolidated Statement of Income.

     RESEARCH AND DEVELOPMENT COSTS. Research and Development costs are charged to expense as incurred. Expenditures for the years 2000, 1999 and 1998 were $2.6 million, $2.9 million and $3.4 million respectively.

     ENVIRONMENTAL REMEDIATION COSTS. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change.

     MATERIALS, SUPPLIES AND FUELS. Materials and supplies inventories are valued at the lower of cost or market using the first-in, first-out or weighted average cost method. Regulated fuel inventories are valued at average cost. Griffith fuel inventories are valued at the lower of cost or market, using the first-in, first-out method.

     NUCLEAR OUTAGE COSTS. The Company levelizes estimated incremental non-fuel expenses due to planned refueling outages at its two nuclear power plants. Such costs are levelized between refueling outages.

     STOCK-BASED COMPENSATION. The Company accounts for its stock-based compensation using the fair value method in accordance with SFAS-123 (Accounting for Stock-Based Compensation). The aggregate amount recorded as a (benefit)/expense as a result of the Company's stock based compensation plans for the years 2000, 1999 and 1998 approximates $(1.9) million, $2.2 million and $5.9 million respectively.

     COMPREHENSIVE INCOME. There were no items of comprehensive income during the three-year period ended December 31, 2000; therefore, net income is equivalent to total comprehensive income.

     RECLASSIFICATIONS. Certain amounts in the prior years' financial statements were reclassified to conform with current year presentation.


NOTE 2.  NUCLEAR - RELATED MATTERS

     NINE MILE NUCLEAR PLANTS.   On June 24, 1999, Niagara Mohawk and New York
State Electric and Gas Corporation (NYSEG) announced their intention to sell their interests in the Nine Mile One and Nine Mile Two nuclear plants to AmerGen Energy Company, L.L.C. (AmerGen), a joint venture of PECO Energy and British Energy. Niagara Mohawk owns 41 percent of Nine Mile Two and 100 percent of Nine Mile One and NYSEG owns 18 percent of Nine Mile Two.

     RG&E's 14 percent interest in Nine Mile Two was not included in the proposal but RG&E has a right of first refusal to buy the interests of the other owners of Nine Mile Two on terms at least as favorable as those offered. RG&E exercised its right of first refusal and broadened it to include Nine Mile One with which Nine Mile Two was paired in the proposal. However, in the ensuing discussions with the PSC staff it became clear that the transaction on the terms proposed would not be approved by the PSC.

     On April 25, 2000, the PSC issued an order that allowed NYSEG and Niagara Mohawk to withdraw their petition to sell their interests in the Nine Mile plants to AmerGen. The order concluded that Nine Mile's market value is "greatly in excess of the original AmerGen purchase price" and that multiple entities are now interested in the Nine Mile plants. The order also concluded that "...failure for the utilities to determine the market value of the Nine Mile facilities at this time, through an open process, would raise serious prudence questions." With respect to stranded costs, the PSC order indicates that stranded costs cannot be finally quantified "until the disposition of the plants by the utilities is decided." The PSC's order does, however, observe that (1) a sale would be considered within its policy of separating generation from transmission and distribution, (2) a sale at current market values would constitute appropriate mitigation of stranded costs and (3) ratemaking treatment of a sale would be resolved in accordance with each company's competitive opportunities/restructuring order taking into account reduced risk and corollary divestiture effects.

     After issuance of the PSC's order, RG&E decided to determine the market value of its interest in Nine Mile Two. On June 1, 2000, RG&E issued a press release announcing an auction process by RG&E, Central

Hudson Gas & Electric Corporation (Central Hudson), NYSEG and Niagara Mohawk in connection with their ownership interests in Nine Mile Two and Niagara Mohawk's interest in Nine Mile One.

     On December 11, 2000, RG&E, Niagara Mohawk, Central Hudson and NYSEG entered into an agreement to sell their ownership interests in Nine Mile Two to Constellation Nuclear, L.L.C. (Constellation Nuclear). Constellation Nuclear was the successful bidder in a competitive auction conducted for the plants. The Long Island Power Authority, an 18 percent owner of Nine Mile Two, is not participating in the sale.

     The purchase price for RG&E's 14% ownership interest in Nine Mile Two is $99.2 million, $49.6 million of which will be paid in cash at closing and $49.6 million of which will be paid in five equal annual principal installments plus interest at a rate of 11% pursuant to a five year promissory note. Principal and interest payments under the promissory note will total approximately $66 million unless the note is pre-paid. The purchase price is subject to adjustment at the time of closing. The aggregate purchase price for 82 percent of Nine Mile Two is $581 million. The aggregate purchase price, including cash payments at closing and payments of principal and interest to all of the sellers under the promissory notes, is $676.6 million for 82 percent of Nine Mile Two.

     Also, part of the transaction is a power purchase agreement whereby Constellation Nuclear has agreed to sell 90 percent of RG&E's 14 percent interest in Nine Mile Two's actual output back to RG&E for approximately 10 years at an average price of less than $35 per MWh over the term of the power purchase agreement.

     After the completion of the power purchase agreement, a 10-year revenue sharing agreement begins. The revenue sharing agreement will provide RG&E with a hedge against electricity price increases and could provide RG&E additional revenue through 2021. The revenue sharing agreement provides that, to the extent market prices (for energy and capacity) exceed certain strike prices, 14% of the market value of Nine Mile Two's actual output (capped at 160 MW) above the strike price will be shared 80% to RG&E and 20% to Constellation Nuclear. When actual market prices are lower than strike prices, such negative amounts will be carried forward as credits against subsequent payments.

     At closing, the sellers' pre-existing decommissioning funds will be transferred to Constellation Nuclear and Constellation Nuclear will assume the sellers' obligation to decommission Nine Mile Two.

     The Nuclear Regulatory Commission (NRC), FERC, PSC and other regulatory bodies must approve the sale. Receipt of such regulatory approvals (including, without limitation, the PSC's authorization to establish a regulatory asset and return thereon for the full amount of RG&E's unamortized plant and capital costs of Nine Mile Two remaining after the closing of the sale), in form and substance reasonably satisfactory to RG&E, is a condition to RG&E's obligation to close the transaction. The transaction is targeted to close in mid-2001. At December 31, 2000, the net book value of RG&E's 14 percent interest in the Nine Mile Two generating facility was approximately $360 million. RG&E also had investments in fuel of approximately $8.9 million, transmission and distribution facilities of $3.4 million and construction work in progress of $4.6 million.

     On January 31, 2001, RG&E, together with Niagara Mohawk, Central Hudson, NYSEG and Constellation Nuclear filed a Section 70 petition with the PSC. The petition requests that the PSC authorize the sellers to transfer to Constellation Nuclear their interests in Nine Mile Two in accordance with the rate treatment proposed. For RG&E, the rate treatment proposed includes full recovery of the regulatory asset remaining after the sale.

     Prior to the events discussed above, the PSC had initiated a proceeding to examine the appropriate role of the nuclear power plants in the State in developing a competitive market for electricity. Collaborative efforts of the parties led to the development of a report on the subject which the PSC discussed at a July 1999 session without issuing an order. No significant activity has since occurred in the proceeding and RG&E cannot predict what the PSC may do to continue or conclude it. Since all nuclear plants in the State either have now been sold or are under contract to be sold, except for RG&E's Ginna Plant, the PSC could regard the proceeding as moot.

     DECOMMISSIONING TRUST. RG&E is collecting amounts in its electric rates for the eventual decommissioning of its Ginna Plant and for its 14 percent share of the decommissioning of Nine Mile Two. The operating licenses for these plants expire in 2009 and 2026, respectively.

     Under accounting procedures approved by the PSC, RG&E has collected decommissioning costs of approximately $182.9 million through December 31, 2000 and is authorized to collect approximately $22 million annually through June 30, 2002 for decommissioning, covering both nuclear units. The amount allowed in rates is based on estimated ultimate decommissioning costs of $296.3 million for Ginna and $112.8 million for the RG&E's 14 percent share of Nine Mile Two (1995 dollars). These estimates are based on site specific cost studies for each plant completed in 1995. Site specific studies of the anticipated costs of actual decommissioning are required to be submitted to the NRC at least five years prior to the expiration of the license.

     The NRC requires reactor licensees to submit funding plans that establish minimum NRC external funding levels for reactor decommissioning. RG&E's plan, filed in 1990, consists of an external decommissioning trust fund covering both its Ginna Plant and its share of Nine Mile Two. Since 1990, RG&E has contributed $148.7 million to this fund and, including realized and unrealized investment returns, the fund has a balance of $244.5 million as of December 31, 2000. The amount attributed to the allowance for removal of non-contaminated structures is being held in an internal reserve. The internal reserve balance as of December 31, 2000 is $34.2 million. NRC regulations require biennial reports on the status of decommissioning trust funds and RG&E reported to the NRC that both the Ginna and Nine Mile Two decommissioning trusts exceed the NRC minimum funding amounts required as of December 31, 1999.

     During December 2000, Constellation Nuclear was the successful bidder in an auction of the Company's 14 percent interest in the Nine Mile Two nuclear plant. As part of the purchase agreement, upon closing RG&E will transfer approximately $29.0 million to Constellation Nuclear to fully fund RGE's pro-rata share of the plant's decommissioning liability. As of December 31, 2000, Nine MileTwo decommissioning assets were sufficient to meet RG&E's funding obligation. Upon completion of the sale, Constellation Nuclear will assume all decommissioning liabilities for Nine Mile Two.

     The NRC has issued a policy statement relating to industry restructuring which addresses, in part, the prospects of joint and several liability of co-owners for nuclear decommissioning costs, such as co-owners of Nine Mile Two. The NRC recognizes that co-owners generally divide costs and output from their facilities by using a contractually-defined, pro rata share standard. The NRC has implicitly accepted this practice in the past and believes that it should continue to be the operative practice, but reserves the right, in highly unusual situations where adequate protection of public health and safety would be compromised if such action were not taken, to consider imposing joint and several liability on co-owners when one or more co-owners have defaulted.

     The PSC in August 1997 issued for comment a report by its staff proposing norms by which nuclear plants in the state would relate to the competitive electricity market following a period covered by electric utility restructuring agreements then pending before the PSC. Among other things, the report envisioned the sale of these plants at auction, but with the selling utilities remaining responsible for ultimate decommissioning as well as for disposal of certain spent fuel. Recognizing that bidders may not be attracted to certain units -- which could include both the Company's Ginna plant and Nine MileTwo, the report contemplated their early shutdown unless they could compete with other forms of generation. In Fall 1997, the Company and others commented on these and other facets of the report. On March 20, 1998, the PSC issued an Opinion and Order Instituting Further Inquiry. In December 1998 the PSC issued a Notice of Collaborative Conference to further examine the future treatment of nuclear generation. The initial collaborative conference in this proceeding was held in January 1999. RG&E's potentially strandable assets in nuclear plants could be impacted by the outcome of this proceeding. The parties in this proceeding developed a collaborative, non-binding interim report entitled "Nuclear Generation and the Competitive Electric Market" which was issued in July 1999. RG&E is actively involved in this proceeding which is continuing. RG&E is unable to determine when this proceeding may conclude.

     The Staff of the Financial Accounting Standards Board is studying the recognition, measurement and classification of certain liabilities related to the closure or removal of long-lived assets. This could affect the accounting for the decommissioning costs of RG&E's nuclear plants. If current accounting practices for such costs were changed, the annual provisions for decommissioning costs could increase, the estimated cost for decommissioning could be reclassified as a liability rather than as accumulated depreciation, the liability accounts and corresponding plant asset accounts could be increased and trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense. If annual decommissioning costs increased, the Company would expect to defer the effects of such costs pending a determination by the PSC.

     URANIUM ENRICHMENT DECONTAMINATION AND DECOMMISSIONING FUND. On June 12, 1998, 16 electric utilities from across the country, including RG&E, filed multi-count complaints against the United States government in the United States District Court for the Southern District of New York. The suits challenge the constitutionality of a $2.25 billion retroactive assessment imposed by the federal government on domestic nuclear power companies to pay for the clean up of the federal government's three uranium enrichment plants. Those plants are located at Oak Ridge, Tennessee; Paducah, Kentucky; and Portsmouth, Ohio. The Oak Ridge plant went into operation in 1945, and the other two plants began operation during the 1950s. The matter is proceeding through the courts.

     The assessments for Ginna and RG&E's share of Nine Mile Two are estimated to total $22.1 million, excluding inflation and interest. Installments aggregating approximately $14.7 million have been paid through 2000. A liability has been recognized on the financial statements along with a corresponding regulatory asset. For the two facilities RG&E's liability at December 31, 2000 is $11.4 million ($9.6 million as a long-term liability and $1.8 million as a current liability). RG&E is recovering these costs in rates.

     NUCLEAR FUEL DISPOSAL COSTS.  The Nuclear Waste Policy Act (Nuclear Waste
Act) of 1982, as amended, requires the DOE to establish a nuclear waste disposal site and to take title to nuclear waste. A permanent DOE high-level nuclear waste repository is not expected to be operational before the year 2010, at the earliest. In December 1996 the DOE notified RG&E that the DOE would not start accepting Ginna spent fuel in 1998. The Nuclear Waste Act provides for a determination of the fees collectible by the DOE for the disposal of nuclear fuel irradiated prior to April 7, 1983 and for three payment options. The option of a single payment to be made at any time prior to the first delivery of fuel to the DOE was selected by RG&E in June 1985. RG&E estimates the fees, including accrued interest, owed to the DOE to be $97.3 million at December 31, 2000. RG&E is allowed by the PSC to recover these costs in rates. The estimated fees are classified as a long-term liability and interest is accrued at the current three-month Treasury bill rate, adjusted quarterly. The Nuclear Waste Act also requires the DOE to provide for the disposal of nuclear fuel irradiated after April 6, 1983, for a charge of approximately one mill ($.001) per KWH of nuclear energy generated and sold. This charge (approximately $4.0 million per year) is currently being collected from customers and paid to the DOE pursuant to PSC authorization. RG&E expects to utilize on-site storage for all spent or retired nuclear fuel assemblies until an interim or permanent nuclear disposal facility is operational.

     There are presently no facilities in operation in the United States available for the reprocessing of spent nuclear fuel from utility companies. In RG&E's determination of nuclear fuel costs, it has taken into account that nuclear fuel would not be reprocessed and has provided for disposal costs in accordance with the Nuclear Waste Act. In November 1998 RG&E completed installation of seven high-capacity spent fuel racks in the Ginna spent fuel pool. This will allow interim storage capacity of all spent fuel discharged from the Ginna Plant through the end of its Operating License in the year 2009.

LITIGATION

     SPENT NUCLEAR FUEL LITIGATION.   The federal Nuclear Waste Act obligated
the DOE to remove disposal spent nuclear fuel (SNF) from utilities' powerplants by January 31, 1998 (statutory deadline). Since the mid-1980s, RG&E and other nuclear plant owners and operators have paid substantial fees to the DOE to fund that obligation (Nuclear Waste Fund). The DOE has not satisfied its obligation under the Nuclear Waste Act and there is no way to determine when and if it will begin removing SNF for disposal.

     The DOE's failure to meet its statutory deadline has given rise to numerous lawsuits in both the U.S. Court of Appeals for the District of Columbia and the U.S. Court of Federal Claims.

     Although the DOE has been found to have breached its obligations, it is not possible to predict the outcome of these cases, the future course of the DOE obligation or the resolution of the SNF movement and storage concern that underlies it. Similarly, the ultimate outcome of nuclear waste legislation in Congress that could address these and related concerns, is uncertain. The court rulings on the DOE's default in meeting its obligation to remove SNF for disposal by the statutory deadline, and on its contractual liability therefore, have been promising. The current court rulings appear to have prompted greater DOE effort to complete site investigations at its Yucca Mountain, NV, site for SNF disposal and to focus greater Congressional attention on the inappropriateness of continuing to house SNF around the nation at short-term SNF facilities of nuclear powerplants. These developments have not yet led, however, either to a firm schedule for DOE's movement of SNF from plant facilities to a permanent repository or to the authorization of plant owners and operators to withhold their Nuclear Waste Fund payments to DOE until that schedule is established. RG&E and other nuclear utilities continue to work toward those objectives in judicial, legislative and administrative.

NOTE 3: REGULATORY MATTERS

REGULATORY ASSETS

     With PSC approval RG&E has deferred certain costs rather than recognize them as expense when incurred. Such deferred costs are then recognized as expenses when they are included in rates and recovered from customers. Such deferral accounting is permitted by SFAS-71, Accounting for the Effects of Certain Types of Regulation. These deferred costs are shown as regulatory assets on the Company's and RG&E's Balance Sheets. Such cost deferral is appropriate in a traditional regulated cost-of-service rate setting, where all prudently incurred costs are recovered through rates. In a purely competitive pricing environment, such costs might not have been incurred and could not have been deferred. Accordingly, if RG&E was no longer allowed to defer some or a portion of these costs under SFAS-71, these assets would be adjusted accordingly, which may include up to the entire amount being written off.

     Below is a summary of RG&E's regulatory assets as of December 31, 2000 and 1999:

                                                  Millions of Dollars

                                                     2000     1999
                                                  ---------  --------
     Kamine Settlement                            $  179.1   $ 187.5
     Income Taxes                                    101.9     129.5
     Oswego Plant Sale                                74.4      78.6
     Deferred Environmental SIR costs                 16.6      20.5
     Uranium Enrichment Decommissioning Deferral      12.7      13.9
     Gas Deferred Fuel                                (1.6)      9.3
     Labor Day 1998 Storm Costs                        9.3       8.5
     Other, net                                       18.8      18.4
                                                  ---------  --------

     Total - Regulatory Assets                    $  411.2   $ 466.2
                                                  =========  ========

- Kamine Settlement: This amount results from a settlement resolving all litigation, releasing all claims and terminating all electricity purchase obligations under a power purchase agreement.

- Income Taxes: This amount represents the unrecovered portion of tax benefits from accelerated depreciation and other timing differences which were used to reduce tax expense in past years. The recovery of this deferral is anticipated over the remaining life of the related property, which varies from one to thirty years, when the effect of the past deductions reverses in future years.

- Oswego Plant Sale: This amount results from the sale of RG&E's interest in the Oswego generation facility including closing costs and the buyer's assumption of RG&E's obligations under a transmission services agreement.

- Deferred Environmental Site Investigation/Remediation Costs: These costs represent RG&E's share of the estimated costs to investigate and perform certain remediation activities at both RG&E-owned and non-owned sites with which it may be associated. RG&E has recorded a regulatory asset representing the remediation obligations to be recovered from ratepayers, subject to the terms of the Electric Settlement.

- Uranium Enrichment Decommissioning Deferral: The Energy Policy Act of 1992 requires utilities to contribute amounts to the DOE based on the amount of uranium enriched by the DOE for each utility. This amount is mandated to be paid to the DOE through the year 2007. The recovery of these costs is through base rates of fuel.

- Gas Deferred Fuel: These costs result from a PSC-approved monthly gas adjustment clause which allows RG&E to recover pipeline and storage capacity costs and the commodity cost of gas purchased for its customers. On an annual basis, RG&E reconciles the costs collected through the monthly gas adjustment clause and the actual gas costs for the prior twelve months.

- Labor Day 1998 Storm Costs: These costs result from a 1998 Labor Day storm. Under the Electric Settlement, RG&E is entitled to defer, for later recovery in rates, certain costs, including those caused by "catastrophic events", when any single event results in costs exceeding $2.5 million. RG&E filed a petition with the PSC notifying it of the deferral of these storm costs.

     In a competitive electric market, strandable assets would arise when investments are made in facilities, or costs are incurred to service customers, and such costs are not fully recoverable in market-based rates. An example includes high cost generating assets. Estimates of strandable assets are highly sensitive to the competitive wholesale market price assumed in the estimation. The amount of potentially strandable assets at December 31, 2000 depends on market prices and the competitive market in New York State which is still under development and subject to continuing changes which are not yet determinable, but the amount could be significant. Strandable assets, if any, could be written down for impairment of recovery based on SFAS-121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of", which requires write-down of long-lived assets whenever events or circumstances occur which indicate that the carrying amount of a long-lived asset may not be recoverable.

     At December 31, 2000 RG&E believed that its regulatory assets are probable of recovery. The Electric Settlement does not impair the opportunity of RG&E to recover its investment in these assets. However, the Electric Settlement provides for the non-nuclear generation to-go costs to be subject to market forces during the current Settlement term. Should the costs of non-nuclear generation exceed market prices, the Company may no longer be able to apply SFAS-71. These costs have been below prevailing market prices. The PSC issued an Opinion and Order Instituting Further Inquiry on March 20, 1998 to address issues surrounding nuclear generation. RG&E is unable to determine when this proceeding may conclude. The ultimate determination in this proceeding or any proceeding to consider RG&E's proposed sale of its interest in Nine Mile Two as discussed under "Nuclear-Related Matters" could have an impact on strandable assets and the recovery of nuclear costs.

     In a competitive natural gas market, strandable assets would arise where customers migrate away from dependence on RG&E for full service, leaving RG&E with surplus pipeline and storage capacity, as well as natural gas supplies under contract. RG&E has been restructuring its transportation, storage and supply portfolio to reduce its potential exposure to strandable assets. Regulatory developments referred to under "Gas Settlements" below, may affect this exposure, but whether and to what extent there may be an impact on the level and recoverability of strandable assets cannot be determined at this time.

GAS SETTLEMENTS

     PSC GAS RESTRUCTURING POLICY STATEMENT. On November 3, 1998, the PSC issued a gas restructuring policy statement (Gas Policy Statement) announcing its conclusion that, among other things, the most effective way to establish a competitive gas supply market is for gas distribution utilities to cease selling gas. The PSC established a transition process in which it addressed three groups of issues: (1) individual gas utility plans to implement the PSC's vision of the market; (2) key generic issues to be dealt with through collaboration among gas utilities, marketers, pipelines and other stakeholders, and (3) coordination of issues that are common to both the gas and the electric industries. The PSC has encouraged settlement negotiations with each gas
utility pertaining to the transition to a fully competitive gas market.   RG&E,
the PSC Staff and other interested parties engaged in settlement discussions in response to the specific requirements of the Gas Policy Statement. In January 2001, RG&E reached agreement with PSC Staff and other parties on a comprehensive rate and restructuring proposal for its natural gas business, as contemplated in the PSC's Gas Policy Statement.

     GAS RETAIL ACCESS SETTLEMENTS. On January 25, 2001, RG&E reached agreement with PSC Staff and other parties on a comprehensive rate and restructuring proposal for its natural gas business (the Gas Rates and Restructuring Proposal), as contemplated in the PSC's Gas Policy Statement (see heading Rates and Regulatory Matters, "PSC Gas Restructuring Policy Statement").

     Since mid-1998, RG&E, PSC Staff and other parties have engaged in settlement negotiations regarding RG&E's rates and restructuring. These negotiations have resulted in two previous agreements among RG&E, PSC staff and several other parties. The first was implemented in September 1999 and addressed the following issues: a capacity release revenue imputation, capacity cost mitigation measures, a timetable for public filing and resumption of negotiations, and improvement of RG&E's retail access program. The September 1999 agreement was approved by the PSC in an Order issued September 30, 1999.

     Pursuant to the September 1999 agreement, RG&E, on January 28, 2000, made a filing addressing various issues pertaining to RG&E's natural gas business, including proposals for restructuring that business and facilitating migration from fully bundled sales service to retail service provided by natural gas marketers. Certain issues presented by the January 28, 2000 filing, principally relating to the commencement of a single-retailer retail access program for gas, in substantially the same form as currently in effect for electric retail access (see "Energy Choice" heading), and the establishment of a "backout credit" to be paid to natural gas marketers serving retail customers, were resolved in a June 2000 Gas Settlement.

     The Gas Rates and Restructuring Proposal is intended to resolve all issues identified by the parties and not resolved in either the September 1999 settlement or the June 2000 Gas Settlement, as approved by the PSC. It is anticipated that this Proposal will be approved by the PSC in February 2001 and made effective on March 1, 2001, although no assurance may be given as to such approval or its timing.

     The Gas Rates and Restructuring Proposal contains a number of features that are intended to extend for different periods. The two most significant periods are the Rate Term, which applies principally to rate-related provisions and extends from July 1, 2000 through June 30, 2002, and the Rate and Restructuring Program which applies to most other provisions and extends from the date of approval of the Proposal through March 31, 2004. The principal features of the Proposal are as follows:

     (1) for the purpose of setting base, or local delivery, rates for the period beginning July 1, 2000, natural gas revenues shall be decreased a total of $2,806,000 from the levels in effect on June 30, 2000. This rate level is based on an agreed-upon return on equity of 11.00 percent;

     (2) base rates will be adjusted effective March 1, 2001 to reflect the revenue requirements decrease. Because the current base rates that will be in effect through February 28, 2001 are higher than those agreed to by the parties, RG&E, in March 2001, will pass back to all its retail gas customers a temporary credit applied to rates, on a volumetric basis, equal to the amount of the reduction in rates for the period July 1, 2000 through February 28, 2001;

     (3) RG&E is allowed to defer any prudent and verifiable cost for recovery after the Rate Term of the Proposal, subject to PSC approval;

     (4) in the event that RG&E achieves a return on equity in excess of 12.5 percent in any Rate Year covered by this Proposal, 90 percent of the excess over that level shall be deferred for the benefit of customers;

     (5) RG&E shall be entitled to defer any costs associated with mandates and catastrophic events that occur during the Rate Term of this Proposal. If the incremental cost impact of any individual mandate or any individual catastrophic event exceeds $600,000 per rate year, RG&E is entitled to defer the entire amount for recovery. Amounts deferred shall be recovered from RG&E customers after the Rate Term of this Proposal;

     (6) RG&E is entitled to defer for recovery after June 30, 2002, all incremental expenditures for competition implementation costs to the extent that such costs exceed $300,000 per year;

     (7) if migration to retail access is expected to exceed 30 percent of the small-volume customer market (i.e., customers eligible under Service Classification No. 5 - Small General Service) during the Rate Term of the Proposal, the parties will meet to discuss the PSC Transition Cost Surcharge with a view to considering changes that would reduce the allocation of capacity costs to Service Classification No. 1 - General Service customers;

     (8) RG&E is authorized to implement a Retail Access Capacity Program, contemplated to begin before the 2001-2002 heating season, pursuant to which RG&E would release pipeline capacity it currently holds to marketers serving customers in RG&E's service area. This Program will help to avoid stranded capacity costs that might otherwise result from migration of customers to marketers;

     (9) RG&E will implement a Capacity Incentive Program, consisting of a Capacity Cost Incentive and a Capacity Cost Imputation. Both elements are intended to encourage aggressive management of RG&E's capacity costs. The Capacity Cost Incentive is designed to share, between RG&E and its customers, the savings resulting from the difference between a base level of capacity costs and the actual capacity costs achieved. The Capacity Cost Imputation is intended to provide customers with a guaranteed level of short-term savings through the gas cost adjustment provision. "Short-term" refers to periods of one year or less. "Savings" refers to capacity release savings, as well as net revenues from off-system sales, if any. The imputed level of savings will be $1,100,000 per year for the period beginning April 1, 2001 and extending through June 30, 2002. The level will then be $500,000 per year for the period beginning July 1, 2002 and extending through March 31, 2004;

     (10) RG&E will implement a Low-Income Program for customers who require assistance. The Low-Income Program will be funded through a surcharge in customer bills; and

     (11) RG&E will implement a Service Quality Performance Program to be effective as of January 1, 2001 through at least June 30, 2002. This Program establishes performance targets for six specific measures of service and provides for a maximum overall penalty of 42 basis points of gas return on equity for failure to meet the minimum levels specified.

     PSC ASSIGNMENT OF GAS CAPACITY. Under a March 1996 Order, the PSC permitted RG&E and other gas distribution companies to assign to marketers, as necessary, to serve their customers the pipeline and storage capacity held by RG&E. In its Gas Policy Statement, the PSC ordered that the assignment of capacity, permitted by the March 1996 Order, be terminated effective April 1, 1999. According to the Gas Policy Statement, however, the utilities are to be afforded a reasonable opportunity to recover resulting strandable costs, if any. On March 24, 1999, the PSC issued an Order Concerning Assignment of Capacity for all gas utilities in the State, generally requiring the removal of restrictions on customer migration from utility service to service from marketers. RG&E has complied with the PSC's directives. The Retail Access Capacity Program and the Capacity Incentive Program contained in the Gas Rates and Restructuring Proposal will, if adopted by the PSC, help to mitigate potential stranded costs resulting from migration of customers to marketers.


     FERC GAS MARKET PROPOSALS. On February 9, 2000, FERC issued Order No. 637, its final rule addressing "Regulation of Short-Term Natural Gas Transportation Services" and "Regulation of Interstate Natural Gas Transportation Services" . On June 5, 2000 FERC issued Order No. 637-A providing clarification and additional guidance. On July 26, 2000 FERC issued Order No. 637-B upholding Orders No. 637 and No. 637-A. Order No. 637 as clarified revises FERC's regulations to improve the efficiency of the gas transportation market and to provide captive customers with the opportunity to reduce their cost of holding long-term pipeline capacity. Specifically, Order No. 637 as clarified:

     (1) waives the price ceiling for released capacity of less than one year until September 30, 2002;

     (2) permits pipelines to propose peak, off-peak and term differentiated rates, provided that they still satisfy the revenue and cost constraints of traditional rate-making, and excess revenues are split with firm customers;

     (3) revises FERC's regulations on scheduling procedures, capacity segmentation and pipeline penalties;

     (4) states that the right of first refusal will apply in the future to contracts for 12 consecutive months or more of service at maximum rates; and

     (5) amends and supplements reporting requirements to require interstate pipelines to report additional information on transactions, operationally available capacity, and an expanded index of customers.

     Order No. 637 as clarified requires each pipeline to make a compliance filing. All of the pipelines' initial compliance filings were submitted to FERC by August 15, 2000. FERC has established technical and settlement conference procedures for many of the pipelines, including those on which RG&E holds transportation capacity. FERC staff has indicated at the respective pipeline settlement and technical conferences that no action on various pipeline proposals will be taken prior to April 2001, after the heating season has ended.

     Neither RGS nor RG&E can predict what effects, if any, FERC's initiatives and the related pipeline tariff changes will have on future operations or the financial condition of RGS or RG&E.


NOTE 4.   OPERATING SEGMENT FINANCIAL INFORMATION

     The Company has identified three operating segments, driven by the types of products and services offered and regulatory environment under which the Company primarily operates. The three segments are Regulated Electric, Regulated Gas, and Unregulated. The Regulated segments' financial records are maintained in accordance with GAAP and PSC accounting policies. The Unregulated segment's financial records are maintained in accordance with GAAP.

     During the reported periods, substantially all revenues are from United States sources, and substantially all assets are located in the United States. No single customer represents more than 10% of the overall Company revenue.

     The Regulated Electric segment supplies electric distribution services wholly within New York State. It produces electricity, and distributes and sells electricity to retail customers within a franchise area centering about the City of Rochester. It also sells electricity on a wholesale basis to other electric utilities throughout the Northeast and to energy marketers who resell that electricity to retail customers.

     The Regulated Gas segment supplies gas services wholly within New York State. Gas is purchased and distributed to retail customers and distributed on behalf of other large or aggregated customers who purchase their own gas supply.

     The Unregulated segment includes Energetix and RGS Development. Energetix brings energy products and services to the marketplace both within and outside of the Company's regulated franchise area. These energy products and services include electricity, gasoline, natural gas, oil, propane, and appliance warranty and repair. RGS Development was formed to pursue unregulated business opportunities in the energy marketplace.

                                                    (thousands of dollars)

Regulated Electric                             2000         1999         1998
------------------                          ----------   -----------  -----------
Operating Income                            $  124,149   $  120,599   $  119,937
Revenues from External Customers            $  721,737   $  698,745   $  687,100
Revenues from Intersegment Transactions     $   78,175   $   44,510   $    8,974
Interest Revenue                            $   10,986   $   10,799   $    1,694
Depreciation and Amortization               $   99,662   $  102,946   $  102,123
Regulatory Amortization                     $   18,219   $   14,287   $   15,080
Nuclear Fuel Amortization                   $   15,493   $   15,622   $   18,138
Interest Expense                            $   50,045   $   45,653   $   36,122
Operating Income Tax Expense                $   49,614   $   55,752   $   61,477
Capital Expenditures, net                   $  109,962   $   78,599   $   96,206

Total Identifiable Assets                   $1,915,002   $1,925,809   $1,941,622


Regulated Gas                                   2000         1999          1998
------------------                          ----------  ------------  -----------

Operating Income                            $   22,801   $   19,343   $   10,393
Revenues from External Customers            $  322,412   $  278,659   $  274,540
Revenues from Intersegment Transactions     $    1,856   $      420   $      594
Interest Revenue                            $      413   $      315   $      424
Depreciation and Amortization               $   12,448   $   12,548   $   12,867
Regulatory Amortization                     $      494   $      220   $    1,461
Interest Expense                            $   10,877   $    9,648   $    9,030
Operating Income Tax Expense/(Benefit)      $    9,837   $    8,580   $      (92)
Capital Expenditures, net                   $   30,405   $   24,746   $   28,075

Total Identifiable Assets                   $  462,470   $  438,290   $  433,029


Unregulated                                    2000         1999          1998
------------------                          ----------  ------------  -----------

Operating Income/(Loss)                     $    2,078   $      543   $   (2,460)
Revenues from External Customers            $  484,001   $  275,063   $   81,419
Interest Revenue                            $    1,198   $      398   $      158
Depreciation and Amortization               $    3,325   $    2,450   $      834
Goodwill Amortization                       $      749   $      751   $      278
Interest Expense                            $    2,571   $    2,171   $      916
Operating Income Tax Expense/(Benefit)      $      354   $      (50)  $   (1,255)
Capital Expenditures, net                   $    2,129   $    4,994   $    5,005

Total Assets                                $  179,010   $   90,580   $   59,946

      There are intersegment transactions which occur between the Regulated segments and the Unregulated segment. These transactions are governed by guidelines established in the Electric Settlement and other PSC proceedings.
The Unregulated segment is charged for the provision of services and for an allocation of other corporate costs by the Regulated Segments on a fully loaded cost basis. The Unregulated segment buys electricity from the Regulated Electric segment at rates established through PSC proceedings. The Unregulated segment also pays the Regulated segments for electric and gas distribution services at rates established through PSC proceedings. The total amount of the revenues identified by operating segment do not equal the total Company consolidated amounts as shown in the Consolidated Statement of Income. This is due to the elimination of certain intersegment revenues during consolidation. Additionally, the operations of RGS Development are included in Other (Income) and Deductions in the RGS Energy Group, Inc. Consolidated Statement of Income. The operations of RGS Development are not significant. The total assets identified by operating segment do not equal the total Company consolidated amounts as shown in the RGS Energy Group, Inc. Consolidated Balance Sheet. This is due to the elimination of certain intersegment transactions during consolidation, and certain common assets unidentifiable by segment.
Intersegment eliminations result from intercompany receivables and payables from affiliates. A reconciliation follows:

                                                      (thousands of dollars)

Revenues                                         2000          1999          1998
--------                                      -----------   -----------   ----------
Regulated Electric                            $  721,737    $  698,745    $  687,100
Regulated Gas                                 $  322,412       278,659       274,540
Unregulated                                   $  484,001       275,063        81,419
                                              -----------   -----------   ----------

   Total                                      $1,528,150    $1,252,467    $1,043,059

Reported on Consolidated Income Statement     $1,448,119     1,207,537     1,033,491
                                              -----------   -----------   ----------

Difference to reconcile                       $   80,031    $   44,930    $    9,568

Intersegment Revenues
   Regulated Electric from Unregulated        $   78,175    $   44,510    $    8,974
   Regulated Gas from Unregulated             $    1,856    $      420    $      594
                                              -----------   -----------   ----------

   Total Intersegment                         $   80,031    $   44,930    $    9,568

     Assets

Regulated Electric                            $1,915,002    $1,925,809
Regulated Gas                                    462,470       438,290
Unregulated                                      179,010        90,580
Cash and Cash Equivalents,
   Regulated Operations                            4,851         6,443
Unamortized Debt Expense                          16,602        17,984
Other                                                617           367
Intersegment eliminations                        (12,754)      (16,599)
                                              -----------   -----------

Total Assets                                  $2,565,798    $2,462,874

NOTE 5.     PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The following table shows reconciliations of the domestic pension plan and other postretirement plan benefits as of December 31, 2000 and 1999:

                                                                                      (Millions)
                                                                     Pension Benefits            Other Benefits
                                                                     2000        1999             2000     1999
                                                                   --------    --------          -------  -------
Change in benefit obligation
Benefit obligation at beginning of year                            $ 473.8     $ 516.8           $ 80.2   $ 99.0
Service cost                                                           6.3         6.9              1.0      1.1
Interest cost                                                         35.2        32.7              5.9      5.5
Plan amendments                                                       13.8        (0.5)             0.0      0.9
Actuarial (gain) loss                                                 11.5       (48.7)             2.7    (22.0)
Curtailments                                                           0.0        (3.5)             0.0      0.0
Special termination benefits                                           0.0         8.4              0.0      0.0
Benefits paid                                                        (41.3)      (38.3)            (4.5)    (4.3)
                                                                   --------    --------          -------  -------
Benefit obligation at end of year                                  $ 499.3     $ 473.8           $ 85.3   $ 80.2

Change in plan assets
---------------------
Fair value of plan assets at beginning of year                     $ 768.3     $ 706.4           $  0.0   $  0.0
Actual return on plan assets                                         (15.0)       99.5              0.0      0.0
Company contribution                                                   0.7         0.7              4.5      4.3
Benefits paid                                                        (41.3)      (38.3)            (4.5)    (4.3)
                                                                   --------    --------          -------  -------
Fair value of plan assets at end of year                           $ 712.7     $ 768.3           $  0.0   $  0.0
                                                                   ========    ========          =======  =======


Funded status                                                      $ 213.4     $ 294.5           $(85.3)  $(80.2)
Unrecognized actuarial (gain) loss                                  (260.9)     (352.5)            (8.0)   (10.8)
Unrecognized prior service cost                                       20.7         8.6             11.5     12.6
Unrecognized net transition obligation                                 0.3         0.8             27.3     29.8
                                                                   --------    --------          -------  -------
Accrued benefit                                                    $ (26.5)    $ (48.6)          $(54.5)  $(48.6)
                                                                   ========    ========          =======  =======


Weighted-average assumptions as of December 31
Discount rate                                                         7.25%       7.50%            7.25%    7.50%
Expected return on plan assets                                        8.50%       8.50%
Rate of compensation increase                                         5.00%       5.00%

                                                                         (Millions)

                                                                Pension Benefits          Other Benefits

                                                            2000     1999      1998     2000    1999     1998
                                                          -------  --------  --------  ------  -------  ------
Components of net periodic (benefit) cost
-----------------------------------------
Service cost                                              $  6.3   $   6.9   $   7.0   $ 1.0   $  1.1   $  1.1
Interest cost                                               35.2      32.7      32.9     5.9      5.5      6.0
Expected return on plan assets                             (54.0)    (49.6)    (44.8)    0.0      0.0      0.0
Unrecognized transition obligation                           0.5       0.5       0.5     2.5      2.5      2.8
Amortization of prior service                                1.7       0.8       0.9     1.1      1.0      0.6
Recognized actuarial (gain) loss                           (11.0)     (5.5)     (4.3)   (0.1)     0.0      0.0
                                                          ------   -------   --------  -----   ------   ------
Net periodic (benefit) cost                               $(21.3)  $ (14.2)  $  (7.8)  $10.4   $ 10.1   $ 10.5
                                                          ======   =======   ========  =====   ======   ======

     In addition to providing pension benefits, the Company provides certain health care and life insurance benefits on a defined dollar basis. In 2000, the health care benefit consists of a contribution of up to $230 per retiree per month towards the cost of a group health policy provided by the Company. The life insurance benefit consists of a Basic Group Life benefit, covering substantially all employees, providing a death benefit equal to one-half of the retiree's final pay.

     In addition to the above plans, employees are eligible to contribute to a 401(k) plan. The Company matches a portion of these contributions. Contributions charged to income for this plan for 2000, 1999, and 1998 were $3.1 million, $2.8 million, and $2.5 million, respectively.

     During 1999, a generation plant was shut down creating a staff reduction of 36 employees, resulting in a net curtailment charge of $4.9 million, including $8.4 million cost of special termination benefits provided to affected employees offset by a curtailment gain of $3.5 million. Pursuant to the Company's settlement agreement, this charge has been deferred.


NOTE 6.  LONG-TERM DEBT

FIRST MORTGAGE BONDS OF RG&E

                                                       (Thousands of  Dollars)
                                                          Principal Amount
                                                             December 31
%                           Series     Due                 2000        1999
-                           ------     ---                 ----        ----
9 3/8                       PP         Apr.  1, 2021     $100,000    $100,000
8 1/4                       QQ         Mar. 15, 2002      100,000     100,000
6.35                        RR(a)      May  15, 2032       10,500      10,500
6.50                        SS(a)      May  15, 2032       50,000      50,000
7.00                                   Jan. 14, 2000           --      30,000
7.15                                   Feb. 10, 2003       39,000      39,000
7.13                                   Mar.  3, 2003        1,000       1,000
7.64                                   Mar. 15, 2023       33,000      33,000
7.66                                   Mar. 15, 2023        5,000       5,000
7.67                                   Mar. 15, 2023       12,000      12,000
6.375                                  July 30, 2003       40,000      40,000
7.45                                   July 30, 2023       40,000      40,000
5.84                                   Dec. 22, 2008       50,000      50,000
7.60                                   Oct. 27, 2009      100,000     100,000
                                                         --------  ----------
                                                         $580,500    $610,500
Net bond discount                                            (368)       (430)
Less:  Due within one year                                             30,000
                                                         --------  ----------
Total                                                    $580,132    $580,070
                                                         ========  ==========

(a) The Series RR and Series SS First Mortgage Bonds equal the principal amount of and provide for all payments of principal, premium and interest corresponding to the Pollution Control Refunding Revenue Bonds, Series 1992 A, Series 1992 B (Rochester Gas and Electric Corporation Projects), respectively, issued by the New York State Energy Research and Development Authority (NYSERDA) through a participation agreement with RG & E. Payments of the principal of, and interest on the Series 1992 A and Series 1992 B Bonds are guaranteed under a Bond Insurance Policy by MBIA Insurance Corporation.

     The First Mortgage provides security for the bonds through a first lien on substantially all the property owned by RG&E (except cash and accounts receivable). Sinking and improvement fund requirements aggregate $0.3 million per annum under the First Mortgage, excluding mandatory sinking funds of individual series. Such requirements may be met by certification of additional property or by depositing cash with the Trustee.

     Sinking fund requirements and bond maturities during the next five years are $100 million in 2002, and $80 million in 2003.

PROMISSORY NOTES AND OTHER

                                                                 (Thousands of Dollars)
                                                                      December 31
Issued                                  Due Date                    2000           1999
------                                  --------                    ----           ----
September 2, 1998(a)                    September 1, 2033       $ 25,500       $ 25,500
August 19, 1997(a)                      August 1, 2032           101,900        101,900
December 1, 1998(b)                     March 31, 2014            88,530         92,311
                                                                --------       --------
Total                                                           $215,930       $219,711
Less:  RG&E Due within one year                                    4,227          3,781
                                                                --------       --------
Total RG&E                                                      $211,703       $215,930
August 3, 1998(c)                       August 3, 2005            17,545         21,054
November, 2000 (d)                      November, 2005            13,617             --
Other Long Term Debt of Subsidiaries                               8,730          2,273
                                                                --------       --------
        Total                                                   $251,595       $239,257
Less:  RGS Due within one year                                     7,868          3,862
                                                                --------       --------
Total  RGS                                                      $243,728       $235,395

(a) Issued in connection with NYSERDA's Pollution Control Revenue Bonds. Payment of the principal of, and interest on the Series A Bonds is guaranteed under a Bond Insurance Policy by MBIA Insurance Corporation. RG&E is obligated to make payments of principal, premium and interest on each Promissory Note which corresponds to the payments of principal, premium, if any, and interest on certain Pollution Control Revenue Bonds issued by NYSERDA as described above.

(b) The Promissory Note was issued in connection with the Kamine Global Settlement Agreement and is collateralized by a mortgage, the lien for which is subordinate to the lien of the First Mortgage. During 1999 and 2000, RG&E made payments totaling $9.6 million for each year. The Company expects to make future payments totaling $10.6 million per year.

(c) The Promissory Note was issued in connection with the acquisition of Griffith by Energetix and is secured by a pledge of the stock of Griffith. RGS has made a financial guarantee on behalf of Energetix which obligates RGS in the event of a default by Energetix in payments under the Note. Beginning in 1998 payments of principal are made in seven annual installments and interest for the first three years accrues at the rate of 7% per year and thereafter at rates varying between 7%-8 1/2% per year.

(d) The Promissory Note was issued in connection with the acquisition of Burnwell by Griffith. RGS has made a financial guarantee on behalf of Griffith which obligates RGS in the event of a default by Griffith. Beginning in 2001, payments of principal are made in five annual installments and interest accrues at the rate of 8 % per year.

     Based on an estimated borrowing rate at year-end 2000 of 6.88% for long-term debt with similar terms and average maturities (11 years), the fair value of the Company's long-term debt outstanding (including Promissory Notes as described above) is approximately $863 million at December 31, 2000.

     Based on an estimated borrowing rate at year-end 1999 of 7.60% for long-term debt with similar terms and average maturities (11 years), the fair value of the Company's long-term debt outstanding (including Promissory Notes as described above) is approximately $829 million at December 31, 1999.

NOTE 7.  PREFERRED AND PREFERENCE STOCK OF RG&E

                                                       Par     Shares       Shares
Type by Order of Seniority                            Value  Authorized  Outstanding
--------------------------                            -----  ----------  ------------
Preferred Stock (cumulative)                           $100   2,000,000      720,000*
Preferred Stock (cumulative)                             25   4,000,000           --
Preference Stock                                          1   5,000,000           --

* See below for mandatory redemption requirements.

     No shares of preferred or preference stock are reserved for employees, or for options, warrants, conversions, or other rights.

A.   PREFERRED STOCK, NOT SUBJECT TO MANDATORY REDEMPTION:

                          Shares             (Thousands)       Optional
                     Outstanding            December 31,     Redemption
 %     Series  December 31, 2000      2000          1999  (per share) #
-----  ------  -----------------  --------  ------------  -------------
4           F            120,000  $ 12,000  $     12,000  $         105
4.10        H             80,000     8,000         8,000            101
4 3/4       I             60,000     6,000         6,000            101
4.10        J             50,000     5,000         5,000          102.5
4.95        K             60,000     6,000         6,000            102
4.55        M            100,000    10,000        10,000            101
               -----------------  --------  ------------

Total                    470,000  $ 47,000  $     47,000
               -----------------  --------  ------------

     #   May be redeemed at any time at the option of the Company on 30 days minimum notice, plus accrued dividends in all cases.


B.   PREFERRED STOCK, SUBJECT TO MANDATORY REDEMPTION:

     In the event the Company should be in arrears in the sinking fund requirement, the Company may not redeem or pay dividends on any stock subordinate to the Preferred Stock.

     At December 31, 2000 and 1999 there were 250,000 shares of Series V, 6.60% preferred stock shares outstanding with a value of $25,000,000.

     The Series V is subject to a mandatory sinking fund sufficient to redeem on each March 1 beginning in 2004 to and including 2008, 12,500 shares at $100 per share and on March 1, 2009, the balance of the outstanding shares. The Company has the option to redeem up to an additional 12,500 shares on the same terms and dates as applicable to the mandatory sinking fund.

     Based on an estimated dividend rate at year-end 2000 of 5.46% for Preferred Stock, subject to mandatory redemption, with similar terms and average maturities (7.25 years), the fair value of the Company's Preferred Stock, subject to mandatory redemption, is approximately $27 million at December 31, 2000.

     Based on an estimated dividend rate at year-end 1999 of 6.40% for Preferred Stock, subject to mandatory redemption, with similar terms and average maturities (8.25 years), the fair value of the Company's Preferred Stock, subject to mandatory redemption, is approximately $26 million at December 31, 1999.


NOTE 8.  COMMON STOCK AND STOCK OPTIONS

     REPURCHASE PLAN. In December 1997, the Board of Directors of the Company authorized the repurchase of up to 4.5 million shares of the Company's Common Stock on the open market. A total of 1,436,700 and 1,435,600 of the shares were purchased in 2000 and 1999 respectively.

     COMMON STOCK. At December 31, 2000, there were 100,000,000 shares of 1 cent par value Common Stock authorized, of which 34,577,426 were outstanding. No shares of Common Stock are reserved for warrants, conversions, or other rights. There were 1,883,854 shares of Common Stock reserved and unissued for employees under the 1996 Performance Stock Option Plan, as further described below.

                                         RGS           RGS          RG&E         RG&E
                                        Shares       Amount        Shares       Amount
                                     Outstanding   (Thousands)  Outstanding   (Thousands)
                                     ------------  -----------  ------------  -----------

Balance, December 31, 1998            37,378,813     $653,297    37,378,813     $653,297

RG&E Shares                          (38,885,813)               (38,885,813)
RGS Shares                            38,885,813                 38,885,813
Additional Paid in Capital                                486                        486
Repurchase Plan                       (1,435,600)     (36,819)    1,507,000      (36,819)
Decrease in Capital Stock Expense                          52                         52
                                                   -----------                -----------

Balance, December 31, 1999            35,943,213     $617,016    38,885,813     $617,016

Shares Issued through Stock Plans         70,913        1,772
Additional Paid in Capital                                717
Repurchase Plan                       (1,436,700)     (33,986)                   (33,986)
Decrease in Capital Stock Expense                          50                         50
                                                   -----------                -----------

Balance, December 31, 2000            34,577,426     $585,569    38,885,813     $583,080

     PERFORMANCE STOCK OPTION PLAN. The Company has a Performance Stock Option Plan which provides for the granting of options to purchase up to 2,000,000 authorized but unissued shares or treasury shares of 1 cent par value Common Stock to executive officers and other key employees. No participant shall be granted options for more than 200,000 shares of Common Stock during any calendar year. The options would be exercisable for a period to be determined by the Committee on Management of the Board of Directors (the Committee). The Committee grants the right to receive a cash payment upon any exercise of an option equal to the quarterly dividend payment per share of Common Stock paid from the date the option was granted to the date of exercise.

     In 2000, the Board of Directors granted 267,576 options at an exercise price of $20.50 per share. These options are exercisable for a period of 10 years, and vest three years after the options are granted. The average grant date option fair value and exercise prices are $6.28 and $20.50 respectively. None of these options were exercised during 2000, and are included in the summary of stock option activity presented on the following page. During 2000, 70,913 shares were exercised from the 1997 grant date.

     In 1999, the Board of Directors granted 177,322 options at an exercise price of $29.69 per share. These options are exercisable for a period of 10 years, and vest three years after the options are granted. The average grant date option fair value and exercise prices are $9.11 and $29.69 respectively. None of these options were exercised during 1999, and are included in the summary of stock option activity presented on the following page.

     In 1998, the Board of Directors granted 27,984 options at an exercise price of $33.91 per share and 15,157 options at an exercise price of $31.00 per share. These options are vested at 25% when the stock closes at $35 per share, 50% at $40 per share, 75% at $45 per share and 100% at $50 per share. These options are exercisable for a period of 10 years. The weighted average grant date option fair value is $5.56.

     In order for the options to become vested, the closing prices must be sustained at or above the levels indicated above for a minimum of five consecutive trading days.

     The weighted average contractual remaining life for all options issued is
7.3 years and exercise prices range from $19.06 to $33.91 at December 31, 2000.

     Compensation expense associated with the options granted is reflected in 2000, 1999 and 1998 net income. The compensation expense associated with the options granted was $1.1 million in 2000, $.5 million in 1999 and $.2 million in 1998. The compensation expense was calculated using the shorter of the anticipated or actual vesting period. The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free rate of return ranging from 6.19% to 6.86% for 2000, 4.61% to 5.16% for 1999 and 5.54% to 5.65% for 1998, expected dividend yield of 8.78% for 2000, 6.03% for 1999 and 9.44% for 1998 and expected stock volatility of 18% for 2000, 19% for 1999 and 17% for 1998. The fair value estimate also includes an amount for the value of dividend rights associated with each option.

     A summary of the Company's stock option activity is presented below:

                                                        Weighted
                                                         Average
                                            Options   Exercise Price
                                          ----------  --------------

Options granted 1998                         43,141           $32.89
Options exercised                           (23,466)          $19.06
                                          ----------
Outstanding at 12/31/98                     563,651           $20.63
Vested at 12/31/98                          369,256           $19.45
Available for future grant at 12/31/98    1,402,000

Options granted 1999                        177,322           $29.69
Options forfeited                           (10,884)          $19.06
                                          ----------
Outstanding at 12/31/99                     730,089           $22.85
Vested at 12/31/99                          369,256           $19.45
Available for future grant at 12/31/99    1,224,678

Options granted 2000                        267,576           $20.50
Options exercised                           (70,913)          $19.06
                                          ----------
Outstanding at 12/31/00                     926,752           $21.77
Vested at 12/31/00                          298,343           $19.51
Available for future grant at 12/31/00      957,102

NOTE 9.    EARNINGS PER SHARE

     Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

     The following table illustrates the calculation of both basic and diluted EPS for the year ended December 31,:

                                                     2000     1999     1998
                                                   -------  -------  -------
(thousands of dollars except per share amounts)

Basic EPS:
---------

Net Income Available to
    Common Shareholders                            $91,859  $89,497  $89,296

Average Shares                                      35,178   36,665   38,462

Per-Share Amount                                   $  2.61  $  2.44  $  2.32
                                                   =======  =======  =======

Diluted EPS:
-----------

Effect of Dilutive Securities
    Stock Option Plan                                  103       92      138
                                                   -------  -------  -------

Net Income Available to
    Common Shareholders                            $91,859  $89,497  $89,296

Average Shares                                      35,281   36,757   38,600

Per-Share Amount                                   $  2.60  $  2.44  $  2.31
                                                   =======  =======  =======

RGS had 202,402, 177,322 and 0 of antidilutive stock options at December 31, 2000, 1999 and 1998 respectively.

NOTE 10.  SHORT-TERM DEBT

     On December 31, 2000, RGS had total short-term debt outstanding of $122.4 million, comprised of RG&E short-term debt of $98.0 million and Energetix short-term debt of $24.4 million. At December 31, 1999, RGS had total short-term debt outstanding of $10.5 million, comprised entirely of Energetix short-term debt. The weighted average interest rate on short-term debt outstanding at year-end 2000 was 6.94% for RG&E and 8.43% for Energetix. The weighted average interest rates for borrowings during 2000 and 1999 were 6.94% and 5.44% for RG&E and 7.47% and 5.95% for Energetix, respectively.

     RG&E has a $90 million revolving credit agreement which terminates on December 31, 2001. In order to be able to use this credit facility, RG&E created a subordinate mortgage which secures borrowings under the revolving credit agreement that might otherwise be restricted by this provision of its Charter. Outstandings under this facility were $65 million at December 31, 2000. In addition to the $90 million credit facility, RG&E has two $25 million unsecured revolving credit agreements which expire December 13, 2001 and January 18, 2002 respectively. At December 31, 2000, there were no borrowings under either unsecured facility.

     Griffith, a subsidiary of Energetix, has a $33 million revolving credit agreement that terminates July 31, 2003. Borrowings under this agreement are secured by personal property of Griffith. In addition, RGS executed a credit support agreement on behalf of Griffith that requires RGS to make principal and interest payments on certain Griffith long-term debt obligations, should Griffith not meet minimum financial covenants as required under its revolving credit agreement. Energetix has also made a financial guarantee on behalf of Griffith that obligates Energetix in the event of a Griffith default.

     RG&E has a Loan and Security Agreement to provide for borrowings up to $30 million as needed from time to time for other working capital needs. Borrowings under this agreement, which can be renewed annually, are secured by a lien on RG&E's accounts receivable and totaled $23.0 million at December 31, 2000. In addition, RG&E has unsecured lines of credit totaling $27 million available from several banks, at their discretion. RG&E had $10.0 million outstanding on its uncommitted facilities as of December 31, 2000.

     RG&E's Charter provides that it may not issue unsecured debt if immediately after such issuance the total amount of unsecured debt outstanding would exceed 15 percent of its total secured indebtedness, capital, and surplus without the approval of at least a majority of the holders of outstanding Preferred Stock. As of December 31, 2000, RG&E would be able to incur approximately $116.9 million of additional unsecured debt under this provision.

NOTE 11.  INCOME TAXES

     The provision for income taxes is distributed between operating income and other income based upon the treatment of the various components of the provision in the rate-making process. The following is a summary of income tax expense for RGS Energy Group. Amounts for Rochester Gas & Electric are not materially different.

                                                         (Thousands of Dollars)
                                                       2000        1999       1998
      OPERATING INCOME
Current:
   Federal                                           $ 51,038   $ 72,137   $ 70,541
     State                                             11,513          0          0
                                                     ---------  ---------  ---------
       Total current expense                           62,551     72,137     70,541
Deferred:
  Federal                                              (1,213)    (7,884)    (9,156)
  State                                                (1,506)         0          0
                                                     ---------  ---------  ---------
     Total deferred expense                            (2,719)    (7,884)    (9,156)

Income taxes attributable to operating income        $ 59,832   $ 64,253   $ 61,385

  OTHER INCOME                                          2000       1999       1998

Current:
  Federal                                               8,392     (2,614)    (1,614)
  State                                                   207          0          0
                                                     ---------  ---------  ---------
    Total current expense                               8,599     (2,614)    (1,614)
Deferred:
  Federal                                              (5,167)     5,703      4,562
   State                                                 (146)         0          0
   Deferred investment tax credit                      (2,141)    (4,223)    (2,432)
                                                     ---------  ---------  ---------
    Total deferred expense                             (7,454)     1,480      2,130

Income taxes attributable to non-operating income    $  1,145   $ (1,134)  $    516

Total income tax expense                             $ 60,977   $ 63,119   $ 61,901

The following is a reconciliation of the difference between the amount of income tax expense reported in the Consolidated Statement of Income and the amount computed at the statutory tax rate.

                                                          (Thousands of Dollars)
                                                        2000       1999       1998
Net Income                                           $ 95,559   $ 93,580   $ 94,138
Add: income tax expense                                60,977     63,119     61,901
                                                                ---------  ---------

Income before income taxes                           $156,536   $156,699   $156,039

Computed tax expense at statutory tax rate           $ 54,788   $ 54,845   $ 54,614
Increases (decreases) in tax resulting from:
   State income tax expense, net of federal benefit     6,544          0          0
   Difference between tax depreciation
   and amount deferred                                  3,503      7,103      9,366
   Deferred investment tax credit                      (2,141)    (4,223)    (2,432)
   Miscellaneous items, net                            (1,717)     5,394        353

Total income tax expense                             $ 60,977   $ 63,119   $ 61,901

A summary of the components of the net deferred tax liability is as follows:

                                                          (Thousands of Dollars)
                                                        2000       1999       1998
FEDERAL & STATE
Nuclear decommissioning                              $(37,982)  $(28,811)  $(24,849)
Accelerated depreciation                              214,798    218,001    214,521
Deferred investment tax credit                         21,631     23,023     25,768
Depreciation previously flowed through                120,750    127,448    146,953
Pension                                               (12,306)   (21,503)   (20,161)
Deferred NYS deduction                                (12,594)         0          0
Other                                                 (16,510)       536    (15,260)
                                                     ---------  ---------  ---------

Total                                                $277,787   $318,694   $326,972

SFAS-109 "Accounting for Income Taxes" requires that a deferred tax liability be recognized on the balance sheet for tax differences previously flowed through to customers. Substantially all of these flow-through adjustments relate to property, plant and equipment and related investment tax credits of Rochester Gas & Electric and will be amortized consistent with the depreciation of these accounts. The net amount of the additional liability at December 31, 2000 and 1999 was $102 million and $129 million, respectively. In conjunction with the recognition of this liability, a corresponding regulatory asset was also recognized.


NOTE 12.  COMMITMENTS AND OTHER MATTERS

CAPITAL EXPENDITURES

     The Company's 2001 construction expenditures program is currently estimated at $164 million for RGS of which $161 million is for RG&E. The Company has entered into certain commitments for purchase of materials and equipment in connection with that program.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws and regulations dealing with air and water quality and other environmental matters. Environmental matters may expose the Company to potential liabilities which, in certain instances, may be imposed without regard to fault or historical activities which were lawful at the time they occurred. The Company monitors its activities in order to determine the impact of its activities on the environment and to ensure compliance with various environmental requirements. RGS has recorded a total liability of approximately $24.4 million in connection with Site Investigation and/or Remediation (SIR) efforts where disposal of certain waste products may have occurred. Estimates of the SIR costs for each of these sites range from preliminary to highly refined. RG&E expects to pay these SIR costs over the next ten years. These estimates could change materially based on facts and circumstances derived from site investigations, changes in required remedial action, changes in technology relating to remedial alternatives and changes to current laws and regulations. Liability may be joint and several for certain of these sites. There may be additional costs with respect to these and possibly other sites, the materiality of which is not presently determinable.

     RG&E-OWNED ELECTRIC AND GAS WASTE SITE ACTIVITIES. RG&E is conducting proactive SIR efforts at eight RG&E-owned sites where past waste handling and disposal may have occurred. Remediation activities at five of these sites are in various stages of planning or completion and RG&E is conducting a program to restore the other two sites. RG&E has recorded a liability of approximately $21.9 million for SIR efforts at the eight RG&E-owned sites in the Rochester, New York area.

     SUPERFUND AND NON-OWNED OTHER SITES. RG&E has been or may be associated as a potentially responsible party at nine sites not owned by it and has recorded estimated liabilities of approximately $.5 million in connection with SIR
efforts at these sites.   RG&E has signed orders on consent for five of these
sites.

     GRIFFITH FACILITIES.  RGS's subsidiary, Energetix, acquired Griffith in
1998.   A review and audit was conducted of all Griffith facilities by a nationally recognized engineering firm as part of the due diligence acquisition process by Energetix. As a result of this review 35 sites were identified which are currently undergoing evaluation and/or remediation. Using historical New York State Department of Environmental Conservation (NYSDEC) remedial actions as a guide, Energetix estimates the accrual of aggregate cleanup costs discounted at 6.8 percent over the future five-year period for all active sites approximates $1.3 million.

     In November 2000, Griffith acquired both Burnwell(R) Gas and the New York Fuels Division of AllEnergy Marketing Company, L.L.C. Energetix performed Phase I and Phase II environmental investigations on all ten properties in the Burnwell acquisition and identified ten items requiring some type of remedial measures. With regard to the AllEnergy acquisition, Energetix reviewed Phase I and Phase II environmental reports provided by AllEnergy together with the investigative reports prepared by independent consulting firms during the prior two years. As a result of certain identified environmental conditions a $1.5 million accrual has been established for AllEnergy.

     NEW YORK INITIATIVES. By letter dated May 25, 2000, the NYSDEC issued a Notice of Violation ("NOV") to RG&E, asserting that certain "modifications" to Russell and Beebee Stations during 1983-1987 resulted in a "significant increase in the capacity to emit sulfur dioxide." The NOV alleges that, as a result, permits required by the federal Clean Air Act and the State Environmental Conservation Law should have been obtained by RG&E prior to beginning the "modifications." The NOV asserts that RG&E may be liable for civil penalties of up to $10,000 per day, per violation, as well as subjected to unspecified injunctive relief. The allegations in the NOV are similar to those being made by the United States Department of Justice, on behalf of the United States Environmental Protection Agency, in enforcement cases relating to a number of electric utility coal-fired power plants in the midwest and southeast. The NOV invited RG&E to request an informal conference with the NYSDEC. Since July 2000, RG&E has had several such informal meetings with the NYSDEC. On the merits of the allegation, RG&E does not believe it has engaged in prohibited activities at either station.

     The Governor of New York directed the NYSDEC to require electric generators to further reduce acid rain-causing emissions. The Governor has proposed extending the existing NOx control program under which RG&E's Russell Station operates to a year-round program (it is currently in effect only for the five-month ozone season). In addition, the Governor has proposed that there be a targeted reduction of approximately 50% in SO2 emissions below the existing Acid Rain Phase II limits. The state emission reductions would be phased-in beginning January 1, 2003 and be complete by January 1, 2007. Since this is only a proposed change, and subject to review, comment, and modification, no accurate estimate of its economic impact on RG&E can be made at this time.

OTHER MATTERS

     LEASE AGREEMENTS. RG&E and Energetix lease a total of 20 properties for administrative offices and operating activities and lease a number of vehicles. The total lease obligations charged to operations was $5.6 million, $5.4 million and $4.8 million in 2000, 1999 and 1998, respectively, including $1.7 million and $1.5 million in 2000 and 1999, respectively, for Energetix. RG&E's estimated annual lease obligations for the years 2001-2005 will be $5.6 million, $4.1 million, $3.3 million, $2.9 million and $2.6 million, respectively. Energetix estimated annual lease obligations for the years 2001-2005 will be $1.8 million, $1.4 million, $1.2 million, $0.7 million and $0.5 million, respectively. Commitments under operating leases after 2005 are not significant.

     PURCHASE COMMITMENTS. The Company has entered into electric and natural gas purchase commitments with numerous suppliers. Certain of these commitments support fixed price offerings to retail electric and gas customers.

     GAS SUPPLY, STORAGE AND PIPELINE COMMITMENTS. In connection with its regulated gas business, RG&E has long-term commitments with a number of interstate natural gas pipeline companies to provide transportation and storage-related services. The table below sets forth RG&E's estimated commitments at December 31, 2000 for the next eight years based on current contractual volumes and represent demand charges priced at current pipeline tariff rates:

-------------------------------------------
Interstate Pipeline and Storage Commitments

                 Year  $ in Thousands
-------------------------------------
                 2001  $      59,670
                 2002  $      59,083
                 2003  $      59,083
                 2004  $      50,111
Thereafter until 2012  $     117,918

-------------------------------------------


With respect to firm gas supply commitments, RG&E currently contracts for gas supply on a seasonal basis, so therefore, has no long-term gas supply obligations.

     LONG TERM CONTRACTS FOR THE PURCHASE OF ELECTRIC POWER. As of January 1, 2001, RG&E had long-term contracts to purchase electric power from the New York Power Authority:

==========================================================================================================
FACILITY                           EXPIRATION DATE OF          PURCHASED CAPACITY IN    ESTIMATED ANNUAL
                                   CONTRACT                    MW                       CAPACITY COST
==========================================================================================================
FitzPatrick nuclear facility       one year's notice by        50                       $3,384,000
                                   either party
----------------------------------------------------------------------------------------------------------
Niagara - hydroelectric            2007                        100                      $1,200,000
 project
----------------------------------------------------------------------------------------------------------
St. Lawrence - hydroelectric       2007                        55                       $  660,000
 project
----------------------------------------------------------------------------------------------------------
Blenheim - Gilboa -                2002                        150                      $ 4,140,000
pumped storage
generating station
----------------------------------------------------------------------------------------------------------

The purchased capacities shown above are based on the contracts currently in effect. The estimated annual capacity costs are subject to price escalation and are exclusive of applicable energy charges. The total cost of purchases under these contracts, was approximately, in millions, $13.9, $12.1, and $11.5 for the years 2000, 1999, and 1998 respectively. RG&E continues to have a contract with NYPA to purchase for resale power for NYPA's Power for Jobs customers.

INTERIM FINANCIAL DATA

In the opinion of RGS and RG&E, the following quarterly information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results of operations for such periods. The variations in operations reported on a quarterly basis are a result of the seasonal nature of RGS and RG&E's business and the availability of surplus electricity. The sum of the quarterly earnings per share may not equal the annual earnings per share due to rounding.

                                         (Thousands of Dollars)
                                                                                      EARNINGS PER
                                                                                      COMMON SHARE
                            OPERATING    OPERATING        NET      EARNINGS ON        (IN DOLLARS)
QUARTER ENDED                REVENUES     INCOME         INCOME   COMMON STOCK      BASIC    DILUTED

RGS
---
December 31, 2000            $437,259      $32,842      $23,827        $22,902      $ .66      $ .66
September 30, 2000            314,304       26,962       14,095         13,170        .38        .38
June 30, 2000                 310,705       35,481       18,295         17,369        .49        .49
March 31, 2000                385,851       53,689       39,342         38,418       1.07       1.07

December 31, 1999(1)         $325,788      $33,982      $24,605        $23,681      $ .65      $ .65
September 30, 1999(1)         279,853       29,528       16,891         15,964        .44        .44
June 30, 1999(1)              275,805       27,219       14,822         13,706        .37        .37
March 31, 1999(1)             326,091       50,189       37,262         36,146        .97        .97

RG&E
----
December 31, 2000            $303,047      $31,535      $23,111        $22,186          -          -
September 30, 2000            223,686       27,139       14,796         13,871          -          -
June 30, 2000                 226,566       36,097       19,279         18,354          -          -
March 31, 2000                290,850       52,179       38,343         37,418          -          -

December 31, 1999            $249,204      $33,737      $24,696        $23,394          -          -
September 30, 1999            239,348       29,990       17,708         17,159          -          -
June 30, 1999                 275,805       27,219       14,822         13,706          -          -
March 31, 1999                326,091       50,189       37,262         36,146          -          -

December 31, 1998            $286,507      $22,173      $15,015        $14,088      $ .37      $ .37
September 30, 1998            253,750       35,128       25,213         23,908        .62        .62
June 30, 1998                 210,724       22,620       15,655         14,350        .37        .37
March 31, 1998                282,510       48,145       38,255         36,950        .95        .95

1    Reclassified for comparative purposes.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                                    PART III

Information required by Items 10-14 with respect to RG&E has been omitted pursuant to General Instruction I(2)(c). Information required by Items 10-14 with respect to RGS is described below.


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT


     The information required by Item 10 of Form 10-K relating to directors who are nominees for election as directors at RGS's Annual Meeting of Shareholders to be held on April 25, 2001, will be set forth under the heading "Election of Directors" in the Company's Definitive Proxy Statement for such Annual Meeting of Shareholders.

     The information required by Item 10 of Form 10-K with respect to RGS's executive officers is, pursuant to instruction 3 of paragraph (b) of Item 401 of Regulation S-K, set forth in Part I as Item 4-A of this Form 10-K under the heading "Executive Officers of the Registrant".



ITEM 11.  EXECUTIVE COMPENSATION

     The information required for RGS by Item 11 of Form 10-K will be set forth under the headings "Report of the Committee on Management on Executive Compensation", "Executive Compensation" and "Pension Plan Table" in RGS's Definitive Proxy Statement for the Annual Meeting of Shareholders.



ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The information required by Item 12 of Form 10-K will be set forth under the heading "Security Ownership of Management" in RGS's Definitive Proxy Statement for the Annual Meeting of Shareholders.



ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The information required by Item 13 of Form 10-K will be set forth under the heading "Election of Directors" in RGS's Definitive Proxy Statement for the Annual Meeting of Shareholders.

     Pursuant to General Instruction G(3) to Form 10-K, Items 10 through 13 have not been answered because, within 120 days after the close of its fiscal year, RGS will file with the Commission a definitive proxy statement pursuant to Regulation 14A which involves the election of directors. RGS's definitive proxy statement dated March 12, 2001 will be filed with the Securities and Exchange Commission prior to April 30, 2001. The information required in Items 10 through 13 under the headings set forth above is incorporated by reference herein by this reference thereto. Except as specifically referenced herein the proxy statement in connection with the annual meeting of shareholders to be held April 25, 2001 is not deemed to be filed as part of this Report.

                                    PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K


(a)  1.   The financial statements listed below are shown under Item 8 of this
          Report.

          Report of Independent Accountants.

          RGS Consolidated Statement of Income for each of the three years ended December 31, 2000, 1999 and 1998.

          RGS Consolidated Statement of Retained Earnings for each of the three years ended December 31, 2000, 1999 and 1998.

          RGS Consolidated Balance sheet at December 31, 2000 and 1999.

          RGS Consolidated Statement of Cash Flows for each of the three years ended December 31, 2000, 1999 and 1998.

          RG&E Consolidated Statement of Income for each of the three years ended December 31, 2000, 1999 and 1998.

          RG&E Consolidated Statement of Retained Earnings for each of the three years ended December 31, 2000, 1999 and 1998.

          RG&E Consolidated Balance sheet at December 31, 2000 and 1999.

          RG&E Consolidated Statement of Cash Flows for each of the three years ended December 31, 2000, 1999 and 1998.

          RGS and RG&E Notes to Consolidated Financial Statements.



(a)  2.   Financial Statement Schedules - Included in Item 14 herein:

          For each of the three years ended December 31, 2000, 1999 and 1998.

          Schedule II - Valuation and Qualifying Accounts of RGS and RG&E.



(a)  3.   Exhibits - See List of Exhibits.

(b)       Reports on Form 8-K

          RGS and RG&E:

          A report was filed on December 14, 2000 in connection with RG&E selling its interest in Nine Mile Point 2 Nuclear Plant to Constellation Nuclear, a wholly owned subsidiary of Constellation Energy

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                              (Thousands of Dollars)

FOR THE YEAR ENDED DECEMBER 31, 1998 - RG&E


                                                    Additions   Additions
                                        Balance at  Charged to   Charged               Balance
                                        Beginning   Costs and   To Other                at End
Descriptions                            of Period    Expenses   Accounts   Deductions  of Period
------------                           -----------  ---------  ----------  ----------  ---------
Reserves for:
Uncollectible accounts                     $26,926    $   861       $507     $ 1,740    $26,554
Materials and supplies obsolescence          3,200                             1,010      2,190
Nuclear refueling outage accruals              914     12,384                            13,298

FOR THE YEAR ENDED DECEMBER 31, 1999

                                                     Additions  Additions
                                         Balance at  Charged to  Charged                Balance
                                         Beginning   Costs and  To Other                 at End
Descriptions                             of Period   Expenses   Accounts    Deductions  of Period
------------                            -----------  ---------  ---------   ----------  ---------

RG&E Reserves for:
Uncollectible accounts                     $26,554    $ 7,080                $   269    $33,365
Materials & supplies obsolescence            2,190                               636      1,554
Nuclear refueling outage accruals           13,298     10,388                 17,022      6,664

RGS Reserves for:
Uncollectible accounts                     $26,554    $ 7,080       $406     $    14    $34,026
Materials and supplies obsolescence          2,190                               636      1,554
Nuclear refueling outage accruals           13,298     10,388                 17,022      6,664

FOR THE YEAR ENDED DECEMBER 31, 2000

                                                     Additions   Additions
                                         Balance at  Charged to  Charged                 Balance
                                         Beginning   Costs and   To Other                at End
Descriptions                             of Period   Expenses    Accounts   Deductions  of Period
------------                            -----------  ---------  ---------   ----------  ---------

RG&E Reserves for:
Uncollectible accounts                     $33,365    $   117                           $33,482
Materials and supplies obsolescence          1,554      1,100                    390      2,264
Nuclear refueling outage accruals            6,664      7,558                 11,324      2,898

RGS Reserves for:
Uncollectible accounts                     $34,026    $   524                           $34,550
Materials and supplies obsolescence          1,554      1,100                    390      2,264
Nuclear refueling outage accruals            6,664      7,558                 11,324      2,898

     Beginning in 1992 the Company no longer charges uncollectible expenses through the uncollectible reserve. The 1998 reserves for uncollectibles includes Energetix. The total amount written off directly to expense in 1998 was $11.8 million in 1999 was $11.9 million and in 2000 was $9.2 million. In 1998, the amount charged to other accounts reflects consolidation of Energetix/Griffith reserve for uncollectibles ($0.3 million) and forgiveness of late payments ($0.2 million). The deductions in 1998 represent true-ups of the estimated reserve required for uncollectibles. In 1999, the amount charged to other accounts reflects consolidation of Energetix/Griffith reserve for uncollectibles.

The Company levelizes estimated incremental non-fuel expenses due to planned refueling outages at its two nuclear power plants. Such costs are levelized between refueling outages.

LIST OF EXHIBITS


Exhibit 2-1 Asset Purchase Agreement regarding the sale of RG&E's interest in Nine Mile Point 2 Nuclear Plant to Constellation Nuclear dated as of December 11, 2000

Exhibit 3-1* Restated Certificate of Incorporation of Rochester Gas and Electric Corporation under Section 807 of the Business Corporation Law filed with the Secretary of State of the State of New York on June 23, 1992. (Filed in Registration No. 33-49805 as Exhibit 4-5 in July 1993)

Exhibit 3-2* Certificate of Amendment of the Certificate of Incorporation of Rochester Gas and Electric Corporation Under Section 805 of the Business Corporation Law filed with the Secretary of State of the State of New York on March 18, 1994. (Filed as Exhibit 4 in May 1994 on Form 10-Q for the quarter ended March 31, 1994, SEC File No. 1-672.)

Exhibit 3-3* By-Laws of RG&E, as amended to date. (Filed as Exhibit 3-3 in February 1999 on Form 10-K for the year ended December 31, 1998, SEC File No. 1-672)

Exhibit 3-4* Certificate of Incorporation of RGS Energy Group, Inc. filed with the Secretary of State of the State of New York on November 5, 1998. (Filed as Exhibit 3-1 in Registration Statement No. 333-67427)

Exhibit 3-5* By-Laws of RGS Energy Group, Inc. (Filed as Exhibit 3-2 in Registration Statement No. 333-67427)

Exhibit 4-1* Restated Certificate of Incorporation of Rochester Gas and Electric Corporation under Section 807 of the Business Corporation Law filed with the Secretary of State of the State of New York on June 23, 1992. (Filed in Registration No. 33-49805 as Exhibit 4-5 in July 1993)

Exhibit 4-2* Certificate of Amendment of the Certificate of Incorporation of Rochester Gas and Electric Corporation Under Section 805 of the Business Corporation Law filed with the Secretary of State of the State of New York on March 18, 1994. (Filed as Exhibit 4 in May 1994 on Form 10-Q for the quarter ended March 31, 1994, SEC File No. 1-672.)

Exhibit 4-3* By-Laws of RG&E, as amended to date. (Filed as Exhibit 3-3 in February 1999 on Form 10-K for the year ended December 31, 1998, SEC File No. 1-672)

Exhibit 4-4* Certificate of Incorporation of RGS Energy Group, Inc. filed with the Secretary of State of the State of New York on November 5, 1998. (Filed as Exhibit 3-1 in Registration Statement No. 333-67427)

Exhibit 4-5* By-Laws of RGS Energy Group, Inc. (Filed as Exhibit 3-2 in Registration Statement No. 333-67427)

Exhibit 4-6* General Mortgage to Bankers Trust Company, as Trustee, dated September 1, 1918, and supplements thereto, dated March 1, 1921, October 23, 1928, August 1, 1932 and May 1, 1940. (Filed as
               Exhibit 4-2 in February 1991 on Form 10-K for the year ended December 31, 1990, SEC File No. 1-672)

Exhibit 4-7* Supplemental Indenture, dated as of March 1, 1983 between the Company and Bankers Trust Company, as Trustee (Filed as Exhibit 4-1 on Form 8-K dated July 15, 1993, SEC File No. 1-672)

Exhibit 10-1* Basic Agreement dated as of September 22, 1975 among RG&E, Niagara Mohawk Power Corporation, Long Island Lighting Company, New York State Electric & Gas Corporation and Central Hudson Gas & Electric Corporation. (Filed in Registration No. 2-54547, as
               Exhibit 5-P in October 1975)

Exhibit 10-2* Letter amendment modifying Basic Agreement dated September 22, 1975 among RG&E, Central Hudson Gas & Electric Corporation, Orange and Rockland Utilities,

               Inc. and Niagara Mohawk Power Corporation. (Filed in Registration No. 2-56351, as Exhibit 5-R in June 1976)

Exhibit 10-3* Agreement dated February 5, 1980 between RG&E and the Power Authority of the State of New York. (Filed as Exhibit 10-10 in February 1990 on Form 10-K for the year ended December 31, 1989, SEC File No. 1-672)

Exhibit 10-4* Agreement dated March 9, 1990 between RG&E and Mellon Bank, N.A. (Filed as Exhibit 10-1 in May 1990 on Form 10-Q for the quarter ended March 31, 1990, SEC File No. 1-672)

Exhibit 10-5* Operating Agreement effective January 1, 1993 among the owners of the Nine Mile Point Nuclear Plant Unit No. 2. (Filed as Exhibit 10-12 in February 1993 on Form 10-K for the year ended December 31, 1992, SEC File No. 1-672)

Exhibit 10-6*  (A)  Rochester Gas and Electric Corporation Deferred Compensation
                    Plan. (Filed as Exhibit 10-14 in February 1994 on Form 10-K for the year ended December 31, 1993, SEC File No. 1-672)

Exhibit 10-7*  (A)  Rochester Gas and Electric Corporation Long Term Incentive
                    Plan, Restatement of January 1, 1994. (Filed as Exhibit 10-10 in February 1995 on Form 10-K for the year ended December 31, 1994, SEC File No. 1-672)

Exhibit 10-8*  (A)  Rochester Gas and Electric Corporation Deferred Stock Unit
                    Plan for Non-Employee Directors, effective as of December 31, 1995. (Filed as Exhibit 10-1 in May 1996 on Form 10-Q for the quarter ended March 31, 1996, SEC File No. 1-672)

Exhibit 10-9*  (A)  RGS Energy Group, Inc. Executive Incentive Plan, Restatement
                    of January 1, 1999. (Filed as Exhibit 10 in November 1999 on Form 10-Q for the quarter ended September 30, 1999, SEC File No. 0-30338)

Exhibit 10-10* (A)  RG&E Unfunded Retirement Income Plan Restatement as of July
                    1, 1995. (Filed as Exhibit 10-12 in February 1996 on Form 10-K for the year ended December 31, 1995, SEC File No. 1-672)

Exhibit 10-11* (A)  Agreement, effective April 26, 2000, between RGS, RG&E and
                    Thomas S. Richards. (Filed as Exhibit 10-2 in August 2000 on Form 10-Q for the quarter ended June 30, 2000, SEC File No. 0-30338)

Exhibit 10-12* (A)  Agreement, effective April 26, 2000, between RGS, RG&E and
                    Paul C. Wilkins. (Filed as Exhibit 10-5 in August 2000 on Form 10-Q for the quarter ended June 30, 2000, SEC File No. 0-30338)

Exhibit 10-13* (A)  Agreement, effective April 26, 2000, between RGS, RG&E and
                    J. Burt Stokes. (Filed as Exhibit 10-3 in August 2000 on Form 10-Q for the quarter ended June 30, 2000, SEC File No. 0-30338)

Exhibit 10-14* (A)  Agreement, effective April 26, 2000, between RGS, Energetix and Michael J. Bovalino. (Filed as Exhibit 10-1 in August 2000 on Form 10-Q for the quarter ended June 30, 2000, SEC File No. 0-30338)

Exhibit 10-15* (A)  Agreement, effective April 26, 2000, between RGS, RG&E and
                    Michael T. Tomaino. (Filed as Exhibit 10-4 in August 2000 on Form 10-Q for the quarter ended June 30, 2000, SEC File No. 0-30338)

Exhibit 10-16* Amended and Restated Settlement Agreement dated October 23, 1997 between the Company the Staff of the New York Public Service Commission (PSC), and certain other parties (Filed as Exhibit 10-4 on Form 10-Q for the quarter ended September 30, 1997, SEC File No. 1-672) as amended pursuant to an order of the PSC issued January 14, 1998 (excluding Appendices). (Filed as Exhibit 10-18 in February 1998 on Form 10-K for the year ended December 31, 1997, SEC File No. 1-672)

Exhibit 10-17* (A)  Form of Rochester Gas and Electric Corporation 1996
                    Performance Stock Option Plan Agreement. (Filed as Exhibit 10-1 in November 1997 on Form 10-Q for the quarter ended September 30, 1997, SEC File No. 1-672)

Exhibit 10-18* Global Settlement Agreement as amended October 29, 1998 between RG&E, General Electric Capital Corporation and Kamine/Besicorp Allegany L.P. and other Kamine affiliates. (Filed as Exhibit 10-21 in February 1999 on Form 10-K for the year ended December 31, 1998, SEC File No. 1-672)

Exhibit 10-19* (A)  RG&E Supplemental Executive Retirement Program effective
                    January 1, 1999. (Filed as Exhibit 10-1 in March 2000 on Form 10-Q for the quarter ended March 31, 2000, SEC File No. 1-672)

Exhibit 10-20* (A)  RG&E Supplemental Retirement Benefit Program effective July
                    1, 1999. (Filed as Exhibit 10-2 in March 2000 on Form 10-Q for the quarter ended March 31, 2000, SEC File No. 1-672)

Exhibit 10-21 Revenue Sharing Agreement regarding the sale of RG&E's interest in Nine Mile Point 2 Nuclear Plant to Constellation Nuclear dated as of December 11, 2000

Exhibit 10-22 Power Purchase Agreement regarding the sale of RG&E's interest in Nine Mile Point 2 Nuclear Plant to Constellation Nuclear dated as of December 11, 2000

Exhibit 21          Subsidiaries of RGS

Exhibit 23 Consent of PricewaterhouseCoopers LLP, independent accountants


*    Incorporated by reference.
(A)  Denotes executive compensation plans and arrangements.

     RG&E agrees to furnish to the Commission, upon request, a copy of all agreements or instruments defining the rights of holders of debt which do not exceed 10% of the total assets with respect to each issue, including the Supplemental Indentures under the General Mortgage and credit agreements in connection with promissory notes as set forth in Note 6 of the Notes to Financial Statements.

                                  SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    RGS ENERGY GROUP, INC.

                                    ROCHESTER GAS AND ELECTRIC CORPORATION

                                    By:   /s/ Thomas S. Richards
                                       -----------------------------------
                                            (Thomas S. Richards)
                                            Chairman, President and
                                            Chief Executive Officer

DATE:  February 14, 2001


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of each Registrant in the capacities and on the dates indicated.


SIGNATURE                     TITLE (RGS and RG&E               DATE
---------                     -----                             ----
                              unless otherwise noted)

Principal Executive Officer:


 /S/ THOMAS S. RICHARDS       Chairman, President and     February 14, 2001
-----------------------       Chief Executive Officer
 (Thomas S. Richards)


Principal Financial Officer:


 /S/ MARK KEOGH               Treasurer of RGS;           February 14, 2001
----------------------        Vice President and
   (Mark Keogh)               Treasurer of RG&E



Principal Accounting Officer:


 /S/ WILLIAM J. REDDY         Controller of RGS;          February 14, 2001
--------------------------    Vice President and
   (William J. Reddy)         Controller of RG&E

SIGNATURE                        TITLE                   DATE
---------                        -----                   ----


Directors of RGS and RG&E:


/S/   ANGELO J. CHIARELLA     Director                February 14, 2001
---------------------------
     (Angelo J. Chiarella)


/S/   ALLAN E. DUGAN          Director                February 14, 2001
---------------------------
     (Allan E. Dugan)


/S/    MARK B. GRIER          Director                February 14, 2001
---------------------------
     (Mark B. Grier)


/S/   SUSAN R. HOLLIDAY       Director                February 14, 2001
---------------------------
     (Susan R. Holliday)


/S/   JAY T. HOLMES           Director                February 14, 2001
---------------------------
     (Jay T. Holmes)


/S/    G. JEAN HOWARD         Director                February 14, 2001
---------------------------
     (G. Jean Howard)


/S/   SAMUEL T. HUBBARD, JR   Director                February 14, 2001
---------------------------
     (Samuel T. Hubbard, Jr.)


/S/CLEVE L. KILLINGSWORTH,JR. Director                February 14, 2001
---------------------------
(Cleve L. Killingsworth, Jr.)


/S/   ROGER W. KOBER          Director                February 14, 2001
---------------------------
     (Roger W. Kober)


/S/   CORNELIUS J. MURPHY     Director                February 14, 2001
---------------------------
     (Cornelius J. Murphy)


/S/   CHARLES I. PLOSSER      Director                February 14, 2001
---------------------------
     (Charles I. Plosser)


/S/   THOMAS S. RICHARDS      Director                February 14, 2001
---------------------------
     (Thomas S. Richards)

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 10-K

(Mark one)
 X   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
---  ACT OF 1934
     For the fiscal year ended December 31, 2000

                                       OR

     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES --- EXCHANGE ACT OF 1934 For the transition period from to

                         Commission file number 1-14766

                            Energy East Corporation
             (Exact name of Registrant as specified in its charter)


                 New York                              14-1798693
     (State or other jurisdiction of        (IRS Employer Identification No.)
      incorporation or organization)

    P. O. Box 12904, Albany, New York                12212-2904
 (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (518) 434-3049

Securities registered pursuant to Section 12(b) of the Act:


      Title of each class              Name of each exchange on which registered
 Common Stock (Par Value $.01)                  New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes   X    No
                                    -----     -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

The aggregate market value as of March 15, 2001, of the common stock held by non-affiliates of the Registrant was $2,138,638,140.

Common stock - 117,249,898 shares outstanding as of March 15, 2001

                      DOCUMENTS INCORPORATED BY REFERENCE


                                 Document                            10-K Part
                                 --------                            ---------

The company has incorporated by reference certain portions
of its Proxy Statement, which will be filed with the Commission
on or before April 30, 2001.                                            III

                                           TABLE OF CONTENTS
                                           -----------------

                                                 PART I

                                                                                                   Page
                                                                                                   ----
Item 1.     Business                                                                                  1
            (a) General development of business                                                       1
            (b) Financial information about segments                                                  2
            (c) Narrative description of business                                                     2
                Principal business                                                                    2
                Other operations                                                                      3
                New product or segment                                                                4
                Sources and availability of raw materials                                             4
                Franchises                                                                            5
                Seasonal business                                                                     5
                Working capital items                                                                 5
                Single customer                                                                       5
                Backlog of orders                                                                     6
                Business subject to renegotiation                                                     6
                Competitive conditions                                                                6
                Research and development                                                              6
                Environmental matters                                                                 6
                 Water and air quality                                                                6
                 Waste disposal                                                                       7
                Number of employees                                                                   7
            (d) Financial information about geographic areas                                          7

Item 2.     Properties                                                                                7

Item 3.     Legal proceedings                                                                         8

Item 4.     Submission of matters to a vote of security holders                                      10

Executive officers of the Registrant                                                                 10

                                                 PART II

Item 5.     Market for Registrant's common equity and related stockholder matters                    11

Item 6.     Selected financial data                                                                  12

Item 7.     Management's discussion and analysis of financial condition and results of operations    13

Item 7A.    Quantitative and qualitative disclosures about market risk                               27

Item 8.     Financial statements and supplementary data                                              29
            Financial Statements
             Consolidated Statements of Income                                                       29
             Consolidated Balance Sheets                                                             30
             Consolidated Statements of Cash Flows                                                   32
             Consolidated Statements of Changes in Common Stock Equity                               33
            Notes to Consolidated Financial Statements                                               34
            Report of Independent Accountants                                                        52
            Financial Statement Schedule
             II. Consolidated Valuation and Qualifying Accounts                                      53

Item 9.     Changes in and disagreements with accountants on accounting and financial disclosure     54


                                         TABLE OF CONTENTS (Cont'd)
                                         --------------------------

                                                 PART III

                                                                                                   Page
                                                                                                   ----

Item 10.    Directors and executive officers of the Registrant                                       54

Item 11.    Executive compensation                                                                   54

Item 12.    Security ownership of certain beneficial owners and management                           54

Item 13.    Certain relationships and related transactions                                           54

                                                 PART IV

Item 14.    Exhibits, financial statement schedule, and reports on Form 8-K                          54
            (a) List of documents filed as part of this report
                Financial statements                                                                 54
                Financial statement schedule                                                         55
                Exhibits
                  Exhibits delivered with this report                                                55
                  Exhibits incorporated herein by reference                                          56
            (b) Reports on Form 8-K                                                                  58

Signatures                                                                                           59

                                     PART I
                                     ------

Item 1.  Business
-------  --------

(a)  General development of business
     -------------------------------

Energy East Corporation is a public utility holding company that was organized under the laws of the State of New York in 1997 and became the parent of New York State Electric & Gas Corporation (NYSEG) in May 1998. It is a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine, New Hampshire and New Jersey and corporate offices in New York and Maine.

The company's merger with Connecticut Energy Corporation (CNE) was completed on February 8, 2000, and its mergers with CMP Group, Inc., CTG Resources, Inc. and Berkshire Energy Resources were completed on September 1, 2000. Each of the four companies is now a wholly-owned Energy East subsidiary. In connection with the mergers the company registered as a holding company with the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935. The company accounted for the acquisitions using the purchase method; consequently its consolidated financial statements include CNE's results beginning with February 2000 and include CMP Group's, CTG Resources' and Berkshire Energy's results beginning with September 2000.

CNE is engaged in the retail distribution of natural gas in Connecticut through its wholly-owned subsidiary, The Southern Connecticut Gas Company (SCG). CMP Group's principal operating subsidiary, Central Maine Power Company (CMP), is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine. CTG Resources is the parent of Connecticut Natural Gas Corporation (CNG), a regulated natural gas distribution company in Connecticut. Berkshire Energy's wholly-owned subsidiary, The Berkshire Gas Company (Berkshire Gas), is a regulated natural gas distribution company that operates in western Massachusetts.

On February 20, 2001, the company announced that it had entered into a merger agreement with RGS Energy Group, Inc. under which all of the outstanding common stock of RGS Energy would be exchanged for a combination of cash and Energy East common stock valued at approximately $1.4 billion in the aggregate. The company will also assume approximately $1.0 billion of RGS Energy debt. RGS Energy will become a wholly-owned subsidiary of the company and the transaction will be accounted for under the purchase method of accounting.

Under the merger agreement 45% of the RGS Energy common stock will be exchanged for Energy East common stock with a value of $39.50 per RGS Energy share, subject to restrictions on the minimum and maximum number of shares to be issued, and 55% of the RGS Energy common stock will be converted into $39.50 in cash per RGS

Energy share. RGS Energy shareholders will be able to elect the form of consideration they wish to receive, subject to proration. The company intends to finance the cash portion of the transaction primarily through the issuance of long-term debt and preferred stock.

The merger is subject to, among other things, the approval of RGS Energy's shareholders and the approvals of various regulatory agencies, including the New York State Public Service Commission (NYPSC), Federal Energy Regulatory Commission (FERC), Nuclear Regulatory Commission (NRC) and the SEC. All regulatory approvals are expected to be obtained in about 12 months. The merger is also subject to the company's shareholders approving the issuance of Energy East shares in connection with the merger.

The following general developments have occurred in the company's business since January 1, 2000:

Regulatory and Rate Matters
---------------------------
(See Item 7 - Electric Delivery Business and Natural Gas Delivery Business.)

(b)  Financial information about segments
     ------------------------------------
(See Item 8 - Note 15 to the Consolidated Financial Statements.)

(c)  Narrative description of business
     ---------------------------------
(See Item 7 - Completion of Mergers, Electric Delivery Business, Natural Gas Delivery Business and Other Businesses.)

Disposition of Assets
---------------------
(See Item 7 - Electric Delivery Business, Nine Mile Point 2 and Sale of Central Maine Power Nuclear Plants, and Item 8 - Note 10 to the Consolidated Financial Statements.)

(i)  (a)  Principal business
          ------------------

The company's principal energy delivery business is transmitting and distributing electricity in New York and Maine and transporting, storing and distributing natural gas in New York, Connecticut, Maine, Massachusetts and New Hampshire. The company also generates electricity from its share of a nuclear plant and its several hydroelectric stations.

The company's New York service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the state. One of the company's Connecticut service territories extends along the southern Connecticut coast from Westport to Old Saybrook and the other is located principally in the greater Hartford-New Britain area and Greenwich. The company's Maine service territory is located in the southern and central areas of the state and its Massachusetts service territory is in the western area of the state. The approximate areas and populations of the company's service territories are: New York - 20,000 square miles and 2.5 million people, Maine - 11,000 square miles and one million people, Connecticut - 1,000 square miles and 1.5 million people, and Massachusetts - 1,000 square miles and 190,000 people.

The larger cities in New York in which the company serves both electricity and natural gas customers are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. In Connecticut the larger cities in which it serves natural gas customers are Bridgeport, New Haven, Greenwich and Hartford. In Maine the company serves electricity customers in the city of Portland and the Lewiston-Auburn, Augusta-Waterville and Bath-Brunswick areas, and in Massachusetts the larger cities in which the company serves natural gas customers are Pittsfield and North Adams.

The company serves approximately 1.4 million electricity customers and 600,000 natural gas customers. The service territories reflect diversified economies, including high-tech firms, insurance, light industry, pulp and paper industry, ship building, colleges and universities, agriculture, fishing and recreational facilities. No customer accounts for more than 1% of either electric or natural gas revenues.

The company's operating revenues derived from electricity deliveries were 68% in 2000, 83% in 1999 and 87% in 1998. Its operating revenues derived from natural gas deliveries were 26% in 2000, 14% in 1999 and 12% in 1998.

(i)  (b)  Other operations
          ----------------

The Energy Network
------------------
The company has operationally organized its non-utility businesses under The Energy Network. Those businesses own assets and operate facilities in peaking electric generation, peaking gas storage, energy services, district heating and cooling, gas transmission, propane distribution and telecommunications.

Cayuga Energy owns electric generation facilities that sell power in the wholesale market at times of high demand. Energy East Solutions sells electricity and natural gas in wholesale and retail markets in the Northeast and mid-Atlantic regions.

CNE Energy Services Group provides energy commodities and services to business customers and energy commodities to wholesale customers throughout New England. CNE Venture-Tech invests in ventures that offer technologically advanced energy-related products. The Union Water-Power Company provides energy management, utility construction and support services, and energy-efficiency contracting.

TEN Companies manages a district heating and cooling network in Hartford, Connecticut and owns an interest in Iroquois Gas Transmission System. CNE Energy Services Group has an interest in two small pipelines that serve power plants in Connecticut. CNE Energy Services Group also owns a liquefied natural gas plant that serves the peaking generation market in Connecticut.

Berkshire Propane delivers propane to customers in western Massachusetts, southern Vermont and eastern New York. Berkshire Service Solutions sells energy-related services in the same area.

Energy East Telecommunications owns fiber optic lines in central New York that it leases to retail communications companies. MaineCom Services provides telecommunications services and holds an interest in NEON Communications, which owns a fiber optic network in New England and the mid-Atlantic region.

Energy East Enterprises
-----------------------
Current operations include two small natural gas delivery companies, Maine Natural Gas and New Hampshire Gas, and Seneca Lake Storage, which is developing high-deliverability gas storage in upstate New York.

(ii)  New product or segment
     -----------------------
(See (i) (b) Other operations.)

(iii)  Sources and availability of raw materials

Electric
--------
(See Item 7 - Electric Delivery Business, Nine Mile Point 2 and Independent System Operators, Item 7A - Quantitative and qualitative disclosures about market risk, Commodity Price Risk and Item 8 - Note 1 to the Consolidated Financial Statements.)

NYSEG satisfied the majority of its power requirements for 2000 through purchases under long-term contracts from non-utility generators (NUGs) and the New York Power Authority and generation from its share of a nuclear plant and its several hydroelectric stations. For its remaining power requirements, NYSEG has assumed the risk of market prices and uses electricity contracts, both physical and financial, to manage its exposure to fluctuations in the market price of electricity.

On March 1, 2000, deregulation of electric generation became effective in Maine. CMP sold its non-nuclear generation assets in April 1999 and sold its power entitlements from its NUG contracts and from its minority interests in two nuclear stations for a two-year period beginning March 1, 2000. While CMP has no long-term supply responsibilities, the Maine Public Utilities Commission (MPUC) can mandate that CMP be a standard offer provider for supply service should standard offer bids by competitive suppliers be deemed inadequate by the MPUC. CMP is required to secure standard offer power for commercial and industrial customers through February 2002, but is permitted to recover any difference between the standard offer rate and its cost of procuring supply.

Nuclear

In April 2000 Niagara Mohawk Power Corporation, the operator of the Nine Mile Point 2 nuclear generating station (NMP2), in which NYSEG has an 18% interest, completed the installation of reload No. 7 into the reactor core at NMP2. This refueling will support NMP2 operations through the spring of 2002. Enrichment services are under contract with the U.S. Enrichment Corporation for 75% of the requirements through 2002. Fuel fabrication services are under contract through 2004. Approximately 64% of the uranium and conversion requirements are under contract through 2002.

Natural Gas
-----------
(See Item 7 - Natural Gas Delivery Business, Item 7A - Quantitative and qualitative disclosures about market risk, Commodity Price Risk and Item 8 -
Note 1 to the Consolidated Financial Statements.)

The company's natural gas supply mix includes long-term, short-term and spot natural gas purchases transported under both firm and interruptible transportation contracts. During 2000 about 44% of NYSEG's natural gas supply was purchased from various suppliers under long-term and short-term sales contracts and 56% was purchased in the monthly or daily spot natural gas market. For the four months ended December 31, 2000, CNG purchased about 62% of its natural gas supply from various suppliers under long-term and short-term sales contracts and 38% was purchased in the monthly or daily spot natural gas market. Both SCG and Berkshire Gas purchase their natural gas supply through asset managers and their asset management contracts will expire on March 31, 2001. The company anticipates the formation of a strategic alliance for the acquisition and management of natural gas supply for not only SCG and Berkshire, but also NYSEG and CNG. The company uses natural gas futures and options contracts to manage its exposure to fluctuations in natural gas commodity prices.

(iv)  Franchises
      ----------

The company has, with minor exceptions, valid franchises from the municipalities in which it renders service to the public. In 2000 NYSEG obtained authorization from the NYPSC for natural gas distribution service in the towns of Peru, Varick and Romulus, and Maine Natural Gas obtained authorization from the MPUC for natural gas distribution in the towns of Gorham and Westbrook.

(v)  Seasonal business
     -----------------

Sales of electricity are highest during the winter months primarily due to space heating usage and fewer daylight hours. Sales of natural gas are highest during the winter months primarily due to space heating usage.

(vi)  Working capital items
      ---------------------

The company has been granted, through the ratemaking process, an allowance for working capital to operate its ongoing electric and natural gas utility systems.

(vii)  Single customer - Not applicable
       ---------------

(viii)  Backlog of orders - Not applicable
        -----------------

(ix)  Business subject to renegotiation - Not applicable
      ---------------------------------

(x)  Competitive conditions
     ----------------------
(See Item 7 - Electric Delivery Business, Natural Gas Delivery Business and Accounting Issues.)

(xi)  Research and development
      ------------------------

Expenditures on research and development were $5 million in 2000 and 1999 and $6 million in 1998, principally for NYSEG's internal research programs and for contributions to research administered by the New York State Energy Research and Development Authority, the Electric Power Research Institute, the New York Gas Group and the Empire State Electric Energy Research Corporation in 1998. These expenditures are designed to improve existing technologies and to develop new technologies for the production, delivery and customer use of energy.

(xii)  Environmental matters
       ---------------------
(See Item 3 - Legal proceedings, Item 7 - Electric Delivery Business, Item 8 - Notes 7, 10 and 11 to the Consolidated Financial Statements.)

The company is subject to regulation by the federal government and by various state and local governments with respect to environmental matters and is also subject to the laws of various states regarding environmental approval and certification of proposed major transmission facilities.

From time to time environmental laws, regulations and compliance programs may require changes in the company's operations and facilities and may increase the cost of energy delivery service. Historically, rate recovery has been authorized for environmental compliance costs.

Capital additions to meet environmental requirements during the three years ended December 31, 2000, were approximately $19 million, primarily for the company's coal-fired generation plants, which were sold in 1999. As a result of the sale, future capital additions to meet environmental requirements are not expected to be material.

Water and air quality
---------------------

The company is required to comply with federal and state water and air quality statutes and regulations including the Clean Water Act. The Clean Water Act requires that generating stations be in compliance with federally issued National Pollutant Discharge Elimination System Permits or state issued State Pollutant Discharge Elimination System (SPDES) Permits, which reflect water quality considerations for the protection of the environment. NMP2 has a SPDES Permit. The Energy Network owns two natural gas-fired peaking generating stations, which have the required federal or state operating permits and are in compliance with the permits.

Waste disposal
--------------

Niagara Mohawk has contracted with the U.S. Department of Energy for disposal of high level radioactive waste (spent fuel) from NMP2. NYSEG is reimbursing Niagara Mohawk for its 18% share of the costs under the contract (currently approximately $1 per megawatt hour of net generation). The DOE's schedule for start of operations of their high level radioactive waste repository will be no sooner than 2010. NYSEG has been advised by Niagara Mohawk that the NMP2 Spent Fuel Storage Pool has a capacity for spent fuel that is adequate until 2014. If further DOE schedule slippage should occur, construction of pre-licensed dry storage facilities would extend the on-site storage capability for spent fuel at NMP2 beyond 2014.

(xiii) Number of employees The company had 5,721 employees as of February 28,
       -------------------
2001.

(d) Financial information about geographic areas  Not applicable
    --------------------------------------------

Item 2.  Properties
-------  ----------
(See Item 7 - Electric Delivery Business, Nine Mile Point 2 and Sale of Central Maine Power Nuclear Plants.)

NYSEG's electric system includes nuclear, hydroelectric and internal combustion generating stations, substations and transmission and distribution lines, all of which are located in the State of New York. CMP's electric system includes substations and transmission and distribution lines, all of which are located in the State of Maine. The Energy Network owns two natural gas-fired peaking generating stations, which are operated by Cayuga Energy and located in the State of New York. Generating facilities are:

                                                                  Generating capability
             Name and  location of station                             (megawatts)
Nuclear
  Nine Mile Point 2   (Oswego, NY)                                               210(1)
  Vermont Yankee      (Vernon, VT)                                                19(2)
  Millstone 3         (Waterford, CT)                                             29(2)
Hydroelectric         (Various - 7 locations)                                     61
Internal combustion   (Carthage)                                                  63
                      (South Glens Falls)                                         63
                      (Harris Lake and State Street Gas Turbine)                   7
                                                                                 ----
Total - all stations                                                             452

(1) NYSEG's 18% share of the generating capability. NYSEG has agreed to sell its 18% interest in NMP2. (See Item 8 - Note 10 to the Consolidated Financial Statements.)
(2) CMP has sold its power entitlements from Vermont Yankee and Millstone 3 for a two-year period beginning March 1, 2000. CMP is in the process of selling its interest in Vermont Yankee, an operating unit, pending regulatory approvals. CMP has agreed to sell its interest in Millstone 3, and the sale has been approved by the Connecticut Department of Public Utility Control. (See Item 8 - Note 10 to the Consolidated Financial Statements.)

CMP has ownership interests in three nuclear generating facilities in addition to Vermont Yankee and Millstone 3: Maine Yankee in Wiscasset, Maine, 38%; Yankee Atomic in Rowe, Massachusetts, 9.5%; and Connecticut Yankee in Haddam, Connecticut, 6%. Maine Yankee, Yankee Atomic, and Connecticut Yankee have been permanently shut down. Yankee Atomic has been decommissioned and Maine Yankee and Connecticut Yankee are in the process of being decommissioned.

NYSEG owns 430 substations in New York having an aggregate transformer capacity of 13,505,948 kilovolt-amperes. The transmission system consists of 4,384 circuit miles of line. The distribution system consists of 33,962 pole miles of overhead lines and 2,256 miles of underground lines.

CMP owns 301 substations in Maine having an aggregate transformer capacity of 6,397,371 kilovolt-amperes. The transmission system consists of 2,542 circuit miles of line. The distribution system consists of 20,479 pole miles of overhead lines and 164 miles of underground lines.

The operating companies' natural gas systems consist of the following:

                                              Miles of       Miles of
                                            Transmission   Distribution
                      Location                Pipeline       Pipeline
NYSEG              New York State                     74         7,484
SCG                Connecticut                         -         3,589
CNG                Connecticut                         -         3,422
Berkshire Gas      Massachusetts                       -           708
Maine Natural Gas  Maine and New Hampshire             -            43

Substantially all of the company's utility plant is subject to liens or mortgages securing its subsidiaries' first mortgage bonds.


Item 3.  Legal proceedings
-------  -----------------
(See Item 7 - Electric Delivery Business and Item 8 - Note 11 to the Consolidated Financial Statements.)

Since the NYPSC, Connecticut Department of Public Utility Control (DPUC), MPUC and Massachusetts Department of Telecommunications and Energy (DTE) have allowed the company's operating companies to recover in rates remediation costs for certain of the sites referred to in the second and fourth paragraphs of Note 11 to the Consolidated Financial Statements, there is a reasonable basis to conclude that the company will be permitted to recover in rates any remediation costs that it may incur for all of the sites referred to in those paragraphs. Therefore, the company believes that the ultimate disposition of the matters referred to in the second and fourth paragraphs of Note 11 to the Consolidated Financial Statements will not have a material adverse effect on its results of operations or financial position.

(a) In August 1997 NYSEG was notified by the New York State Department of Environmental Conservation (NYSDEC) that they were contemplating enforcement action against NYSEG with respect to violations of regulations concerning opacity of air emissions at all of the company's New York coal-fired stations. NYSEG is in the process of negotiating a consent order with the NYSDEC to resolve the NYSDEC's demand for a penalty of approximately $650,000. The company sold its New York coal-fired stations in 1999 and has notified the buyer of its responsibility for any such penalty.

(b) NYSEG received a letter in October 1999 from the New York State Attorney General's office alleging that NYSEG may have constructed and operated major modifications to certain emission sources at the Goudey and Greenidge generating stations, which it formerly owned, without obtaining the required prevention of significant deterioration or new source review permits. The Goudey and Greenidge plants were sold to The AES Corporation in May 1999. The letter requested that NYSEG and AES provide the Attorney General's office with a large number of documents relating to this allegation. In January 2000 NYSEG received a subpoena from the NYSDEC ordering production of similar documents. The NYSDEC subsequently requested similar documents with respect to the Hickling and Jennison generating stations, which the company formerly owned. Those stations were also sold to AES in May 1999.

In April 2000 NYSEG received a letter from the U.S. Environmental Protection Agency (EPA) requesting information with respect to the operation of the Milliken and Kintigh generating stations, which the company formerly owned. Those stations were also sold to AES in May 1999.

On May 25, 2000, NYSEG received a notice of violation from the NYSDEC alleging that two projects at Goudey and four projects at Greenidge were constructed without the necessary permits having been obtained.

NYSEG believes it has complied with the applicable rules and regulations and there is no basis for the Attorney General's and the NYSDEC's allegations. NYSEG furnished documents pursuant to the Attorney General's, the NYSDEC's and EPA's requests. NYSEG believes that any liability related to this matter will be the responsibility of AES in accordance with the asset purchase agreement.

(c) The Pennsylvania Department of Environmental Protection has requested records regarding the Homer City plant in which the company formerly had a 50% interest.

(d) On October 30, 2000, NYSEG and Pennsylvania Electric Company (Penelec) received a letter from EME Homer City Generation, L.P. (EME), a subsidiary of the purchaser of the Homer City generating station (Station) in which NYSEG and Penelec each formerly owned a one-half interest. The letter gave NYSEG and Penelec notice that the EPA has found alleged violations of the federal Clean Air Act related to the Station. EME has indicated that it will claim that certain fines, penalties and costs arising out of or related to these alleged violations, which NYSEG believes may be material, are liabilities retained by NYSEG and Penelec under the terms of the asset purchase agreement for the Station. While it will continue to examine this matter, NYSEG believes that such fines, penalties and costs are not liabilities retained by it.


Item 4.  Submission of matters to a vote of security holders - Not applicable
-------  ---------------------------------------------------

                            * * * * * * * * * * * *

Executive officers of the Registrant
------------------------------------

Name                  Age              Positions, offices and business
                                       experience -January 1996 to date
--------------------------------------------------------------------------------

Wesley W. von Schack   56  Chairman, President and Chief Executive Officer, April
                           1998 to date; Chairman, President and Chief Executive
                           Officer of NYSEG, September 1996 to April 1999;
                           Chairman, President, Chief Executive Officer and a
                           Director of DQE, Inc. and Duquesne Light Company to
                           August 1996.

Kenneth M. Jasinski    52  Executive Vice President, General Counsel and
                           Secretary, August 2000 to date; Executive Vice
                           President and General Counsel, April 1999 to August
                           2000; Senior Vice President and General Counsel, April
                           1998  to April 1999; Executive Vice President of NYSEG,
                           April 1998 to April 1999; Partner of Huber Lawrence &
                           Abell (attorneys at law) to April 1998.

Michael  I. German     50  Senior Vice President, April 1998 to date; President and
                           Chief Executive Officer of The Energy Network, October
                           2000 to date; President and Chief Operating Officer of
                           NYSEG, April 1999 to October 2000;Executive Vice
                           President and Chief Operating Officer of NYSEG, April
                           1998 to April 1999; Executive Vice  President of NYSEG,
                           May 1997 to April 1998; Senior Vice President-Gas
                           Business Unit of NYSEG to May 1997.

Robert D. Kump         39  Vice President and Treasurer, November 1999 to date;
                           Treasurer, October 1998 to November 1999; Treasurer
                           of NYSEG, February 1996 to August 2000; Director of
                           Financial Services of NYSEG to February 1996.

Robert E. Rude         48  Vice President and Controller, November 1999 to date;
                           Controller, October 1998 to November 1999; Executive
                           Director, Corporate Planning of NYSEG, October 1998
                           to October 2000; Director, Corporate Planning and
                           Rates of NYSEG to October 1998.

The company has entered into employment agreements with Wesley W. von Schack, Kenneth M. Jasinski and Michael I. German each for a term ending May 18, 2004. Mr. von Schack's agreement provides for his employment as Chairman, President and Chief Executive Officer of the company, Mr. Jasinski's agreement provides for his employment as Executive Vice President and General Counsel of the company and Mr. German's agreement provides for his employment as Senior Vice President of the company. Each agreement provides for automatic one-year extensions unless either party to an agreement gives notice that such agreement is not to be extended.

Each officer holds office for the term for which he is elected or appointed, and until his successor shall be elected and shall qualify. The term of office for each officer extends to and expires at the meeting of the Board of Directors following the next annual meeting of shareholders.

                                    PART II
                                    -------

Item 5.  Market for Registrant's common equity and related stockholder matters
-------  ---------------------------------------------------------------------

See Item 8 - Note 16 to the Consolidated Financial Statements.

Item 6.  Selected financial data
-------  -----------------------

                                        2000 (1)         1999           1998        1997           1996
---------------------------------------------------------------------------------------------------------------
                                                        (Thousands, except per share amounts)

Operating Revenues                     $2,959,520     $2,278,608     $2,499,568  $2,170,102     $2,108,865

Depreciation and amortization            $165,524       $648,970 (3)   $191,462    $202,151       $192,884

Other taxes                              $165,767       $179,028       $204,483    $205,974       $206,229

Interest Charges, Net                    $152,503       $132,908       $125,557    $123,199       $122,729

Income Before Extraordinary Item         $236,679       $236,317       $194,205    $175,211       $168,711

Extraordinary Loss, Net of Tax             $1,645        $17,566         -           -              -

Net Income                               $235,034 (2)   $218,751 (4)   $194,205    $175,211 (5)   $168,711 (6)

Earnings per share,
  basic and diluted                         $2.06 (2)      $1.88 (4)      $1.51       $1.29 (5)      $1.19 (6)

Dividends Paid Per Share                     $.88           $.84           $.78        $.70           $.70

Average Common
Shares Outstanding                        114,213        116,316        128,742     136,306        142,255

Book Value Per Share of
  Common Stock at Year End                 $14.59         $12.84         $13.61      $13.36         $12.70

Capital Spending                         $168,320        $82,674       $137,350    $129,551       $215,731

Total Assets                           $7,003,633     $3,773,171     $4,902,085  $5,044,914     $5,064,816

Long-term obligations, capital leases
  and redeemable preferred stock       $2,346,814     $1,235,089     $1,460,120  $1,475,224     $1,505,814

All per share amounts and shares outstanding have been restated to reflect the two-for-one common stock split effective April 1, 1999.
Reclassifications: Certain amounts included in Selected financial data have been reclassified to conform with the 2000 presentation.
(1) Due to the completion of the company's merger transactions during 2000 the consolidated financial statements include CNE's results beginning with February 2000 and include CMP Group's, CTG Resources' and Berkshire Energy's results beginning with September 2000.
(2) Includes the effects of the non-recurring benefit from the sale of the company's coal-fired generation assets that increased net income by $8 million and earnings per share by 7 cents and the non-recurring loss from the sale of XENERGY, Inc. that decreased net income by $4 million and earnings per share by 4 cents.
(3) Depreciation and amortization includes accelerated amortization of NMP2 related to the sale of the company's coal-fired generation assets, authorized by the NYPSC. (See Item 8 - Note 9 to the Consolidated Financial Statements.)
(4) Includes the effect of the extraordinary loss from the early retirement of debt that decreased net income by $18 million and earnings per share by 15 cents and the non-recurring benefit from the sale of the company's coal-fired generation assets net of the writeoff of NMP2 that increased net income by $14 million and earnings per share by 12 cents.
(5) Includes the effect of fees related to an unsolicited tender offer that decreased net income by $17 million and earnings per share by 12 cents.
(6) Includes the effect of the writedown of the investment in EnerSoft Corporation that decreased net income by $10 million and earnings per share by 7 cents.

Item 7. Management's discussion and analysis of financial condition and results
------- -----------------------------------------------------------------------
of operations
-------------

During 2000 the company completed its mergers with four energy companies in the Northeast. The company is a respected super-regional energy services and delivery company that its customers can depend upon every day. It has a motivated and skilled team of professionals dedicated to creating shareholder value through its focus on profitable growth, operational excellence and strong customer partnerships.

LIQUIDITY AND CAPITAL RESOURCES

COMPLETION OF MERGERS

The company completed the four merger agreements it entered into during 1999. Its merger with CNE was completed on February 8, 2000, and its mergers with CMP Group, Inc., CTG Resources, Inc. and Berkshire Energy Resources were completed on September 1, 2000. Each of the four companies is now a wholly-owned Energy East subsidiary. In connection with the mergers the company has registered as a holding company with the SEC under the Public Utility Holding Company Act of 1935.

The four transactions were accounted for using the purchase method. In each transaction the purchase price was allocated to the assets acquired and liabilities assumed based on values on the date of purchase. The cost in excess of the fair value of the net assets acquired in each transaction was recorded as goodwill and will be amortized on a straight-line basis over the estimated useful life. The useful life is determined based on the individual characteristics of each acquired company and the lives range from four to 40 years. Goodwill may be adjusted over the 12 months following the mergers as actual amounts for estimated liabilities become known. (See Note 2 to the Consolidated Financial Statements.)

RGS ENERGY MERGER AGREEMENT

On February 20, 2001, the company announced that it had entered into a merger agreement with RGS Energy Group, Inc. under which all of the outstanding common stock of RGS Energy would be exchanged for a combination of cash and Energy East common stock valued at approximately $1.4 billion in the aggregate. The company will also assume approximately $1.0 billion of RGS Energy debt. RGS Energy will become a wholly-owned subsidiary of the company and the transaction will be accounted for under the purchase method of accounting.

Under the merger agreement 45% of the RGS Energy common stock will be exchanged for Energy East common stock with a value of $39.50 per RGS Energy share, subject to restrictions on the minimum and maximum number of shares to be issued, and 55% of the RGS Energy common stock will be converted into $39.50 in cash per RGS Energy share. RGS Energy shareholders will be able to elect the form of consideration they wish to receive, subject to proration. The company intends to finance the cash portion of the transaction primarily through the issuance of long-term debt and preferred stock.

The merger is subject to, among other things, the approval of RGS Energy's shareholders and the approvals of various regulatory agencies, including the NYPSC, FERC, NRC and the SEC. All regulatory approvals are expected to be obtained in about 12 months. The merger is also subject to the company's shareholders approving the issuance of Energy East shares in connection with the merger.

ELECTRIC DELIVERY BUSINESS

The company's electric delivery business consists of its regulated electricity transmission, distribution and generation operations in New York and Maine.

Nine Mile Point 2: NYSEG owns an 18% interest in NMP2. In 1999 the majority of
-----------------
NYSEG's investment in NMP2 was recovered through a gain on the sale of the company's coal-fired generation assets. The remaining balance was written off pursuant to Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

Sale of NMP2: On December 12, 2000, Constellation Nuclear was announced as the successful bidder in the sale of 82% of the interest in NMP2, including NYSEG's 18% share. NYSEG will receive $64 million at closing and five annual principal and interest payments totaling $85 million for its share of NMP2. The NRC, FERC, NYPSC and other regulatory bodies must approve the sale on terms acceptable to the sellers. The transaction is expected to close in mid-2001.

The sellers' pre-existing decommissioning funds will be transferred to Constellation, which will take responsibility for all future decommissioning funding.

The transaction includes a power purchase agreement that calls for Constellation to provide electricity to the sellers, at prices that have been negotiated, for 10 years. After the power purchase agreement is completed a revenue sharing agreement will begin. The revenue sharing agreement could provide the sellers additional revenue through 2021, which would mitigate increases in electricity prices. Both agreements are based on plant output.

Sale of Central Maine Power Nuclear Plants: CMP is in the process of selling its
------------------------------------------
interest in Vermont Yankee, an operating unit, pending regulatory approvals. CMP has agreed to sell its interest in Millstone 3. The sale has been approved by the DPUC and, subject to remaining regulatory approvals, is expected to close in mid-2001. (See Note 10 to the Consolidated Financial Statements.) CMP sold its non-nuclear generation assets in April 1999.

Independent System Operators: The creation of the New York Independent System
----------------------------
Operator (NYISO) and the ISO New England, Inc. (NEISO) have resulted in numerous startup problems related to the operation of their respective bulk power systems. The effect of those problems on the company's financial position or results of operations cannot be predicted.

The NYISO, which began operating in November 1999, administers a new, centralized energy and ancillary services market. The NYISO continues to experience software and operational breakdowns which have resulted in unexplained spikes in the price of electricity, billing errors and reliability concerns. Those problems, along with allegations of market power, resulted in numerous FERC filings by the NYISO and market participants during 2000.

In December 2000 the NYPSC issued a preliminary report that identified several problems at the NYISO. The problems include: price volatility due to a combination of factors, including a market that is constrained by insufficient generating capacity or an inadequate number of electric generating facilities and systems that do not work as intended; and market participants taking advantage of problems by raising prices above competitive levels or holding back electricity output for sustained periods of time.

In May 2000 the FERC ordered a bid cap for a portion of the operating reserves markets in response to relevant filings by NYSEG and other parties. The FERC also required the NYISO to alter tariff provisions and market mechanisms to address software and implementation flaws in the operating reserves markets. The FERC did not, however, order refunds or the recalculation of operating reserve prices in a manner consistent with a properly functioning competitive market as sought by NYSEG. Several requests for rehearing have been filed.

During the second quarter of 2000 NYSEG petitioned the FERC to investigate and initiate emergency actions to correct start-up and transitional problems of the NYISO administered energy markets, and the NYISO filed a petition requesting a $1,300 bid cap in its administered energy markets. In response, in July 2000 the FERC ordered a bid cap of $1,000 per megawatt-hour in the NYISO's energy markets until October 28, 2000, to give the NYISO time to correct transitional problems. The bid cap was extended with FERC approval through April 30, 2001. The FERC held a technical conference in January 2001 to address numerous documented market flaws and market design problems. On March 12, 2001, the NYISO filed a request with the FERC to extend the bid cap until October 31, 2002.

Non-utility Generation: NYSEG and CMP (since the September 1 merger) together
----------------------
expensed approximately $439 million for non-utility generation (NUG) power in 2000. They estimate that their purchases will total $619 million in 2001, $646 million in 2002 and $658 million in 2003. NYSEG and CMP continue to seek ways to provide relief to their customers from onerous NUG contracts that they were ordered to sign.

Petition to the FERC on NUGs: NYSEG petitioned the FERC in 1995, asking for relief from having to pay approximately $2 billion more than its avoided costs for power purchased over the term of two NUG contracts. NYSEG's electric restructuring agreement provides for the recovery of those costs for the term of the contracts through a form of a non-bypassable wires charge. The FERC denied NYSEG's petition and its subsequent request for a rehearing. NYSEG believes that the overpayments under the two contracts violate the Public Utility Regulatory Policies Act of 1978.

NYSEG commenced an action in the United States District Court for the Northern District of New York in August 1997. The complaint asked the District Court to either reform the two NUG contracts by reducing the price NYSEG must pay for electricity under the contracts, or send the matter back to the FERC or to the NYPSC with direction that they modify such contracts. The complaint also sought repayment of all monies paid above NYSEG's avoided costs. On September 29, 2000, the District Court dismissed NYSEG's complaint and endorsed the FERC decision denying NYSEG's petition. NYSEG appealed the District Court's decision to the United States Court of Appeals (Second Circuit) and expects a decision in the latter part of 2001.

Allegheny Hydros: In December 1999 NYSEG sent a letter to the owners of Allegheny Hydro No. 8 and Allegheny Hydro No. 9 demanding that they each provide adequate assurance that they will perform their individual contractual obligations under two power purchase agreements with NYSEG, including the obligation to pay back overpayments made by NYSEG over the course of the agreements. Such overpayments are the cumulative difference between the rate NYSEG pays for power under the agreements and its actual avoided costs. At the end of 2000, this cumulative overpayment was more than $129 million and is expected to grow to approximately $2.7 billion by 2030 when both agreements expire.

In response to NYSEG's demand, Allegheny and its lenders each filed a complaint in the New York State Supreme Court (N.Y. County), in February and March 2000, respectively, seeking declaratory relief, including a declaration that NYSEG is not entitled to demand adequate assurances of Allegheny's performance under the agreements.

Central Maine Power Alternative Rate Plan: On September 18, 2000, the MPUC
-----------------------------------------
approved CMP's new Alternative Rate Plan (ARP 2000). ARP 2000 provides the vehicle for CMP and the company to share merger synergies with CMP's customers. Merger synergies have been estimated to be $25 million to $30 million per year.

ARP 2000 applies only to CMP's state jurisdictional distribution revenue requirement and excludes revenue requirements related to stranded costs and transmission services. Recovery of stranded costs, primarily above-market NUG contracts, has been provided for under Maine's Restructuring Law. Rates for transmission service are subject to regulation by the FERC and are expected to change each July. ARP 2000 began January 1, 2001, and continues through December 31, 2007, with price changes, if any, occurring on July 1, in the years 2002 through 2007.

Price changes will be calculated by taking the prior year's inflation rate as determined by the gross domestic product (GDP) price index and subtracting a "productivity offset." The productivity offset for the years of the plan range between 2.0% in 2002 and 2.9% in 2007. The productivity offset for 2001 will be equal to the GDP price index, thereby producing a price freeze for that year. In addition, certain expiring amortizations will flow through to customers at the time of the annual price adjustments.

Mandated costs outside of CMP's control that exceed $150,000 individually and $3 million in aggregate in any calendar year will be recovered through the annual price adjustment. Mandated costs include non-recurring events such as storms, floods and labor disturbances, and recurring costs that result from accounting, federal or state legislative, regulatory or tax changes.

CMP is required to meet certain standards of service quality and reliability. These standards include: 1) customer average interruption duration, 2) system average interruption, 3) MPUC complaint ratio, 4) percent of business calls answered, 5) percent of outage calls answered, 6) new service installation, 7) call center service quality and 8) market responsiveness.

On December 18, 2000, an appeal was filed by the Industrial Energy Consumer Group arguing that the MPUC order in CMP's ARP 2000, in certain respects, was unlawful. The outcome of this appeal cannot be predicted, but the company believes it is without merit.

MPUC Decision on Price Mitigation: Although CMP's obligation to provide energy
---------------------------------
ended in March 2000 with the restructuring of the electric utility industry in Maine, in December 2000 the MPUC directed CMP to provide standard offer service to certain medium and large customer classes for the period March 2001 through February 2002. CMP subsequently arranged supply contracts to meet this obligation and the MPUC established standard offer rates to recover the costs of the standard offer service. In March 2001, in an effort to mitigate price increases resulting from the standard offer service, the MPUC reduced those standard offer rates by 0.8 cents per kilowatt hour, effective April 15, 2001. CMP's total revenues will not, however, be affected by this rate reduction of approximately $30 million through February 2002 because the MPUC is permitting CMP to amortize a corresponding amount into revenues from CMP's deferred asset sale gain account, established as a result of the sale of its non-nuclear generation assets.

NYSEG's Price Protection Plan: On March 14, 2001, NYSEG filed an electric Price
-----------------------------
Protection Plan with the NYPSC that would modify and extend NYSEG's 1998 electric rate and restructuring agreement for seven years from the date the plan is approved. The plan would, among other things: 1) freeze electricity prices for all customers at current levels for seven years and on March 3, 2002, implement the last 5% rate reduction under the existing agreement for eligible high-load factor customers; 2) absorb, within current rates, escalating NUG and wholesale electricity costs over the term of the plan and annual inflation of up to 4%; and 3) provide all customers the opportunity to choose an alternative electric power supplier.

Retail Access Credit: In May 2000 the NYPSC instituted proceedings to review
--------------------
NYSEG's retail access credit (the amount backed out of a customer's bill when that customer participates in retail access). On September 22, 2000, the NYPSC issued an order denying a petition NYSEG had filed in August 2000 related to issues concerning its retail access credit. On January 26, 2001, the NYPSC issued an order directing NYSEG to adopt a market-based retail access credit, effective February 1, 2001. As a result of this order, NYSEG will be exposed to fluctuations in the spot price of electricity for customers who have chosen retail access. Since NYSEG will seek recovery of any costs and lost revenues associated with this order under the terms of its electric rate and restructuring agreement, the company does not anticipate that this order will have a material effect on its financial position or results of operations.

Energy Taxes: New York State legislation in 2000 included major changes to the
------------
taxation of electric and natural gas companies. Those changes include, among others, the repeal of certain gross receipts taxes and the imposition of a net income tax. The NYPSC has issued an interim order concerning the ratemaking treatment related to the implementation of these tax changes. A full order is expected sometime in 2001. NYSEG will seek recovery under the terms of its electric rate and restructuring agreement for any additional tax expense.

Electricity Transmission Rates: NYSEG is responsible for delivering wholesale
------------------------------
customers' electricity on its transmission system. Rates charged for the use of NYSEG's transmission system are subject to FERC approval. NYSEG's transmission rate case was filed with the FERC in March 1997. Effective November 1997 NYSEG began charging its filed rate, which was accepted by the FERC subject to refund based on a FERC final order.

On August 17, 2000, the FERC issued an order in NYSEG's transmission rate case that increased NYSEG's transmission rates. The new rates, however, were lower than the rates in NYSEG's filed rate case, which it began collecting in November 1997 subject to refund. Therefore, NYSEG refunded $14 million, which included interest, to customers. On September 17, 2000, NYSEG filed a petition for rehearing with the FERC that states why FERC inappropriately excluded certain expenses from its calculation. FERC has yet to rule on the request for rehearing.

On September 28, 2000, the FERC approved new transmission rates for CMP, which became effective September 1, 2000, and will cover increased transmission costs.

NATURAL GAS DELIVERY BUSINESS

The company's natural gas delivery business consists of its regulated natural gas transportation, storage and distribution operations in New York, Connecticut, Maine and Massachusetts.

Southern Connecticut Gas Incentive Rate Plan: In January 2000 the DPUC issued a
--------------------------------------------
final decision approving a $.5 million annual revenue increase for SCG, which amounted to approximately a 0.2% increase over the then current rates for firm sales customers.

On December 8, 2000, the DPUC issued a decision in the SCG rate proceeding that is designed to establish a multi-year incentive rate plan (IRP). The decision endorses the concept of an IRP and recommends a four-year price freeze, the continuation of the gas adjustment and weather-normalization clauses, a 50/50 sharing between customers and shareholders of earnings in excess of an 11.71% return on common equity, a similar sharing of gas supply savings, and service quality requirements to help ensure that customer service standards are met.

It is expected that the SCG decision will have a precedential effect on the companion IRP for CNG, which is described below. Merger synergies for SCG and CNG have been estimated to average $15 million to $20 million per year for the next several years.

On January 19, 2001, the Office of Consumer Counsel filed an appeal in State Superior Court arguing that the DPUC's order approving the SCG IRP was unlawful. The outcome of this appeal cannot be predicted, but the company believes it is without merit.

Connecticut Natural Gas Incentive Rate Plan: In November 1999 CNG filed a
-------------------------------------------
request with the DPUC for a $15.7 million or 8.37% increase to its base revenues. On May 25, 2000, the DPUC denied CNG's request for a rate increase.

CNG proposed an IRP as a second phase of its rate case filed in November 1999. The IRP seeks the opportunity to share in returns on equity in excess of 11.8%, while holding rates constant for four years. The IRP also includes certain performance and service measures that CNG must meet. The record is closed in this proceeding. A decision on the IRP is expected in mid-2001.

NYSEG's Natural Gas Rate Agreement: NYSEG's natural gas business is operating
----------------------------------
under a four-year rate agreement that extends to September 30, 2002. The agreement continues NYSEG's natural gas rate freeze for residential sales customers and provides pricing options for non-residential customers. (See Quantitative and Qualitative Disclosures About Market Risk - Commodity Price Risk.)

NYPSC Collaborative on End State of Energy Competition: In March 2000 the NYPSC
------------------------------------------------------
instituted a proceeding to address the future of competitive natural gas and electricity markets, including the role of regulated utilities in those markets. Other objectives of the proceeding include identifying and suggesting actions to eliminate obstacles to the development of those competitive markets and providing recommendations concerning Provider of Last Resort and related issues.

Purchased Gas Adjustment Clauses (PGA): Natural gas prices have increased
--------------------------------------
dramatically over the past 12 months. CNG's requested increases to its PGA have been accepted; however, SCG's requested increases to its PGA for both December 2000 and January 2001 were rejected. SCG's requested increase for February 2001 was recently approved. SCG has filed a petition with the DPUC to collect the unrecovered gas costs for December and January, which are in excess of $11 million. The Office of Consumer Counsel has filed a letter in support of SCG's recovery of gas costs. The DPUC rejected this approach at this time, but advised the company that it will continue to consider the best method for and timing of such recovery.

The DTE issued a decision on January 31, 2001, on a request by Berkshire Gas for an increase in its PGA for firm gas sales during the months of February 2001 through April 2001. The decision allows recovery of substantially all of Berkshire Gas' deferred gas costs in the current winter season, and allows Berkshire Gas to seek recovery of any remaining deferred gas costs in the upcoming summer season. The company expects to recover its actual gas costs in Connecticut and Massachusetts through the PGA.


OTHER BUSINESSES

In light of its recent mergers, the company is in the process of rationalizing all of its non-utility businesses to ensure that they fit within its strategic focus. To date the company has exited two non-utility businesses: CNEX and TeleSmart. In addition, on September 29, 2000, the company completed the sale of an energy services company - XENERGY, Inc. - to Kema USA Inc. The company incurred a loss of approximately $4 million in the third quarter of 2000 as a result of the sale.

OTHER MATTERS

Accounting Issues
-----------------

Statement 71: Statement of Financial Accounting Standards No. 71, Accounting for
------------
the Effects of Certain Types of Regulation, allows companies that meet certain criteria to capitalize, as regulatory assets, incurred costs that are probable of recovery in future periods. Those companies record, as regulatory liabilities, obligations to refund previously collected revenue or obligations to spend revenue collected from customers on future costs.

Although the company believes its public utility subsidiaries will continue to meet the criteria of Statement 71 for their regulated electricity and natural gas operations in New York State, Connecticut, Maine and Massachusetts, the company cannot predict what effect a competitive market or future actions of the NYPSC, MPUC, DPUC or DTE will have on their ability to continue to do so. If the company's public utility subsidiaries can no longer meet the criteria of Statement 71 for all or a separable part of their regulated operations, they may have to record as expense or revenue certain regulatory assets and liabilities. NYSEG and CMP may also have to record as a loss an estimated $1.2 billion and $1.0 billion, respectively, on a present value basis at December 31, 2000, of above-market costs on their power purchase contracts with NUGs. Those costs are currently recovered in rates.

Statement 133: The Financial Accounting Standards Board (FASB) issued Statement
-------------
of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998, which was amended in later FASB pronouncements. Statement 133 establishes standards for the accounting and reporting for derivative instruments and for hedging activities. Statement 133 requires that all derivatives be recognized as either assets or liabilities on a company's balance sheet at their fair value. The company adopted Statement 133 as of January 1, 2001. (See Note 1 to the Consolidated Financial Statements.)

INVESTING AND FINANCING ACTIVITIES

The company's financial strength provides the flexibility required to compete in the emerging competitive energy market and continue expanding its products and services, including its energy infrastructure, in the Northeast.

Investing Activities: Capital spending, including nuclear fuel but excluding the
--------------------
company's four merger transactions, totaled $168 million in 2000, $83 million in 1999 and $137 million in 1998. (See Completion of Mergers.) Capital spending in all three years was financed entirely with internally generated funds and was primarily for the extension of energy delivery service, necessary improvements to existing facilities and compliance with environmental requirements.

Capital spending, including nuclear fuel, is projected to be $226 million in 2001. It is expected to be paid for with internally generated funds and will be primarily for the same purposes described above.

Financing Activities: In November 2000 the company issued $200 million of 8.05%
--------------------
Notes due November 15, 2010, and $300 million of 7.75% Putable Asset Term Securities (PATS). The PATS bear interest at 7.75% until November 15, 2003, and then, as provided by an agreement, will either be redeemed by the company or will bear interest at a fixed or floating rate until November 15, 2033, unless extended to November 15, 2034. The proceeds were used to repay the company's bridge financing of $500 million in connection with the CMP Group, CTG Resources and Berkshire Energy merger transactions.

The company and its subsidiaries have credit agreements with various expiration dates. The agreements provided for maximum borrowings of $724 million at December 31, 2000, and $200 million at December 31, 1999.

The company and its subsidiaries use short-term, unsecured notes and drawings on their credit agreements (see above) to finance certain refundings and for other corporate purposes. There was $419 million of such short-term debt outstanding at December 31, 2000, and $163 million outstanding at December 31, 1999. The weighted average interest rate on short-term debt was 7.7% at December 31, 2000, and 7.2% at December 31, 1999.

In January 2000 NYSEG redeemed $163 million of unsecured notes with cash and commercial paper.

In December 2000 NYSEG purchased, on the open market, at premiums, $9.7 million of 9 7/8% Series first mortgage bonds due May 1, 2020, and $15 million of 9 7/8% Series first mortgage bonds due November 1, 2020, with proceeds from commercial paper. NYSEG incurred a $2.8 million charge, including premiums of $.4 million for early retirement and the writeoff of $2.4 million of unamortized debt expense and debt issuance costs, as a result of the purchase of the bonds. The $2 million after-tax effect of this item is reflected as an extraordinary loss on early extinguishment of debt on the income statement.

Due to the company's acquisition of CNE in February 2000, SCG established a short-term facility of $96 million to temporarily finance the redemption of long-term debt. That redemption was due to a provision in SCG's bond purchase agreements that gave the bondholders the right to have the bonds redeemed as a result of the acquisition. First mortgage bonds totaling $77 million were redeemed at a premium of $18 million.

In August 2000 SCG received approval from the DPUC to issue up to $200 million of secured medium-term notes. In September 2000 SCG issued $115 million of medium-term notes, which were used to repay the short-term debt incurred to redeem the first mortgage bonds, and for other general corporate purposes.

In October 2000 CMP redeemed, at par, $9.9 million of 7.999% Flexible Money Market Preferred Stock Series A, pursuant to sinking fund provisions.

In September 2000 CNG redeemed $3,250 of 8.00% preferred stock. In October 2000 CNG redeemed $2.5 million of Series AA first mortgage bonds, pursuant to a sinking fund provision. In November 2000 CNG Realty repaid $.8 million of 10.50% first mortgage notes due 2010, and a $10.8 million secured note due 2010.

In September 2000 Berkshire Gas issued a $5.6 million promissory note, primarily for the interim financing of capital improvements.

The company repurchased about eight million shares of its common stock at an average price of $20.51 per share during 2000. The company raised its common stock dividend in January 2001 to an annual rate of 92 cents per share.

FORWARD-LOOKING STATEMENTS

This Form 10-K contains certain forward-looking statements that are based upon management's current expectations and information that is currently available. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. Whenever used in this report, the words "estimate," "expect," "believe," or similar expressions are intended to identify such forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others: the deregulation and continued regulatory unbundling of a vertically integrated industry; the company's ability to compete in the rapidly changing and increasingly competitive electricity and natural gas utility markets; regulatory uncertainty in a politically charged environment of rising energy prices; operation of the NYISO and NEISO, its ability to control non-utility generator and other costs; changes in fuel supply or cost and the success of its strategies to satisfy its power requirements now that all of its coal-fired generation assets have been sold; its ability to expand its products and services, including its energy infrastructure in the Northeast; its ability to integrate the operations of CNE, CMP Group, CTG Resources, Berkshire Energy and RGS Energy with its operations; market risk; the ability to obtain adequate and timely rate relief; nuclear or environmental incidents; legal or administrative proceedings; changes in the cost or availability of capital; growth in the areas in which it is doing business; weather variations affecting customer energy usage; and other considerations that may be disclosed from time to time in its publicly disseminated documents and filings. The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS

                                                                 2000     1999
                                                                 over     over
                                                                 1999     1998
                              2000        1999        1998      Change   Change
-------------------------------------------------------------------------------
                                (Thousands, except per share amounts)
Operating Revenues         $2,959,520  $2,278,608  $2,499,568       30%     (9%)
Operating Income           $  513,921  $  562,583  $  473,230      (9%)      19%
Income Before
  Extraordinary Item       $  236,679  $  236,317  $  194,205        -       22%
Extraordinary Loss,
  Net of Tax               $    1,645  $   17,566           -     (91%)       *
Net Income                 $  235,034  $  218,751  $  194,205        7%      13%
Average Common
  Shares Outstanding          114,213     116,316     128,742      (2%)    (10%)
Earnings Per Share
  Before Extraordinary
  Loss, basic and diluted  $     2.07  $     2.03  $     1.51        2%      34%
Earnings Per Share,
  basic and diluted        $     2.06  $     1.88  $     1.51       10%      25%
Dividends Paid Per Share   $      .88  $      .84  $      .78        5%       8%
--------------------------------------------------------------------------------

*Percent change is not meaningful.

EARNINGS PER SHARE

Excluding a non-recurring loss of four cents from the sale of XENERGY, Inc. in 2000, extraordinary losses from the early retirement of debt of one cent in 2000 and 15 cents in 1999 and non-recurring benefits of seven cents in 2000 and 12 cents in 1999 from the sale of the company's coal-fired generation assets, the company's 2000 earnings per share increased 13 cents. The increase in earnings per share was primarily due to higher retail electricity and natural gas deliveries for NYSEG (new record high deliveries), cost control efforts, earnings from the merged companies and fewer shares outstanding due to the share repurchase program. Those increases were partially offset by higher costs of energy (net of transmission revenues), lower wholesale electricity deliveries as a result of the sale of the company's coal-fired generation assets, and lower retail electricity prices.

In 1999 the company's earnings per share increased 37 cents, including the extraordinary loss of 15 cents from the early retirement of debt and a non-recurring benefit of 12 cents from the sale of the company's coal-fired generation assets net of the writeoff of NMP2.

Earnings per share for 1999 increased primarily due to investment income realized on the net proceeds from the sale of the company's coal-fired generation assets, fewer shares outstanding as a result of the share repurchase program, higher transmission wheeling revenues, higher pension income, cost control efforts and higher retail electricity deliveries (a record high) and natural gas deliveries caused by an improved economy and weather. Those increases were partially offset by lower wholesale electricity deliveries as a result of the sale of the company's coal-fired generation assets and lower retail prices.

OTHER ITEMS

Other income and deductions decreased in 2000 primarily due to lower investment income after the net proceeds from the sale of the company's coal-fired generation assets were used to finance the company's merger transactions, partially offset by other income associated with the merged companies. Other income and deductions increased in 1999 primarily due to investment income realized on the net proceeds from the company's coal-fired generation assets.

Interest charges increased in 2000 primarily due to additional borrowings to finance the company's merger transactions and interest charges associated with the merged companies.

Preferred stock dividends decreased in 2000 and 1999 primarily due to the redemptions and repurchases of preferred stock in 1999.

OPERATING RESULTS FOR THE ELECTRIC DELIVERY BUSINESS

                                                                  2000    1999
                                                                  over    over
                                                                  1999    1998
                               2000       1999       1998        Change  Change
                                                (Thousands)
--------------------------------------------------------------------------------
Deliveries - Megawatt-hours
  Retail                         17,133      13,843      13,277    24%       4%
  Wholesale                       6,214      10,978      22,711   (43%)    (52%)
Operating Revenues           $2,023,610  $1,889,318  $2,159,869     7%     (13%)
Operating Expenses           $1,540,953  $1,373,674  $1,713,275    12%     (20%)
Operating Income               $482,657    $515,644    $446,594    (6%)     15%
--------------------------------------------------------------------------------

Operating Revenues: The $134 million increase in operating revenues for 2000 is
------------------
due to the addition of CMP's delivery revenues, higher transmission revenues, and higher retail deliveries due to colder weather this year. That increase was partially offset by lower wholesale deliveries as a result of the sale of the company's coal-fired generation assets in 1999 and lower retail prices.

Operating revenues for 1999 decreased $271 million primarily due to lower wholesale deliveries because, without its coal-fired plants, the company had less power to sell. Lower retail prices also reduced revenues. Those decreases were partially offset by higher transmission revenues and higher retail deliveries caused by an improved economy and weather.

Operating Expenses: Operating expenses for 2000 increased $54 million, excluding
------------------
a $113 million benefit in 1999 from the sale of the company's coal-fired generation assets, net of the writeoff of NMP2. That increase was due to the addition of CMP's purchases for retail deliveries and operating costs, and higher purchase costs of electricity primarily due to higher than anticipated ancillary services costs associated with the NYISO and higher market prices. Those increases were partially offset by a reduction in operating expenses because of the sale of the company's coal-fired generation assets and a related reduction in amortization of NMP2, and cost control efforts.

Operating expenses for 1999 decreased $227 million, excluding the non-recurring benefit from the sale of the company's coal-fired generation assets, which includes the related accelerated amortization of NMP2, net of the writeoff of NMP2. That decrease was primarily due to lower fuel and other costs associated with the generation assets that were sold, higher pension income and cost control efforts. Those decreases were partially offset by increased purchases of electricity to meet retail customers' needs.

OPERATING RESULTS FOR THE NATURAL GAS DELIVERY BUSINESS

                                                        2000    1999
                                                        over    over
                                                        1999    1998
                           2000     1999       1998    Change  Change
---------------------------------------------------------------------
                                                (Thousands)
Deliveries - Dekatherms
  Retail                   97,664    59,346    54,178   65%    10%
  Wholesale                 8,972     8,617     7,527    4%    14%
Operating Revenues       $772,131  $331,745  $306,031  133%     8%
Operating Expenses       $699,402  $269,551  $266,789  159%     1%
Operating Income          $72,729   $62,194   $39,242   17%    58%
---------------------------------------------------------------------


Operating Revenues: Operating revenues for 2000 increased $440 million primarily
------------------
due to additional revenues from SCG, CNG and Berkshire Gas. The recovery of increased gas costs for non-residential deliveries and higher deliveries due to colder weather also added to operating revenues.

Operating revenues for 1999 increased $26 million due to higher retail sales, primarily due to colder weather.

Operating Expenses: Operating expenses for 2000 increased $430 million primarily
------------------
due to additional natural gas purchases and operating costs associated with the three merged gas companies, and higher retail purchased gas costs caused by higher market prices and higher deliveries.

Operating expenses for 1999 increased $3 million primarily due to additional costs associated with the first full year of operations for Maine Natural Gas. An increase in natural gas purchased, due to higher volume partially offset by lower prices, was offset by cost control efforts.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk
--------  ----------------------------------------------------------

Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates and prices. The following discussion of the company's risk management activities includes "forward-looking" statements that involve risks and uncertainties. Actual results could differ materially from those contemplated in the "forward-looking" statements. The company handles market risks in accordance with established policies, which may include various derivative transactions.

The financial instruments held or issued by the company are for purposes other than trading or speculation. Quantitative and qualitative disclosures are discussed as they relate to the following market risk exposure categories:
Interest Rate Risk, Commodity Price Risk and Other Market Risk.

Interest Rate Risk: The company is exposed to risk resulting from interest rate
-------------------
changes on its variable-rate debt and commercial paper. The company and its subsidiaries use interest rate swap agreements to manage the risk of increases in certain variable rate issues. They record amounts paid and received under those agreements as adjustments to the interest expense of the specific debt issues. The company believes the interest rate swap agreements substantially reduce the market risk associated with variable rate debt. (See Notes 5 and 12 to the Consolidated Financial Statements.)

Commodity Price Risk: Commodity price risk has become an increasingly important
---------------------
issue for the company due to the recent unprecedented price increases and volatility experienced in both the electric and natural gas wholesale markets. The company manages this risk through a combination of regulatory mechanisms, which allow for the pass through of the market price of electricity and natural gas to consumers, and through comprehensive risk management processes. These measures mitigate the company's commodity price exposure, but do not completely eliminate it.

While CMP has no long-term supply responsibilities, the MPUC can mandate that CMP be a standard offer provider for supply service should standard offer bids by competitive suppliers be deemed inadequate by the MPUC. CMP is required to secure standard offer power for commercial and industrial customers through February 2002, but is permitted to recover any difference between the standard offer rate and its cost of procuring supply. CNG, SCG and Berkshire Gas all have purchased gas adjustment clauses. (See Natural Gas Delivery Business, Purchased Gas Adjustment Clauses.) Under its current rate and restructuring agreements, NYSEG is subject to the effect of market fluctuations in the price of natural gas and electricity purchased. NYSEG's natural gas exposure is limited to purchases for residential customers because it is allowed to pass through increases in the market price of natural gas to non-residential customers.

NYSEG uses natural gas futures and options contracts to manage its exposure to fluctuations in natural gas commodity prices. Such contracts allow NYSEG to fix margins on sales of natural gas. The cost or benefit of natural gas futures and options contracts is included in the commodity cost when the related sales commitments are fulfilled.

NYSEG has hedged approximately 67% of its expected residential natural gas load for calendar year 2001 through gas in storage and option contracts. For its unhedged positions in 2001, a $1.00 per dekatherm change in the cost of natural gas changes natural gas costs by $8 million.

NYSEG uses electricity contracts to manage against fluctuations in the cost of electricity. These contracts allow NYSEG to fix margins on the majority of its retail electricity sales. The cost or benefit of electricity contracts is included in the amount expensed for electricity purchased when the electricity is sold. With the implementation of the NYISO, NYSEG began utilizing contracts for differences (CFDs), which are financial contracts with features similar to commodity swap agreements. The CFDs effectively fix the price NYSEG pays for certain power purchased from the NYISO. NYSEG has CFDs, generation and other electricity contracts, which provide for 98% of total expected demand for 2001, 89% for 2002 and 66% for 2003.

NYSEG is also exposed to daily price fluctuations in the spot price of electricity. In situations where the electricity contracts do not cover peak demand, NYSEG must buy electricity in the spot market. Conversely, when NYSEG has contracts for more electricity than its demand, it must sell the excess in the spot market. NYSEG uses a cash flow at risk (CFAR) calculation to measure this price risk. At March 15, 2001, the CFAR for electricity requirements was $6 million for the next 12-month period. The CFAR indicates the amount by which the fair value of NYSEG's net position could vary from its current level over a 12-month period, with a 97.5% certainty, assuming all unhedged positions during that period are filled in the spot market.

Other Market Risk: The company's pension plan assets are made up of equity and
------------------
fixed income investments. Fluctuations in those markets could cause the company to recognize increased or decreased pension income or expense.

NYSEG and CMP each maintain a qualified trust fund, as required by the NRC, to fund certain costs of nuclear decommissioning. The funds in the qualified trusts are invested primarily in money market instruments. The company believes that the market risk exposure is limited to immaterial fluctuations in the money markets. (See Note 10 to the Consolidated Financial Statements.)

Item 8.  Financial statements and supplementary data
-------  -------------------------------------------

                            Energy East Corporation
                        Consolidated Statements of Income

YEAR ENDED DECEMBER 31                                   2000          1999        1998
-----------------------------------------------------------------------------------------
                                                    (Thousands, except per share amounts)
OPERATING REVENUES
  Sales and services                                   $2,959,520  $2,278,608  $2,499,568
OPERATING EXPENSES
  Electricity purchased and fuel used in generation     1,073,728     905,367     992,236
  Natural gas purchased                                   496,509     186,722     158,757
  Other operating expenses                                435,965     312,129     367,897
  Maintenance                                             108,106      85,849     111,503
  Depreciation and amortization                           165,524     648,970     191,462
  Other taxes                                             165,767     179,028     204,483
  Gain on sale of generation assets                             -    (674,572)          -
  Writeoff of Nine Mile Point 2                                 -      72,532           -
-----------------------------------------------------------------------------------------
      TOTAL OPERATING EXPENSES                          2,445,599   1,716,025   2,026,338
-----------------------------------------------------------------------------------------
OPERATING INCOME                                          513,921     562,583     473,230
OTHER (INCOME) AND DEDUCTIONS                             (32,906)    (39,597)      7,474
INTEREST CHARGES, NET                                     152,503     132,908     125,557
PREFERRED STOCK DIVIDENDS OF SUBSIDIARIES                     963       2,706       8,583
-----------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                393,361     466,566     331,616
INCOME TAXES                                              156,682     230,249     137,411
-----------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM                          236,679     236,317     194,205
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT
  OF DEBT, NET OF INCOME TAX BENEFIT OF $1,121
  FOR 2000 AND $9,458 FOR 1999                              1,645      17,566           -
-----------------------------------------------------------------------------------------
NET INCOME                                               $235,034    $218,751    $194,205
-----------------------------------------------------------------------------------------
EARNINGS PER SHARE, BASIC AND DILUTED                       $2.06       $1.88       $1.51
-----------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING                         114,213     116,316     128,742
-----------------------------------------------------------------------------------------

The notes on pages 34 through 51 are an integral part of the financial statements.

                            Energy East Corporation
                          Consolidated Balance Sheets

DECEMBER 31                                        2000         1999
---------------------------------------------------------------------
                                                     (Thousands)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                        $33,239   $116,806
  Special deposits                                  21,516      1,232
  Temporary investments                            100,292    760,996
  Accounts receivable, net                         536,280    157,383
  Fuel, at average cost                             40,863     16,055
  Materials and supplies, at average cost           47,392      8,124
  Accumulated deferred income tax benefits, net      5,007      3,774
  Prepayments                                       63,294     34,377
---------------------------------------------------------------------
    TOTAL CURRENT ASSETS                           847,883  1,098,747
---------------------------------------------------------------------
UTILITY PLANT, AT ORIGINAL COST
  Electric                                       4,784,312  3,393,135
  Natural gas                                    1,665,386    616,380
  Common                                           220,124    140,035
---------------------------------------------------------------------
                                                 6,669,822  4,149,550
  Less accumulated depreciation                  3,096,283  2,034,312
---------------------------------------------------------------------
    Net Utility Plant in Service                 3,573,539  2,115,238
  Construction work in progress                     59,389     12,689
---------------------------------------------------------------------
    TOTAL UTILITY PLANT                          3,632,928  2,127,927
---------------------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS, NET                259,708    112,324
---------------------------------------------------------------------
REGULATORY AND OTHER ASSETS
  Regulatory assets
   Nuclear plant obligations                       234,929          -
   Unfunded future income taxes                    184,570     27,655
   Unamortized loss on debt reacquisitions          58,848     52,671
   Demand-side management program costs             39,055     52,649
   Environmental remediation costs                  78,406     58,400
   Other                                           245,696     19,612
---------------------------------------------------------------------
  Total regulatory assets                          841,504    210,987
---------------------------------------------------------------------
  Other assets
   Goodwill, net                                   952,358     21,547
   Prepaid pension benefits                        350,038    174,741
   Other                                           119,214     26,898
---------------------------------------------------------------------
  Total other assets                             1,421,610    223,186
---------------------------------------------------------------------
    TOTAL REGULATORY AND OTHER ASSETS            2,263,114    434,173
---------------------------------------------------------------------
    TOTAL ASSETS                                $7,003,633 $3,773,171
---------------------------------------------------------------------

The notes on pages 34 through 51 are an integral part of the financial statements.

                            Energy East Corporation
                          Consolidated Balance Sheets

DECEMBER 31                                                       2000         1999
--------------------------------------------------------------------------------------
                                                                     (Thousands)
LIABILITIES
CURRENT LIABILITIES
  Current portion of long-term debt                               $25,285      $2,606
  Notes payable                                                   418,995     163,240
  Accounts payable and accrued liabilities                        345,424     135,801
  Interest accrued                                                 35,309      16,535
  Taxes accrued                                                         -      14,732
  Other                                                           201,689      80,995
--------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                   1,026,702     413,909
--------------------------------------------------------------------------------------
REGULATORY AND OTHER LIABILITIES
  Regulatory liabilities
   Deferred income taxes                                           91,421      58,923
   Deferred income taxes, unfunded future income taxes             75,473      13,024
   Gain on sale of generation assets                              232,041           -
   Pension benefits                                                96,514           -
   Other                                                           76,813      20,817
--------------------------------------------------------------------------------------
  Total regulatory liabilities                                    572,262      92,764
--------------------------------------------------------------------------------------
  Other liabilities
   Deferred income taxes                                          457,495     265,387
   Nuclear plant obligations                                      234,929           -
   Other postretirement benefits                                  279,864     161,370
   Environmental remediation costs                                 91,811      78,400
   Other                                                          233,910     112,139
--------------------------------------------------------------------------------------
  Total other liabilities                                       1,298,009     617,296
--------------------------------------------------------------------------------------
    TOTAL REGULATORY AND OTHER LIABILITIES                      1,870,271     710,060
--------------------------------------------------------------------------------------
  Long-term debt                                                2,346,814   1,235,089
--------------------------------------------------------------------------------------
    Total Liabilities                                           5,243,787   2,359,058
--------------------------------------------------------------------------------------
COMMITMENTS                                                            -            -
PREFERRED STOCK OF SUBSIDIARIES                                    43,324      10,159
  Preferred stock redeemable solely at the
    option of subsidiaries
COMMON STOCK EQUITY                                                 1,191       1,108
  Common stock ($.01 par value, 300,000 shares authorized,
    117,656 shares outstanding at December 31, 2000,
    and 109,343 shares outstanding at December 31, 1999)
  Capital in excess of par value                                  871,078     660,936
  Retained earnings                                               918,016     782,588
  Accumulated other comprehensive income                          (34,823)     (1,681)
  Treasury stock, at cost (1,418 shares at December 31, 2000,     (38,940)    (38,997)
    and 1,420 shares at December 31, 1999)
--------------------------------------------------------------------------------------
    TOTAL COMMON STOCK EQUITY                                   1,716,522   1,403,954
--------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $7,003,633  $3,773,171
--------------------------------------------------------------------------------------

The notes on pages 34 through 51 are an integral part of the financial statements.

                            Energy East Corporation
                      Consolidated Statements of Cash Flows

YEAR ENDED DECEMBER 31                                 2000         1999       1998
-------------------------------------------------------------------------------------
                                                               (Thousands)
OPERATING ACTIVITIES
  Net income                                         $235,034     $218,751   $194,205
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization                     165,524      648,970    191,462
    Income taxes and investment tax                    27,097     (432,774)    38,749
      credits deferred, net
    Gain on sale of generation assets                       -     (674,572)         -
    Writeoff of Nine Mile Point 2                           -       72,532          -
    Pension income                                    (65,659)     (77,559)   (35,814)
    Extraordinary loss, net of tax                      1,645       17,566          -
  Changes in current operating assets
   and liabilities
    Accounts receivable                               (87,301)      (8,671)    40,296
    Inventory                                         (13,376)      58,504      2,584
    Accounts payable and accrued liabilities           (4,076)      17,195     (8,399)
    Taxes accrued                                         668       14,145     (5,559)
  Other, net                                          (31,658)      14,585     39,734
-------------------------------------------------------------------------------------
    NET CASH PROVIDED BY (USED IN)
      OPERATING ACTIVITIES                            227,898     (131,328)   457,258
-------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Sale of generation assets                                 -    1,850,000          -
  Acquisitions, net of cash acquired                (1,442,717)          -          -
  Utility plant additions                             (155,704)    (69,853)  (129,049)
  Temporary investments, net                           917,318    (760,996)         -
  Other property and investments                         8,711     (24,664)    19,070
  Other                                                (12,741)      2,560      5,691
-------------------------------------------------------------------------------------
    NET CASH (USED IN) PROVIDED BY                    (685,133)    997,047   (104,288)
      INVESTING ACTIVITIES
-------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Repurchase of common stock                          (163,493)   (396,915)  (177,243)
  Treasury stock acquired, net                               -     (31,373)    (7,611)
  Repayments of first mortgage bonds and preferred    (134,947)   (329,719)   (60,600)
    stock of subsidiaries, including net premiums
  Long-term note issuances                             601,114      10,185     17,000
  Long-term note retirements                           (21,346)    (35,374)    (4,429)
  Notes payable, net                                   191,946      84,940     20,300
  Dividends on common stock                            (99,606)    (98,725)  (100,487)
-------------------------------------------------------------------------------------
    NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES                             373,668    (796,981)  (313,070)
-------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND
   CASH EQUIVALENTS                                    (83,567)     68,738     39,900
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR           116,806      48,068      8,168
-------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                  33,239    $116,806    $48,068
-------------------------------------------------------------------------------------

The notes on pages 34 through 51 are an integral part of the financial statements.

                            Energy East Corporation
            Consolidated Statements of Changes in Common Stock Equity


(THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 ACCUMULATED
                                                   COMMON STOCK         CAPITAL IN                   OTHER
                                                   OUTSTANDING (1)      EXCESS OF    RETAINED   COMPREHENSIVE   TREASURY
                                                  SHARES     AMOUNT     PAR VALUE    EARNINGS   INCOME (LOSS)     STOCK
-------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998                         135,017   $ 462,250   $  811,648   $ 568,844               -   $(39,447)
-------------------------------------------------------------------------------------------------------------------------
   Net income                                                                         194,205
   Common stock dividends declared
     ($.78 per share)                                                                (100,487)
   Common stock repurchased                       (8,850)    (20,015)    (157,228)
   Treasury stock transactions, net                 (273)    (12,192)     (27,235)                                31,836
   Change in par value of common stock                      (429,412)     429,412                                      -
   Amortization of capital stock issue expense                              1,307
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                       125,894         631    1,057,904     662,562               -     (7,611)
-------------------------------------------------------------------------------------------------------------------------
   Net income                                                                         218,751
   Other comprehensive income, net of tax                                                       $      (1,681)
     Comprehensive income
   Common stock dividends declared
     ($.84 per share)                                                                 (98,725)
   Two-for-one stock split                                       598         (598)                                     -
   Common stock repurchased                      (15,324)       (121)    (396,794)
   Treasury stock transactions, net               (1,227)                      13                                (31,386)
   Amortization of capital stock issue expense                                411
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                       109,343       1,108      660,936     782,588          (1,681)   (38,997)
-------------------------------------------------------------------------------------------------------------------------
   Net income                                                             235,034
   Other comprehensive income, net of tax                                 (33,142)
     Comprehensive income
   Common stock dividends declared
     ($.88 per share)                                                                 (99,606)
   Common stock issued - merger transactions      16,269         163      373,545
   Common stock repurchased                       (7,958)        (80)    (163,413)
   Treasury stock transactions, net                    2                       (8)                                    57
   Amortization of capital stock issue expense                                 18
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                       117,656   $   1,191   $  871,078   $ 918,016   $     (34,823)  $(38,940)
-------------------------------------------------------------------------------------------------------------------------

                                                    Total
------------------------------------------------------------
BALANCE, JANUARY 1, 1998                         $1,803,295
------------------------------------------------------------
   Net income                                       194,205
   Common stock dividends declared
     ($.78 per share)                              (100,487)
   Common stock repurchased                        (177,243)
   Treasury stock transactions, net                  (7,591)
   Change in par value of common stock                    -
   Amortization of capital stock issue expense        1,307
------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                        1,713,486
------------------------------------------------------------
   Net income                                       218,751
   Other comprehensive income, net of tax            (1,681)
     Comprehensive income                           217,070
   Common stock dividends declared
     ($.84 per share)                               (98,725)
   Two-for-one stock split
   Common stock repurchased                        (396,915)
   Treasury stock transactions, net                 (31,373)
   Amortization of capital stock issue expense          411
-------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                        1,403,954
-------------------------------------------------------------
   Net income                                       235,034
   Other comprehensive income, net of tax           (33,142)
     Comprehensive income                           201,892
   Common stock dividends declared
     ($.88 per share)                               (99,606)
   Common stock issued - merger transactions        373,708
   Common stock repurchased                        (163,493)
   Treasury stock transactions, net                      49
   Amortization of capital stock issue expense           18
-------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                       $1,716,522
-------------------------------------------------------------

(1) Par value of $.01 at December 31, 2000, 1999 and 1998, and $6.66 2/3 at
January 1, 1998.

The notes on pages 34 through 51 are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION: These financial statements consolidate the company's majority-owned subsidiaries after eliminating intercompany transactions.

DEPRECIATION AND AMORTIZATION: The company determines depreciation expense substantially using straight-line rates, based on the average service lives of groups of depreciable property in service at each operating company. The company's depreciation accruals were equivalent to 3.1% of average depreciable property for 2000, which was weighted for the effect of the mergers completed in September 2000, and 3.4% for 1999 and 1998. Amortization expense includes the amortization of certain regulatory assets and the accelerated amortization of NMP2 in 1999 as authorized by the NYPSC.

REVENUE RECOGNITION: The company recognizes revenues upon delivery of energy and energy-related products and services to its customers.

ACCOUNTS RECEIVABLE: NYSEG has an agreement that expires in November 2002 to sell, with limited recourse, undivided percentage interests in certain of its accounts receivable from customers. The agreement allows NYSEG to receive up to $152 million from the sale of such interests. At December 31, 2000 and 1999, accounts receivable on the consolidated balance sheets are shown net of $152 million of interests in accounts receivable sold. All fees related to the sale of accounts receivable are included in other income and deductions on the consolidated statements of income and amounted to approximately $10 million in 2000 and $9 million in 1999 and 1998.

Accounts receivable on the consolidated balance sheets are also shown net of an allowance for doubtful accounts of $19 million at December 31, 2000, and $7 million at December 31, 1999. Bad debt expense was $24 million in 2000, $12 million in 1999 and $18 million in 1998.

TEMPORARY INVESTMENTS: The company has temporary investments in various securities, including money markets, cash equivalents and debt instruments, that are classified as available-for-sale. The temporary investments have various maturity dates ranging from less than 30 days through November 2001. There were no unrealized gains or losses on the temporary investments at December 31, 2000, and unrealized losses, net of taxes, of $1 million at December 31, 1999.

INCOME TAXES: The company files a consolidated federal income tax return. Deferred income taxes reflect the effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amount recognized for tax purposes. Investment tax credits (ITC) are amortized over the estimated lives of the related assets.

UTILITY PLANT: The company charges repairs and minor replacements to operating expense accounts, and capitalizes renewals and betterments, including certain indirect costs. The original cost of utility plant retired or otherwise disposed of and the cost of removal less salvage are charged to accumulated depreciation.

GOODWILL: The excess of the cost over fair value of net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over four to 40 years. The company continually evaluates the carrying value of goodwill and any impairments would be recognized when the expected future operating cash flows derived from such goodwill is less than its carrying value.

REGULATORY ASSETS AND LIABILITIES: Pursuant to Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, the company capitalizes, as regulatory assets, incurred costs that are probable of recovery in future electric and natural gas rates. It also records, as regulatory liabilities, obligations to refund previously collected revenue or to spend revenue collected from customers on future costs.

Unfunded future income taxes and deferred income taxes are amortized as the related temporary differences reverse. Unamortized loss on debt reacquisitions is amortized over the lives of the related debt issues. Nuclear plant obligations, demand-side management program costs, gain on sale of generation assets, other regulatory assets and other regulatory liabilities are amortized over various periods in accordance with the company's current rate agreements. The company earns a return on substantially all regulatory assets for which funds have been spent.

CONSOLIDATED STATEMENTS OF CASH FLOWS: The company considers all highly liquid investments with a maturity date of three months or less when acquired to be cash equivalents. Those investments are included in cash and cash equivalents on the consolidated balance sheets.

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION    2000        1999      1998
------------------------------------------------------------------------------------
                                                            (Thousands)
Cash paid during the year ended December 31:
  Interest, net of amounts capitalized               $132,009  $122,578  $119,413
  Income taxes (1999 includes $548,201 related to
    gain on sale of generation assets)               $154,108  $646,715   $97,199
------------------------------------------------------------------------------------
Acquisitions:
  Fair value of assets acquired                    $2,526,971         -         -
  Liabilities assumed                                (689,180)        -         -
  Common stock issued                                (373,708)        -         -
  Cash acquired                                       (21,366)        -         -
------------------------------------------------------------------------------------
  Net cash paid for acquisitions                   $1,442,717         -         -
------------------------------------------------------------------------------------

STATEMENT 133: The FASB issued Statement 133 in June 1998, which was amended in later FASB pronouncements. Statement 133 establishes standards for the accounting and reporting for derivative instruments and for hedging activities. Statement 133 requires that all derivatives be recognized as either assets or liabilities on a company's balance sheet at their fair value. The company adopted Statement 133 as of January 1, 2001.

Substantially all of the company's derivative instruments will receive hedge accounting treatment under Statement 133. The transition adjustment for the company's derivative instruments, as of January 1, 2001, affected both Other Comprehensive Income and Net Income. The amount of the transition adjustment recorded in Other Comprehensive Income was a gain of approximately $58 million and the amount of the transition adjustment recorded in Net Income was a gain of less than $1 million. Based on the company's current risk management strategies, this adoption is not expected to have a material effect on its financial position or results of operations. Fair value adjustments could change based on guidance received from the Derivatives Implementation Group, which was appointed by the FASB to identify implementation issues and develop recommendations.

RISK MANAGEMENT: The company uses natural gas futures and options contracts to manage its exposure to fluctuations in natural gas commodity prices. Such contracts allow the company to fix margins on sales of natural gas generally expected to occur in 2001. The cost or benefit of natural gas futures and options contracts is included in the commodity cost when the related sales commitments are fulfilled. At December 31, 2000, the company held natural gas futures and options contracts for 11 million dekatherms of natural gas, at an average price of $4.95 per dekatherm, through March 2002.

The company uses electricity contracts, both physical and financial, to manage against fluctuations in the cost of electricity. The contracts allow the company to fix margins on the majority of its retail electricity sales. The cost or benefit of electricity contracts is included in the amount expensed for electricity purchased when the electricity is sold. At December 31, 2000, the company held financial contracts for 8.8 million megawatt-hours, at an average price of $31.50 per megawatt-hour, through April 2003.

The company uses interest rate swap agreements to manage the risk of increases in variable interest rates. It records amounts paid and received under the agreements as adjustments to the interest expense of the specific debt issues.

The company does not hold or issue financial instruments for trading or speculative purposes.

Estimates: Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS: Certain amounts have been reclassified on the consolidated financial statements to conform with the 2000 presentation.

NOTE 2. ACQUISITIONS OF CONNECTICUT ENERGY, CMP GROUP, CTG RESOURCES AND BERKSHIRE ENERGY

The company completed the four merger agreements it entered into during 1999. Its merger with CNE was completed on February 8, 2000, and its mergers with CMP Group, CTG Resources and Berkshire Energy were completed on September 1, 2000.

The four transactions were accounted for using the purchase method. The company's consolidated financial statements include CNE's results beginning with February 2000 and include CMP Group's, CTG Resources' and Berkshire Energy's results beginning with September 2000. In each transaction the purchase price was allocated to the assets acquired and liabilities assumed based on values on the date of purchase. The cost in excess of the fair value of the net assets acquired in each transaction was recorded as goodwill and will be amortized on a straight-line basis over the estimated useful life. The useful life is determined based on the individual characteristics of each acquired company and the lives range from four to 40 years. Goodwill may be adjusted over the 12 months following the mergers as actual amounts for estimated liabilities become known.

The following pro forma information for the company for the years ended December 31, 2000 and 1999, which is based on unaudited data, gives effect to the company's four mergers as if they had been completed January 1, 1999. This information does not reflect future revenues or cost savings that may result from the mergers and is not indicative of actual results of operations had the mergers occurred at the beginning of the periods presented or of results that may occur in the future.

Year Ended December 30                 2000             1999
---------------------------------------------------------------
                                       (Thousands, except
                                       per share amounts)
Revenues                           $3,912,475       $3,850,850
Net income                           $253,718         $232,619
Earnings per share of common stock      $2.11            $1.75
---------------------------------------------------------------

Pro forma adjustments reflected in the amounts presented above include: (1) adjusting the four merged companies' non-utility assets to fair value based on an independent appraisal, (2) amortization of goodwill, (3) elimination of merger costs, (4) adjustments for estimated tax effects of the above adjustments, (5) lower investment income due to the sale of temporary investments to complete the mergers and (6) interest expense due to the issuance of merger-related debt.

CONNECTICUT ENERGY: CNE is engaged in the retail distribution of natural gas in Connecticut through its wholly-owned subsidiary, SCG. Under the merger agreement 50% of the CNE common stock (5.2 million shares) was converted into 9.4 million shares of Energy East common stock, and 50% of the CNE common stock was exchanged for $218 million in cash, which was $42.00 per CNE share. The purchase price was $436 million, which included $3 million of merger-related costs. The company assumed $149 million of CNE long-term debt. The company also assumed a liability of $46 million for costs associated with change in control provisions, employment agreements and a workforce management plan, of which $19 million remained on the balance sheet at December 31, 2000. The goodwill recorded was $285 million.

CMP GROUP: CMP Group's principal operating subsidiary, CMP, is primarily engaged in transmitting and distributing electricity generated by others to retail customers. The company acquired all of the CMP Group common stock, 32.4 million shares, for $29.50 per share in cash. The purchase price was $969 million, which included $12 million of merger-related costs. The company assumed $293 million of CMP Group preferred stock and long-term debt. The company also assumed a liability of $42 million for costs associated with change in control provisions, employment agreements, a workforce management plan and a regulatory liability, of which $38 million remained on the balance sheet at December 31, 2000. The goodwill recorded was $355 million.

CTG RESOURCES: CTG Resources is the parent of CNG, a regulated natural gas distribution company. Under the merger agreement, 45% of the CTG Resources common stock (3.9 million shares) was converted into 6.8 million shares of Energy East common stock, and 55% of the CTG Resources common stock was exchanged for $193 million in cash, valued at $41.00 per CTG Resources share. The purchase price was $358 million, which included $7 million of merger-related costs. The company assumed $220 million of CTG Resources long-term debt and preferred stock. The company also assumed a liability of $31 million for costs associated with change in control provisions, employment agreements and a workforce management plan, of which $21 million remained on the balance sheet at December 31, 2000. The goodwill recorded was $241 million.

BERKSHIRE ENERGY RESOURCES: Berkshire Energy's wholly-owned subsidiary, Berkshire Gas, is a regulated local natural gas distribution company that operates in western Massachusetts. The company acquired all of the Berkshire Energy common stock, 2.5 million shares, for $38.00 per share in cash. The purchase price was $97 million, which included $1 million of merger-related costs. The company assumed $40 million of Berkshire Energy preferred stock and long-term debt. The company also assumed a liability of $7 million for costs associated with change in control provisions, employment agreements and a workforce management plan, of which $4 million remained on the balance sheet at December 31, 2000. The goodwill recorded was $72 million.

NOTE 3. INCOME TAXES

 YEAR ENDED DECEMBER 31                           2000       1999       1998
-------------------------------------------------------------------------------
                                                          (Thousands)
   Current                                       $129,220  $662,512    $98,662
   Deferred, net
     Accelerated depreciation                         628  (379,422)    20,684
     Pension benefits                              24,051    37,311     12,410
     Statement 106 postretirement benefits        (11,417)   (6,618)    (6,973)
     Demand-side management                        (8,335)   (4,300)         -
     Miscellaneous                                 23,676    (5,505)    17,281
   ITC                                             (2,262)  (83,187)    (4,653)
-------------------------------------------------------------------------------
       TOTAL                                      155,561   220,791    137,411
   Less amount classified as extraordinary item    (1,121)   (9,458)         -
-------------------------------------------------------------------------------
       TOTAL BEFORE EXTRAORDINARY ITEM           $156,682  $230,249   $137,411
-------------------------------------------------------------------------------

The company's effective tax rate differed from the statutory rate of 35% due to the following:

 YEAR ENDED DECEMBER 31                           2000       1999       1998
--------------------------------------------------------------------------------
                                                          (Thousands)
   Tax expense at statutory rate                 $137,045   $154,787   $119,069
   Depreciation not normalized                      5,722    123,435     16,776
   ITC amortization                                (2,262)   (77,919)    (6,354)
   State taxes, net of federal benefit             21,386     10,241        153
   Other, net                                      (6,330)    10,247      7,767
--------------------------------------------------------------------------------
       TOTAL                                      155,561    220,791    137,411
--------------------------------------------------------------------------------
   Less amount classified as extraordinary item    (1,121)    (9,458)         -
       TOTAL BEFORE EXTRAORDINARY ITEM           $156,682   $230,249   $137,411
--------------------------------------------------------------------------------

In 1999 the increases in depreciation not normalized and ITC amortization were the result of the sale of coal-fired generation assets and the writeoff of NMP2. (See Note 9. Sale of Coal-fired Generation Assets and Note 10. Jointly-Owned Generation Assets.)

The company's deferred tax assets and liabilities consisted of the following:

 DECEMBER 31                                              2000       1999
----------------------------------------------------------------------------
                                                           (Thousands)
 CURRENT DEFERRED TAX ASSETS                              $5,007     $3,774
----------------------------------------------------------------------------
 NONCURRENT DEFERRED TAX LIABILITIES
   Depreciation                                         $476,402   $239,089
   Unfunded future income taxes                           75,473     13,024
   Accumulated deferred ITC                               40,213     26,800
   Future income tax benefit - ITC                        (9,241)    (9,558)
   Deferred generation plant sale                        (94,181)         -
   Pension benefits                                       67,064     53,497
   Other                                                  68,659     13,291
----------------------------------------------------------------------------
     TOTAL NONCURRENT DEFERRED TAX LIABILITIES           624,389    336,143
 Valuation allowance                                           -      1,191
 Less amounts classified as regulatory liabilities
   Deferred income taxes                                  91,421     58,923
   Deferred income taxes, unfunded future income taxes    75,473     13,024
----------------------------------------------------------------------------
     NONCURRENT DEFERRED INCOME TAXES                   $457,495   $265,387
----------------------------------------------------------------------------

NOTE 4. BANK LOANS AND OTHER BORROWINGS

The company and its subsidiaries have credit agreements with various expiration dates and pay fees in lieu of compensating balances in connection with the credit agreements. The agreements provided for maximum borrowings of $724 million at December 31, 2000, and $200 million at December 31, 1999.

The company and its subsidiaries use short-term, unsecured notes and drawings on their credit agreements (see above) to finance certain refundings and for other corporate purposes. There was $419 million of such short-term debt outstanding at December 31, 2000, and $163 million outstanding at December 31, 1999. The weighted average interest rate on short-term debt was 7.7% at December 31, 2000, and 7.2% at December 31, 1999.


NOTE 5. LONG-TERM DEBT

At December 31, 2000 and 1999, the company's consolidated long-term debt was:

                                     MATURITY         INTEREST               AMOUNT
                                      DATES            RATES            2000         1999
----------------------------------------------------------------------------------------------
                                                                            (Thousands)
First mortgage bonds (1)            2002 to 2023  6 3/4% to 10.06%      $612,340    $596,000
Pollution control notes - fixed     2006 to 2034    5.7% to  6.15%       306,000     306,000
Pollution control notes - variable  2014 to 2029   4.01% to  7.38%       326,500     307,000
Various long-term debt              2001 to 2030    4.2% to 10.48%       809,523      26,246
Putable asset term securities (2)       2033           7.75%             300,000           -
Obligations under capital leases                                          39,501       7,347
Unamortized premium and discount
  on debt, net                                                           (21,765)     (4,898)
---------------------------------------------------------------------------------------------
                                                                       2,372,099    1,237,695
Less debt due within one year -
  included in current liabilities                                         25,285        2,606
---------------------------------------------------------------------------------------------
   TOTAL                                                              $2,346,814   $1,235,089

At December 31, 2000, long-term debt, including sinking fund obligations, and capital lease payments (in thousands) that will become due during the next five years are:

   2001           2002           2003          2004          2005
-------------------------------------------------------------------
 $25,285        $234,052        $79,856       $37,103       $60,360

(1) Substantially all of the company's utility plant is subject to liens or mortgages securing its subsidiaries' first mortgage bonds. In December 2000 NYSEG purchased $9.7 million of 9 7/8% Series first mortgage bonds due May 1, 2020, and $15 million of 9 7/8% Series first mortgage bonds due November 1, 2020. Those transactions resulted in an after-tax extraordinary loss on early extinguishment of debt of $2 million, or one cent per share. The 1999 after-tax extraordinary loss on early extinguishment of debt was $18 million, or 15 cents per share.

(2) The Putable Asset Term Securities bear interest at 7.75% until November 15, 2003, and then, as provided by an agreement, will either be redeemed by the company or will bear interest at a fixed or floating rate until November 15, 2033, unless extended to November 15, 2034.


NOTE 6. PREFERRED STOCK OF SUBSIDIARIES

All of the company's consolidated preferred stock at December 31, 2000 and 1999, was issued by its subsidiaries.

                                 PAR VALUE   REDEMPTION   SHARES AUTHORIZED        AMOUNT
                                    PER         PRICE            AND
SERIES                             SHARE      PER SHARE     OUTSTANDING(1)      2000     1999
-----------------------------------------------------------------------------------------------
                                                                                  (THOUSANDS)
Redeemable solely at the option of the subsidiaries:
3.50%                            $      100  $    101.00     220,000          $22,000         -
3.75%                                   100       104.00      78,379            7,838   $ 7,838
4.15% (1954)                            100       102.00       4,317              432       432
4.40%                                   100       102.00       7,093              709       709
4 1/2% (1949)                           100       103.75      11,800            1,180     1,180
4.60%                                   100       101.00      30,000            3,000         -
4.75%                                   100       101.00      50,000            5,000         -
4.80%                                   100       100.00       3,003              300         -
5.25%                                   100       102.00      50,000            5,000         -
6.00%                                   100            -       5,180              518         -
6.00%                                   100       110.00       4,588              459         -
8.00%                                 3.125            -     122,034              381         -
Preferred stock issuance costs                                                 (3,493)        -
-----------------------------------------------------------------------------------------------
    TOTAL                                                                     $43,324   $10,159
-----------------------------------------------------------------------------------------------

(1) At December 31, 2000, the company and its subsidiaries had 14,510,905 shares of $100 par value preferred stock, 12,800,000 shares of $25 par value preferred stock, 775,472 shares of $3.125 par value preferred stock, 600,000 shares of $1 par value preferred stock, 10,000,000 shares of $.01 par value preferred stock, 1,000,000 shares of $100 par value preference stock and 1,000,000 shares of $1 par value preference stock authorized but unissued.

The company's subsidiaries redeemed or purchased the following amounts of preferred stock during the period 1998 through 2000:

Subsidiary Company     Date             Series            Amount
------------------------------------------------------------------------
NYSEG:              July 1, 1998        6.48 %           $30 million *
                    February 1, 1999    7.40 %           $25 million *
                    April 1, 1999       3.75 %          $7.2 million **
                    April 1, 1999       4 1/2 % (1949)  $2.8 million **
                    April 1, 1999       4.15 %          $1.4 million **
                    April 1, 1999       4.40 %          $4.8 million **
                    April 1, 1999       4.15 % (1954)   $3.1 million **
                    December 10, 1999   6.30 %           $25 million *
CMP                 October 1, 2000     7.999%          $9.9 million *
CNG                 September 26, 2000  8.00 %              $3,250 *
------------------------------------------------------------------------

* Redeemed    ** Purchased, at a discount


NOTE 7. COMMITMENTS

CAPITAL SPENDING: The company has commitments in connection with its capital spending program. Capital spending, including nuclear fuel is projected to be $226 million in 2001 and is expected to be paid for with internally generated funds. The program is subject to periodic review and revision. The company's capital spending will be primarily for the extension of energy delivery service, necessary improvements to existing facilities and compliance with environmental requirements.

NON-UTILITY GENERATOR POWER PURCHASE CONTRACTS: NYSEG and CMP (since the September 1 merger) together expensed approximately $439 million for NUG power in 2000. NYSEG expensed $354 million in 1999 and $326 million in 1998 for NUG power. NYSEG and CMP estimate that their NUG power purchases will total $619 million in 2001, $646 million in 2002 and $658 million in 2003.


NOTE 8. ACCUMULATED OTHER COMPREHENSIVE INCOME

                                FOREIGN           NET           MINIMUM       ACCUMULATED
                               CURRENCY        UNREALIZED       PENSION          OTHER
                              TRANSLATION    GAIN (LOSS) ON    LIABILITY     COMPREHENSIVE
                              ADJUSTMENT      INVESTMENTS      ADJUSTMENT    INCOME (LOSS)
                                                      (THOUSANDS)
-------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998              -                 -             -                -
-------------------------------------------------------------------------------------------
  Before-tax amount          $        (93)  $        (1,588)            -   $       (1,681)
  Tax (expense) benefit                 -                 -             -                -
-------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999            (93)           (1,588)            -           (1,681)
-------------------------------------------------------------------------------------------
  Before-tax amount                     7           (56,323)         (969)         (57,285)
  Tax (expense) benefit                              23,804           339           24,143
-------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000   $        (86)  $       (34,107)  $      (630)  $      (34,823)
-------------------------------------------------------------------------------------------

NOTE 9. SALE OF COAL-FIRED GENERATION ASSETS

The company accepted offers totaling $1.85 billion from The AES Corporation and Edison Mission Energy in August 1998 for its seven coal-fired stations and associated assets and liabilities, which were placed up for auction earlier in 1998. The company completed the sale of its Homer City generation assets to Edison Mission Energy in March 1999, and the sale of its remaining coal-fired generation assets to AES in May 1999.

The proceeds from the sale of those assets - net of taxes and transaction costs
- in excess of the net book value of the generation assets, less funded deferred taxes, were used to write down NYSEG's 18% investment in NMP2 by $380 million. This treatment is in accordance with NYSEG's restructuring plan approved by the NYPSC in January 1998. NYSEG wrote down its investment by an additional $106 million due to the required writeoff of funded deferred taxes related to NMP2. These writedowns are reflected in depreciation and amortization on the 1999 consolidated statement of income. (See Note 10. Jointly-Owned Generation Assets.)


NOTE 10. JOINTLY-OWNED GENERATION ASSETS

NYSEG: NYSEG has an 18% interest in the output and costs of NMP2. NYSEG's 18% share of the rated capability is 210 megawatts and its 18% share of operating expenses is included in various categories on the consolidated statements of income.

In 1999 the majority of NYSEG's investment in NMP2 was recovered through a gain on the sale of the company's coal-fired generation assets. The remaining balance was written off pursuant to Statement of Financial Accounting Standards No. 121.

Sale of NMP2: On December 12, 2000, Constellation Nuclear was announced as the successful bidder in the sale of 82% of the interest in NMP2, including NYSEG's 18% share. NYSEG will receive $64 million at closing and five annual principal and interest payments totaling $85 million for its share of NMP2. The NRC, FERC, NYPSC and other regulatory bodies must approve the sale on terms acceptable to the sellers. The transaction is expected to close in mid-2001.

The sellers' pre-existing decommissioning funds will be transferred to Constellation, which will take responsibility for all future decommissioning funding.

CMP: CMP has ownership interests in five nuclear generating facilities in New England. The largest is a 38% interest in Maine Yankee Atomic Power Company. CMP also owns a 9.5% interest in Yankee Atomic Electric Company, a 6% interest in Connecticut Yankee Atomic Power Company, and a 4% interest in Vermont Yankee Nuclear Power Corporation. In addition to the four Yankee companies, pursuant to a joint-ownership agreement, CMP has a 2.5% direct ownership interest in the Millstone 3 nuclear unit. Maine Yankee, Yankee Atomic, and Connecticut Yankee have been permanently shut down. Yankee Atomic has been decommissioned and Maine Yankee and Connecticut Yankee are in the process of being decommissioned. CMP is in the process of selling its interest in Vermont Yankee, an operating unit, pending regulatory approvals. CMP has agreed to sell its interest in Millstone 3. The sale has been approved by the DPUC and, subject to remaining regulatory approvals, is expected to close in mid-2001.

CAYUGA ENERGY, INC.: Cayuga Energy, Inc. owns an 85% interest in South Glens Falls Energy, LLC, the owner of a 63 megawatt natural gas-fired combined cycle generating station operating as an exempt wholesale generator.

NUCLEAR INSURANCE: The Price-Anderson Act is a federal statute providing, among other things, a limit on the maximum liability for damages resulting from a nuclear incident. The public liability limit for a nuclear incident is approximately $8.9 billion. Should losses stemming from a nuclear incident exceed the commercially available public liability insurance, each licensee of a nuclear facility would be liable for up to $84 million per incident, payable at a rate not to exceed $10 million per year. The $84 million assessment is subject to periodic inflation indexing and a 5% surcharge should funds prove insufficient to pay claims associated with a nuclear incident.

The company's maximum liability for its interests in NMP2, the Yankee companies and the Millstone 3 nuclear unit would be approximately $21 million per incident. The Price-Anderson Act also requires indemnification for precautionary evacuations whether or not a nuclear incident actually occurs.

In addition to the insurance required by the Price-Anderson Act, the nuclear generating facilities carry additional nuclear property damage insurance. Property insurance is obtained through the Nuclear Insurance Pools and Nuclear Electric Insurance Limited and other commercial sources.

NUCLEAR PLANT DECOMMISSIONING COSTS: The company's estimated liability for decommissioning its various interests in the jointly-owned nuclear plants is $380 million in 2001 dollars. The company's current share of these costs is being recovered through electric rates.

NOTE 11. ENVIRONMENTAL LIABILITY

From time to time environmental laws, regulations and compliance programs may require changes in the company's operations and facilities and may increase the cost of electric and natural gas service.

The U.S. Environmental Protection Agency and various state environmental agencies, as appropriate, notified the company that it is among the potentially responsible parties who may be liable for costs incurred to remediate certain hazardous substances at 15 waste sites, including six sites that were added in connection with the merger transactions completed in 2000. The 15 sites do not include sites where gas was manufactured in the past, which are discussed below. With respect to the 15 sites, seven sites are included in the New York State Registry of Inactive Hazardous Waste Disposal Sites, four are included in Maine's Uncontrolled Sites Program, one is included on the Massachusetts Non-Priority Confirmed Disposal Site list and six of the sites are also included on the National Priorities list.

Any liability may be joint and several for certain of those sites. The company has recorded an estimated liability of $2 million related to 12 of the 15 sites. The ultimate cost to remediate the sites may be significantly more than the estimated amount. Factors affecting the estimated remediation amount include the remedial action plan selected, the extent of site contamination and the portion attributed to the company.

The company has a program to investigate and perform necessary remediation at its 52 sites where gas was manufactured in the past. Those sites include 14 sites that were added in connection with the merger transactions completed in 2000. Eight sites are included in the New York State Registry, four sites are part of Maine's Voluntary Response Action Program and three of those four sites are part of Maine's Uncontrolled Sites Program, three sites are included in the Connecticut Inventory of Hazardous Waste Sites, and three sites are on the Massachusetts Department of Environmental Protection's list of confirmed disposal sites. The company has entered into consent orders with various environmental agencies to investigate and, where necessary, remediate 38 of its 52 sites.

The company's estimate for all costs related to investigation and remediation of its 52 sites ranges from $88 million to $200 million at December 31, 2000. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action, changes in technology relating to remedial alternatives and changes to current laws and regulations.

The liability to investigate and perform remediation, as necessary, at the known inactive gas manufacturing sites, reflected on the company's consolidated balance sheets was $88 million at December 31, 2000, and $77 million at December 31, 1999. The company recorded a corresponding regulatory asset, net of insurance recoveries, since it expects to recover the net costs in rates.

Note 12. Fair Value of Financial Instruments

The carrying amounts and estimated fair values of some of the company's financial instruments included on its consolidated balance sheets are shown in the following table. The fair values are based on the quoted market prices for the same or similar issues of the same remaining maturities.

DECEMBER 31                            2000        2000        1999        1999
------------------------------------------------------------------------------------
                                     CARRYING    ESTIMATED   CARRYING    ESTIMATED
                                      AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
------------------------------------------------------------------------------------
                                                     (THOUSANDS)
Investments - classified as          $  77,128  $    77,279  $  31,587  $    31,742
  available-for-sale
First mortgage bonds                 $ 608,134  $   618,248  $ 591,102  $   610,756
Pollution control notes - fixed      $ 306,000  $   313,780  $ 306,000  $   302,374
Pollution control notes - variable   $ 326,500  $   326,500  $ 307,000  $   306,605
Various long term debt               $ 795,296  $   836,201  $  26,246  $    26,246
Putable asset term securities        $ 296,668  $   327,058          -            -
------------------------------------------------------------------------------------

The carrying amounts for cash and cash equivalents, temporary investments, notes payable and interest accrued approximate their estimated fair values. The company's $90 million investment in NEON Communications, Inc. is classified as av ailable-for-sale, accounted for by the cost method and carried at its fair value of $29 million, with changes recognized in other comprehensive income.

Special deposits may include restricted funds set aside as collateral for first mortgage bonds. The carrying amount approximates fair value because the special deposits have been invested in securities that mature within one year.


NOTE 13. STOCK-BASED COMPENSATION

The company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for its stock-based compensation plans. Compensation expense would have been the same in 2000, 1999, and 1998 had it been determined consistent with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

The company may grant options and stock appreciation rights (SARs) to senior management and certain other key employees under its stock option plan. Options granted in 1998 vest over three years, those granted in 1999 vest over either two-year or three-year periods, and those granted in 2000 vest over either one-year or two-year periods, subject to, with certain exceptions, continuous employment. All options expire 10 years after the grant date. Of the 10 million shares authorized at December 31, 2000, and the 6.6 million shares authorized at December 31, 1999, unoptioned shares totaled 6.2 million at December 31, 2000, and 3.6 million at December 31, 1999.

During 2000 1,070,597 options/SARs were granted with a weighted-average exercise price of $23.06. 2,797 options with a weighted-average exercise price of $16.43 and 107,731 SARs with a weighted-average exercise price of $17.56 were exercised in 2000. 312,548 options/SARs with an exercise price of $23.99 were forfeited in 2000. The 2,925,379 options/SARs outstanding at December 31, 2000, had a weighted-average exercise price of $22.15. Of those outstanding at December 31, 2000, 197,309 options/SARs with exercise prices ranging from $10.88 to $14.69 and a weighted-average remaining life of six years had a weighted-average exercise price of $10.88 and 2,728,070 options/SARs with exercise prices ranging from $17.94 to $28.72 and a weighted-average remaining life of eight years had a weighted-average exercise price of $22.97. Of those exercisable at December 31, 2000, 197,309 options/SARs with exercise prices ranging from $10.88 to $14.69 had a weighted-average price of $10.88 and 1,470,287 options/SARs with exercise prices ranging from $17.94 to $28.72 had a weighted-average exercise price of $22.98.

During 1999 1,122,412 options/SARs were granted with a weighted-average exercise price of $26.68. 3,118 options with a weighted-average exercise price of $16.90 and 102,362 SARs with a weighted-average exercise price of $18.70 were exercised in 1999. 30,000 options/SARs with an exercise price of $18.43 were forfeited in 1999. The 2,277,858 options/SARs outstanding at December 31, 1999, had a weighted-average exercise price of $21.75. Of those outstanding at December 31, 1999, 206,170 options/SARs with exercise prices ranging from $10.88 to $14.69 and a weighted-average remaining life of seven years had a weighted-average exercise price of $10.88 and 2,071,688 options/SARs with exercise prices ranging from $17.94 to $28.72 and a weighted-average remaining life of nine years had a weighted-average exercise price of $22.83. Of those exercisable at December 31, 1999, 206,170 options/SARs with exercise prices ranging from $10.88 to $14.69 had a weighted-average price of $10.88 and 645,172 options/SARs with exercise prices ranging from $17.94 to $28.72 had a weighted-average exercise price of $22.97.

During 1998 1,100,616 options/SARs were granted with a weighted-average exercise price of $18.43. 22,876 options with a weighted-average exercise price of $10.88 and 189,356 SARs with a weighted-average exercise price of $10.93 were exercised in 1998. 36,000 options/SARs with an exercise price of $17.94 were forfeited in 1998. The 1,290,926 options/SARs outstanding at December 31, 1998, had a weighted-average exercise price of $17.14. Of those outstanding at December 31, 1998, 226,310 options/SARs with exercise prices ranging from $10.88 to $17.07 and a weighted-average remaining life of eight years had a weighted-average exercise price of $10.98, and 1,064,616 options/SARs with exercise prices ranging from $17.94 to $28.72 and a weighted-average remaining life of nine years had a weighted-average exercise price of $18.45. Of those exercisable at December 31, 1998, 226,310 options/SARs with exercise prices ranging from $10.88 to $17.07 had a weighted-average exercise price of $10.98, and 484 options/SARs with exercise prices ranging from $17.94 to $28.72 had an exercise price of $19.63.

The company recorded compensation expense (benefit) for options/SARs of $(1) million in 2000, $(5) million in 1999 and $9 million in 1998.

The company's Long-term Executive Incentive Share Plan provides participants cash awards if certain shareholder return criteria are achieved. There were 140,782 performance shares outstanding at December 31, 2000, and 178,588 outstanding at December 31, 1999. Compensation expense was $1 million for 2000 and 1999.


NOTE 14. RETIREMENT BENEFITS

                                               PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                            2000            1999           2000        1999
-----------------------------------------------------------------------------------------------
                                                              (Thousands)
CHANGE IN PROJECTED BENEFIT OBLIGATION
Benefit obligation at January 1          $  773,086   $       803,281   $ 256,983   $ 269,452
Service cost                                 20,979            19,083       7,031       6,291
Interest cost                                70,486            52,325      24,213      17,132
Plan amendments                               7,364                 -     (40,152)          -
Actuarial loss (gain)                        66,518           (44,528)     23,614     (15,000)
Business combination                        354,510                 -     138,353           -
Curtailment                                       -           (19,577)          -           -
Settlement                                        -                 -           -     (11,023)
Benefits paid                               (50,174)          (37,497)    (14,185)     (9,869)
-----------------------------------------------------------------------------------------------
Projected benefit obligation
  at December 31                         $1,242,769   $       773,087   $ 395,857   $ 256,983
-----------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets
  at January 1                           $1,387,690   $     1,296,526           -           -
Actual return on plan assets                137,402           128,661   $  (1,571)          -
Employer contributions                            -                 -      12,323           -
Business combination                        451,865                 -      43,717           -
Actual expense paid                            (878)                -         (58)          -
Benefits paid                               (50,174)          (37,497)    (14,185)          -
-----------------------------------------------------------------------------------------------
Fair value of plan assets
  at December 31                         $1,925,905   $     1,387,690   $  40,226           -
-----------------------------------------------------------------------------------------------
Funded status                            $  683,136   $       614,603   $(355,631)  $(256,983)
Unrecognized net actuarial gain            (337,464)         (431,333)      6,409     (23,023)
Unrecognized prior service cost              27,311            21,654     (40,152)          -
Unrecognized net transition
  (asset) obligation                        (22,945)          (30,183)    109,510     118,636
-----------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost           $  350,038   $       174,741   $(279,864)  $(161,370)
-----------------------------------------------------------------------------------------------

The company's sale of generation assets in 1999 resulted in a curtailment gain and a settlement gain, which were the result of the termination of certain generation employees. The curtailment gain reduced the expected years of future service under the pension benefit plan and the settlement gain reduced the postretirement benefit obligation.

CNE's, CMP Group's and CTG Resources' postretirement benefits were funded as of December 31, 2000.

                                PENSION BENEFITS   POSTRETIREMENT BENEFITS
                                  2000      1999       2000        1999
WEIGHTED-AVERAGE ASSUMPTIONS
    AS OF DECEMBER 31
Discount rate                    7.25%       7.5%       7.25%         7.5%
Expected return on plan assets    9.0%       8.5%        N/A          N/A
Rate of compensation increase     4.0%       4.0%        N/A          N/A

The company assumed a 7% annual rate of increase in the costs of covered health care benefits for 2000 that gradually decreases to 5% by the year 2003.

                                      PENSION BENEFITS             POSTRETIREMENT BENEFITS
                                2000        1999       1998       2000      1999       1998
---------------------------------------------------------------------------------------------
                                                         (Thousands)
COMPONENTS OF NET PERIODIC
  BENEFIT COST
Service cost                 $  20,979   $  19,083   $ 19,500   $ 7,031   $  6,291   $ 6,283
Interest cost                   70,486      52,325     51,556    24,213     17,132    16,606
Expected return
  on plan assets              (123,772)   (100,195)   (84,007)   (1,559)         -         -
Amortization of prior
  service cost                   1,706       1,833      2,016         -          -         -
Recognized net
  actuarial gain               (40,103)    (37,442)   (26,384)   (2,630)    (3,771)   (4,865)
Amortization of transition
  (asset) obligation            (7,238)     (7,238)    (7,238)    9,126      9,527    10,330
Deferral for future
  recovery                           -           -          -    (5,395)    (4,377)   (9,600)
Curtailment charge
  (credit)                           -     (16,773)         -         -     15,402         -
Settlement charge
  (credit)                           -           -          -         -    (11,023)        -
---------------------------------------------------------------------------------------------
Net periodic
  benefit cost               $ (77,942)  $ (88,407)  $(44,557)  $30,786   $ 29,181   $18,754
---------------------------------------------------------------------------------------------

The net periodic benefit cost for postretirement benefits represents the cost the company charged to expense for providing health care benefits to retirees and their eligible dependents. The amount of postretirement benefit cost deferred was $75 million, including the effect of the mergers, as of December 31, 2000, and $8 million as of December 31, 1999. The company expects to recover any deferred postretirement costs by 2012. The transition obligation for postretirement benefits is being amortized over a period of 20 years.

A 1% increase or decrease in the health care cost inflation rate from assumed rates would have the following effects:

                                                         1% INCREASE    1% DECREASE
-----------------------------------------------------------------------------------
EFFECT ON TOTAL OF SERVICE AND INTEREST COST COMPONENTS  $  6 MILLION  $ (5 MILLION)
EFFECT ON POSTRETIREMENT BENEFIT OBLIGATION              $ 38 MILLION  $(33 MILLION)

NOTE 15. SEGMENT INFORMATION

Selected financial information for the company's business segments is presented in the following table. The company's electric delivery business segment consists of its regulated electricity transmission, distribution and generation operations in New York and Maine and its natural gas delivery business segment consists of its regulated natural gas transportation, storage and distribution operations in New York, Connecticut, Maine and Massachusetts. Other includes: the company's corporate assets, liabilities, interest costs and operating expenses; intersegment eliminations; and non-utility businesses.

Year                                Electric   Natural Gas
                                    Delivery     Delivery       Other        Total
----------------------------------------------------------------------------------------
                                                       (Thousands)
2000
Operating Revenues                 $2,023,610  $    772,131  $   163,779      $2,959,520
Depreciation and Amortization      $  105,067  $     49,769  $    10,688      $  165,524
Operating Income                   $  482,657  $     72,729  $   (41,465) *   $  513,921
Interest Charges, Net              $  105,826  $     41,229  $     5,448      $  152,503
Income Taxes                       $  147,454  $     12,378  $    (3,150)     $  156,682
Income Before Extraordinary Item   $  230,328  $     15,920  $    (9,569) *   $  236,679
Extraordinary Loss, Net of Tax     $    1,357  $        288            -      $    1,645
Net Income                         $  228,971  $     15,632  $    (9,569) *   $  235,034
Total Assets                       $4,204,365  $  2,405,011  $   394,257      $7,003,633
Capital Spending                   $   70,651  $     68,170  $    29,499      $  168,320

----------------------------------------------------------------------------------------
1999
Operating Revenues                 $1,889,318  $    331,745  $    57,545      $2,278,608
Depreciation and Amortization      $  627,829  $     17,674  $     3,467      $  648,970
Operating Income                   $  515,644  $     62,194  $   (15,255)     $  562,583
Interest Charges, Net              $  111,032  $     17,579  $     4,297      $  132,908
Income Taxes                       $  209,639  $     16,140  $     4,470      $  230,249
Income Before Extraordinary Item   $  200,725  $     27,833  $     7,759      $  236,317
Extraordinary Loss, Net of Tax     $   15,124  $      2,442            -      $   17,566
Net Income                         $  185,601  $     25,391  $     7,759      $  218,751
Total Assets                       $2,306,572  $    645,261  $   821,338      $3,773,171
Capital Spending                   $   44,943  $     28,682  $     9,049      $   82,674

----------------------------------------------------------------------------------------
1998
Operating Revenues                 $2,159,869  $    306,031  $    33,668      $2,499,568
Depreciation and Amortization      $  172,382  $     15,887  $     3,193      $  191,462
Operating Income                   $  446,594  $     39,242  $   (12,606)     $  473,230
Interest Charges, Net              $  106,196  $     17,718  $     1,643      $  125,557
Income Taxes                       $  133,346  $      7,598  $    (3,533)     $  137,411
Net Income                         $  191,460  $     10,982  $    (8,237)     $  194,205
Total Assets                       $4,223,898  $    602,916  $    75,271      $4,902,085
Capital Spending                   $   96,987  $     32,268  $     8,095      $  137,350
----------------------------------------------------------------------------------------

* Includes the effect of a non-recurring loss of $4 million from the sale of XENERGY, Inc.

Note 16. Quarterly Financial Information (Unaudited)

Quarter ended                     March 31     June 30        September 30       December 31
                                    2000        2000               2000             2000
---------------------------------------------------------------------------------------------
                                      (Thousands, except per share amounts)
Operating Revenues               $  684,426  $  571,919      $     651,146      $  1,052,029
Operating Income                 $  169,326  $   98,116      $     101,282      $    145,197
Income Before
  Extraordinary Item             $   93,327  $   56,471      $      33,349      $     53,532
Extraordinary Loss, Net of Tax            -           -               -         $      1,645
Net Income                       $   93,327  $   56,471 (2)  $      33,349 (3)  $     51,887
Earnings Per Share, basic
  and diluted                    $      .83  $      .50 (2)  $         .30 (3)  $        .44
Dividends Per Share              $      .22  $      .22      $         .22      $        .22
Average Common Shares
  Outstanding                       112,777     113,397            112,812           117,950
Common Stock Price (1)
  High                           $    23.63  $    22.94      $       23.50      $      22.63
  Low                            $    18.81  $    19.00      $       17.94      $      18.44
---------------------------------------------------------------------------------------------

                                       1999        1999               1999              1999
---------------------------------------------------------------------------------------------
Operating Revenues               $  654,438  $  507,927      $     571,020      $    545,223
Operating Income                 $  163,712  $  205,400      $      97,956      $     95,515
Income Before
  Extraordinary Item             $   87,036  $   55,496      $      46,881      $     46,904
Extraordinary Loss, Net of Tax            -           -                  -      $     17,566
Net Income                       $   87,036  $55,496 (2)     $      46,881      $     29,338
Earnings Per Share, basic
  and diluted                    $      .71  $   .48 (2)     $         .41      $        .26
Dividends Per Share              $      .21  $      .21      $         .21      $        .21
Average Common Shares
  Outstanding                       122,939     116,623            114,204           111,647
Common Stock Price (1)
  High                           $    28.63  $    28.12      $       27.06      $      25.75
  Low                            $    24.56  $    24.75      $       22.62      $      20.56
---------------------------------------------------------------------------------------------

(1) The company's common stock is listed on the New York Stock Exchange. The number of shareholders of record was 35,918 at December 31, 2000.

(2) Includes the effects of non-recurring benefits in 2000 and 1999 from the sale of generation assets net of the writeoff of NMP2 that increased net income in 2000 by $8 million and earnings per share by 7 cents and increased net income in 1999 by $10 million and earnings per share by 9 cents.

(3) Includes the effect of a non-recurring loss from the sale of XENERGY, Inc. that reduced net income by $4 million and earnings per share by 4 cents.


NOTE 17. SUBSEQUENT EVENT (UNAUDITED)

On February 20, 2001, the company announced that it had entered into a merger agreement with RGS Energy Group, Inc. under which all of the outstanding common stock of RGS Energy would be exchanged for a combination of cash and Energy East common stock valued at approximately $1.4 billion in the aggregate. The company will also assume approximately $1.0 billion of RGS Energy debt. RGS Energy will become a wholly-owned subsidiary of the company and the transaction will be accounted for under the purchase method of accounting.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Shareholders and Board of Directors,
Energy East Corporation and Subsidiaries
Albany, New York

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) on page 54 present fairly, in all material respects, the financial position of Energy East Corporation ("the Company") and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 14(a)(2) on page 55 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP

New York, New York
January 26, 2001

ENERGY EAST CORPORATION

SCHEDULE II - Consolidated Valuation and Qualifying Accounts
(Thousands)

Years Ended December 31, 2000, 1999 and 1998

                          Beginning                                                   End
Classification             of Year    Additions   Write-offs (a)    Adjustments     of Year
--------------            ----------  ----------  ---------------  -------------  -----------
2000
  Allowance for Doubtful
    Accounts - Accounts   $    6,645  $   21,240  $      (20,365)  $ 11,261  (b)  $18,781 (c)
    Receivable
  Deferred Tax Asset
    Valuation Allowance   $    1,191           -               -   $ (1,191) (d)            -
1999
  Allowance for Doubtful
    Accounts - Accounts
    Receivable            $    9,279  $   12,446  $      (15,080)              -  $ 6,645 (c)
  Deferred Tax Asset
    Valuation Allowance   $    2,001           -               -   $   (810) (e)  $     1,191
1998
  Allowance for Doubtful
    Accounts - Accounts
    Receivable            $    6,801  $   17,517  $      (15,039)              -  $ 9,279 (c)
  Deferred Tax Asset
    Valuation Allowance   $    1,611  $      390               -               -  $     2,001

(a) Uncollectible accounts charged against the allowance, net of recoveries.
(b) Includes $11,520 due to the mergers with CNE, CMP Group, CTG Resources and Berkshire Energy, and $(259) due to the sale of XENERGY, Inc.
(c) Represents an estimate of the write-offs that will not be recovered in rates.
(d) Due to the sale of XENERGY, Inc.
(e) Reversal of Federal net operating loss.

Item  9.  Changes in and disagreements with accountants on accounting and
--------  ---------------------------------------------------------------
financial disclosure - None
--------------------

                                    PART III
                                    --------

Item 10.  Directors and executive officers of the Registrant
--------  --------------------------------------------------

Incorporated herein by reference to the information in Proposal 2 under the captions "Election of Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance" in the company's Proxy Statement, which will be filed with the Commission on or before April 30, 2001. The information regarding executive officers is on pages 10 and 11 of this report.

Item 11.  Executive compensation
--------  ----------------------

Incorporated herein by reference to the information in Proposal 2 under the captions "Stock Performance Graph," "Executive Compensation," "Employment, Change in Control and Other Arrangements," "Directors' Compensation" and "Report of Executive Compensation and Succession Committee" in the company's Proxy Statement, which will be filed with the Commission on or before April 30, 2001.

Item 12.  Security ownership of certain beneficial owners and management
--------  --------------------------------------------------------------

Incorporated herein by reference to the information in Proposal 2 under the caption "Security Ownership of Management" in the company's Proxy Statement, which will be filed with the Commission on or before April 30, 2001.

Item 13.  Certain relationships and related transactions
--------  ----------------------------------------------

Incorporated herein by reference to the information in Proposal 2 under the caption "Election of Directors" in the company's Proxy Statement, which will be filed with the Commission on or before April 30, 2001.

                                    PART IV
                                    -------

Item 14.  Exhibits, financial statement schedule, and reports on Form 8-K
--------  ---------------------------------------------------------------
(a) The following documents are filed as part of this report:
1.  Financial statements
     Included  in  Part  II  of  this  report:
     a)  Consolidated  Balance  Sheets  as  of  December  31,  2000  and  1999
     b)  For  the  three  years  ended  December  31,  2000:
          Consolidated  Statements  of  Income
          Consolidated  Statements  of  Cash  Flows
          Consolidated  Statements  of  Changes  in  Common  Stock  Equity
     c)  Notes  to  Consolidated  Financial  Statements
     d)  Report  of  Independent  Accountants

2.  Financial  statement  schedule
     Included  in  Part  II  of  this  report:
     For  the  three  years  ended  December  31,  2000
          II.  Consolidated  Valuation  and  Qualifying  Accounts

Schedules other than those listed above have been omitted since they are not required, are inapplicable or the required information is presented in the Consolidated Financial Statements or notes thereto.

Exhibits

(a)(1)   The following exhibits are delivered with this report:

Exhibit No.
-----------

     4-2    -  Second Supplemental Indenture between the Company and The Chase
               Manhattan  Bank  (now  J.P.  Morgan  Chase),  as
               Trustee,  dated  as of November 14, 2000 related to the Indenture between  the  Company  and  The  Chase  Manhattan
               Bank,  as  Trustee,  dated  as  of  August  31,  2000.
     4-3    -  Third Supplemental Indenture between the Company and The Chase
               Manhattan  Bank,  as  Trustee,  dated  as  of
               November  14,  2000  related to the Indenture between the Company and  The Chase Manhattan Bank, as Trustee, dated as of August 31,
               2000.
  (A)10-8   -  Annual Executive Incentive Plan.
  (A)10-9   -  Annual Executive Incentive Plan Amendment No. 1.
  (A)10-21  -  Form of Severance Agreement for Vice Presidents.
  (A)10-22  -  Form of Employee Invention and Confidentiality Agreement.
  (A)10-25  -  2000 Stock Option Plan Amendment No. 1.
  (A)10-27  -  Award Agreement (February 2001) under the 2000 Stock Option Plan.
    21      -  Subsidiaries.
    23      -  Consent of PricewaterhouseCoopers LLP to incorporation by reference  into  certain  registration  statements.
    99-1    -  Form 11-K for New York State Electric & Gas Corporation Tax
               Deferred  Savings  Plan  for  Salaried  Employees.
    99-2    -  Form 11-K for New York State Electric & Gas Corporation Tax
               Deferred  Savings  Plan  for  Hourly  Paid  Employees.
    99-3    -  Form 11-K for Central Maine Power Company Savings And Investment
               Plan  for  Union  Employees.
    99-4    -  Form 11-K for Central Maine Power Company Savings And Investment
               Plan  for  Non-Union  Employees.

(a)(2)   The following exhibits are incorporated herein by reference:




Exhibit No.                                  Filed in                                 As Exhibit No.
------------  ----------------------------------------------------------------------  --------------

    2-1    -  Agreement and Plan of Merger, dated as of April 23, 1999, by and among Connecticut Energy Corporation, the Company and Merger
              Co., as amended by the First Amendment to Agreement and Plan of
    2-2    -  Merger, dated as of July 15, 1999 - Registration No. 333-83437                     2.1
              Agreement and Plan of Merger, dated as of June 14, 1999, by and among CMP Group, Inc., the Company and EE Merger Corp. -
              Company's Current Report on Form 8-K dated June 14, 1999 -
              File No. 1-14766                                                                     2
    2-3    -  Agreement and Plan of Merger, dated as of June 29, 1999, by and among CTG Resources, Inc., the Company and Oak Merger Co. -
              Company's Current Report on Form 8-K dated June 29, 1999 -
              File No. 1-14766                                                                     2
    2-4    -  Agreement and Plan of Merger, dated as of November 9, 1999, by and among Berkshire Energy Resources, the Company and
              Mountain Merger LLC - Company's 10-Q for the quarter ended
              September 30, 1999 - File No. 1-14766                                                2
    2-5    -  Agreement and Plan of Merger, dated as of February 16, 2001, by and among RGS Energy Group, Inc., the Company and Eagle
              Merger Corp. - Company's Current Report on Form 8-K dated
              February 20, 2001 - File No. 1-14766                                               2.1
    3-1    -  Restated Certificate of Incorporation of the Company pursuant to
              Section 807 of the Business Corporation Law filed in the Office of the
              Secretary of State of the State of New York on April 23, 1998 - Post-
              effective Amendment No.1 to Registration No. 033-54155                             4-1
    3-2    -  Certificate of Amendment of the Certificate of Incorporation filed in the Office of the Secretary of State of the State of New York on April
              26, 1999 - Company's 10-Q for the quarter ended March 31, 1999 -
              File No. 1-14766                                                                   3-3
    3-3    -  By-Laws of the Company as amended April 23, 1999 - Company's
              10-Q for the quarter ended March 31, 1999 - File No. 1-14766                       3-4
    4-1    -  Indenture between the Company and The Chase Manhattan Bank, as Trustee, dated as of August 31, 2000 - Company's 10-Q for the
              quarter ended September 30, 2000 - File No. 1-14766                                4-1
(A)10-1    -  Deferred Compensation Plan for Directors - Company's 10-Q for the
              quarter ended September 30, 2000 - File No. 1-14766                              10-40
(A)10-2    -  New York State Electric & Gas Corporation Deferred Compensation
              Plan for Directors - New York State Electric & Gas Corporation's 10-K
              for the year ended December 31, 1989 - File No. 1-3103-2                         10-22
(A)10-3    -  New York State Electric & Gas Corporation Deferred Compensation
              Plan for Directors Amendment No. 1 - New York State Electric & Gas
              Corporation's 10-K for the year ended December 31, 1993 - File
              No. 1-3103-2                                                                     10-23
(A)10-4    -  Amended and Restated Director Share Plan - Company's 10-Q for
              the quarter ended September 30, 2000 - File No. 1-14766                          10-38
(A)10-5    -  Deferred Compensation Plan - Director Share Plan - Company's 10-
              Q for the quarter ended September 30, 2000 - File No. 1-14766                    10-39
(A)10-6    -  Deferred Compensation Plan for the Director Share Plan - New York
              State Electric & Gas Corporation's 10-K for the year ended
              December 31, 1996 - File No. 1-3103-2                                            10-20
(A)10-7    -  Amended and Restated Supplemental Executive Retirement Plan -
              New York State Electric & Gas Corporation's 10-Q for the quarter
              ended June 30, 1998 - File No. 1-3103-2                                          10-48


                                       56

Exhibit No.   Filed in                                                                As Exhibit No.
------------  ----------------------------------------------------------------------  --------------
(A)10-10   -  Amended and Restated Long-Term Executive Incentive Share Plan -
              New York State Electric & Gas Corporation's 10-Q for the quarter
              ended June 30, 1998 - File No. 1-3103-2                                          10-50
(A)10-11   -  Long-Term Executive Incentive Share Plan Amendment No. 1 - New
              York State Electric & Gas Corporation's 10-Q for the quarter ended
              September 30, 1998 - File No. 1-3103-2                                           10-55
(A)10-12   -  Long-Term Executive Incentive Share Plan Amendment No. 2 - New
              York State Electric & Gas Corporation's 10-Q for the quarter ended
              March 31, 2000 - File No. 1-3103-2                                               10-15
(A)10-13   -  Long-Term Executive Incentive Share Plan Amendment No. 3 - New
              York State Electric & Gas Corporation's 10-K for the year ended
              December 31, 2000 - File No. 1-3103-2                                            10-12
(A)10-14   -  New York State Electric & Gas Corporation Long-Term Executive
              Incentive Share Plan Deferred Compensation Agreement - New York
              State Electric & Gas Corporation's 10-K for the year ended
              December 31, 1995 - File No. 1-3103-2                                            10-44
(A)10-15   -  Company Deferred Compensation Plan for New York State Electric &
              Gas Corporation's Long-Term Executive Incentive Share Plan -
              Company's 10-K for the year ended December 31, 1999 - File No. 1-
              14766                                                                            10-14
(A)10-16   -  New York State Electric & Gas Corporation Deferred Compensation
              Plan for Salaried Employees - New York State Electric & Gas
              Corporation's 10-K for the year ended December 31, 1995 -
              File No. 1-3103-2                                                                10-53
(A)10-17   -  Company Deferred Compensation Plan - Salaried Employees -
              Company's 10-K for the year ended December 31, 1999 - File
              No. 1-14766                                                                      10-23
(A)10-18   -  Employment Agreement dated May 19, 2000, for W. W. von
              Schack - Company's 10-Q for the quarter ended June 30, 2000 -
              File No. 1-14766                                                                 10-33
(A)10-19   -  Employment Agreement dated May 19, 2000, for K. M. Jasinski -
              Company's 10-Q for the quarter ended June 30, 2000 -
              File No. 1-14766                                                                 10-34
(A)10-20   -  Employment Agreement dated May 19, 2000, for M. I. German -
              Company's 10-Q for the quarter ended June 30, 2000 - File No.
              1-14766                                                                          10-35
(A)10-23   -  Restricted Stock Plan - Company's 10-K for the year ended
              December 31, 1998 - File No. 1-14766                                             10-36
(A)10-24   -  2000 Stock Option Plan - Company's 10-Q for the quarter ended
              June 30, 2000 - File No. 1-14766                                                 10-36
(A)10-26   -  Award Agreement under the 2000 Stock Option Plan - Company's
              10-Q for the quarter ended June 30, 2000 - File No. 1-14766                      10-37

----------------
(A)  Management contract or compensatory plan or arrangement.


The company agrees to furnish to the Commission, upon request, a copy of the following documents. The total amount of securities authorized under each of such documents does not exceed 10% of the total assets of the company:

A. New York State Electric & Gas Corporation's First Mortgage dated as of July 1, 1921 with The Equitable Trust Company, as Trustee (J.P. Morgan Chase is Successor Trustee) and Supplemental Indentures related thereto.

B. New York State Electric & Gas Corporation's Revolving Credit Agreement date as of July 31, 1992, as amended, with The Chase Manhattan Bank, as Agent, and certain banks.

C. New York State Electric & Gas Corporation's Participation Agreements relating to certain pollution control bonds.

D. Central Maine Power Company's General and Refunding Mortgage with The First National Bank of Boston, as Trustee, dated as of April 15, 1976 and Supplemental Indentures thereto.

E. Central Maine Power Company's Indenture, dated as of August 1, 1989, with The Bank of New York, Trustee, relating to the Medium-Term Notes and Supplemental Indentures related thereto.

F. Central Maine Power Company's Participation Agreements relating to certain pollution control bonds.

G. The Southern Connecticut Gas Company's Indenture, dated as of March 1,1948, with The Bridgeport City Trust Company, as Trustee, and Supplemental Indentures related thereto.

H. Connecticut Natural Gas Corporation's Indenture of Mortgage and Deed of Trust, dated February 1, 1947, with The First National Bank of Hartford, Trustee, and Supplemental Indentures related thereto.

I. The Berkshire Gas Company's First Mortgage Indenture and Deed of Trust, dated as of July 1, 1954, with Chemical Corn Exchange Bank (now J.P. Morgan Chase), Trustee, and Supplemental Indentures related thereto.

J. The Berkshire Gas Company's Debenture Indenture, dated as of November 1, 1986, with Centerre Trust Company of St. Louis (now Boatmen's Trust Company), as Trustee.

K. The Berkshire Gas Company's Mortgage and Security Agreement, dated as of August 31, 2000, with KeyBank National Association, and Letter Agreement related thereto.


(b)  Reports on Form 8-K

A report on Form 8-K dated September 18, 2000, was filed on October 24, 2000, to report certain information under Item 5, "Other Events."

                                   Signatures
                                   ----------


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              ENERGY  EAST  CORPORATION


Date:  March 26, 2001         By  /s/Wesley W. von Schack
                                  ----------------------------------
                                  Wesley W. von Schack
                                  Chairman, President & Chief
                                  Executive Officer



Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                              PRINCIPAL  EXECUTIVE  OFFICER  AND
                              PRINCIPAL  FINANCIAL  OFFICER


Date:  March 26, 2001         By  /s/Wesley W. von Schack
                                  ----------------------------------
                                  Wesley W. von Schack
                                  Chairman, President, Chief
                                  Executive Officer & Director


                              PRINCIPAL  ACCOUNTING  OFFICER


Date:  March 26, 2001         By  /s/Robert E. Rude
                                  ---------------------------------
                                  Robert E. Rude
                                  Vice President and Controller

                              ----------



Date:  March 26, 2001         By  /s/Richard Aurelio
                                  ---------------------------------
                                  Richard Aurelio
                                  Director



Date:  March 26, 2001         By  /s/James A. Carrigg
                                  ---------------------------------
                                  James A. Carrigg
                                  Director




Date:  March 26, 2001         By  /s/Alison P. Casarett
                                  ---------------------------------
                                  Alison P. Casarett
                                  Director





Date:  March 26, 2001         By  /s/Joseph J. Castiglia
                                  ---------------------------------
                                  Joseph J. Castiglia
                                  Director





Date:  March 26, 2001         By  /s/Lois B. DeFleur
                                  ---------------------------------
                                  Lois B. DeFleur
                                  Director





Date:  March 26, 2001         By  /s/Paul L. Gioia
                                  ---------------------------------
                                  Paul L. Gioia
                                  Director

                              ----------



Date:  March 26, 2001         By  /s/David M. Jagger
                                  ---------------------------------
                                  David M. Jagger
                                  Director





Date:  March 26, 2001         By  /s/John M. Keeler
                                  ---------------------------------
                                  John M. Keeler
                                  Director





Date:  March 26, 2001         By  /s/Ben E. Lynch
                                  ---------------------------------
                                  Ben E. Lynch
                                  Director





Date:  March 26, 2001         By  /s/Peter J. Moynihan
                                  ---------------------------------
                                  Peter J. Moynihan
                                  Director





Date:  March 26, 2001         By  /s/Walter G. Rich
                                  ---------------------------------
                                  Walter G. Rich
                                  Director





Date:  March 26, 2001         By  /s/Michael W. Tomasso
                                  ---------------------------------
                                  Michael W. Tomasso
                                  Director